UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TESLA, INC.

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Company Highlights

Leading the world in AI + Robotics

Building a safer, cleaner, more enjoyable world for all

8 million vehicles produced since our founding

~32 Mmt of CO_2e emissions avoided in 2024

Letter to Shareholders
Dear Fellow Shareholders,
Given your overwhelming support at last year’s shareholder meeting, we have now aligned our corporate home with our operational home in the State of Texas. It is clear to us that moving to Texas was the right choice for Tesla and for all of you. Here, we benefit from a corporate governance framework that enables boards to listen to, and act in accordance with, the will of shareholders, keeps them accountable to shareholders, and facilitates the bold decision-making necessary to drive extraordinary innovation. We have a platform for our big ideas and even bigger ambitions to grow and evolve, culminating in a revolutionary vision for humanity’s future and Tesla’s role in bringing that future to life.
In our first year as a Texas corporation, Tesla delivered in a wide range of areas. To name just a few: we delivered our 8 millionth vehicle, deployed more than 37 GWh of energy storage from Q3 2024 through the end of Q2 2025 and launched our new Model Y in four factories across three continents. At the same time, in June of this year, we launched our first Robotaxis in the streets of Austin, Texas, and, in July of this year, signed a landmark deal with Samsung to facilitate future chip production nearby. In addition, the Board has taken meaningful steps toward delivering on our past compensation deal with Elon, which you, our shareholders, have previously — and overwhelmingly — approved twice, by granting him the 2025 CEO Interim Award. Now, we are laying the foundation for our next decade of growth by rolling out our ambitious vision and securing our leadership to deliver against that vision.
Sustainable Abundance: A Singular Vision for Our Collective Future
A few days ago, Elon unveiled an inspiring next chapter for Tesla with Master Plan, Part IV, which is focused on creating a Sustainable Abundance for all. While these ambitions are tailored for a new age of transformational real-world technologies powered by AI, the foundational ideals upon which they are built are the same ones that gave rise to the first Master Plan that Elon unveiled almost 20 years ago. We are, and have always been, a company that thinks bolder, acts faster and strives for a better future. Master Plan, Part IV builds on that, by reimagining labor, mobility and energy and bringing AI into the physical world through products and services like FSD, Optimus and Robotaxi.
Growth that may seem impossible today can be unlocked with new ideas, better technology and greater innovation. By introducing innovative and affordable technologies at scale, Tesla can help bring about a society that democratizes autonomous goods and services. As a result, Sustainable Abundance represents a long-term vision, putting us at a critical inflection point not just as a company, but as a society.

We believe that Elon’s singular vision is vital to navigating this critical inflection point. We also recognize the formidable nature of this undertaking and as a result, the importance of having a leader who is not only willing and capable but eager to meet this challenge.
Simply put, retaining and incentivizing Elon is fundamental to Tesla achieving these goals and becoming the most valuable company in history. So, the Board appointed us to establish a special committee of the Board, and thereafter we began a rigorous, seven-month process that involved evaluating numerous novel compensation structures designed to align extraordinary long-term shareholder value with incentives that will drive peak performance from our visionary leader. Now, we are building upon the chassis of the wildly successful performance and shareholder value Elon delivered under the innovative 2018 CEO Performance Award program and have customized it for today’s Tesla to create a better world for everyone, including you, our shareholders.
A Super Ambitious Incentive Package for a Pioneering, Ambitious and Unique CEO
Last month, when we delivered the news about the Interim Award, we told you that our work was ongoing. We have since concluded a robust process and are ready to unveil a longer-term CEO compensation strategy. Based on our recommendations as the special committee, the Board, with Elon and Kimbal recusing themselves, have unanimously recommended that you as shareholders:
1.
Approve an amendment and restatement of Tesla’s 2019 Equity Incentive Plan that would:

a.
provide a special share pool to empower the Board to fulfill our promises to Elon for what he is still owed under the 2018 CEO Performance Award; and

b.
replenish the employee incentive pool by 60,000,000 shares, so that Tesla may continue to attract and retain our amazing employees in this unprecedented time of talent competition.

2.
Approve a new 2025 CEO Performance Award that uniquely challenges Elon to guide Tesla through a new phase of unprecedented growth by rewarding him — only if he delivers (once again) extraordinary financial returns for you, the shareholders, and remains at Tesla in a leadership role for many years to come.

The 2025 CEO Performance Award: Learning from Our Past, Building Towards a More Profitable Future for Tesla and a Better Future for Us All
Tesla does not currently have a long-term CEO performance award in place to retain and incentivize Elon to focus his energies on Tesla and lead us through this pivotal moment in our history. It’s time to change that.

We’re asking you to approve the 2025 CEO Performance Award. In designing the new performance award, we explored numerous alternatives. Ultimately, the new award aims to build upon the success of the 2018 CEO Performance Award framework, which ensured that Elon was only paid for performance delivered and incentivized to guide Tesla through a period of meteoric growth. The 2025 CEO Performance Award similarly challenges Elon to again meet a series of even more aspirational goals, including operational milestones focused on reaching Adjusted EBITDA targets (thresholds that are up to 28 times higher than the 2018 CEO Performance Award’s top Adjusted EBITDA milestone) and rolling out new or expanded product offerings (including 1 million Robotaxis in commercial operation and delivery of 1 million AI Bots), all while growing the company’s market capitalization by trillions of dollars.
Yes, you read that correctly: in 2018, Elon had to grow Tesla by billions; in 2025, he has to grow Tesla by trillions — to be exact, he must create nearly $7.5 trillion in value for shareholders for him to receive the full award.
In addition to these unprecedented performance milestones, the 2025 CEO Performance Award also includes innovative structural features, born out of the special committee’s considered analysis, and extensive shareholder feedback. These features include supercharged retention (at least seven and a half years and up to 10 years to vest in the full award), structural protections to minimize stock price volatility due to administration of this award and, thereafter, incentives for Elon to participate in the Board’s continued development of a framework for long-term CEO succession. If Elon achieves all the performance milestones under this principle-based 2025 CEO Performance Award, his leadership will propel Tesla to become the most valuable company in history.
Vote for the Board of Directors Team and Governance Framework Designed for Success and Protective of Shareholder Rights
This year has also seen Tesla achieve meaningful corporate governance milestones, including the addition of a new independent director and Audit Committee member, Jack Hartung, whose wealth of complex public company expertise strengthens and complements a Board positioned to handle the challenges facing Tesla. Meanwhile, as we always have, we are listening and responding to our shareholders and this year’s proxy includes a host of governance updates, numerous shareholder proposals as well as a management proposal to eliminate supermajority voting requirements.
While we believe Elon is the only person capable of leading Tesla at this critical inflection point, changing the world is neither an overnight process nor the work of a single person. So, we also want your help in securing the team and strategy needed to achieve goals that others will perceive as impossible but that we know are possible for Tesla. Accordingly, we have put forward a slate of proposals intended to create the conditions Tesla needs for its next phase of transformative growth, from director reelections to proposals from our shareholders.

The directors up for reelection this year include three extremely talented and experienced members of our Board: Ira Ehrenpreis, Joe Gebbia and Kathleen Wilson-Thompson. These extraordinary directors bring a wealth of experience, insights and visions to the team.
•
Ira has tirelessly served as a fortifying leader and mentor, helping steer Tesla through previous phases of exceptional growth and challenge while leading Tesla’s implementation of a governance framework designed for success —  something we know he is best positioned to do in this next phase of growth.

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Joe is a visionary tech founder himself, leading Airbnb — one of the most successful tech companies — from startup to public company, making it a household name with worldwide operations.

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Kathleen has brought her decades of world-class public-company executive experience, including as an HR professional, to the forefront of our most challenging governance matters over the past two years, serving on both this year’s special committee and last year’s special committee, making her a vital voice as we navigate new challenges and opportunities.

This mix of skills is what makes our Board so adept at navigating uncharted territory, and what we believe will be crucial to overcoming these exciting but challenging opportunities.
But the real reason Tesla has been so successful is the fact that our best team members are all of you. Tesla has the most engaged shareholders of any public company. We are in Texas because it provides a more predictable corporate governance framework that allows us to hear from you as the people who know Tesla best — those who have actual stakes in the future of Tesla.
On this basis, our proxy statement contains a number of shareholder proposals. Our Board has included its views, and we look forward to discussing them with you.
As the Special Committee of the Board, we appreciate your time and scrutiny and understand that your decisions at this year’s meeting are among the most important choices that we have ever asked of you, our shareholders:
•
Will you choose, again, to retain and incentivize Elon to lead Tesla through our next chapter?

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Will you provide Elon with the right Tesla board members to work alongside him, pursuing the worthy and world-reshaping ambitions of Master Plan, Part IV?

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Will you support Tesla on a pathway to becoming the most valuable company in history?

While these questions are simple, your answers will have a profound impact on the future of Tesla and the world we live in.
Thank you for your continued support of Tesla.
Very truly yours,
Robyn Denholm & Kathleen Wilson-Thompson
Members of the Special Committee of the Board of Directors

Notice of 2025 Annual Meeting of Shareholders
TO BE HELD ON NOVEMBER 6, 2025
Dear Tesla Shareholders:
Tesla, Inc. (the “Company,” “Tesla,” “we,” “us” or “our”) is pleased to inform you that our 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) will be held on November 6, 2025, at 3:00 p.m. Central Time, both virtually via the Internet at http://www.virtualshareholdermeeting.com/TSLA2025 and in person for a limited number of shareholders at Tesla’s Gigafactory Texas located at 1 Tesla Road, Austin, Texas 78725, which is our principal executive office. For your convenience, we will also webcast the 2025 Annual Meeting live via the Internet at www.tesla.com/2025shareholdermeeting. The agenda of the 2025 Annual Meeting will be the following items of business, which are more fully described in this proxy statement:

November 6, 2025, 3:00 p.m. Central Time	Gigafactory Texas 1 Tesla Road Austin, Texas 78725	Virtually: http://www.virtualshareholdermeeting.com/TSLA2025

Agenda Item	Tesla Proposals	Board Vote Recommendation
	1. A Tesla proposal to elect three Class III directors to serve for a term of three years, or until their respective successors are duly elected and qualified (“Proposal One”).	“FOR EACH COMPANY NOMINEE”
	2. A Tesla proposal for a non-binding advisory vote approving 2024 executive compensation (“Proposal Two”).	“FOR”
	3. A Tesla proposal for approval of the A&R 2019 Equity Incentive Plan (“Proposal Three”).	“FOR”
	4. A Tesla proposal for approval of the 2025 CEO Performance Award (“Proposal Four”).	“FOR”

5.
A Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (“Proposal Five”).

“FOR”
	6. A Tesla proposal for adoption of amendments to certificate of formation and bylaws to eliminate applicable supermajority voting requirements (“Proposal Six”).	“NONE”
Shareholder Proposals
	7. A shareholder proposal regarding Board authorization of an investment in xAI (“Proposal Seven”).	“NONE”

8.
A shareholder proposal regarding adopting targets and reporting on metrics to assess the feasibility of integrating sustainability metrics into senior executive compensation plans (“Proposal Eight”).

“AGAINST”
	9. A shareholder proposal requesting a child labor audit (“Proposal Nine”).	“AGAINST”

Agenda Item	Shareholder Proposals	Board Vote Recommendation
10. A shareholder proposal to amend the bylaws to repeal 3% derivative suit ownership threshold (“Proposal Ten”).		“AGAINST”
11. A shareholder proposal to amend Article X of the bylaws (“Proposal Eleven”).		“AGAINST”
12. A shareholder proposal to elect each director annually (“Proposal Twelve”).		“AGAINST”
13. A shareholder proposal regarding proposal that won 54% support at 2024 Tesla annual meeting (“Proposal Thirteen”).		“AGAINST”
14. A shareholder proposal to seek shareholder approval before adopting an amendment to the bylaws pursuant to Section 21.373 of the TBOC (“Proposal Fourteen”).		“AGAINST”

All shareholders as of the close of business on September 15, 2025 are cordially invited to attend the 2025 Annual Meeting virtually via the Internet at http://virtualshareholdermeeting.com/TSLA2025. We will also accommodate a limited number of shareholders in person at Gigafactory Texas.
We are providing our proxy materials to our shareholders over the Internet. This reduces our environmental impact and our costs, while ensuring our shareholders have timely access to this important information. Accordingly, shareholders of record at the close of business on September 15, 2025 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) with details on accessing these materials. Beneficial owners of Tesla common stock at the close of business on September 15, 2025 will receive separate notices on behalf of their brokers, banks or other intermediaries through which they hold shares.

Your vote is very important. Whether or not you plan to attend the 2025 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2025 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability or the notice you receive from your broker, bank or other intermediary.

Thank you for your ongoing support of Tesla.
Elon Musk	Robyn Denholm

Proxy Statement for 2025 Annual Meeting of Shareholders

1	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 6, 2025
3	Investor Outreach and Engagement
7	Proposal One — Tesla Proposal to Elect Three Class III Directors
7	General
7	Nominees for Class III Directors
8	Information Regarding the Board and Director Nominees
19	Proposal Two — Tesla Proposal for a Non-Binding Advisory Vote Approving 2024 Executive Compensation
19	Background on Required Advisory Vote on Executive Compensation for Prior Fiscal Year
19	Summary of the 2024 Executive Compensation Program
20	Proposed Resolution
21	Background of Proposals Three and Four and Background and Approval Process of the Special Committee
21	Summary of Proposal Three
22	Summary of Proposal Four
22	Background of the Proposals
23	Overview of the 2012 CEO Performance Award and 2018 CEO Performance Award
26	2024 Ratification and Redomestication
28	Tesla’s Current Compensation Conundrum Led the Board to Create the Special Committee
29	Background of the Special Committee
30	The Special Committee Undertakes a Months’ Long Process to Devise Compensation Arrangement
30	The Special Committee’s Negotiations with Mr. Musk
31	The Special Committee Determines It Must Retain and Incentivize Mr. Musk

32	The Special Committee Determines It Must Devise a Path to Keep Tesla’s Past Promise to Mr. Musk and Retain and Incentivize Him for the Future
33	The Special Committee Determines That an Interim Award Is Needed to Retain Mr. Musk
34	The Special Committee Determines that Restricted Stock is the Appropriate Vehicle for the 2025 CEO Interim Award
34	Alternatives Considered by the Special Committee
35	Recommendations of the Special Committee
35	Texas Law Considerations
36	Interests of Certain Persons
37	Proposal Three — Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan
37	Executive Summary
38	Replenishing the General Share Reserve Is Essential for Attracting, Retaining and Motivating Talent at Tesla
39	Creating the Special Share Reserve Will Help Eliminate the Remaining Uncertainty Around the 2018 CEO Performance Award
39	Burn and Dilution
41	Key Governance Features of the A&R 2019 Equity Incentive Plan
42	Summary of the A&R 2019 Equity Incentive Plan
50	Reasons for Approval of the A&R 2019 Equity Incentive Plan
52	Discussion of Alternatives to the Creation of the Special Share Reserve Considered but Rejected by the Special Committee
54	Certain Additional Considerations and Risks Associated with Approval of the A&R 2019 Equity Incentive Plan
56	Considerations Associated with Not Approving the A&R 2019 Equity Incentive Plan

56	Conclusion
57	Effect of Not Obtaining the Required Vote for Approval
57	Required Vote
58	Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award
58	Executive Summary
59	Recommendations of the Special Committee and the Board
60	Summary of the Proposed 2025 CEO Performance Award
65	Key Terms of the Proposed 2025 CEO Performance Award
70	Key Characteristics of the 2012 and 2018 CEO Performance Awards That Influenced the 2025 CEO Performance Award
71	Reasons for Approval of the 2025 CEO Performance Award
74	The Special Committee’s Assessment of the 2025 CEO Performance Award Framework
75	Certain Additional Considerations and Risks Associated with Approval of the 2025 CEO Performance Award
80	Considerations Associated with Not Approving the 2025 CEO Performance Award
83	Practical Implications of the 2025 CEO Performance Award
85	Accounting and Tax Considerations
88	Conclusion
88	Effect of Not Obtaining the Required Vote for Approval
88	Required Vote
89
Proposal Five — Tesla Proposal for the Ratification of the Appointment of PricewaterhouseCoopers LLP as Tesla’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025

89	General
89	Principal Accounting Fees and Services
89	Pre-Approval of Audit and Non-Audit Services
91	Proposal Six — Tesla Proposal for Adoption of Amendments to Certificate of Formation and Bylaws to Eliminate Applicable Supermajority Voting Requirements
91	General
91	Summary of the Proposed Amendment
92	Rationale for the Proposal
93	Proposal Seven — Shareholder Proposal Regarding Board Authorization of an Investment in xAI
93	Shareholder Proposal and Supporting Statement
95	Proposal Eight — Shareholder Proposal Regarding Adopting Targets and Reporting on Metrics to Assess the Feasibility of Integrating Sustainability Metrics into Senior Executive Compensation Plans
95	Shareholder Proposal and Supporting Statement
96	Opposing Statement of the Board
98	Proposal Nine — Shareholder Proposal Requesting a Child Labor Audit
98	Shareholder Proposal and Supporting Statement
99	Opposing Statement of the Board
101	Proposal Ten — Shareholder Proposal to Amend the Bylaws To Repeal 3% Derivative Suit Ownership Threshold
101	Shareholder Proposal and Supporting Statement
102	Opposing Statement of the Board
106	Proposal Eleven — Shareholder Proposal to Amend Article X of the Bylaws
106	Shareholder Proposal and Supporting Statement
107	Opposing Statement of the Board
110	Proposal Twelve — Shareholder Proposal to Elect Each Director Annually
110	Shareholder Proposal and Supporting Statement
111	Opposing Statement of the Board

113	Proposal Thirteen — Shareholder Proposal Regarding Proposal that Won 54% Support at 2024 Tesla Annual Meeting
113	Shareholder Proposal and Supporting Statement
114	Opposing Statement of the Board
115	Proposal Fourteen — Shareholder Proposal to Seek Shareholder Approval Before Adopting an Amendment to the Bylaws Pursuant to Section 21.373 of the TBOC
115	Shareholder Proposal and Supporting Statement
116	Opposing Statement of the Board
118	Corporate Governance
118	Succession Planning
118	Director Education
118	Code of Business Ethics and Corporate Governance Guidelines
119	Director Independence
119	Board Leadership Structure
120	Board Role in Risk Oversight
121	Board Meetings and Committees
126	Compensation Committee Interlocks and Insider Participation
126	Process and Considerations for Nominating Board Candidates
127	Attendance at Annual Meetings of Shareholders by the Board
127	Stock Transactions
128	Contacting the Board
129	Executive Officers
130	Executive Compensation for Fiscal Year 2024
130	Compensation Discussion and Analysis
142	Compensation Committee Report
143	2024 Summary Compensation Table
143	2024 Pay Versus Performance
149	Grants of Plan-Based Awards in 2024
150	Outstanding Equity Awards at 2024 Fiscal Year-End
151	2024 Option Exercises and Stock Vested
151	Potential Payments Upon Termination or Change in Control as of December 31, 2024
151	2024 Pay Ratio Disclosure
152	Compensation of Directors
154	Pledging of Shares
155	Equity Compensation Plan Information
157	Certain Relationships and Related Person Transactions
157	Review of Related Person Transactions
157	Related Person Transactions
158	Shareholder Proposal Regarding Board Authorization of Investment in xAI
158	Other Transactions
159	Delinquent Section 16(a) Reports
160	Ownership of Securities
162	Audit Related Matters
165	Other Matters
166	Questions and Answers About the 2025 Annual Meeting and Procedural Matters
A-1	Annex A — Special Committee Report
B-1	Annex B — A&R 2019 Equity Incentive Plan
C-1	Annex C — 2025 CEO Performance Award Agreement
D-1	Annex D — Voting Agreement
E-1	Annex E — First Amended and Restated Certificate of Formation
F-1	Annex F — Second Amended and Restated Bylaws

Frequently Requested Information
3	Investor Outreach and Engagement
5	Our Board’s Commitment to Governance
9	Key Skills
118	Succession Planning
119	Director Independence
120	Board Role in Risk Oversight
121	Commitment of Our Directors
128	Stock Ownership by the Board and Management
151	2024 Pay Ratio Disclosure
154	Pledging of Shares
157	Related Person Transactions
178	Who Can Help Answer My Questions on Voting?

TESLA, INC.
1 Tesla Road
Austin, Texas 78725
Proxy Statement
For 2025 Annual Meeting of Shareholders
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 6, 2025
The proxy statement and annual report are available at www.proxyvote.com.
In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are providing access to our proxy materials over the Internet to our shareholders rather than in paper form, which reduces the environmental impact of our annual meeting and our costs.
Accordingly, if you are a shareholder of record, a one-page Notice of Internet Availability has been mailed to you on or about September 17, 2025. Shareholders of record may access the proxy materials on the website listed above or request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you and conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.
If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us, but your broker, bank or other intermediary will forward you a notice with instructions on accessing our proxy materials and directing that organization how to vote your shares, as well as other options that may be available to you for receiving our proxy materials.
Please refer to the question entitled “What is the difference between holding shares as a shareholder of record or as a beneficial owner?” under “Questions and Answers About the 2025 Annual Meeting and Procedural Matters” below for important details regarding different forms of stock ownership. Please refer to the question entitled “Who can help answer my questions?” under “Questions and Answers about the Annual Meeting and Procedural Matters” below if you have any questions or require assistance with voting your shares.
Forward-Looking Statements
The discussions in this proxy statement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting our current expectations that involve risks and uncertainties. These forward-looking statements include, without limitation, (i) statements concerning our goals, commitments, strategies and mission, (ii) statements concerning our plans and expectations regarding the A&R 2019 Equity Incentive Plan (as defined below) and the 2025 CEO Performance Award (as defined below), (iii) statements regarding continued CEO retention and incentivization from the A&R 2019 Equity Incentive Plan and the 2025 CEO Performance Award, (iv) statements regarding the potential benefits, implications, risks or costs of the A&R 2019 Equity Incentive Plan and the 2025 CEO Performance Award, (v) statements regarding the anticipated accounting treatment or tax effects of the 2025 CEO Interim Award (as defined below) or any Musk Award (as defined below), including the impact of volatility of markets, (vi) statements regarding our strategy, competition, future operations, future financial position, projected costs or profitability, (vii) expectations regarding demand and acceptance for our technologies, growth opportunities and trends in the markets in which we operate, (viii) prospects and plans and objectives of management and (ix) expectations about shareholder intentions, views and reactions.

2025 Proxy Statement   1

The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “should,” “spearheads,” “spurring,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make.
These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, those risks (i) related to the A&R 2019 Equity Incentive Plan and the 2025 CEO Performance Award, (ii) set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, (iii) set forth in Part II, Item 1A “Risk Factors” of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, (iv) set forth in Part II, Item 1A “Risk Factors” of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 and (v) that are otherwise described or updated from time to time in our other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. We do not assume any obligation to update any forward-looking statements.

2   2025 Proxy Statement

Investor Outreach and Engagement
Our Approach
Our unique business requires a unique approach to corporate governance, and our mission requires a long-term focus that we believe will ultimately maximize value to our employees and our shareholders. Governance at Tesla is thoughtfully designed to drive the cornerstone of good corporate governance: generating shareholder returns. Our corporate governance structure has facilitated several key decisions which have set Tesla up to achieve long-term success and our mission to accelerate the world’s transition to sustainable energy.
Some examples include our decisions to:
•
Develop and launch Tesla's first fleet of fully autonomous Robotaxis on June 22, 2025 — marking a historic milestone as our vehicles carried passengers without human drivers for the first time;

•
Build Gigafactory Nevada, the largest lithium-ion battery factory in the world at the time, so that we can scale most effectively;

•
Expand into energy generation and storage through the acquisition of SolarCity Corporation (“SolarCity”) in 2016 to create a vertically integrated sustainable energy company and empower individual consumers to be their own utility;

•
Manufacture all-electric vehicles from the ground up rather than being a mere supplier of EV components;

•
Revolutionize the vehicle buying and ownership experience by establishing an international network of our stores, service centers and Supercharger stations, despite regulatory hurdles and the significant capital outlay required to do so;

•
Shift from linear assembly lines to parallel modular construction with the revolutionary “unboxed” process that we are developing to dramatically reduce production time, factory footprint and cost;

•
Deploy FSD (Supervised) incrementally, resulting in over three billion cumulative miles driven with FSD (Supervised) to date and the leading autonomy solution;

•
Move away from the industry's use of LiDAR in favor of Tesla Vision, our camera-only perception system, consistent with our approach to developing scalable, built-in autonomy; and

•
Build strategic relationships to support future efforts to scale artificial intelligence (“AI”)-enabled products.

We are able to make these and other similar unconventional and bold decisions that have led to tremendous value creation because of our corporate governance structure. Ultimately, decisions like these are what differentiate Tesla from other companies. Moreover, these decisions contribute to our vision of building a future of Sustainable Abundance.
Year-Round Engagement
Our Board of Directors (the “Board”) continuously evaluates our corporate governance structure, practices and policies and weighs stakeholder feedback.
Our Board believes that hearing shareholder and stakeholder perspectives is a critical component to our Company’s success. Our Board oversees the Company's regular engagement with our shareholders and is committed to being responsive. The Board maintains an active, year-round dialogue with our shareholders so that the Board and Company management can identify and consider the issues that matter most to our shareholders. This includes focused one-on-one meetings between our Board and institutional shareholders throughout the year that are designed to give shareholders an opportunity to better understand our strategy and governance, and allow our directors to become better informed about our shareholders’ views and concerns. We pursue multiple

2025 Proxy Statement   3

avenues for shareholder engagement, including by holding video and teleconference meetings with our shareholders, engaging with proxy and other advisory firms and issuing periodic reports on our activities.
In 2024, we engaged with shareholders in a variety of ways, including by:
•
Hosting 80 total investor visits (including factory tours, FSD (Supervised) test drives and investor relations meetings);

•
Hosting an average of 90 investor calls per quarter;

•
Attending 10 investor conferences (meeting over 100 investors at each); and

•
Hosting 84 meetings (in-person and virtual) in preparation for the Annual Meeting of Shareholders in 2024 (the “2024 Annual Meeting”), connecting top shareholders with our Board and/or our investor relations or legal teams.

In 2024, we similarly offered multiple avenues for receiving feedback from our retail shareholders, including direct outreach from the Company, events we hosted such as “We, Robot”, and through our Shareholder Platform discussed below. Additionally, we keep shareholders up to date about the Company and our upcoming events through our Shareholder Platform. Please see “Investor Outreach and Engagement — Shareholder Platform” below for more information about this initiative.
Board Responsiveness
Through the Board’s engagement program discussed above, we have received, and continue to periodically receive, helpful input regarding a number of shareholder-related matters. Moreover, members of the Board and management from time to time seek input from our investors when considering important corporate actions, including our consideration of, and responses to, shareholder proposals that involve corporate governance and alignment with shareholder interests. We have taken a number of actions in recent years to remain responsive, including, without limitation:
•
Progressively adding directors who are independent under the requirements of The Nasdaq Stock Market LLC (“Nasdaq”) and bring additional viewpoints and key skills in different areas as we evolve, including Joe Gebbia in 2022, JB Straubel in 2023 and Jack Hartung in 2025;

•
Recommending management proposals in prior years, and including our Proposal Six at this year’s 2025 Annual Meeting, to reduce director terms and eliminate applicable supermajority voting requirements;

•
Following the passing proposal at the Annual Meeting of Shareholders in 2022 (the “2022 Annual Meeting”) relating to proxy access, meeting with key shareholders to discuss their views and formulate a framework to address the proposal, after which the Board voted to amend the bylaws of the Company to enable proxy access, in such a manner as to reflect such shareholder views;

•
Hosting Investor Day in March 2023, in which Tesla leaders presented on key areas important to our success, affording shareholders more detailed assessments of the performance, achievements, growth opportunities and areas of focus for our businesses, and addressing shareholder feedback requesting greater visibility into our business leaders and roadmap;

•
Amending our pledging policy to (i) cap the aggregate loan or investment amount that can be collateralized by the pledged stock of our CEO to the lesser of $3.5 billion or twenty-five percent (25%) of the total value of the pledged stock, and (ii) lower the percentage used to calculate the maximum loan or investment amount borrowable by directors and officers (other than our CEO) based on the total value of such director’s or officer’s pledged stock from 25% to 15%;

•
Enhancing our proxy statement disclosures, including with respect to our corporate governance approach, succession planning, risk oversight, Committee engagement and director skills; and

•
Publishing an Impact Report annually since 2019, and providing disclosures including those based on the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”) and Sustainability Accounting Standards Board.

4   2025 Proxy Statement

This year, we published our seventh annual Impact Report. In response to stakeholder and shareholder feedback, we will continue to provide disclosures on the culture we have built and seek to further enhance at Tesla, how we engage and aim to retain our employees, progress we are making on driving the sustainability of our business, the efficiency and safety of our products and how we manage risks in the supply chain, among many other topics. For further information, please navigate to www.tesla.com/impact. Information contained on, or accessible through, our website and in our Impact Report, or any other website or document, is not incorporated in, and is not part of, this proxy statement or any other report or filing we make with the SEC.
Our Board’s Commitment to Governance
Our Board believes in maintaining shareholder confidence through, among other things, demonstrating its responsiveness to shareholder feedback and its commitment to corporate governance. As a recent example of our Board’s responsiveness to shareholders, this year, our Board directed management to put forward a proposal to eliminate the supermajority voting requirements in our certificate of formation and bylaws.
In recent years, our Board has repeatedly asked shareholders to vote on binding resolutions to amend our certificate of incorporation and bylaws to reduce director terms and/or to eliminate supermajority voting requirements, in each case, because shareholder proposals on these topics had received the support of a meaningful percentage of our shareholders. However, such amendments failed to pass each time that the Board proposed them. Because the affirmative vote of at least 66 2∕3% of the total outstanding shares entitled to vote is required to approve such amendments, similar proposals cannot pass unless we achieve such a shareholder participation rate.
In response to not reaching the required shareholder participation rate, beginning in 2022, we took active steps in an effort to further increase the participation rate of our retail investors through the development of our Shareholder Platform (discussed below), outreach campaigns, direct mailings, one-on-one engagements and through social media channels. This resulted in achieving, in 2022, one of our highest shareholder participation rates among the previous five years of over 63%, though still short of the required 66 2∕3% participation rate.
As disclosed in the proxy materials distributed in connection with Tesla’s Annual Meeting of Shareholders in 2023 (the “2023 Annual Meeting”) and the 2024 Annual Meeting, the Board determined that once we have achieved a total shareholder participation rate of at least 65% at a shareholder meeting, the Board will again propose amendments to Tesla’s governing documents to eliminate supermajority voting requirements.
Because we achieved a total shareholder participation rate of over 65% at our 2024 Annual Meeting, one of our highest shareholder participation rates to date, we are delivering upon our commitment and submitting to our shareholders a proposal to adopt at the 2025 Annual Meeting the following, which, if adopted, would allow our shareholders to modify our certificate of formation and bylaws by simple majority vote, subject to applicable law. Please see “Proposal Six — Tesla Proposal for Adoption of Amendments to Certificate of Formation and Bylaws to Eliminate Applicable Supermajority Voting Requirements” below. In addition, we believe that Proposal Six is responsive to the outcome of the votes on last year’s shareholder proposals regarding both elimination of supermajority voting requirements and declassification, because to the extent Proposal Six achieves the required threshold to pass, this will unlock a gateway for our Board and shareholders to adopt further shareholder-driven governance actions, including, without limitation, the declassification of the Board, as may be appropriate in accordance with law.
We will continue to marshal our resources and continue our efforts to further increase retail investor participation rates, including through an active communications campaign via our Shareholder Platform and social media channels encouraging retail shareholders to vote their shares.
Furthermore, as previously discussed, the Board is consistently listening and receptive to taking further governance actions when appropriate.
Shareholder Platform
In 2022, building on our efforts to enhance engagement among our retail shareholder base, Tesla launched our Shareholder Platform. Any Tesla shareholder, regardless of holdings size, is not only

2025 Proxy Statement   5

able to sign up to stay informed about investor-related topics such as quarterly filings and event announcements, but also is eligible for selection to participate in in-person Tesla events such as the “We, Robot” event, Tesla Semi launch event, AI Day 2, Investor Day and Cybertruck delivery event. Tesla has one of the largest retail shareholder bases of any public company. Our retail shareholders are incredibly engaged and tend to have a very strong understanding of the Company, and are an important base of support and feedback for management and the Board. We will continue to build the system to maximize depth of engagement and reach. Our goal is for every retail shareholder who wants to engage with the Company to have a meaningful framework for interaction through the Shareholder Platform.
Widely-Accessible Hybrid Annual Shareholder Meetings
Beginning in 2020, we have conducted our annual meetings both in-person and online through a live webcast and online shareholder tools. Our online format opens up engagement to all shareholders, regardless of the amount of stock owned or geography, and allows our substantial retail shareholder population to hear directly from our Board and management, as well as to submit questions online. At the same time, due to investor feedback and interest, we continue to also host our meetings in-person, so shareholders have the opportunity to engage with our Board and management in-person. Due to the demands to attend the 2025 Annual Meeting in person, we host a lottery to fairly allocate the ability to attend the 2025 Annual Meeting in person. Please see the question entitled “Can I attend the 2025 Annual Meeting?” under “Questions and Answers About the 2025 Annual Meeting and Procedural Matters” below for additional details.

6   2025 Proxy Statement

Tesla Proposals
Proposal One
Tesla Proposal to Elect Three Class III Directors
General
Tesla’s Board currently consists of nine members who are divided into three classes with staggered three-year terms. Our bylaws permit the Board to establish by resolution the authorized number of directors, and nine directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. The Board and the Nominating and Corporate Governance Committee will continue to frequently evaluate the optimal size and composition of the Board to allow it to operate nimbly and efficiently, while maintaining new ideas, expertise and experience among its membership.
Nominees for Class III Directors
Three candidates have been nominated for election as Class III directors at the 2025 Annual Meeting, each for a three-year term expiring in 2028.
Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Ira Ehrenpreis, Joe Gebbia and Kathleen Wilson-Thompson for election as Class III directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led the Board and the Nominating and Corporate Governance Committee to the conclusion that he or she should be elected or continue to serve as a director follows each of the director and nominee biographies.
If you are a shareholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Ehrenpreis and Gebbia and Ms. Wilson-Thompson. Each of Messrs. Ehrenpreis and Gebbia and Ms. Wilson-Thompson has accepted such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2025 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a beneficial owner holding your shares in street name and you do not give voting instructions to your broker, bank or other intermediary, that organization will leave your shares unvoted on this matter.

The Board recommends a vote FOR the Tesla proposal to elect Ira Ehrenpreis, Joe Gebbia and Kathleen Wilson-Thompson.

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Information Regarding the Board and Director Nominees
The names of the members of the Board and Tesla’s director nominees, their respective ages, their positions with Tesla and other biographical information as of September 17, 2025, are set forth below. Two of our nine directors are female and one is racially/ethnically diverse. Except for Messrs. Elon Musk (“Mr. Musk”), our Chief Executive Officer and a director, and Kimbal Musk (“Mr. Kimbal Musk”), a director, who are brothers, there are no other family relationships among any of our directors or executive officers.
As discussed above in “Proposal One — Tesla Proposal to Elect Three Class III Directors,” our Board is divided into three classes, as set forth in the chart below.
Class I Directors	Class II Directors	Class III Directors
Robyn Denholm (Chair)	James Murdoch	Ira Ehrenpreis
JB Straubel	Kimbal Musk	Joe Gebbia
Elon Musk	Jack Hartung	Kathleen Wilson-Thompson

In addition to serving on the Board, some of our directors also serve on the Board’s Committees, as set forth in the chart below.
Name	Chair of the Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Disclosure Controls Committee
Elon Musk
Robyn Denholm
Ira Ehrenpreis
Joe Gebbia
Jack Hartung
James Murdoch
Kimbal Musk
JB Straubel
Kathleen Wilson-Thompson

8   2025 Proxy Statement

In 2025, Tesla updated our Corporate Governance Guidelines to clarify that Board members are expected to invest the time and effort necessary to understand and oversee the implementation of the Company’s business and financial strategies, including, without limitation, in areas such as sustainability and AI.

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Director Bios

ELON MUSK Age: 54 Director Since: 2004 Term of Office: Expires in 2026

Impact
As our Chief Executive Officer, one of our founders and our largest shareholder, Mr. Musk brings historical knowledge, operational and technical expertise and continuity to the Board. Mr. Musk guided Tesla from an early-stage startup, through its IPO in 2010, to transformative growth into one of the most valuable companies in the world. Mr. Musk’s leadership and unique vision to build the world’s next generation of sustainable and accessible innovation has played a key role in our mission to accelerate the world’s transition to sustainable energy.
Career Highlights
Mr. Musk is the Technoking of Tesla and has served as our Chief Executive Officer since October 2008. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation, a company which develops and launches advanced rockets and spacecraft (“SpaceX”), since May 2002, served as Chairman of the Board of a solar installation company, SolarCity, from July 2006 until its acquisition by us in November 2016, served as Chief Technology Officer of X Corp, a social media company (“X”), since October 2022 and served as the Chief Executive Officer and Treasurer of x.AI Corp, an artificial intelligence company (“xAI”), since March 2023. Following the March 2025 merger of X and xAI, he now serves as the Chief Executive Officer of X.AI Holdings Corp. Mr. Musk is also a founder of The Boring Company (“TBC”), an infrastructure company, and Neuralink Corporation, a company focused on developing brain-machine interfaces. Prior to SpaceX, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk also served on the board of directors of Endeavor Group Holdings, Inc. from April 2021 to June 2022.
Mr. Musk holds a B.A. in Physics from the University of Pennsylvania and a B.S. in Business from the Wharton School of the University of Pennsylvania.

10   2025 Proxy Statement

ROBYN DENHOLM
Age: 62
Director Since: 2014
Term of Office: Expires in 2026

Committee Membership
•
Audit (Chair)

•
Compensation

•
Nominating and Corporate Governance

•
Disclosure Controls (Chair)

Impact
Ms. Denholm brings nearly 30 years of executive leadership experience at both NYSE and Nasdaq listed companies, including significant risk management, financial and accounting expertise, as well as technology leadership experience. Ms. Denholm has extensive knowledge of both the automotive and technology industries, including serving as the Chief Financial Officer and Chief Operations Officer of two technology companies.
Career Highlights
Ms. Denholm has been Chair of the Board since November 2018. In January 2021, Ms. Denholm joined Blackbird Ventures (“Blackbird”), a venture capital firm, as an Operating Partner, where she works with the founders of later-stage technology companies. In 2024, she transitioned to a role on Blackbird’s board of directors. Ms. Denholm actively champions the Australian technology sector and was the Inaugural Chair of the Technology Council of Australia, on which she currently serves as a board director. She also founded Wollemi Capital Group in 2021, with a mission to invest in ventures that deliver a positive impact. The firm’s investment portfolio spans environmental, venture capital and community focused investments, and includes majority ownership in two professional basketball teams, the Sydney Kings and Sydney Flames, and most recently, the majority ownership of the Women’s National Basketball league in Australia. From January 2017 through June 2019, Ms. Denholm was with Telstra Corporation Limited, a telecommunications company (“Telstra”), where she served as Chief Financial Officer and Head of Strategy from October 2018 through June 2019, and Chief Operations Officer from January 2017 to October 2018. Prior to Telstra, from August 2007 to July 2016, Ms. Denholm was with Juniper Networks, Inc., a manufacturer of networking equipment, serving in executive roles including Executive Vice President, Chief Financial Officer and Chief Operations Officer. Prior to joining Juniper Networks, Ms. Denholm served in various executive roles at Sun Microsystems, Inc. from January 1996 to August 2007. Ms. Denholm also served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen & Company for five years in various finance assignments. Ms. Denholm previously served as a director of ABB Ltd. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia/New Zealand, a member of the Australian Institute of Company Directors, and holds a Bachelor’s degree in Economics from the University of Sydney and a Master’s degree in Commerce and a Doctor of Business Administration (honoris causa) from the University of New South Wales.

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IRA EHRENPREIS Age: 56 Director Since: 2007 Term of Office: Expires in 2025 Committee Membership • Compensation (Chair) • Nominating and Corporate Governance (Chair)

Impact
Mr. Ehrenpreis is an acknowledged leader in the energy, technology, impact and venture capital industries, where he serves on several industry boards, and brings valuable insights in corporate governance, strategic growth and shareholder values. Mr. Ehrenpreis’ tenure on Tesla’s Board also provides the Company with stability and experience as it navigates through different challenges.
Career Highlights
Mr. Ehrenpreis has been a venture capitalist since 1996. He is a founder and managing member of DBL Partners, a leading impact investing venture capital firm formed in 2015. Previously, he led the Energy Innovation practice at Technology Partners. Mr. Ehrenpreis has served on the board and Executive Committee, including as Annual Meeting Chairman of the National Venture Capital Association (NVCA). Mr. Ehrenpreis currently serves as the Chairman of the VCNetwork, the largest and most active California venture capital organization, and as the President of the Western Association of Venture Capitalists (WAVC), the oldest venture capital organization in California. Mr. Ehrenpreis is also deeply involved in the energy technology sector. He currently serves on the National Renewable Energy Laboratory (NREL) Advisory Council, the University of Texas at Austin Energy Institute Advisory Board, and the Stanford Precourt Institute for Energy Advisory Council, and has served on the advisory boards of many industry groups, including the American Council on Renewable Energy, the Cleantech Venture Network (Past Chairman of Advisory Board) and the Stanford Global Climate and Energy Project (GCEP). He was also Chairman of the Clean-Tech Investor Summit for nine years. Mr. Ehrenpreis served for years as the Chairman of the Silicon Valley Innovation & Entrepreneurship Forum (SVIEF) and on the Advisory Board of the Forum for Women Entrepreneurs (FWE). Mr. Ehrenpreis is an inductee of the International Green Industry Hall of Fame. In 2018, the National Venture Capital Association awarded Mr. Ehrenpreis with the industry’s “Outstanding Service Award” for career contributions to the venture capital industry. In 2023, the Japan Society of Northern California honored Mr. Ehrenpreis with its 2023 Visionary Award for his “Pioneering Leadership in Impact Investing and the Global Sustainability Community.” Mr. Ehrenpreis was awarded the 2018 NACD Directorship 100 for his influential leadership in the boardroom and corporate governance community. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

12   2025 Proxy Statement

JOE GEBBIA Age: 44 Director Since: 2022 Term of Office: Expires in 2025 Committee Membership • Audit

Impact
Mr. Gebbia has valuable experience derived from founding and leading a global public company. The Board benefits from his entrepreneurial background, as well as his experience in design, innovation, brand development and management of complex regulatory environments.
Career Highlights
Mr. Gebbia co-founded Airbnb, Inc. in 2008 and has served on Airbnb’s board of directors since 2009. In 2022, Mr. Gebbia launched Samara, which produces fully customized, factory-made homes designed to create rental income, house family, support work from home, or bundled together, to form new types of housing communities. Mr. Gebbia received dual degrees in Graphic Design and Industrial Design from the Rhode Island School of Design. In August 2025, Mr. Gebbia was named the U.S.’s first Chief Design Officer and now spearheads the new National Design Studio to work on a Presidential initiative called “America by Design” to modernize the digital interfaces that serve everyday citizens. Mr. Gebbia is a sought-after speaker on design and entrepreneurship. He was named to the Texas Business Hall of Fame, and across his career, his work has been seen in thousands of press articles worldwide, including personal distinctions such as Inc. Magazine’s Thirty-under-Thirty, Fortune’s Forty-under-Forty, and one of Fast Company’s Most Creative People.

2025 Proxy Statement   13

JACK HARTUNG Age: 68 Director Since: 2025 Term of Office: Expires in 2027 Committee Membership • Audit

Impact
Mr. Hartung brings a proven track record of executive leadership, with experience overseeing financial and reporting functions at multiple public companies. Mr. Hartung also provides valuable experience in the areas of business transformation and customer engagement.
Career Highlights
Mr. Hartung is currently a senior advisor at Chipotle Mexican Grill, Inc. (“Chipotle”), and most recently served as President and Chief Strategy Officer of Chipotle from October 2024 to May 2025. Mr. Hartung joined Chipotle in 2002 and held various roles, including Chief Financial and Administrative Officer, where he was responsible for all finance and accounting functions as well as supply chain, strategy, and safety and asset protection. Prior to Chipotle, he spent 18 years at McDonald’s Corp., where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has served on the boards of directors of The Honest Company, since May 2022, and Portillo’s Inc. since January 2025. He has also served on the Board of ZocDoc, Inc. since January 2022. Mr. Hartung has a Bachelor of Science degree in Accounting and Economics and an MBA from Illinois State University and is CPA and CMA (both not currently practicing).

14   2025 Proxy Statement

JAMES MURDOCH Age: 52 Director Since: 2017 Term of Office: Expires in 2027 Committee Membership • Audit • Nominating and Corporate Governance • Disclosure Controls

Impact
Mr. Murdoch brings to the Board his decades of executive and board experience across numerous companies. Tesla’s Board benefits from his extensive knowledge of international markets and strategies and experience with the adoption of new technologies.
Career Highlights
Mr. Murdoch has been the Chief Executive Officer of Lupa Systems, a private holding company that he founded, since March 2019. Previously, Mr. Murdoch held a number of leadership roles at Twenty-First Century Fox, Inc., a media company (“21CF”), over two decades, including its Chief Executive Officer from 2015 to March 2019, its Co-Chief Operating Officer from 2014 to 2015, its Deputy Chief Operating Officer and Chairman and Chief Executive Officer, International from 2011 to 2014 and its Chairman and Chief Executive, Europe and Asia from 2007 to 2011. Previously, he served as the Chief Executive Officer of Sky plc from 2003 to 2007, and as the Chairman and Chief Executive Officer of STAR Group Limited, a subsidiary of 21CF, from 2000 to 2003. Mr. Murdoch formerly served on the board of News Corporation from 2013 to 2020. In addition, he has served on the boards of 21CF, Sky plc, GlaxoSmithKline plc and Sotheby’s.

2025 Proxy Statement   15

KIMBAL MUSK Age: 52 Director Since: 2004 Term of Office: Expires in 2027

Impact
Mr. Kimbal Musk has extensive senior leadership business experience in the technology, retail and consumer markets, and a robust understanding of mission-driven ventures. Mr. Kimbal Musk also provides valuable expertise based on his experience on the Tesla Board and is able to apply his unique understanding of the business to the strategy and execution of the Company.
Career Highlights
Mr. Kimbal Musk is co-founder and Executive Chairman of The Kitchen Restaurant Group, a growing family of businesses with the goal of providing all Americans with access to real food that was founded in 2004. In 2010, Mr. Kimbal Musk became the Executive Director of Big Green (formerly The Kitchen Community), a non-profit organization that creates learning gardens in schools across the United States. Mr. Kimbal Musk also co-founded Square Roots, an urban farming company growing fresh, local greens in climate-controlled, AI equipped shipping containers, in 2016, and serves as its Chairman. In 2022, Mr. Kimbal Musk founded Nova Sky Stories, with a mission to empower producers and artists to bring art to the skies with drone light shows, and serves as its Chief Executive Officer. Previously, Mr. Kimbal Musk was a co-founder of Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. In 2006, Mr. Kimbal Musk became CEO of OneRiot, a realtime search engine that was acquired by Walmart in 2011. In addition, Mr. Kimbal Musk has served on the boards of SpaceX and Chipotle. Mr. Kimbal Musk holds a B. Comm. in Business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

16   2025 Proxy Statement

JB STRAUBEL Age: 49 Director Since: 2023 Term of Office: Expires in 2026

Impact
As a co-founder and one of the key members of Tesla’s leadership team for over a decade, Mr. Straubel brings extensive operational experience and in-house knowledge of Tesla’s technology, research and development and business management. Mr. Straubel also provides valuable expertise in the areas of cleantech and batteries.
Career Highlights
Mr. Straubel is the Founder and Chief Executive Officer of Redwood Materials Inc., a Nevada-based company (“Redwood”) working to drive down the costs and environmental footprint of lithium-ion batteries by offering large-scale sources of domestic anode and cathode materials produced from recycled batteries. Mr. Straubel also co-founded and served as the Chief Technology Officer of Tesla from May 2005 to July 2019. Mr. Straubel previously served on the board of SolarCity and as a member of its Nominating and Corporate Governance Committee from August 2006 until its acquisition by Tesla in November 2016. Mr. Straubel has served on the board of directors of QuantumScape since November 2020. Mr. Straubel holds a B.S. in Energy Systems Engineering and an M.S. in Engineering, with an emphasis on energy conversion, from Stanford University.

2025 Proxy Statement   17

KATHLEEN WILSON-THOMPSON Age: 68 Director Since: 2018 Term of Office: Expires in 2025 Committee Membership • Compensation • Nominating and Corporate Governance • Disclosure Controls

Impact
Ms. Wilson-Thompson brings extensive executive and board experience at both consumer-focused and industrial companies. In addition, her expertise in managing human resources, employment law and other operations at mature companies with large workforces provides the Board with valuable insight and advice for workforce management and relations as Tesla continues to expand.
Career Highlights
Ms. Wilson-Thompson served as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc. (“Walgreens”), a global pharmacy and wellbeing company, from December 2014 until her retirement in January 2021, and previously served as Senior Vice President and Chief Human Resources Officer from January 2010 to December 2014 at Walgreens. Prior to Walgreens, Ms. Wilson-Thompson held various legal and operational roles at The Kellogg Company, a food manufacturing company, from January 1991 to December 2009, including most recently as its Senior Vice President, Global Human Resources. Ms. Wilson-Thompson has served on the board of directors of Wolverine World Wide, Inc. since May 2021 and McKesson Corporation since January 2022. She has also served on the board of directors of Health Care Service Corporation since October 2024. Ms. Wilson-Thompson previously served on the board of directors of Ashland Global Holdings Inc. from 2017 to 2020. Ms. Wilson-Thompson holds an A.B. in English Literature from the University of Michigan and a J.D. and LL.M. (Corporate and Finance Law) from Wayne State University.

Additional Information
On October 16, 2018, the U.S. District Court for the Southern District of New York (the “New York Court”) entered a final judgment approving the terms of a settlement filed with the New York Court on September 29, 2018, in connection with the actions taken by the SEC relating to Mr. Musk’s August 7, 2018 Twitter (now known as X) post that he was considering taking Tesla private. On April 26, 2019, this settlement was amended to clarify certain of its terms, which amendment was subsequently approved by the New York Court. Mr. Musk did not admit to or deny any of the SEC’s allegations, and there is no restriction on Mr. Musk’s ability to serve as an officer or director on the Board.
See “Corporate Governance” and “Executive Compensation for Fiscal Year 2024 — Compensation of Directors” below for additional information regarding the Board.

18   2025 Proxy Statement

Proposal Two
Tesla Proposal for a Non-Binding Advisory Vote Approving 2024 Executive Compensation
Background on Required Advisory Vote on Executive Compensation for Prior Fiscal Year
Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”) for our prior completed fiscal year, 2024, as disclosed in accordance with the SEC’s rules in the “Executive Compensation for Fiscal Year 2024” section of this proxy statement on page 130 through page 156 below. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to weigh in on our NEOs’ 2024 compensation as a whole. This vote is not intended to address any specific item of compensation for 2024 or any specific NEO, but rather the overall compensation of all of our NEOs for 2024 and the philosophy, policies and practices for our NEOs’ compensation in 2024 described in this proxy statement. We currently include this advisory vote on an annual basis.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices for NEO compensation in 2024, which the Compensation Committee will be able to consider when determining future executive compensation. The Board and the Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against our NEOs’ 2024 compensation as disclosed in the section of this proxy statement titled “Executive Compensation for Fiscal Year 2024” (on page 130 through page 156 below), we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
SEC rules require an advisory vote on NEO compensation for the prior fiscal year, which is 2024, which did not include the 2025 CEO Interim Award and 2025 CEO Performance Award. For detailed information on the A&R 2019 Equity Incentive Plan and 2025 CEO Performance Award, see “Proposal Three — Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan” and “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” below.
Summary of the 2024 Executive Compensation Program
The following is a summary of some of the key points of our 2024 executive compensation program that are subject to this proposal:
•
Tesla continued to emphasize structuring compensation incentives to reward our NEOs based on performance.

•
Equity awards weighed heavily in our NEOs’ total compensation, including awards that vest upon the achievement of clear and measurable milestones. Since these awards increase in value as our stock price increases (and in the case of stock option awards, have no value unless our stock price increases following their grant), our NEOs’ incentives were closely aligned with the long-term interests of our shareholders. Since 2020, equity awards granted to our NEOs have primarily been in the form of stock options: Xiaotong (Tom) Zhu, our Senior Vice President, APAC and Global Vehicle Manufacturing, received 100% of his equity award in the form of stock option awards upon his promotion to such role in 2023, and Vaibhav Taneja, our Chief Financial Officer, received approximately 80% of his equity award in the form of stock options in 2024, following the 2024 review of our compensation programs as discussed in the “Executive Compensation for Fiscal Year 2024 — Compensation Discussion and Analysis — Compensation Philosophy” section below and in consideration of his promotion in August 2023 to the role of Chief Financial Officer. As a result, a significant portion of our NEOs’ total compensation was entirely at risk, depending on long-term stock price performance.

2025 Proxy Statement   19

•
Tesla had no cash bonus program for any of our NEOs and generally did not provide any perquisites or tax reimbursements to our NEOs not available to other employees. No NEO currently has any severance or change of control arrangement.

•
Each NEO was employed at will and was expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•
Mr. Musk, our Chief Executive Officer, historically earned a base salary that reflected the applicable minimum wage requirements under California law, and he was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary. Mr. Musk received no compensation in 2024. In 2024, his only unexercised compensation consisted of the vested stock options under the 10-year performance-based stock option award granted to him in January 2018 (the “2018 CEO Performance Award”), which had vested in full prior to 2024.

•
In particular, the 2018 CEO Performance Award consisted of 12 equal tranches, each of which vested upon the achievement of a market capitalization milestone matched to one of eight revenue-based operational milestones or eight Adjusted EBITDA-based operational milestones, all of which were viewed as difficult hurdles at the time of grant. While our shareholders benefit from each incremental increase in Tesla’s performance and stock price, aligning their interests with Mr. Musk’s incentives, the tranches under the 2018 CEO Performance Award vested only upon the full achievement of specific milestones, making it even more challenging for Mr. Musk to realize value from such increases. As of the date of this proxy statement, all of the tranches have vested and become exercisable, subject to Mr. Musk’s payment of the exercise price of $23.34 per share, as adjusted to give effect to the three-for-one stock split effected in the form of a stock dividend in August 2022 (the “2022 Stock Split”) and the five-for-one stock split effected in the form of a stock dividend in August 2020 (the “2020 Stock Split”). Additionally, a minimum five-year holding period applies to any shares Mr. Musk acquires upon exercising any of the options. See “Executive Compensation for Fiscal Year 2024 — Compensation Discussion and Analysis — 2024 Chief Executive Officer Compensation” below for more details. The 2025 CEO Interim Award and the 2025 CEO Performance Award were not features of the 2024 executive compensation program, as both awards were granted to Mr. Musk after the end of the 2024 fiscal year. See “Proposal Three — Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan” and “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” below for more details.

For detailed information about Tesla’s executive compensation program, see the “Executive Compensation for Fiscal Year 2024” section on page 130 through page 156 below.
Tesla believes that the information provided above and within the “Executive Compensation for Fiscal Year 2024” section of this proxy statement (on page 130 through page 156 below) demonstrates that Tesla’s executive compensation program for fiscal year 2024 was designed appropriately and aligned management’s interests with our shareholders’ interests to support long-term value creation.
Proposed Resolution
Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2025 Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed within the “Executive Compensation for Fiscal Year 2024” section of the Company’s Proxy Statement for the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The Board recommends a vote FOR the Tesla proposal for a non-binding advisory vote approving 2024 executive compensation.

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Background of Proposals Three and Four and Background and Approval Process of the Special Committee
At the 2025 Annual Meeting, we are asking our shareholders to approve two proposals related to Mr. Musk’s compensation as Tesla’s Chief Executive Officer. Proposals Three and Four request your approval of an Amended and Restated 2019 Equity Incentive Plan (the “A&R 2019 Equity Incentive Plan”) and a new performance-based restricted stock award to Mr. Musk (the “2025 CEO Performance Award”). In addition to addressing Mr. Musk’s compensation, Proposal Three and its replenishment of the share pool available for all employees, directors and other eligible service providers (the “General Share Reserve”) is also critical for Tesla’s ability to continue compensating its employees in the particularly competitive AI labor market in which we operate.
Over the past two decades, Mr. Musk has led Tesla on a remarkable journey that saw Tesla grow from an EV upstart to one of the largest and most valuable companies in the world. Despite Mr. Musk having struck an agreement with Tesla and its shareholders and guiding Tesla through a period of growth that saw its market capitalization increase by more than 20x since March 2018, Mr. Musk had not received meaningful compensation, prior to the 2025 CEO Interim Award (as defined below) for his services to Tesla since he last achieved the milestones specified in the 2012 CEO Performance Award (as defined below), in 2017 — nearly eight years ago.
Mr. Musk — like all of our shareholders — wants to see Tesla continue its record-breaking growth and achieve its ambitions. The Board is excited about the opportunity that these compensation proposals represent for Tesla to retain Mr. Musk, who recently unveiled Master Plan, Part IV, which focuses on the concept of Sustainable Abundance. Proposals Three and Four represent recognition of Mr. Musk’s past and present efforts and endorsement of his singular role in leading Tesla into the future. To Tesla, Proposals Three and Four represent a critical opportunity to retain and incentivize Mr. Musk to drive Tesla to become the most valuable company in the world.
Proposals Three and Four follow our recent grant of restricted stock to Mr. Musk in August 2025 (the “2025 CEO Interim Award”), the first step in compensating Mr. Musk commensurate with his contributions to Tesla and our shareholders.
Together with the 2025 CEO Interim Award, Proposals Three and Four represent a comprehensive plan to retain and incentivize Mr. Musk to lead Tesla through a new period of transformative growth. Furthermore, Proposal Three gives us an opportunity to alleviate the need for further shareholder votes as we navigate the uncertainty of the ongoing Delaware litigation, while also replenishing the General Share Reserve under Tesla’s 2019 Equity Incentive Plan (the “2019 Plan”), a step that the Board believes is critical for Tesla to properly compensate and motivate all of its employees through our 2027 meeting of shareholders.
Proposals Three and Four are being presented to Tesla’s shareholders for approval following the recommendations of the Special Committee (as defined below) and the Board (with Mr. Musk and Mr. Kimbal Musk recused). What follows is only a summary of the background of Proposals Three and Four and the process undertaken by the Special Committee. The Special Committee’s review is described in its report (the “Special Committee Report”), which is attached hereto as Annex A and incorporated by reference herein. This summary is included to provide you with the relevant context for your vote on Proposals Three and Four. This summary (including the description of and definitions used for the Product Goals (as defined below)) is qualified in its entirety by reference to the Special Committee Report. Shareholders are encouraged to read the entirety of the Special Committee Report for further information regarding the background of and process undertaken by the Special Committee.
Summary of Proposal Three
Proposal Three asks shareholders to approve the A&R 2019 Equity Incentive Plan, which, among other things, (i) provides a 207,960,630 shareholder-approved share pool (the “Special Share Reserve”) from which the Board can, without further shareholder approval, issue one or more additional equity awards to Mr. Musk (any such award out of the Special Share Reserve, individually or collectively, a “Musk Award”) and (ii) increases the General Share Reserve by 60,000,000 shares

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for awards to eligible participants other than Mr. Musk, resulting in a total of 71,444,367 shares available for future grant based on the number of shares remaining in the General Share Reserve as of August 19, 2025, and a total of 62,200,293 shares available for future grant based on management’s good faith estimate of the number of shares remaining in the General Share Reserve as of the date of the 2025 Annual Meeting. The Special Committee recommended, and the Board concluded, it would be in the best interests of Tesla to approve Proposal Three.
Proposal Three would, among other things, help ensure that Tesla can honor its bargain with Mr. Musk under the 2018 CEO Performance Award by providing increased flexibility through the authorization of shares for making future awards to Mr. Musk under the A&R 2019 Equity Incentive Plan. The Board commits to shareholders that, in making Mr. Musk whole with any potential Musk Awards, no material additional benefit would be provided to Mr. Musk. In other words, like the 2025 CEO Interim Award, there can be no “double dip.” The Board also believes Proposal Three is critical for Tesla to attract, retain and compensate employees, directors and other service providers. To date, the 2018 CEO Performance Award remains the subject of years-long litigation, and the uncertainty created by this judicial process has left Mr. Musk’s compensation in limbo. However, the Board intends that, in making Mr. Musk whole with any potential Musk Award, there will be no “double dip” between any Musk Award and the 2018 CEO Performance Award. That is, the total shares ultimately delivered between the 2025 CEO Interim Award and any future Musk Award cannot provide a material benefit to Mr. Musk beyond what was promised under the 2018 CEO Performance Award.
Summary of Proposal Four
Proposal Four asks shareholders to approve the 2025 CEO Performance Award, an ambitious plan to retain and incentivize Mr. Musk through the issuance of a highly customized, performance-based restricted stock award. In return, Mr. Musk is required to achieve extraordinary market capitalization, product and operational goals. If the market capitalization goals and operational goals in the 2025 CEO Performance Award are achieved at their maximum levels, Tesla will have reached at least $400 billion of sustained annual Adjusted EBITDA (as defined below) and a market capitalization of at least $8.5 trillion, larger than any single company’s market capitalization as of the date of this proxy statement.
Background of the Proposals
Tesla has grown dramatically since 2018, in large part due to Mr. Musk’s vision and leadership. In 2018, the Board proposed, and our shareholders voted to approve, a performance stock option award for Mr. Musk. Despite meeting the requirements for all 12 tranches of that option award to vest, Mr. Musk has not been permitted to exercise the options underlying the 2018 CEO Performance Award. Mr. Musk has not received any meaningful compensation for his eight years of service between last earning the 2012 CEO Performance Award in 2017 and receiving the 2025 CEO Interim Award this August.
This significant delay is due to the ongoing litigation regarding the 2018 CEO Performance Award, which is currently pending appeal before the Delaware Supreme Court (together with its constituent and related litigation, “Tornetta”). The Board believes that Tesla and the directors involved in that litigation have strong arguments on the merits against the challenges to the 2018 CEO Performance Award, validating the two votes by our shareholders to approve the contested 2018 CEO Performance Award. An oral argument has been set for October 15, 2025.
We are seeking approval of the Special Share Reserve under Proposal Three and the 2025 CEO Performance Award under Proposal Four to ensure Tesla’s long-term success through Mr. Musk’s continued service to Tesla. Today, we are at a critical inflection point for the future of Tesla, one that has the potential, if properly executed, to create continued extraordinary value for our shareholders. However, the Board believes that Mr. Musk’s vision and leadership are critical to nailing that execution. The Board took initial action in August 2025 by approving the 2025 CEO Interim Award, which was a first step towards retaining Mr. Musk in the immediate future and demonstrated Tesla’s resolve to honor its compensation promises in spite of the uncertainty fostered by Tornetta. However, the 2025 CEO Interim Award alone is not a sufficient replacement or substitute for the

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2018 CEO Performance Award. Rather, as we disclosed when it was announced, it was intended to be an initial step and to show our commitment to following through on our word. Accordingly, upon the recommendation of the Special Committee, in order to honor the promises we made to our Chief Executive Officer and the voice of our shareholders, the Board believes further action is required now.
The following discussion provides the background for Proposals Three and Four, much of which is rooted in the original vote on the 2018 CEO Performance Award, in which Tesla and its shareholders struck a deal with Mr. Musk: pay-for-performance, with compensation for Mr. Musk if — and only if — he achieved milestones that would, taken together, demonstrate stratospheric growth. Mr. Musk proceeded to make good on his end of the bargain, earning each of the award tranches and delivering hundreds of billions of dollars of value to shareholders. In January 2024, nearly six years after the initial bargain was struck, the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) effectively forced Tesla to renege on the bargain, citing purported shortcomings in Tesla’s 2018 process and disclosures. In 2024, shareholders were again asked to consider the 2018 CEO Performance Award, this time by being asked to ratify the award, with even more robust disclosure of the award, including detailed explanations of the purported shortcomings included in the Delaware Chancery Court’s opinion. Once more, our shareholders voted in favor of the deal by a significant margin. The Delaware Chancery Court again refused to honor the voice of our shareholders and allow Tesla to honor its contractual commitment to Mr. Musk and ordered that the 2018 CEO Performance Award be rescinded in its entirety, although that order is currently stayed due to the pending Tornetta appeal before the Delaware Supreme Court. However, this order has prevented Mr. Musk from being able to exercise any options earned under the 2018 CEO Performance Award.
Mr. Musk’s compensation and incentives are once again in your hands as Tesla’s shareholders. The stakes could not be higher. Through their vote on Proposals Three and Four, shareholders may not only address the residual uncertainty created by the Delaware case, but also seize a chance to retain and incentivize Mr. Musk to propel Tesla along a new trajectory of unprecedented growth, development and shareholder value creation.
While the Board has included a discussion of the findings from the cases in the Delaware Chancery Court in this background section, it is important to understand that these represent the conclusions of the Delaware Chancery Court. The Board in no way endorses such findings or conclusions. As the case is currently on appeal and remains in active litigation, the discussion of the case is limited to information available as of the date of this proxy statement.
Overview of the 2012 CEO Performance Award and 2018 CEO Performance Award
The 2012 CEO Performance Award
In 2012, the Board approved a compensation program for Mr. Musk that consisted entirely of performance stock options that would vest only upon the achievement of certain market capitalization and operational milestones (the “2012 CEO Performance Award”). At the time, Tesla had begun to execute Mr. Musk’s roadmap for Tesla’s future, “The Secret Tesla Motors Master Plan” (the “Original Master Plan”), which laid out the objectives for Tesla during the first phase of its development. Tesla had yet to begin volume production of Model S and had a market capitalization of under $4 billion. The 2012 CEO Performance Award included 10 tranches, with the vesting of each tranche requiring Tesla both to (i) grow market capitalization by an additional $4 billion and (ii) achieve an additional specified operational milestone.
Following the grant of the 2012 CEO Performance Award, Tesla received strong shareholder support in its triennial advisory “Say on Pay” votes in 2014 and 2017 (94.4% and 98.9%, respectively, of the shares present or represented by proxy and entitled to vote). Between 2012 and 2018, Tesla, with Mr. Musk at the helm, launched and ramped up production of Model S; designed, launched and ramped up production of Model X and Model 3; and added important new business lines, including solar energy generation and energy storage, among other things.

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The 2018 CEO Performance Award
In 2017, with the 2012 CEO Performance Award nearing completion and Tesla entering the next phase of its development, the Board sought to develop a compensation award for Mr. Musk that reflected Tesla’s then-current long-term goals and strategy and incentivized their achievement. The 2018 CEO Performance Award was the result of this effort.
The independent members of the Board at the time, led by the members of the Compensation Committee, designed a compensation award over the course of six months that they believed would incentivize Mr. Musk while maximizing value for Tesla’s shareholders. Mr. Musk and Mr. Kimbal Musk recused themselves from each of the relevant meetings. As part of this process, the Compensation Committee and the Board sought to balance a variety of important objectives, including:
•
Aligning Mr. Musk’s interests with those of Tesla and its other shareholders;

•
Incentivizing Mr. Musk to continue to lead Tesla over the long term;

•
Motivating Mr. Musk to help Tesla achieve market capitalization and operational milestones that would generate significant shareholder value; and

•
Ensuring that Mr. Musk’s compensation would be linked entirely to performance so that he did not receive any compensation unless Tesla’s shareholders benefited from significant value creation.

The Board also sought and obtained feedback from a broad set of institutional shareholders and incorporated that feedback into its decision-making process.
With Mr. Musk’s innovation and vision driving Tesla to become the world’s first vertically integrated sustainable energy company, with a wide variety of products, from generation to storage to consumption, the Board believed that under Mr. Musk’s continued leadership Tesla had the potential to become “one of the most valuable companies in the world.”(1) The 2018 CEO Performance Award was based on the ambitious vision of making Tesla a $650 billion company, which would require a more than tenfold growth in Tesla’s market capitalization, notwithstanding that it was already significantly more valuable than any other North American automotive company.
The Board gave the following three reasons for its recommendation that shareholders approve the 2018 CEO Performance Award:
1.
Strengthening Incentives and Further Aligning of Shareholder, Company and CEO Interests

The Board believed in rewarding Mr. Musk in a fair way that provided compensation to him if, and only if, Tesla’s shareholders realized significant value. The 2018 CEO Performance Award was a true “pay-for-performance” compensation program that tightly aligned Mr. Musk’s interests with the interests of Tesla and its shareholders. Accordingly, Mr. Musk would receive no cash salary, no cash bonuses and no time-based equity awards (i.e., awards that vest solely through the passage of time) under the terms of the 2018 CEO Performance Award. To the contrary, his only opportunity for compensation from Tesla would require him to lead Tesla in achieving monumentally challenging market capitalization and operational milestones. The 2018 CEO Performance Award created even more shareholder alignment by incorporating features such as a five-year holding period to ensure Mr. Musk’s continuing alignment with Tesla’s interests.
2.
Securing Mr. Musk’s Continued Services

The Board believed in 2018 that the active and engaged services of Mr. Musk were important to the continued growth and long-term interests of Tesla, based on the Board’s belief and observation that Tesla’s prior successes were driven significantly by Mr. Musk’s leadership. Those successes included making Model S the top-selling car in its segment in many key markets around the world and ramping up its production, designing and scaling production of Model X, which continued to

(1)
See Exhibit 99.1 to Tesla’s Current Report on Form 8-K filed with the SEC on January 23, 2018: “Tesla today announced a new 10-year CEO performance award for Elon Musk with vesting entirely contingent on achieving market cap and operational milestones that would make Tesla one of the most valuable companies in the world.”

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gain substantial market share around the world, and designing and beginning to scale production of Model 3, the mass-market vehicle enabled by the success of Model S and Model X. These accomplishments had led to significant value creation for Tesla’s shareholders. Since going public in 2010, Tesla’s market capitalization had grown almost 35x by the time the Board approved the 2018 CEO Performance Award.
The Board designed the 2018 CEO Performance Award to incentivize and motivate Mr. Musk to continue to not only lead Tesla over the long term but, particularly in light of his other business interests, to focus his time and energy on doing so. Musk himself has acknowledged that he is motivated by the all-or-nothing, pay-for-performance award design.
Mr. Musk was required to remain as our Chief Executive Officer or serve as both Executive Chairman and Chief Product Officer, in each case with all leadership ultimately reporting to him, at the time each milestone was met in order for the corresponding tranche to vest. This was intended to ensure that Mr. Musk would continue to lead the management of Tesla over the long term while also providing the flexibility for the future.
3.
Spurring the Achievement of Tesla’s Strategic and Financial Objectives

The Board believed in 2018 that the 2012 CEO Performance Award had been instrumental in motivating Mr. Musk to lead Tesla’s achievement of the objectives set out in the Original Master Plan, thereby generating significant shareholder value. With the Original Master Plan having been achieved and with the second master plan (“Master Plan, Part Deux”) having been announced, the 2018 CEO Performance Award was designed to help align Tesla and its employees as they designed, engineered and made the products that executed on Master Plan, Part Deux, and focus everyone at Tesla on achieving the market capitalization and operational milestones that, while challenging, the Board believed Tesla could attain under the right conditions. If all of these milestones were achieved, the Board believed that Tesla would have meaningfully achieved its mission of accelerating the world’s transition to sustainable energy and would have become one of the most valuable and successful companies in the world.
The Board approved the 2018 CEO Performance Award and convened a special meeting of shareholders (the “2018 Special Meeting”) to obtain shareholder approval of the award. At the 2018 Special Meeting, 73% of all voting shares present in person or by proxy, without counting those owned by Mr. Musk or Mr. Kimbal Musk, voted to approve the 2018 CEO Performance Award.
Tornetta v. Musk Decision
Following the 2018 Special Meeting, on June 5, 2018, Richard Tornetta, a shareholder of Tesla holding just nine shares of our common stock at the time (prior to giving effect to subsequent stock splits), filed a shareholder derivative complaint in the Delaware Chancery Court, purportedly on behalf of Tesla, alleging that Mr. Musk controlled the Board and tainted the process, resulting in an unfair 2018 CEO Performance Award.
On January 30, 2024, the Delaware Chancery Court published an opinion (the “First Tornetta Opinion”) deciding that that Mr. Musk was a controlling stockholder of Tesla for the purposes of the Board’s approval of the 2018 CEO Performance Award (notwithstanding his 21.9% beneficial ownership interest at the relevant time) and that Tesla had not properly implemented the judicially-prescribed procedural requirements to cleanse that transaction of Mr. Musk’s influence. Such court-created requirements under Delaware law, which have been superseded by recent statutory amendments, consist of pre-conditioned approval by (i) a special committee authorized to negotiate and make a decision on such transaction and (ii) the fully informed, uncoerced majority of the voting power of disinterested shareholders. The Delaware Chancery Court therefore applied an “entire fairness” standard of review. Under that standard, it found that the 2018 CEO Performance Award was not “entirely fair” to Tesla’s shareholders and ordered it to be rescinded. Tesla believes that the Delaware Chancery Court made a number of key factual and legal errors in the First Tornetta Opinion and is currently pursuing an appeal to the Delaware Supreme Court. Indeed, the Delaware legislature has approved, and the governor has signed into law, sweeping changes to the statutory framework around so-called “controlling stockholders” that are at odds with much of the Delaware Chancery Court’s reasoning.

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2024 Ratification and Redomestication
Background and Process of the 2024 Committee
Whether Tesla should reincorporate had been periodically considered by members of management and outside directors since Tesla moved its headquarters from California to Texas in 2021. Following the First Tornetta Opinion, on January 30, 2024, Mr. Musk ran a poll on X asking whether Tesla should “change its state of incorporation to Texas, home of its physical headquarters?” Of 1,102,554 votes on X, 87% were in favor. The next day, following this show of overwhelming support, Mr. Musk posted on X that “Tesla will move immediately to hold a shareholder vote to transfer state of incorporation to Texas.” Even though there was significant public support, whether to reincorporate outside of Delaware, and whether to put that question to the shareholders, was a decision for the full Board. Accordingly, the Board convened several special meetings to address the issue of reincorporation, ultimately deciding to create and empower a special committee initially consisting of Kathleen Wilson-Thompson and Joe Gebbia (the “2024 Committee”) to evaluate the issue. The 2024 Committee’s advisors included Sidley Austin LLP as legal counsel, Abrams & Bayliss LLP as Delaware counsel and Houlihan Lokey Capital, Inc. as financial advisor.
As the 2024 Committee and its counsel considered the reincorporation question, they explored various scenarios, including whether to remain in Delaware, and what might need to be done to implement any decision the 2024 Committee reached on reincorporation. The 2024 Committee eventually concluded that, if it made a determination to reincorporate, Mr. Musk’s compensation should be addressed in some way at the same time in order to ensure that Tesla was satisfying Delaware’s requirement for a fully informed shareholder vote. The Board subsequently delegated full authority to the 2024 Committee to decide whether, if there were a shareholder vote on reincorporation, the 2018 CEO Performance Award should be ratified at the same time, as well as which potential disclosures about Mr. Musk’s compensation might need to be made to ensure shareholders were fully informed in voting on reincorporation.
The day after the 2024 Committee’s mandate was expanded, Mr. Gebbia stepped down voluntarily and out of an abundance of caution, in order to preclude unfair attacks based on any perceived conflict of interests involving his business and personal relationships with Mr. Musk. Following discussions with counsel and the Board regarding, among other things, timing considerations and the in-process search for new independent directors, the 2024 Committee proceeded with Ms. Wilson-Thompson as the sole member. The 2024 Committee concluded that it was independent and disinterested with respect to all aspects of its purpose. This conclusion rested on an evaluation by counsel, as well as the 2024 Committee’s evaluation of the independence and disinterestedness of its counsel and other advisors.
Over the course of eight weeks, the 2024 Committee and its advisors conducted an in-depth evaluation of the ratification and redomestication issues through meetings, interviews and other activities. With respect to the redomestication, the 2024 Committee considered a precise question: where should this Company be incorporated at this time? The 2024 Committee initially considered all U.S. states as well as the possibility of incorporating outside of the U.S. It narrowed its focus in stages, first to 10 states, then five, and finally to a binary choice between remaining incorporated in Delaware and reincorporating in one alternative jurisdiction. With respect to the ratification, the 2024 Committee considered whether it would be in the best interests of Tesla and its shareholders to consider ratification through a shareholder vote (including the manner of any such vote). The 2024 Committee took account of and investigated a number of factors, including, among others: Ms. Wilson-Thompson’s knowledge of Tesla’s compensation practices and philosophy; shareholder sentiment; potential alternatives to ratification; and Mr. Musk’s views on the 2018 CEO Performance Award.
The 2024 Committee’s Recommendations
Ultimately, the 2024 Committee concluded that, in its business judgment, reincorporating in Texas and ratifying Mr. Musk’s compensation were in the best interests of Tesla and all of its shareholders. It recommended that both issues be put to a vote of Tesla’s shareholders at the 2024 Annual Meeting.

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Following the recommendations of the 2024 Committee, the Board, with Mr. Musk and Kimbal Musk once again recusing themselves, determined to recommend that the shareholders approve: (i) the conversion of Tesla from a Delaware corporation to a corporation organized under the laws of Texas (the “Texas Redomestication”); and (ii) ratification of the 2018 CEO Performance Award (such ratification of the 2018 CEO Performance Award, whether under common law or under Section 204 of the Delaware General Corporation Law (the “DGCL”), the “Ratification”).
Tesla Comes Home to Texas
The Texas Redomestication was a momentous decision, and Tesla’s 2024 proxy statement diligently outlined the key considerations related to, among other things, governance, shareholder rights, risks and costs associated with the measure. Our shareholders overwhelmingly supported the Texas Redomestication, which won approximately 84% of the total votes of shares of Tesla common stock not owned, directly or indirectly, by Mr. Musk or Mr. Kimbal Musk, represented in person or by proxy at the 2024 Annual Meeting and entitled to vote on the proposal.
Tesla officially became a Texas corporation in June 2024 through a statutory conversion under the DGCL and the Texas Business Organizations Code (the “TBOC”).
The Ratification Vote
Tesla’s 2024 proxy statement made clear that the Ratification was being sought for any purpose permitted under Delaware law, including, but not limited to Delaware common law and Delaware statutory provisions such as Section 204 of the DGCL, and that shareholders should consider all of the facts disclosed in that proposal as pertinent to their vote on Ratification. The 2024 proxy statement provided an overview of the terms of the 2018 CEO Performance Award and outlined the fundamental problem the First Tornetta Opinion had created: Mr. Musk had not received any compensation for his service since 2018, a period in which Mr. Musk led Tesla’s value to grow almost 1,400% and to be positioned as one of the most valuable publicly traded American companies.
The 2024 proxy statement asked the shareholders to ratify the 2018 CEO Performance Award under Delaware common and statutory law. The 2024 proxy statement noted that Delaware common law ratification, when properly implemented, permits a Delaware corporation to validate certain unauthorized corporate acts or breaches of fiduciary duty. Tesla believed that, under the First Tornetta Opinion, the 2018 CEO Performance Award was such an act that could be ratified under Delaware common law. Tesla also believed that the 2018 CEO Performance Award was subject to statutory ratification under Section 204 of the DGCL, which allows a Delaware corporation to follow specified procedures to ratify a corporate act that was void or voidable due to a failure of authorization.
The 2024 proxy statement explicitly noted that even a favorable vote by the shareholders for Ratification may not resolve the matter, as the 2024 Committee, its advisors and the Board could not predict with certainty how such a vote would be treated under Delaware law given the novel circumstances.
Holders of 72% of our shares (excluding those held by our Chief Executive Officer and related persons) supported ratification of that compensation plan, demonstrating our shareholder base’s overwhelming rejection of the litigation challenging our Chief Executive Officer’s compensation.
The Second Tornetta Opinion
Following the favorable shareholder vote to ratify the 2018 CEO Performance Award, Tesla and the director defendants in the Tornetta lawsuit filed motions requesting that the Delaware Chancery Court revise the First Tornetta Opinion. On December 2, 2024, the Delaware Chancery Court issued an opinion (the “Second Tornetta Opinion” and, together with the First Tornetta Opinion, the “Tornetta Opinions”) ruling that the Ratification had failed to reinstate the 2018 CEO Performance Award for a number of purported independently sufficient reasons.
The Delaware Chancery Court held that the procedural safeguards Tesla had implemented around the Ratification were insufficient to cure the deficiencies in the approval process behind the 2018 CEO Performance Award. Even assuming the Ratification was properly negotiated and approved

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by an independent special committee and then approved by a fully informed, uncoerced majority of shares held by disinterested shareholders, thereby meeting the requirements under Delaware case law, the Delaware Chancery Court rejected the attempt to eliminate the need for the rescission ordered in the First Tornetta Opinion. According to the Delaware Chancery Court, because the 2018 CEO Performance Award was not itself negotiated by an independent special committee, the transaction could not be fully “cleansed” by implementing such safeguards after the fact.
In addition to a number of procedural criticisms of the defendants’ motion, the Delaware Chancery Court also held that, because the Ratification did not in fact provide the procedural safeguards Tesla believed it would, the descriptions of the Ratification in the 2024 proxy statement were inaccurate. These supposed disclosure deficiencies in turn undermined the Ratification’s ability to serve as such a safeguard. Based on this and other rationales disputed by Tesla, the Delaware Chancery Court found that the shareholder vote was not fully informed and could not act as a safeguard.
The Tornetta Opinions are the subject of a pending appeal by Tesla, and the descriptions herein should not be read to endorse or agree with the findings of fact or conclusions of law in either opinion. Tesla and the Board continue to believe that Ratification is a valid corporate action under Delaware law by Tesla and its shareholders at the time. Tesla is vigorously pursuing its appeal.
Tesla’s Current Compensation Conundrum Led the Board to Create the Special Committee
As discussed elsewhere in this proxy statement, companies are encouraged to align their compensation practices with shareholders with “pay-for-performance” structures, and Tesla has long had a philosophy and history of being a leader in this domain by tying executive compensation to performance. Our compensation programs reflect our long-term ambitions — and our startup origins — in that such programs consist largely of equity awards. We believe that equity awards are an effective tool for retaining employees long term, as they vest incrementally over a period of time or upon the achievement of specified performance milestones intended to be achieved over the medium and long term. During periods in which our stock price and the underlying value of equity awards increase, their retentive impact is even greater. We believe that the potential for such increases also creates a culture of ownership that promotes holding equity, which in turn aligns the interests of our employees with the long-term interests of our shareholders.
In particular, we believe that compensation for the individuals who are responsible for Tesla’s strategic direction and operations should motivate them to achieve sustainable shareholder value and/or tangible milestones rather than simply remaining at Tesla or maintaining the status quo. This motivation is now of paramount importance given that Tesla has reached a critical inflection point as it prepares for a new era of transformative growth, one in which we will ask Mr. Musk to achieve more ambitious goals than ever. The ambition of these goals is outpaced only by the ambition of Mr. Musk’s recently articulated Master Plan, Part IV, which envisions Tesla driving humanity towards Sustainable Abundance. Therefore, while we offer to our general employee population restricted stock units that will retain some value even if the market value of our stock decreases, grants made to executive officers generally have comprised stock option awards, which have zero initial value and accumulate value, if at all, only to the extent that our stock price increases following their grant, through the applicable vesting dates and until such stock options are ultimately exercised and the underlying shares are sold.
Recently, we have made use of restricted stock in order to optimize Mr. Musk’s compensation and provide features not available with stock options. As discussed above, the 2025 CEO Interim Award was structured as restricted stock in recognition of the compensation previously earned, but not yet fully delivered to Mr. Musk under the 2018 CEO Performance Award. Accordingly, restricted stock appropriately balanced the Board’s desire to combine immediate voting rights upon issuance (consistent with the rights Mr. Musk would have had at the time under the 2018 CEO Performance Award had the options under that award been timely issued and exercised) with additional restrictions and vesting conditions designed to retain Mr. Musk.
This design also aligns with ongoing shareholder feedback that resonates with the Board: shareholders have, over several years, frequently given Tesla feedback that it is important to them

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that we find a way to retain and incentivize Mr. Musk. Further, the Board believes that the many posts on X, the letters written by shareholders to the Delaware Chancery Court expressing disagreement with the First Tornetta Opinion and, most importantly, the significant support received in the 2024 Ratification vote, clearly demonstrate that shareholders of this Company want this Board to retain Mr. Musk. In addition, the Board further believes that retaining Mr. Musk is in the best interests of Tesla.
Following the Second Tornetta Opinion, the Board determined it could no longer wait for Delaware courts to definitively resolve these compensation issues, which are of critical importance to our shareholders, and needed to start a process to do just that.
Background of the Special Committee
On January 8, 2025, the Board formed the Special Committee at a meeting of the Board, with Mr. Musk and Mr. Kimbal Musk recusing themselves, in which the Board determined that it was in the best interests of Tesla to form a special committee, consisting of Ms. Denholm and Ms. Wilson-Thompson in their capacity as disinterested directors (the “Special Committee”), to consider, evaluate and determine whether it would be in the best interests of Tesla to retain and incentivize Mr. Musk (including all alternatives (including no action)), and if so, any methods, approaches or manners (including any new compensation plans or awards) for doing so consistent with all applicable legal and other requirements (the “Purpose”).
With regard to this evaluation and determination, the Board authorized and empowered the Special Committee to, among other things, (i) prepare such analyses and make such conclusions as the Special Committee deems appropriate and in the best interests of Tesla with respect to its Purpose, (ii) undertake, direct and oversee such action(s) and make such appropriate determinations as necessary and appropriate to carry out the Purpose, and, from time to time in the Special Committee’s discretion, seek additional authority from the Board depending on the circumstances, (iii) engage such independent advisors, including its own independent legal counsel, financial advisors and other applicable advisors, as the Special Committee deems necessary or appropriate to carry out its Purpose, and (iv) contact, obtain information from, consult with and direct Tesla’s officers and employees (including Tesla’s own advisors (whether legal or otherwise)) as the Special Committee deems necessary or appropriate to carry out the Purpose. While retaining ultimate decision-making power as to whether to accept the Special Committee’s proposed recommendation, the Board committed not to take action with respect to the Purpose without the favorable recommendation of the Special Committee. The Board formed the Special Committee to support the objective that any proposed actions taken with respect to the incentivization and retention of Mr. Musk be developed in good faith by disinterested directors informed of all material facts, acting in the best interests of Tesla.
Ms. Denholm and Ms. Wilson-Thompson bring extensive, lived experience working alongside senior management executives — both outside and inside of Tesla — that make them well qualified to understand what Mr. Musk means to Tesla. With over 30 years of experience in the senior management of leading technology companies such as Sun Microsystems, Juniper Networks and Telstra, Ms. Denholm brings a keen understanding of the art of motivating high-performing executives with operational and financial challenges. With 30 years in senior management, including at Kellogg and Walgreens, particularly as Chief Human Resources Officer, Ms. Wilson-Thompson offers profound insight into executive talent management and understands how to evaluate, motivate and incentivize executives to align with a company’s mission and to deliver transformative shareholder value. Combined with years of experience (since 2014 for Ms. Denholm and since 2018 for Ms. Wilson-Thompson) as independent members of Tesla’s Board, the Special Committee has had numerous firsthand opportunities to directly observe and interact with Mr. Musk and to understand his impact on Tesla’s strategy, recruitment and operations. With years-long, direct professional experience with Mr. Musk in their roles as Board members, which informs their business judgment, few have a better understanding of what Mr. Musk means to Tesla and its future. Both Ms. Wilson-Thompson and Ms. Denholm currently serve on multiple standing committees of the Board, including the Audit, Compensation and Nominating and Corporate Governance Committees.

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The Special Committee engaged McDermott Will & Schulte LLP (“McDermott”) as its special counsel and Compensia as its primary executive compensation advisor, with assistance from Infinite Equity, Inc. (“Infinite Equity”) as its equity and valuation advisor, and authorized McDermott to engage BDO USA, P.C. as its accounting advisor and Mercer Consulting as a secondary executive compensation advisor to provide additional perspective. The Special Committee also engaged Dr. Shane Goodwin to advise on corporate governance matters, including satisfaction of fiduciary duties under Texas law. McDermott conducted thorough disinterestedness assessments of Ms. Wilson-Thompson and Ms. Denholm, including multiple live interviews, which established that both Special Committee members were disinterested with respect to the Purpose. For a more detailed discussion of the disinterestedness assessment, see the section of the Special Committee Report titled “Part 6 — The Disinterestedness of the Committee Members.”
The Special Committee Undertakes a Months’ Long Process to Devise a Compensation Arrangement
The Special Committee commenced its work with McDermott on February 2, 2025 and spent approximately seven months discussing, reviewing and evaluating numerous factors prior to making its recommendations, first in the form of the 2025 CEO Interim Award and, subsequently, in the Special Committee Report, which is reflected in these proposals. As a general matter, the Special Committee designed its process to ensure that any recommendation it made would be disinterested, made in good faith, informed by all material facts and in the best interests of Tesla. This process included establishing clear governance protocols in accordance with applicable Texas law and Nasdaq rules, engaging numerous qualified external advisers, conducting extensive diligence, negotiating directly at arm’s-length with Mr. Musk and maintaining regular communication with the Board.
The Special Committee conferred with Tesla’s management team to conduct its work on an informed basis and initiated all negotiations directly with Mr. Musk. Guided by its legal counsel, McDermott, the Special Committee strictly limited participation in negotiation sessions to the Special Committee and Mr. Musk (with limited exceptions to include Tesla’s counsel for brief portions in which Tesla’s input was required for informational purposes). Throughout its process, the Special Committee kept the Board regularly apprised, ensuring that sufficient time, resources, and disclosure of all material facts underpinned its deliberations and ultimate recommendation.
In connection with the Purpose, the Special Committee reviewed and considered Mr. Musk’s broad strategic vision for the future, as well as how and when such vision could be shared with shareholders and implemented operationally. While cognizant of key timing considerations for implementation purposes, the Special Committee worked at its own pace to develop its recommendations and design the compensation proposals. For example, the Special Committee informed the Board that a delay of the 2025 Annual Meeting would be helpful for allowing the Special Committee to comprehensively assess the pathways available to it to fulfill its Purpose before presenting its proposals to the Board. The Special Committee also requested that its existence and the subject of its work be disclosed to shareholders to promote informed shareholder engagement, and such disclosures were subsequently included in Tesla’s Quarterly Report on Form 10-Q filed with the SEC on April 23, 2025 and Amendment No. 1 to Tesla’s Annual Report on Form 10-K/A filed on April 30, 2025. Operating under the assumption that its report would be available to the public in full, the Special Committee adopted a policy of open documentation and has filed its report for public review as Annex A hereto.
The Special Committee’s Negotiations with Mr. Musk
The Special Committee met with Mr. Musk a total of ten times throughout its process and in furtherance of its Purpose to both (i) discuss his vision of Tesla’s future, including Mr. Musk’s role therein, of creating extraordinary shareholder growth and related critical product development pathways and (ii) negotiate the framework and the terms and conditions for the 2025 CEO Performance Award and ways of addressing Mr. Musk’s previously earned but unpaid compensation for his past services to Tesla.

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The Special Committee’s first two meetings with Mr. Musk were exploratory in nature, with the objective of understanding Mr. Musk’s vision for, and role within, Tesla’s future and what compensation framework would best motivate him. Ultimately, through its discussions with Mr. Musk, the Special Committee identified four core product lines that would drive Tesla’s future transformation: (i) Tesla’s vehicle fleet, (ii) FSD, (iii) Robotaxi and (iv) Tesla’s AI robots (“Bots”). These product lines informed a key element of the 2025 CEO Performance Award: the ambitious operational milestones directly tied to the development and adoption of core products.
During negotiations, Mr. Musk reiterated that, if he were to remain at Tesla, it was a critical consideration that he have at least a 25% voting interest in Tesla and that he receive assurances that he would be compensated for his past services in accordance with the 2018 CEO Performance Award. Mr. Musk also raised the possibility that he may pursue other interests that may afford him greater influence if he did not receive such assurances. Ultimately, the Special Committee believed it to be critical to Tesla to secure Mr. Musk’s commitment and focus to lead Tesla.
The Special Committee Determines It Must Retain and Incentivize Mr. Musk
As detailed in the Special Committee Report, the Special Committee believes that Mr. Musk singularly possesses the leadership characteristics necessary to transform Tesla and realize its long-term mission at an unparalleled level. He has demonstrated an extraordinary ability to drive growth, master complex engineering and manufacturing processes and inspire strong collaboration across a wide range of reporting teams, as demonstrated by his remarkable track record in launching and growing a diverse set of businesses, both within Tesla and beyond. The value of this skillset to Tesla has been further amplified by Mr. Musk’s years of leadership at Tesla, through which he gained intimate knowledge of Tesla’s business and has proven his ability to drive significant shareholder value creation by embracing innovation, challenging the status quo and building a dynamic, committed culture. For additional information, see the section of the Special Committee Report titled “Part 2 — The Committee’s Key Findings and Recommended Actions: Retaining Musk and Incentivizing Musk’s Peak Performance for Tesla Requires Addressing Compensation Matters of the Past and for the Future.”
Given the Intensifying AI Talent Wars, the Special Committee Determines Now Is the Time for Tesla to Act
The Special Committee determined that spearheading the development of AI technologies is now more critical to Tesla’s future success than ever. Competition for AI talent and resources has intensified given the potential benefits that AI has to offer, such as cost reduction, increased safety and improved efficiency, and the potential for new business models and revenue streams. This competition has driven a race to secure top AI talent, including through nine-figure compensation packages. Given this backdrop, the Special Committee determined that the failure to retain and incentivize Mr. Musk could put Tesla at risk of losing not only its CEO and leader in the AI field, but also the AI talent that would likely be inclined to leave in the absence of his leadership, as Mr. Musk’s leadership is a significant factor in attracting highly skilled talent to Tesla. These considerations, combined with others, including the need to meet shareholder expectations that Tesla rapidly and successfully scale its new and developing product lines, led the Special Committee to determine that now is the appropriate time for Tesla to take action to retain and incentivize Mr. Musk long enough to pursue achieving the transformational shareholder growth contemplated by the 2025 CEO Performance Award.
During its negotiations with Mr. Musk, the Special Committee observed that Mr. Musk raised the possibility of prioritizing other ventures if alignment could not be reached on a path forward with Tesla. As discussed in the Special Committee Report, the Special Committee believes that only with Mr. Musk at its helm can Tesla unlock its full potential at this critical inflection point, including becoming the most valuable company in the world. Without Mr. Musk, Tesla may remain a successful EV manufacturer and energy company, but Tesla’s valuation could decline, or not appreciate in the same manner as it could if Mr. Musk’s vision for Tesla’s transformative growth into other sectors, such as AI and robotics, were factored into its market capitalization. Accordingly, the Special Committee determined that it is imperative for Tesla’s continued success and transformative growth

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that Mr. Musk be retained and highly incentivized to focus a significant amount of his time and efforts towards achieving his vision for Tesla.
Given Mr. Musk’s Proven Track Record, Strong Leadership and Vision, the Special Committee Determines that Mr. Musk Should Be Retained
The Special Committee found that being able to execute on Tesla’s vision and bring its future into reality would take strong leadership and vision. This would necessitate a leader comfortable with pushing boundaries and questioning the status quo. The Special Committee believes that Mr. Musk possesses these and other leadership characteristics based on its experience working alongside him as Board members and Mr. Musk’s proven track record of creating and expanding a broad range of successful businesses across industries. In coming to this conclusion, the Special Committee noted numerous reasons why Mr. Musk should be retained, including the following:
Track Record of Revolutionary “Unicorn” Businesses.   Mr. Musk has a proven track record as a “Growth Company CEO” for revolutionizing industries. His portfolio of achievements outside of Tesla is vast, and the following are examples of his successes across different sectors: PayPal (sold to eBay for $1.5 billion in 2002), SpaceX, Neuralink Corporation and xAI.
Transforming Tesla.   As discussed elsewhere, Mr. Musk’s leadership took Tesla from a struggling EV startup to one of the most valuable and disruptive companies in the world with scalable, real-world AI solutions and production methods that will redefine industries beyond transportation. As one of the most sought-after minds with an ability to build world-changing businesses, a fundamental challenge for Tesla is retaining Mr. Musk’s vision and commitment. It is clear to the Special Committee that Mr. Musk has the resources and drive to transform any business into the most valuable business in history. The Special Committee believes it is in the best interests of Tesla that Mr. Musk chooses Tesla as the vehicle to tackle that challenge. As such, the Special Committee firmly believes that the 2025 CEO Performance Award is not merely advisable but absolutely mission critical. It is a strategic necessity to harness Mr. Musk’s unmatched vision, proven leadership, and record of execution, which is central to Tesla’s ability to drive innovation and sustain long-term growth. Given Mr. Musk’s impressive track record and transformative impact across industries as a “Growth Company CEO,” the Special Committee believes that Tesla would be imprudent, even reckless to risk losing his singular talent while Tesla continues to strive to be the first to bring groundbreaking new products and technologies to market and redefine human experiences. Thus, retaining Mr. Musk is not merely wise, it is essential to unlocking the full potential of Tesla’s future. While it is expected that Mr. Musk will remain involved in his other endeavors — as he has always done — through the 2025 CEO Performance Award, Tesla can incentivize him such that his time, energy, passion and leadership remain laser-focused on propelling Tesla into its next era of explosive growth, creating immense shareholder value.
The Special Committee Believes Mr. Musk Is a Talent Magnet
The Special Committee also believes that Mr. Musk is a “talent magnet” — his leadership is a significant factor in attracting highly skilled talent to Tesla. Mr. Musk has drawn world-class engineers in manufacturing and design, as well as specialists in robotics and AI, software developers and battery technology experts to Tesla, all of whom would have several alternative options in the current competitive market for elite talent, particularly with respect to AI. These experts are drawn to Tesla because of the culture of innovation and high performance that Mr. Musk has fostered, which appeals to employees who thrive on solving unprecedented challenges and the opportunity to partner with Mr. Musk on them. The Special Committee believes that Mr. Musk’s ability to recruit and retain such talent is a significant advantage to Tesla, enhancing Tesla’s ability to innovate rapidly and execute its ambitious plans for growth across multiple industries, and significant reason for retaining Mr. Musk and incentivizing him to continue to focus his energy on Tesla.
The Special Committee Determines It Must Devise a Path to Keep Tesla’s Past Promise to Mr. Musk and Retain and Incentivize Him for the Future
Though the Special Committee determined that Mr. Musk’s continued services are essential to Tesla’s future plans, his long-term commitment to Tesla is not guaranteed, particularly given the

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ongoing litigation surrounding the 2018 CEO Performance Award. As discussed above, in spite of the 2025 CEO Interim Award, which represented Tesla’s best retentive efforts using the alternatives immediately available, Mr. Musk has yet to receive the full benefit of his bargain with Tesla under the 2018 CEO Performance Award, despite achieving each of the award tranches under the 2018 CEO Performance Award and delivering hundreds of billions of dollars in shareholder value. Meanwhile, a majority of Mr. Musk’s wealth is now derived from other business ventures outside of Tesla, and he has more attractive options today than ever before. It is thus understandable that Mr. Musk — like any of us — would be hesitant to continue producing for a company that fails to deliver on past-due compensation that he fairly earned and that has no structure in place to incentivize his future performance.
Accordingly, the Special Committee recognized that a three-pronged approach would be necessary in order to both incentivize Mr. Musk’s future leadership and ensure retention by resolving uncertainty by affirming Tesla’s past compensation commitments. In short, the Special Committee determined that any successful strategy to retain and incentivize Mr. Musk would require: (i) first, an interim mechanism, using the tools at the Board’s immediate disposal, to ensure Mr. Musk’s retention until the 2025 Annual Meeting and to show Tesla’s commitment to honoring its bargains, which resulted in the 2025 CEO Interim Award; (ii) second, a mechanism to resolve, if and when the Board subsequently determines it necessary, the residual uncertainty created by the Delaware Chancery Court by delivering the remaining compensation promised to and earned by Mr. Musk under the 2018 CEO Performance Award and (iii) third, a new compensation package to incentivize Mr. Musk to continue leading Tesla into a new era of transformational and unprecedented growth, maximizing long-term shareholder value. As described more fully below and in the Special Committee Report, after a thorough review and in consultation with its advisors, the Special Committee ultimately determined to recommend the Special Share Reserve, to be established under the A&R 2019 Equity Incentive Plan and the 2025 CEO Performance Award, in response to prongs (ii) and (iii), respectively, discussed above.
The Special Committee Determines that an Interim Award Is Needed to Retain Mr. Musk
In light of the lack of meaningful compensation for Mr. Musk since the 2012 CEO Performance Award was last earned in 2017 as well as the continued uncertainty around a resolution in Tornetta and its impact on Mr. Musk’s ability to exercise the 2018 CEO Performance Award, the Special Committee assessed the possibility of a good-faith payment in recognition of his accomplishments and to honor Tesla’s compensation promises. The Special Committee’s assessment looked to several factors, including:
•
The rapidly changing AI landscape, particularly with respect to talent, which has seen reported $300+ million dollar compensation packages for AI hires, and has been validated by the retention challenges for Tesla’s AI professionals dealt with by the members of the Special Committee in their capacity as members of the Compensation Committee;

•
The critical inflection point currently faced by Tesla as it transitions from its role as a leader in the EV and renewable energy industries to transforming into a leader in AI, robotics and related services, which would be significantly set back without Mr. Musk’s leadership;

•
Continued uncertainty with respect to the outcome and timing of Tornetta;

•
Mr. Musk’s other ventures, including SpaceX, xAI, Neuralink Corporation and TBC, which may start to seem more attractive as these other companies continue to drive innovation within their respective industries, including AI; and

•
The lack of incentives for Mr. Musk to remain at Tesla, as well as his repeated public statements that voting influence at Tesla is critically important to him if he is tasked with developing AI products for Tesla.

When comparing the leadership that Mr. Musk brings to Tesla’s AI initiatives to the current market forces driving compensation and acquisitions involving individuals and talent who do not possess Mr. Musk’s leadership experience and track record of sustained shareholder value creation, the Special Committee determined that it was appropriate to make the 2025 CEO Interim Award, subject

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to a two-year vesting period, without further delay. Additionally, in this current competitive landscape — where technology companies routinely engage in significant “acquihire” transactions to secure elite AI talent — the Special Committee believes Mr. Musk’s ability to recruit and retain talent is a significant advantage for Tesla. The Special Committee also believes that failing to retain Mr. Musk would not only mean the loss of his talents but could also lead to an exodus of the talented individuals that he has enabled Tesla to attract.
In addition to the advancements Mr. Musk has made in the AI space, the Special Committee recognizes that Mr. Musk has a variety of interests. The Special Committee determined that an interim award is especially critical for incentivizing and retaining Mr. Musk and focusing his attention on Tesla.
The Special Committee Determines that Restricted Stock is the Appropriate Vehicle for the 2025 CEO Interim Award
The Special Committee ultimately determined that an award of restricted stock was the appropriate vehicle for the 2025 CEO Interim Award even though Tesla has historically used stock options for its CEO performance awards. The Special Committee considered that a restricted stock grant would allow Tesla to immediately deliver the voting influence that Mr. Musk has stated that he desires, while requiring Mr. Musk to remain in a leadership role at Tesla over a two-year vesting period in order to maintain both the voting influence and the economics associated with the 2025 CEO Interim Award. In granting the 2025 CEO Interim Award, the Board ensured that Mr. Musk would be required to forfeit either shares under the 2025 CEO Interim Award or options under the 2018 CEO Performance Award to preclude a windfall should he gain the ability to exercise the 2018 CEO Performance Award. In other words, the 2025 CEO Interim Award is structured so there can be no “double dip.”
Based on these and other factors, as further detailed in its Letter to Shareholders, dated August 4, 2025, the Special Committee ultimately determined that retaining and incentivizing Mr. Musk was of paramount importance to Tesla’s future. The 2025 CEO Interim Award required Mr. Musk to pay a purchase price of $23.34 per share, which is equal to the exercise price per share of the 2018 CEO Performance Award. However, the 2025 CEO Interim Award only equates to approximately one-third of the shares that Mr. Musk is entitled to under the 2018 CEO Performance Award. The Special Committee did not intend for the 2025 CEO Interim Award to be a settlement of the 2018 CEO Performance Award. Instead, the Special Committee views the 2025 CEO Interim Award as a good faith payment and the first step in the comprehensive compensation strategy that the Special Committee has developed and is recommending for your approval.
Alternatives Considered by the Special Committee
As discussed in detail in the proposals that follow, as well as the Special Committee Report, the Special Committee conducted a robust process over approximately seven months. Its work included evaluating historical context, particularly the framework of the 2018 CEO Performance Award and the impact of Tornetta, as well as Tesla’s plans for the future and Mr. Musk’s expected role in driving long-term shareholder value. The Special Committee engaged with its advisors, sought input from management and held numerous working sessions, during which time it considered amendments to the 2019 Plan to establish a Special Share Reserve and evaluated, designed and structured the 2025 CEO Performance Award. The Special Committee also considered various alternatives to the approach it ultimately proposed, including no further action, seeking re-ratification of the 2018 CEO Performance Award and issuing an additional immediate award similar to the 2025 CEO Interim Award.
The Special Committee also thoroughly evaluated several different structures for the 2025 CEO Performance Award, in each case subject to the same performance milestones outlined in the section of the Special Committee Report titled “Part 4 — Incentivizing Extraordinary Growth Through the 2025 CEO Performance Award,” as well as the section below titled “Proposal Four — Reasons for Approval of the 2025 CEO Performance Award — Market Capitalization Milestones Combined with Operational Milestones Create Real Value for Shareholders.” An award offering common stock options was the initial approach considered as this was the structure implemented for Mr. Musk’s previous

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CEO performance awards, and the Special Committee was well-versed in the features of such an award structure. However, after further diligence and as its process matured, the Special Committee considered other alternative structures in light of, among other factors, Tesla’s evolution and tremendous growth since the 2012 CEO Performance Award and 2018 CEO Performance Award were granted. In addition, at various points in the process, the Special Committee considered the possibility of implementing a high-vote stock structure that would grant Mr. Musk greater voting rights, which is a common structure used by companies in the technology sector to give their founding figures a stronger voice, and the Board undertook a process led by its Audit Committee to evaluate such feasibility. After comprehensive review of a variety of factors, including regulatory requirements applicable to listed companies, the Audit Committee informed the Board and the Special Committee that it was not feasible for Tesla to pursue such a structure in a manner contemplated by the Special Committee. The Special Committee determined that such a structure would not allow it to address its objective of retaining and incentivizing Musk in line with the best interests of the Company.
Recommendations of the Special Committee
After careful consideration, the Special Committee concluded that it was advisable and in the best interests of Tesla to:
(i)
propose to implement a framework, set forth by the Board in Proposal Three, authorizing a specific number of shares in a shareholder-approved equity compensation plan to allow the Board the maximum flexibility to make an award to Mr. Musk and uphold Tesla’s end of its 2018 bargain; and

(ii)
propose a forward-looking compensation arrangement for Mr. Musk in the form of the 2025 CEO Performance Award, set forth by the Board in Proposal Four, that builds upon the successful framework of the 2018 CEO Performance Award for the reasons outlined in those proposals.

Texas Law Considerations
The Special Committee rooted its approach in deliberate and thorough adherence to Texas law, including the TBOC, and in light of its fiduciary duties to Tesla. Every aspect of these proposals, including the design of the 2025 CEO Performance Award, was evaluated in light of these fiduciary duties, the TBOC’s requirements for disinterested director approval and other applicable rules and regulations such as Nasdaq listing standards.
Under Texas law, the board of directors of a Texas corporation has the authority to determine the compensation to be paid to the corporation’s executive officers. Such authority is governed by the board’s fiduciary duties to Tesla, which include the duties of care, loyalty and obedience. Both the 2025 CEO Performance Award and the A&R 2019 Equity Incentive Plan concern the equity compensation of an officer and director, Mr. Musk. Because Mr. Musk is an officer and director of Tesla, any transaction between him and Tesla may implicate the duty of loyalty under Texas law. Section 21.418 of the TBOC sets forth three processes, each of which can be used to show that a transaction with a director or officer is not void or voidable: (i) approval in good faith by the majority of the disinterested members of the board of directors (or, if applicable, a committee thereof) who are informed of or aware of the material facts of the transaction and the director’s or officer’s interest; (ii) approval in good faith by the shareholders who are informed of or aware of the material facts of the transaction and the director’s or officer’s interest; or (iii) the determination (typically by a judge following a trial or hearing) that the transaction was fair to Tesla when authorized. Satisfaction of any one of these “safe harbors” is a self-sufficient basis on which an interested transaction may be rendered valid and enforceable under Section 21.418 of the TBOC.
For approval by the board of directors (including any committee thereof), such authorization must be made (i) in good faith, (ii) upon knowledge of all material facts to the transaction and any conflicts of interest and (iii) by a majority of the disinterested directors serving on the board or the committee. Amendments to the TBOC in May of this year clarified that the actions of directors are subject to additional legal protections, including a presumption that such actions are conducted in good faith.

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For approval by the shareholders, the approval must be made in good faith with all material facts known or disclosed. Section 21.418 uses the term “disinterested” when qualifying board or committee approval in good faith but does not use that term when qualifying shareholder approval in good faith. Tesla and its advisors believe that a director or officer with a direct interest in a transaction may exercise his shareholder vote in favor of approving that transaction under Section 21.418 of the TBOC. Section 21.418 of the TBOC further permits the interested director or officer with the interest to be present at or participate in — and, if entitled to vote, to vote at — the board or committee meeting authorizing the transaction.
If the transaction is approved in good faith by disinterested directors, who are aware of or informed of the material facts, the TBOC does not require a shareholder vote to approve the transaction. However, Nasdaq Rule 5635(c) independently requires that a shareholder vote (without any limitations on which shareholders may vote) is sought for the A&R 2019 Equity Incentive Plan and the 2025 CEO Performance Award. The Nasdaq rules do not restrict interested directors or officers who are also shareholders from participating in this vote.
Therefore, the Board has determined that the required vote for each of Proposals Three and Four may include shares of Tesla stock owned, directly or indirectly, by Mr. Musk or Mr. Kimbal Musk.
While certain aspects of such a transaction have yet to be addressed by Texas courts, Tesla and its advisors are confident that the process described herein is sufficient under Texas law to approve an equity compensation transaction that involves Mr. Musk.
Interests of Certain Persons
Mr. Musk, our director and Chief Executive Officer, has a direct interest in the 2025 CEO Performance Award since he is the recipient. He also has an interest in the A&R 2019 Equity Incentive Plan, as he could be the recipient of Musk Awards under the Special Share Reserve in the event that it is approved and the Board opts to exercise its discretion to make such an award. Mr. Musk’s only active compensation plans or arrangements with Tesla are the 2018 CEO Performance Award and the 2025 CEO Interim Award. Mr. Kimbal Musk is a director of Tesla and is Mr. Musk’s brother. Mr. Kimbal Musk has an indirect interest in the Special Share Reserve under the A&R 2019 Equity Incentive Plan and the 2025 CEO Performance Award by virtue of this relationship. As a result of these interests, the Special Committee recommended, and the Board determined it would be best for Mr. Musk and Mr. Kimbal Musk to recuse themselves from consideration of Proposals Three and Four when considering these matters as directors of Tesla.
As noted in the 2024 proxy statement, as well as in the Tornetta Opinions and in various media outlets, several members of the Board have social or business connections (including investments) with Mr. Musk or other Tesla directors. The Board wishes to advise shareholders of this information, but notes that these connections are of no significance under existing Texas law in the context of approving this transaction. This information is disclosed solely because Tesla has historically disclosed it to you, and the Board believes it is important to continue Tesla’s practice of being transparent with shareholders.
The Special Committee, in conjunction with its advisors, determined that Ms. Denholm and Ms. Wilson-Thompson were disinterested directors throughout the Special Committee’s process, as determined under Section 1.003(a) of the TBOC, with respect to the Purpose, as neither is party to any contract or transaction in question and each lacks a material financial interest in the outcome of the proposals under consideration. Because Mr. Musk does not control a majority of our shares, neither Ms. Denholm’s nor Ms. Wilson-Thompson’s own future compensation is related to or contingent on the Special Committee’s recommendations. Further to this point, as a result of the July 14, 2023 Stipulation and Agreement of Compromise and Settlement resolving certain derivative claims regarding Tesla’s director compensation, all non-employee director compensation requires separate shareholder approval (with those named as defendants in that suit, including Mr. Musk, as well as the other members of the Board at the time of such shareholder approval excluded from voting thereon). For additional information on the Special Committee’s disinterestedness, see the section of the Special Committee Report titled “Part 6 — The Disinterestedness of the Committee Members.”

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Proposal Three
Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan
Executive Summary
The Board adopted the A&R 2019 Equity Incentive Plan on September 3, 2025, subject to approval by our shareholders at the 2025 Annual Meeting. If approved by our shareholders, the A&R 2019 Equity Incentive Plan will become effective as of the date on which the A&R 2019 Equity Incentive Plan is approved and will amend and restate our current plan, the 2019 Plan.
The A&R 2019 Equity Incentive Plan: (i) increases the General Share Reserve with an additional 60,000,000 shares for our employees (other than Mr. Musk), resulting in a total of 71,444,367 shares available for the future grant of awards based on the number of shares remaining in the General Share Reserve as of August 19, 2025, and a total of 62,200,293 shares available for future grant based on management’s good faith estimate of the number of shares remaining in the General Share Reserve as of the date of the 2025 Annual Meeting; and (ii) creates a new Special Share Reserve of 207,960,630 shares that can be used in the future solely to grant Musk Awards in light of the extraordinary results he has achieved and the ongoing uncertainty around the 2018 CEO Performance Award. The General Share Reserve, together with the Special Share Reserve, is referred to as the “Share Reserves.” The A&R 2019 Equity Incentive Plan includes the same material terms and conditions as the 2019 Plan but, in addition to the increased Share Reserves, the A&R 2019 Equity Incentive Plan also authorizes the Board to (i) grant Musk Awards with terms that may vary from the terms of the A&R 2019 Equity Incentive Plan (other than the share reserve and share recycling provisions) and (ii) grant non-qualified stock options with an exercise price below fair market value on the date of grant (that, if applicable, comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”)). The Board commits to shareholders that, in making Musk Awards from the Special Share Reserve, no material additional benefit would be provided to Mr. Musk. In other words, similar to the 2025 CEO Interim Award, there can be no “double dip.”
In the event that the 2025 CEO Interim Award is forfeited or reduced, the General Share Reserve will only be restored to the extent that the General Share Reserve was reduced by the 96,000,000 shares underlying the 2025 CEO Interim Award. Because the 2025 CEO Interim Award was issued from the General Share Reserve, in the event of a Tornetta Decision Event (as defined below) that results in forfeiture of, or a reduction in the number of shares subject to, the 2025 CEO Interim Award, the maximum number of shares that may again become available for issuance under the General Share Reserve pursuant to the A&R 2019 Equity Incentive Plan’s share recycling provision is 36,000,000 (the 96,000,000 shares subject to the 2025 CEO Interim Award, less the 60,000,000 new shares being added to the General Share Reserve under the A&R 2019 Equity Incentive Plan).
The General Share Reserve under the A&R 2019 Equity Incentive Plan may be used for our equity incentive awards to all eligible participants, with restrictions on awards to Mr. Musk, in accordance with the terms of the A&R 2019 Equity Incentive Plan described below. The A&R 2019 Equity Incentive Plan provides that awards may not be granted to Mr. Musk from the 60,000,000 new shares being added to the General Share Reserve, including any related shares after giving effect to any recycling of shares permitted in accordance with or any adjustments of awards in connection with certain corporate transactions pursuant to the A&R 2019 Equity Incentive Plan. For clarity, the restriction on awards to Mr. Musk from the General Share Reserve described in the immediately preceding sentence does not apply to any other shares that are or become available under the General Share Reserve, including without limitation (i) any shares remaining in the General Share Reserve as of the date of the 2025 Annual Meeting (prior to the addition of 60,000,000 new shares to the General Share Reserve) and (ii) any permitted recycling of shares subject to the 2025 CEO Interim Award in accordance with the A&R 2019 Equity Incentive Plan. While Tesla is submitting the A&R 2019 Equity Incentive Plan to its shareholders for a vote, as required by Nasdaq rules, once approved, the A&R 2019 Equity Incentive Plan would provide the Board with significant discretion over how to structure subsequent awards under the A&R 2019 Equity Incentive Plan, including any future Musk Awards, without further shareholder approval. Any future Musk Awards may be effected by

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obtaining the approval of the majority of disinterested directors in accordance with Section 21.418(b)(1)(A) of the TBOC and, as such, would not require an additional shareholder vote. See the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — Texas Law Considerations.”
Since Nasdaq rules require that material amendments to equity compensation plans be approved by shareholders, we are presenting the A&R 2019 Equity Incentive Plan to shareholders for approval. The Board views all aspects of the A&R 2019 Equity Incentive Plan as inextricably linked to each other, such that your decision with respect to the A&R 2019 Equity Incentive Plan can only be made on a fully informed basis when considering all of its various aspects. As such, we are seeking your approval for the A&R 2019 Equity Incentive Plan in its entirety, including the Share Reserves. You should also take special note of the discussion below under “— Certain Additional Considerations and Risks Associated with Approval of the A&R 2019 Equity Incentive Plan.”
Replenishing the General Share Reserve Is Essential for Attracting, Retaining and Motivating Talent at Tesla
As discussed above in the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — The Special Committee Determines That an Interim Award Is Needed to Retain Mr. Musk,” in August 2025 the Special Committee recommended, and the Board approved (with Mr. Musk and Mr. Kimbal Musk recusing themselves), the 2025 CEO Interim Award, which provided Mr. Musk with approximately one-third of the benefit he was promised and that he had earned under the 2018 CEO Performance Award. Because the 2025 CEO Interim Award was granted under the 2019 Plan using the General Share Reserve (as Mr. Musk is an employee of Tesla and is therefore eligible to receive awards under the 2019 Plan and will continue to be eligible under the A&R 2019 Equity Incentive Plan to receive awards from the General Share Reserve), it significantly reduced the pool of shares available for future employee awards. If new shares are not added, our capacity to make further equity awards could be impeded as early as the first quarter of 2026.
Replenishing the General Share Reserve is therefore essential. Equity is the cornerstone of Tesla’s compensation philosophy and a key mechanism by which we attract, retain and motivate talent. In an environment of intense competition for top engineers and leaders — particularly in AI and robotics — it is critical that Tesla maintain the ability to provide competitive equity compensation. Without an increase to the General Share Reserve, Tesla will no longer be able to continue making these grants, undermining our ability to compensate employees and sustain the culture of ownership that aligns employee interests with those of our shareholders.
Proposal Three therefore requests an increase of 60,000,000 shares to replenish the General Share Reserve under the A&R 2019 Equity Incentive Plan. Because 96,000,000 shares were used to make the 2025 CEO Interim Award, without replenishment, Tesla will not have sufficient equity to continue granting awards over the long term to its employees, especially given the current competitive talent marketplace. Based on the pace of recent ordinary course grants to employees and executives other than Mr. Musk under the 2019 Plan, the 60,000,000 share increase should provide Tesla with sufficient shares to cover usage until our annual meeting in 2027, at which point we would expect to again request a replenishment of the General Share Reserve. The Board has determined that, given the complexity and significance of the other compensation-related decisions being put forth for a shareholder vote at the 2025 Annual Meeting, it is in the best interests of Tesla to request only this modest replenishment of the General Share Reserve at this time and come back to shareholders with a request for any further increases at a subsequent shareholder meeting. This will provide Tesla with sufficient time to (i) assess the impact of the current talent market, including the AI talent wars, on its equity compensation practices and (ii) continue to include you, our shareholders, in future decision-making relating to our compensation strategy. See “— Reasons for Approval of the A&R 2019 Equity Incentive Plan — Replenishing the General Share Reserve Is Critical to Tesla’s Ability to Attract and Retain Employees with Equity-Based Compensation” for more information regarding our estimate as to how long the General Share Reserve under the A&R 2019 Equity Incentive Plan will last.

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Creating the Special Share Reserve Will Help Eliminate the Remaining Uncertainty around the 2018 CEO Performance Award
Proposal Three to adopt the A&R 2019 Equity Incentive Plan also includes a proposal of the Board, recommended by the Special Committee, to implement a framework that authorizes the Special Share Reserve to allow the Board maximum flexibility to make Musk Awards, while retaining the same ability to grant equity awards to eligible participants as was possible under the 2019 Plan. The 2025 CEO Interim Award was a first step in alleviating the continuing uncertainty created by Tornetta with respect to the 2018 CEO Performance Award. The Special Committee determined, and the Board agrees, that it is in Tesla’s best interests to honor its deal with Mr. Musk and the will of its shareholders. In light of the fact that the 2025 CEO Interim Award only accounts for approximately one-third of the shares Mr. Musk is entitled to under the 2018 CEO Performance Award, the Board needs the flexibility to address the remaining 207,960,630 shares. The A&R 2019 Equity Incentive Plan would enable the Board to take action when it deems necessary based on the facts and circumstances, as our shareholders have made their views clear on the 2018 CEO Performance Award. The Special Committee therefore determined it would be in the best interests of Tesla to include the increased flexibility under the Special Share Reserve as a part of the A&R 2019 Equity Incentive Plan.
Critically, however, the Special Committee has recommended that the Board not take any steps to make Musk Awards at this time beyond adoption of the Special Share Reserve and the ability to grant Musk Awards, and the Board has agreed that it does not have any current intention to do so. The Special Committee and the Board reached this decision after considering, among other things, Tesla’s positions in the Tornetta appeal, the significant accounting charges that might be recognized following any Musk Award (see the sections titled “— Discussion of Alternatives to the Creation of the Special Share Reserve Considered but Rejected by the Special Committee — Granting an Immediate Make-whole Award Similar to the 2025 CEO Interim Award” and “— Certain Additional Considerations and Risks Associated with Approval of the A&R 2019 Equity Incentive Plan — A Musk Award may result in a significant accounting charge to Tesla” below) and the 2025 CEO Interim Award. However, if Proposal Three is approved by shareholders, the Board would have the ability to use its business judgment to make Musk Awards in the future without further shareholder approval, thereby eliminating the remaining uncertainty around Mr. Musk’s previously earned compensation. The Special Committee further recommends that the Board commit to shareholders that, in making Mr. Musk whole with any potential Musk Awards, no material additional benefit would be provided to Mr. Musk.
Burn and Dilution
The table below provides a summary of outstanding awards and shares available as of December 31, 2024 and August 19, 2025.
	As of Dec. 31, 2024 (Incl. 2018 CEO Performance Award)	As of Aug. 19, 2025 (Incl. 2018 CEO Performance Award and 2025 CEO Interim Award)	As of Aug. 19, 2025 (Excl. 2018 CEO Performance Award; Incl. 2025 CEO Interim Award)
Stock Options Outstanding (thousands)	344,535	342,300	38,339
Vested and Unexercised (thousands)	323,847	321,241	17,280
Unvested and Unexercised (thousands)	20,688	21,059	21,059
Weighted Average Exercise Price of Stock Options Outstanding(1)	$40.41	$43.80	$205.96
Weighted Average Remaining Term of Stock Options Outstanding	3.51 Years	2.99 Years	7.49 Years
Full Value Awards Outstanding (thousands)	18,661	113,452	113,452

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	As of Dec. 31, 2024 (Incl. 2018 CEO Performance Award)	As of Aug. 19, 2025 (Incl. 2018 CEO Performance Award and 2025 CEO Interim Award)	As of Aug. 19, 2025 (Excl. 2018 CEO Performance Award; Incl. 2025 CEO Interim Award)
Total Awards Outstanding (thousands)	363,196	455,752	151,791
Shares Available for Future Issuance (thousands)	112,985	11,444	11,444

(1)
The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards, which do not have exercise prices.

Our practice of granting stock options demonstrates our compensation strategy’s strong alignment with shareholder interests and our desire to drive long-term stock price growth. Our current total overhang primarily comprises outstanding stock options, 73.27% of total award shares outstanding and available, when including both the 2018 CEO Performance Award and the 2025 CEO Interim Award. However, our total overhang of outstanding stock options is 23.49% of total award shares outstanding and available when excluding the 2018 CEO Performance Award and including the 2025 CEO Interim Award. In granting the 2025 CEO Interim Award, the Board ensured that Mr. Musk would be required to forfeit shares under the 2025 CEO Interim Award or options under the 2018 CEO Performance Award to preclude a “double dip” or windfall should he gain the ability to exercise the 2018 CEO Performance Award.
Overhang — Including 2018 CEO Performance Award and 2025 CEO Interim Award
	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2024	Aug. 19, 2025
Options and Awards Outstanding (thousands)	364,897	363,109	363,196	455,752
Options and Awards Available for Grant (thousands)	147,984	131,052	112,985	11,444
Total Overhang (Shares)(1) (thousands)	512,881	494,161	476,181	467,196
Common Shares Outstanding (CSO) (thousands)	3,163,706	3,184,557	3,216,139	3,322,244
Total Overhang (Percent of CSO)(2)	16.21%	15.52%	14.81%	14.06%
Overhang — Excluding 2018 CEO Performance Award, Including 2025 CEO Interim Award
	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2024	Aug. 19, 2025
Options and Awards Outstanding (thousands)	60,936	59,148	59,235	151,791
Options and Awards Available for Grant (thousands)	147,984	131,052	112,985	11,444
Total Overhang (Shares)(1) (thousands)	208,920	190,200	172,220	163,235
Common Shares Outstanding (CSO) (thousands)	3,163,706	3,184,557	3,216,139	3,322,244
Total Overhang (Percent of CSO)(2)	6.60%	5.97%	5.35%	4.91%

(1)
Defined as (i) Options and Awards Outstanding plus (ii) Options and Awards Available for Grant.

(2)
Defined as (i) Total Overhang (Shares) divided by (ii) Common Shares Outstanding.

The annual share usage under the 2019 Plan and the associated burn rates projected for 2025 and for the last two fiscal years are presented below.

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Three-Year Average Equity Award Burn Rate — Excluding 2018 CEO Performance Award and
2025 CEO Interim Award
	Weighted Average Shares Outstanding (Undiluted) (thousands)	Options Granted (thousands)	Full-Value Awards Granted (thousands)	Total Options and Full-Value Awards Canceled/ Forfeited (thousands)	Gross Equity Burn Rate(2)	Net Equity Burn Rate(3)
Year	(a)	(b)	(c)	(d)	(b+c)/(a)	(b+c-d)/(a)
2025 (Projected)(1)	3,271,000	14,052	7,551	10,204	0.66%	0.35%
2024	3,197,000	14,979	12,045	8,953	0.85%	0.57%
2023	3,174,000	9,521	11,743	4,341	0.67%	0.53%
3-Year Avg.	3,214,000	12,851	10,446	7,833	0.72%	0.48%

(1)
Projection based on 2025 awards through August 19, 2025. The actual 2025 burn rate may differ based on future grants, stock price fluctuations, and cancellations/forfeitures.

(2)
Defined as the amount in column (b) plus the amount in column (c), divided by the amount in column (a).

(3)
Defined as the amount in column (b) plus the amount in column (c), minus the amount in column (d), divided by the amount in column (a).

Key Governance Features of the A&R 2019 Equity Incentive Plan
The A&R 2019 Equity Incentive Plan maintains our strong equity plan governance practices from the 2019 Plan, such as the following:
•
No evergreen feature — The A&R 2019 Equity Incentive Plan provides for a limited number of shares available for the grant of future equity awards, which may be increased only with the approval of shareholders.

•
No liberal share counting — The A&R 2019 Equity Incentive Plan does not allow shares used to pay the exercise price of an award or to satisfy tax withholding obligations under an award, or shares netted out of the shares issued pursuant to exercised stock appreciation rights, to become available for future grant, and does not allow any shares repurchased by us with the proceeds of the exercise prices for any stock options to be reissued under the A&R 2019 Equity Incentive Plan. In addition, no shares in respect of any Musk Awards may be reissued under the A&R 2019 Equity Incentive Plan.

•
No exchange programs — The A&R 2019 Equity Incentive Plan does not provide for the administrator to institute an exchange program through a third-party intermediary to exchange outstanding awards for awards with different exercise prices and terms.

•
Limits on dividends and dividend equivalents — The A&R 2019 Equity Incentive Plan provides that no dividends or dividend equivalents will generally be paid or accrue on awards other than restricted stock, restricted stock units, performance units or performance shares, provided that any stock- or cash-based dividends or dividend equivalents paid on unvested awards will be subject to the same restrictions on transferability and forfeiture as the underlying awards.

•
Clawback — The A&R 2019 Equity Incentive Plan provides that certain awards will be subject to clawback policies of Tesla, including in our clawback policy required by Nasdaq listing standards as described in “Executive Compensation for Fiscal Year 2024 — Compensation Discussion and Analysis — Clawback Policy,” or similar clawback requirements that arise under applicable laws, which could result in the forfeiture of all or part of such awards.

•
No repricing — The A&R 2019 Equity Incentive Plan prohibits actions that have the purpose or effect of repricing a stock option or stock appreciation right (except as adjusted for certain recapitalizations or approved by shareholders) or any modification of this restriction.

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•
No transfers for value — The A&R 2019 Equity Incentive Plan does not allow awards to be transferred for value, and any transfers may be subject to additional terms and conditions determined by the administrator.

•
No automatic single-trigger acceleration — The A&R 2019 Equity Incentive Plan does not provide for an automatic acceleration of awards upon a change in control unless the acquiring or successor company does not assume or substitute for such awards.

The provisions described above apply to equity incentive awards granted to all eligible participants from the General Share Reserve under the A&R 2019 Equity Incentive Plan. In addition, the A&R 2019 Equity Incentive Plan includes the authority to grant Musk Awards from the Special Share Reserve with terms that are unconstrained by the terms of the A&R 2019 Equity Incentive Plan (other than the share reserve and share recycling provisions).
Summary of the A&R 2019 Equity Incentive Plan
The material features of the A&R 2019 Equity Incentive Plan are summarized below. The following summary does not purport to be a complete description of all the provisions of the A&R 2019 Equity Incentive Plan. It is qualified in its entirety by reference to the complete text of the A&R 2019 Equity Incentive Plan, as set forth in Annex B.
Background, Purpose and Eligibility under the A&R 2019 Equity Incentive Plan
The A&R 2019 Equity Incentive Plan is intended to attract, retain and incentivize our employees, members of the Board and our eligible consultants to promote the success of Tesla. The A&R 2019 Equity Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Tesla’s employees and any of our subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, any Musk Awards and any other equity-based or equity-related awards (including unrestricted shares) that the administrator approves (each individually, an “Award”). Our employees, directors and eligible consultants and our subsidiary corporations’ employees and eligible consultants are eligible to receive Awards under the A&R 2019 Equity Incentive Plan. As of August 19, 2025, we had approximately 131,112 employees, including three executive officers, and eight non-employee directors, who were eligible to participate in the 2019 Plan and would have been eligible to participate in the A&R 2019 Equity Incentive Plan if it had been in effect as of that date. As a result, our executive officers and directors have an interest in this proposal because they are eligible to receive awards under the A&R 2019 Equity Incentive Plan.
Plan Administration
The A&R 2019 Equity Incentive Plan will be administered by the Board, Compensation Committee and one or more additional committees to which the Board, at its discretion or as legally required, may delegate such administration. Different committees may administer the A&R 2019 Equity Incentive Plan with respect to individual recipients (or groups thereof) and individual Awards (or groups thereof).
Subject to the provisions of the A&R 2019 Equity Incentive Plan, the administrator has the power to determine the terms of Awards, including the recipients, the exercise price, if any, the number of shares subject to each Award, the fair market value per share of our common stock, the vesting schedule applicable to the Awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the Award and the terms of the award agreements for use under the A&R 2019 Equity Incentive Plan. The administrator also has the authority, subject to the terms of the A&R 2019 Equity Incentive Plan, to amend existing Awards to reduce or increase their exercise price under certain circumstances (except as described under “— Key Governance Features of the A&R 2019 Equity Incentive Plan — No Repricing,” above), to prescribe rules and to construe and interpret the A&R 2019 Equity Incentive Plan and Awards granted thereunder.

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Maximum Shares Reserved for Awards
The maximum aggregate number of shares that may be issued pursuant to Awards under the A&R 2019 Equity Incentive Plan will be equal to:
1.   2,200,293 shares, which is management’s good-faith estimate of the remaining shares that will be available for grant pursuant to the 2019 Plan at the time of the 2025 Annual Meeting, plus
2.   The number of shares subject to stock options or similar awards granted under Tesla’s 2010 Equity Incentive Plan (the “2010 Plan”) that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2010 Plan that are forfeited to or repurchased by Tesla due to failure to vest, plus
3.   Up to an additional 207,960,630 shares for the Special Share Reserve, plus
4.   Up to an additional 60,000,000 shares for the General Share Reserve.
Awards may not be granted to Mr. Musk from the 60,000,000 shares being added to the General Share Reserve, including after giving effect to any recycling of shares permitted in accordance with, or any adjustment of awards in connection with certain corporate transactions pursuant to the A&R 2019 Equity Incentive Plan. For clarity, this restriction does not apply to any other shares that are or become available under the General Share Reserve, including without limitation (i) any shares remaining in the General Share Reserve as of the date of the 2025 Annual Meeting (prior to the addition of 60,000,000 new shares to the General Share Reserve) and (ii) any permitted recycling of the shares subject to the 2025 CEO Interim Award in accordance with the A&R 2019 Equity Incentive Plan.
For the avoidance of doubt, other than as described in the second item above, no other shares subject to, issued or available for issuance pursuant to awards under the 2010 Plan will be available for issuance under the A&R 2019 Equity Incentive Plan. In addition, no shares in respect of any Musk Awards may be reissued under the A&R 2019 Equity Incentive Plan.
No more than an aggregate of 455,460,630 shares may be granted pursuant to incentive stock options under the A&R 2019 Equity Incentive Plan.
Share Counting Rules
The following rules also govern the determination of shares that may be issued pursuant to Awards under the A&R 2019 Equity Incentive Plan:
•
No shares in respect of any Musk Awards may be reissued under the A&R 2019 Equity Incentive Plan.

•
In the event of a Tornetta Decision Event that results in forfeiture of, or a reduction in the number of shares subject to, the 2025 CEO Interim Award, the maximum number of shares that may again become available for issuance under the General Share Reserve is 36,000,000.

•
If an Award from the General Share Reserve under the A&R 2019 Equity Incentive Plan expires or becomes unexercisable or, as applicable, is forfeited to or repurchased by us due to failure to vest, the shares subject to the expired, unexercisable, forfeited or repurchased portion of such Award will become available for future grant under the General Share Reserve of the A&R 2019 Equity Incentive Plan.

•
Shares that have actually been issued under the A&R 2019 Equity Incentive Plan under any Award (other than an unvested Award of restricted stock) will not be returned to the A&R 2019 Equity Incentive Plan and will not become available for future distribution under the A&R 2019 Equity Incentive Plan.

•
With respect to exercised stock appreciation rights, the total number of shares subject to such stock appreciation rights (and not the net number of shares actually issued pursuant to such stock appreciation rights) will cease to be available under the A&R 2019 Equity Incentive Plan.

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•
Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant under the A&R 2019 Equity Incentive Plan.

•
Shares repurchased by us with the proceeds of the exercise prices for any stock options may not be reissued under the A&R 2019 Equity Incentive Plan.

•
To the extent an Award from the General Share Reserve under the A&R 2019 Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the General Share Reserve of the A&R 2019 Equity Incentive Plan.

•
Shares issued in connection with awards that are assumed, converted or substituted pursuant to certain corporate transactions will not reduce the number of shares available for issuance under the General Share Reserve of the A&R 2019 Equity Incentive Plan.

No Repricing
In no event will the administrator reduce the exercise price of a stock option or stock appreciation right, exchange a stock option or stock appreciation right for cash or another Award for the purpose of repricing such stock option or stock appreciation right, exchange a stock option or stock appreciation right for another stock option or stock appreciation right with a lower exercise price, or take any other action with respect to a stock option or stock appreciation right that constitutes a repricing under applicable laws. Moreover, the Board may not amend the A&R 2019 Equity Incentive Plan to modify the foregoing restrictions. However, any adjustment of a stock option or stock appreciation right as provided under “— Adjustments” below or any action taken with the approval of our shareholders will not constitute a prohibited repricing under the A&R 2019 Equity Incentive Plan.
Elon Musk Awards
The A&R 2019 Equity Incentive Plan permits the grant of Musk Awards from the Special Share Reserve, which are called “Elon Musk Awards” in the A&R 2019 Equity Incentive Plan. Notwithstanding anything in the A&R 2019 Equity Incentive Plan to the contrary, any Musk Awards may be granted to Mr. Musk in such amounts and subject to such terms and conditions as the administrator may determine in its sole discretion subject to its fiduciary duties, unconstrained by the terms of the A&R 2019 Equity Incentive Plan (other than the share counting rules described above, which will apply to any Musk Awards). Musk Awards may be in the form of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares or any other types of equity-based, equity-related or equity awards (including the grant or offer for sale of unrestricted shares). Each Musk Award will be administered in accordance with Section 21.418 of the TBOC by disinterested directors (which includes our Compensation Committee). The Board commits to shareholders that no material additional benefit will be provided to Mr. Musk in the form of a Musk Award that was not previously available under the 2018 CEO Performance Award.
Incentive and Nonstatutory Stock Options
Incentive and/or nonstatutory stock options may be granted under the A&R 2019 Equity Incentive Plan; provided that incentive stock options are only granted to employees. The exercise price of incentive and/or nonstatutory stock options must equal at least the fair market value of our common stock on the date of grant, unless determined otherwise by the administrator with respect to the applicable Award (which Award will, for the avoidance of doubt, comply with Section 409A of the Code, to the extent applicable). The term of an option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of the A&R 2019 Equity

44   2025 Proxy Statement

Incentive Plan, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. No dividends or dividend equivalent rights will be paid or accrued on stock options under the A&R 2019 Equity Incentive Plan. The specific terms will be set forth in an award agreement.
Restricted Stock
Restricted stock may be granted under the A&R 2019 Equity Incentive Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability, forfeiture provisions and other restrictions as the administrator may deem advisable or appropriate, and other terms and conditions as the administrator, in its sole discretion, determines in accordance with the terms and conditions of the A&R 2019 Equity Incentive Plan. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service to us. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, provided that all dividends, whether paid in shares or cash, will be subject to the same restrictions on transferability and forfeitability as the restricted stock with respect to which they were paid. Shares of restricted stock that do not vest for any reason generally will be forfeited by the recipient. The specific terms will be set forth in an award agreement.
Restricted Stock Units
Restricted stock units may be granted under the A&R 2019 Equity Incentive Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the A&R 2019 Equity Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. Any dividend equivalents on restricted stock units may be earned in shares or cash but will be subject to the same restrictions on transferability and forfeitability as the restricted stock units with respect to which they relate. The specific terms will be set forth in an award agreement.
Stock Appreciation Rights
Stock appreciation rights may be granted under the A&R 2019 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of the A&R 2019 Equity Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The term of an Award of stock appreciation rights may not exceed 10 years. After the termination of service of an employee, director or consultant, the participant may exercise his or her stock appreciation rights, to the extent vested as of such date of termination, for the period of time stated in his or her award agreement. Generally, if termination is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, the stock appreciation rights will generally remain exercisable for three months following the termination of service. However, in no event may stock

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appreciation rights be exercised later than the expiration of their term. No dividends or dividend equivalent rights will be paid or accrued on stock appreciation rights. The specific terms will be set forth in an award agreement.
Performance Units/Performance Shares
Performance units and performance shares may be granted under the A&R 2019 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. Any dividend equivalents on performance units or performance shares may be earned in shares or cash but will be subject to the same restrictions on transferability and forfeiture as the performance units or performance shares with respect to which they relate. The specific terms will be set forth in an award agreement.
Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the A&R 2019 Equity Incentive Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the A&R 2019 Equity Incentive Plan, the number, class and price of shares covered by each outstanding Award, and/or the numerical share limits contained in the A&R 2019 Equity Incentive Plan.
Dissolution or Liquidation
In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.
Certain Transactions or Change in Control
The A&R 2019 Equity Incentive Plan provides that, unless otherwise set forth in an award agreement, in the event of a merger, consolidation or similar transaction, each outstanding Award or portion thereof will be treated as the administrator determines, except that if such transaction results in a change in control, as defined under the A&R 2019 Equity Incentive Plan, in which an acquiring or successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding Award or portion thereof, then such Award or portion thereof will fully vest, all restrictions on such Award or portion thereof will lapse, all performance goals or other vesting criteria applicable to such Award or portion thereof will be deemed achieved at 100% of target levels and such Award or portion thereof will become fully exercisable, if applicable, for a specified period determined by the administrator, unless provided otherwise under the applicable award agreement. The Award or portion thereof will then terminate upon the expiration of the specified period of time. If Awards granted to an outside director are assumed or substituted and such director’s service is terminated at or following such assumption or substitution, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units, if any, will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met, unless provided otherwise under the applicable award agreements.

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Clawback
Certain participants under the A&R 2019 Equity Incentive Plan and any Awards held by them will be subject to any clawback policy of Tesla currently in effect, such as provided in our clawback policy required by Nasdaq listing standards as described below in “Executive Compensation for Fiscal Year 2024 — Compensation Discussion and Analysis — Clawback Policy,” or such other policies that may be established and/or amended from time to time, or the forfeiture or repayment of such awards to the extent required by applicable laws. The administrator may require such participants to forfeit, return or reimburse to us all or a portion of their Awards and any amounts paid thereunder pursuant to the terms of such clawback policy or as required by applicable laws.
Transferability of Awards
Awards granted under the A&R 2019 Equity Incentive Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. The administrator may make an Award transferable (provided that it be for no consideration), and such transfer may contain such additional terms and conditions as the administrator deems appropriate.
New Plan Benefits
The amount and timing of Awards granted under the A&R 2019 Equity Incentive Plan are determined in the sole discretion of the administrator and therefore cannot be determined in advance. Future Awards that would be received under the A&R 2019 Equity Incentive Plan by directors, executive officers (including our CEO) and other employees are discretionary and are therefore not determinable at this time. The equity-based Awards granted for the 2024 fiscal year are set forth in the following table below. This table does not present any information for Awards made in 2025, including the 2025 CEO Interim Award. For additional information, see “Executive Compensation for Fiscal Year 2024 — Grants of Plan-Based Awards in 2024.”
Name and Position	Stock Awards ($)(1)	Number of Securities Underlying Stock Awards	Option Awards ($)(2)	Number of Securities Underlying Option Awards
Elon Musk, Technoking of Tesla and Chief Executive Officer	—	—	—	—
Vaibhav Taneja, Chief Financial Officer	26,136,809	104,610	113,029,280	941,487
Xiaotong (Tom) Zhu, Senior Vice President, APAC and Global Vehicle Manufacturing	—	—	—	—
Andrew Baglino, Former Senior Vice President, Powertrain and Energy Engineering	—	—	—	—
Executive Group	26,136,809	104,610	113,029,280	941,487
Non-Executive Director Group	—	—	—	—
Non-Executive Officer Employee Group	2,671,733,966	11,940,497	1,604,490,565	14,037,683

(1)
This column reflects the aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”) of the restricted stock units granted. The assumptions used in the valuation of these awards are set forth in Note 12, Equity Incentive Plans, to the consolidated financial statements included in Tesla’s Annual Report on Form 10-K filed with the SEC on January 30, 2025. These amounts do not necessarily correspond to the actual value that may be recognized, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the restricted stock units.

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(2)
This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted. The assumptions used in the valuation of these awards are set forth in Note 12, Equity Incentive Plans, to the consolidated financial statements included in Tesla’s Annual Report on Form 10-K filed with the SEC on January 30, 2025. These amounts do not necessarily correspond to the actual value that may be recognized, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s).

Summary of Material U.S. Federal Income Tax Considerations
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the A&R 2019 Equity Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary is not intended to be exhaustive, addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to any particular participant in light of their individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and consequences arising under the alternative minimum tax. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
Subject to the discussion below regarding the timely filing of a Section 83(b) election with respect to the shares received pursuant to the exercise of an incentive stock option, an A&R 2019 Equity Incentive Plan participant who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied and a Section 83(b) election has not been timely filed, the participant recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of the option exercise, or (ii) the sale price of the shares, but only to the extent such difference is positive. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period.
If a participant timely files a Section 83(b) election with respect to the shares received pursuant to the exercise of an incentive stock option, the participant will recognize ordinary income at the time the incentive stock option is exercised in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of the option exercise, but only to the extent such difference is positive.
Nonstatutory Stock Options
A participant does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, if the shares received are vested, or if the shares are unvested but the participant timely files a Section 83(b) election, the participant recognizes ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price and any amount paid for the option. If the shares received are unvested and no timely Section 83(b) election is made, no income is recognized at exercise. Instead, the participant recognizes ordinary income when the shares vest in an amount equal to the excess of the fair market value of the shares on the vesting date over the exercise price and any amount paid for the option. Any taxable income recognized in connection with an option exercise by an employee (or the vesting of shares) is subject to tax withholding. Upon a disposition of such shares by the participant, any difference between the sale price and the participant’s tax basis in the shares (generally, the exercise price plus any income recognized upon exercise or vesting, as applicable) is treated as long-term or short-term capital gain or loss, depending on the holding period.
Stock Appreciation Rights
No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash

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received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares
A participant will not have taxable income at the time an award of restricted stock is granted unless the participant makes a timely election under Section 83(b) of the Code. If no such election is made, he or she will recognize ordinary income on the date the shares underlying the Award become either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (i.e., vested), in an amount equal to the fair market value of the shares on the date the shares vest over any amount paid for the shares. If a participant makes a timely Section 83(b) election, he or she will recognize ordinary income on the date the shares are issued in an amount equal to the fair market value of the shares on the date the shares are issued over any amount paid for the shares.
Deductibility of Awards
We generally will be entitled to a tax deduction in connection with an Award under the A&R 2019 Equity Incentive Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income. However, Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by us paid to certain of our employees, including our Chief Executive Officer, Chief Financial Officer and each of our other three most highly paid executive officers. Beginning with taxable years starting after December 31, 2026, this limitation will also extend to our five other most highly compensated employees (even if they are not executive officers), so that a larger group of employees may fall within the deduction cap. As a result, we will be unable to deduct any portion of an Award granted to such covered persons that causes their total annual compensation to exceed $1,000,000.
Other Information
The A&R 2019 Equity Incentive Plan was approved by the Board on September 3, 2025, subject to shareholder approval. The Board may at any time further amend, alter, suspend or terminate the A&R 2019 Equity Incentive Plan, provided that it must obtain shareholder approval of any additional amendment if required under applicable law or Nasdaq rules. Unless earlier terminated by the Board, the A&R 2019 Equity Incentive Plan will continue in effect until 2029, 10 years from the date the 2019 Plan was approved by our shareholders. The termination or amendment of the A&R 2019 Equity Incentive Plan may not adversely affect any outstanding Award thereunder unless mutually agreed between the participant and the administrator.
On September 3, 2025, the closing price on the Nasdaq Global Select Market of our common stock was $334.09 per share.
Summary of the Framework for Musk Awards
A vote for the A&R 2019 Equity Incentive Plan gives the Board the discretion to seek a path to grant Musk Awards if and when it determines, in its business judgment, that it is appropriate to do so. Importantly, this is not a vote on a specific award, including a Musk Award. Rather, a vote for the A&R 2019 Equity Incentive Plan puts the ultimate power to determine whether and when to make Musk Awards in the hands of disinterested directors elected for their business judgment.
If the A&R 2019 Equity Incentive Plan is approved, the Board will have discretion to make Musk Awards without an additional shareholder vote. Our shareholders have already voted in favor of the 2018 CEO Performance Award twice. While the Board believes that Mr. Musk deserves the benefit of the deal that he struck with Tesla and its shareholders in 2018, the Board does not intend to give Mr. Musk more than he bargained for and ultimately earned. In the event that the Board opts to resolve the remaining uncertainty relating to Mr. Musk’s previously earned compensation by granting Musk Awards prior to the resolution of Tornetta, but subsequently prevails in that litigation, the Board commits to shareholders that it will take steps to ensure that Mr. Musk does not receive more than he would have been entitled to under the 2018 CEO Performance Award. For example, in granting the 2025 CEO Interim Award, the Board ensured that Mr. Musk would be required to forfeit shares under the 2025 CEO Interim Award or equivalent options under the 2018 CEO Performance

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Award to preclude a windfall should he gain the ability to exercise the 2018 CEO Performance Award. In other words, as embodied in the 2025 CEO Interim Award, there can be no “double dip.” In the event that the Tornetta appeal is successful and no Musk Awards have been made, then no Musk Awards will be made. For additional considerations regarding the Board’s grant of Musk Awards, see the section titled “— Certain Additional Considerations and Risks Associated with Approval of the A&R 2019 Equity Incentive Plan.”
Nonetheless, your approval of the A&R 2019 Equity Incentive Plan provides flexibility for the Board to take decisive action in the future in response to evolving considerations. On the one hand, as an example of one consideration, the Board understands that any Musk Award may result in a material accounting charge that could have significant negative consequences for Tesla, which would need to be considered against the benefits of such an award. On the other hand, we cannot guarantee the timing of the Tornetta appeal decision, nor how the court will decide. If shareholders approve the A&R 2019 Equity Incentive Plan, the Board would weigh these considerations alongside any input from its advisors, ultimately deciding on the path that, in its business judgment, is in the best interests of Tesla.
For more information on the Texas law applicable to the Board granting Musk Awards, including legal protections for actions by disinterested directors, see the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — Texas Law Considerations.”
Recommendations of the Special Committee and the Board
For a summary of the events leading up to the Special Committee’s recommendation, as well as a discussion of the Special Committee’s process, see the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — Background of the Special Committee” and the full text of the Special Committee Report attached to this proxy statement as Annex A, which is incorporated by reference herein.
At a meeting of the Special Committee held on September 3, 2025, after reviewing and considering the factors and considerations deemed relevant by the Special Committee, and after investigating and considering the benefits and detriments, for the reasons set forth in the Special Committee Report and summarized below under the section titled “— Reasons for Approval of the A&R 2019 Equity Incentive Plan,” the Special Committee recommended to the Board that it (i) establish a Special Share Reserve in the amount of 207,960,630 shares of Tesla’s common stock under the A&R 2019 Equity Incentive Plan, from which the Board would have discretion and flexibility in its business judgment to make future equity awards to Mr. Musk to honor Tesla’s outstanding obligations under the 2018 CEO Performance Award, after giving effect to the 2025 CEO Interim Award and (ii) grant the 2025 CEO Performance Award to Mr. Musk.
Following the determination of the Special Committee that the Board’s implementation of an amended and restated equity incentive plan framework is in the best interests of Tesla, and, after considering the Special Committee’s recommendations and the Special Committee Report, the Board met on September 3, 2025, with Mr. Musk and Mr. Kimbal Musk recusing themselves. On September 3, 2025, the Board, after investigating and considering the benefits and detriments, determined that the A&R 2019 Equity Incentive Plan is in the best interests of Tesla, approved the A&R 2019 Equity Incentive Plan, directed that the A&R 2019 Equity Incentive Plan be submitted for approval by our shareholders at the 2025 Annual Meeting and recommended that our shareholders approve the A&R 2019 Equity Incentive Plan. On September 3, 2025, the Board’s Compensation Committee, in its role as administrator under the 2019 Plan, also approved and recommended the A&R 2019 Equity Incentive Plan to the Board.
Reasons for Approval of the A&R 2019 Equity Incentive Plan
Replenishing the General Share Reserve Is Critical to Tesla’s Ability to Attract and Retain Employees with Equity-Based Compensation
The 2025 CEO Interim Award was an important first step in retaining Mr. Musk’s vision and leadership while demonstrating Tesla’s commitment to honoring its compensation promises under the 2018

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CEO Performance Award. However, because the General Share Reserve was the only practicable vehicle available at the time of the award, the 2025 CEO Interim Award consumed a significant portion of the available shares. As a result, unless the General Share Reserve is replenished, it may be depleted as early as the first quarter of 2026, limiting Tesla’s ability to grant equity awards to its employees. This will in turn impede Tesla’s ability to attract, retain and incentivize employees using the culture of ownership that it has historically used to drive shareholder value. In short, we are asking shareholders to approve the A&R 2019 Equity Incentive Plan so that we can continue to grant equity awards, including to Mr. Musk, as this is a key component of how Tesla attracts, retains and incentivizes its talented workforce — from top to bottom. Additionally, the use of equity pay-for-performance is a hallmark of good governance and more importantly provides for alignment with shareholder interests, the North Star of our actions at Tesla.
We currently expect that if shareholders approve the A&R 2019 Equity Incentive Plan, which will add 60,000,000 shares to the General Share Reserve, we will have flexibility to continue to grant equity awards for approximately two years, or until November 2027 based on the burn rate for employee equity awards, excluding the 2025 CEO Interim Award. The Board has determined that, given the complexity and significance of the other compensation-related decisions being put forth for a shareholder vote at the 2025 Annual Meeting, it is in the best interests of Tesla to replenish the General Share Reserve for approximately two more years and come back to shareholders with a request for any further increases at a subsequent shareholder meeting. This will provide Tesla with time to assess the impact of the current talent market, including the AI talent wars, on its equity compensation practices and continue to include you, our shareholders, in future decision-making relating to our compensation strategy. However, the timing and the total number of shares subject to the equity awards that we may actually need to grant in the future will depend on a number of factors, including the market value of our common stock, changes in our competitors’ or industry-wide compensation practices, changes in the number of personnel that we may hire or need to compensate, changes to forfeiture rates, the need to attract, retain and motivate our employees, the extent to which vesting conditions to awards under the A&R 2019 Equity Incentive Plan are satisfied in the future, our acquisition activity and related hiring of new employees, and the mix between equity awards and other forms of compensation that we may elect for our personnel. We cannot predict our future equity grant practices, the future market value of our common stock or other factors with any degree of certainty at this time, and the General Share Reserve under the A&R 2019 Equity Incentive Plan could ultimately last for a shorter or longer period of time.
If shareholders approve the A&R 2019 Equity Incentive Plan at the 2025 Annual Meeting, awards outstanding under the 2019 Plan will remain unaffected and will continue to be governed by their existing terms. In that event, new grants of equity awards following the 2025 Annual Meeting will generally be made under the A&R 2019 Equity Incentive Plan. Approval would help ensure Tesla can continue its employee equity program by replenishing the General Share Reserve.
If shareholders do not approve the A&R 2019 Equity Incentive Plan at the 2025 Annual Meeting, the 2019 Plan will remain unchanged and we will continue to have the ability to grant new equity awards thereunder following the 2025 Annual Meeting, subject to the limitations of the General Share Reserve under the 2019 Plan without the increases contemplated by this proposal. As discussed above, because the 2025 CEO Interim Award reduced the shares available under the General Share Reserve, our capacity to make further equity awards could be impeded as early as the first quarter of 2026, negatively impacting our ability to attract, retain and incentivize our employees, especially during the ongoing AI talent wars. Additionally, if shareholders do not approve the A&R 2019 Equity Incentive Plan, the Special Share Reserve will not be established, and the Board will not have the ability to grant any Musk Awards. This would significantly limit Tesla’s ability to deliver the remaining previously earned compensation it promised Mr. Musk under the 2018 CEO Performance Award, which would negatively impact both retention and the credibility of forward-looking compensation agreements with our Chief Executive Officer.
Musk Awards Could Be Used in the Future to Resolve Remaining Uncertainty Regarding Mr. Musk’s Previously Earned Compensation
Mr. Musk achieved all award tranches and otherwise exceeded all expectations in delivering unprecedented growth under the 2018 CEO Performance Award. In the interest of fairness, as well

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as retaining Mr. Musk, including by demonstrating Tesla’s ability to fully deliver on its compensation promises, the Special Committee has determined, and the Board agrees, that Mr. Musk should be made whole for delivering unprecedented growth and value from an approximately $53.5 billion market capitalization in March 2018 to approximately $1.08 trillion as of August 29, 2025 — more than 20x in approximately seven years. Tesla and its shareholders have enjoyed the benefit of Mr. Musk’s efforts and, from the Special Committee’s perspective, “a deal is a deal.” Mr. Musk has delivered on his end of the deal and, to give effect to the voice of Tesla’s shareholders, the Special Committee therefore believes that it is in the best interests of Tesla to fully deliver on its end of the deal by honoring its bargain. Failure to do so could cause Tesla to risk losing Mr. Musk’s services and hinder its relationship with current and future executives.
By delivering restricted stock equal to approximately one-third of the options that Mr. Musk is owed under the 2018 CEO Performance Award, the 2025 CEO Interim Award reduced, but did not eliminate, the compensation uncertainty created by the Delaware Chancery Court in Tornetta. The Special Committee believes that it is appropriate to act now so that the Board, by action of its disinterested directors (or a subset of them), can have flexibility to subsequently grant equity-based compensation to Mr. Musk in light of the extraordinary results he has achieved for Tesla’s shareholders since the grant of the 2018 CEO Performance Award. The Special Committee further recommends that the shareholders grant the Board flexibility in determining the form and timing of any Musk Awards granted to Mr. Musk under the A&R 2019 Equity Incentive Plan and that the Board commits to shareholders that, in making Mr. Musk whole with potential Musk Awards, no material additional benefit would be provided to Mr. Musk. In other words, like the 2025 CEO Interim Award, there can be no “double dip.”
Empowering the Board to Make Musk Awards under the A&R 2019 Equity Incentive Plan Provides the Board Flexibility To Deal with Compensation Uncertainty Caused by the Ongoing Tornetta Litigation
Depending on the timing, Musk Awards may not be necessary if the Tornetta appeal is successful. However, granting the Board the flexibility to make such an award enhances the Board’s ability to deliver certainty with respect to Mr. Musk’s compensation for his prior services as Chief Executive Officer, improving the power of future performance awards to serve as incentives and reducing the risk that Tesla will be unable to retain Mr. Musk, or any future Chief Executive Officer. The Tornetta Opinions have shown that courts, and particularly those in Delaware, can be unpredictable, and while Tesla is confident of its positions in the Tornetta appeal, the A&R 2019 Equity Incentive Plan would provide a valuable backstop for eliminating the remaining uncertainty and providing flexibility to adapt to changing circumstances. Approval would preserve the Board’s ability to address Mr. Musk’s previously earned compensation through the Special Share Reserve, if and when the Board determines appropriate in its business judgment.
Discussion of Alternatives to the Creation of the Special Share Reserve Considered but Rejected by the Special Committee
The Special Committee considered other alternatives for delivering the benefit of the bargain under the 2018 CEO Performance Award to Mr. Musk, including: (i) taking no further action after the 2025 CEO Interim Award, which the Special Committee determined would be inequitable, risk the loss of Mr. Musk’s leadership and undermine the credibility of Tesla’s compensation practices; (ii) seeking shareholder re-ratification (or equivalent action) of the 2018 CEO Performance Award, which raised concerns about legal complexity, jurisdictional conflict and the potential to disrupt Tesla’s legal position and create potential adverse consequences; and (iii) granting an immediate make-whole award for the number of shares underlying the 2018 CEO Performance Award minus the number of shares granted under the 2025 CEO Interim Award, which the Special Committee determined would not provide adequate flexibility and could result in a significant accounting charge. For a host of reasons and based on the Special Committee’s weighing of the current relevant factors, the Special Committee did not recommend any of these approaches.
Taking No Further Action after Granting the 2025 CEO Interim Award
The 2025 CEO Interim Award was never intended to be a comprehensive solution to the compensation issues created by Tornetta. Instead, the Special Committee, together with the Board,

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implemented it as an interim, good faith measure that would retain and incentivize Mr. Musk while a long-term solution was determined. While the Special Committee evaluated the possibility of taking no further action with regard to the remaining compensation owed under the 2018 CEO Performance Award following the 2025 CEO Interim Award, it ultimately determined that this would be both inequitable and damaging to Tesla and Mr. Musk. Prior to the 2025 CEO Interim Award, Mr. Musk had not received meaningful compensation since 2017, despite delivering extraordinary performance that contributed to unprecedented growth in shareholder value. Failing to take action to make Mr. Musk whole for the remainder of the 2018 CEO Performance Award, if, for example, the Delaware Supreme Court upholds the rescission of that award, could undermine Tesla’s ability to retain and incentivize him and would raise serious concerns regarding the reliability of Tesla as a counterparty to performance-based compensation arrangements and create other adverse consequences. The Special Committee believes that shareholders (who already twice voted to approve the 2018 CEO Performance Award) expect Tesla to fully uphold our end of the bargain. Inaction could also have broader implications for Tesla, including reputational damage on a number of fronts. It would also leave open the risk of value erosion derived from Tesla’s inability to credibly compensate a Chief Executive Officer whose leadership it views as indispensable to its long-term strategy.
Re-ratification of the 2018 CEO Performance Award
The Special Committee also considered whether to again seek ratification of the 2018 CEO Performance Award, which would eliminate the need for a new equity grant and potentially mitigate the risk of an accounting charge. Although this approach presented some theoretical benefits, the Special Committee determined that they were ultimately outweighed by the significant legal, practical and procedural complexities involved, as well as the potential for further delays in compensating Mr. Musk.
Granting an Immediate Make-whole Award Similar to the 2025 CEO Interim Award
Finally, the Special Committee evaluated the possibility of granting Mr. Musk an additional immediate equity award equal to the number of shares underlying the 2018 CEO Performance Award, minus the number of shares granted under the 2025 CEO Interim Award. As discussed in the section titled “— Certain Additional Considerations and Risks Associated with Approval of the A&R 2019 Equity Incentive Plan — A Musk Award may result in a significant accounting charge to Tesla.” below, the Special Committee, together with its advisors, assessed the possibility that granting such an award could cause Tesla to incur a significant accounting charge that might otherwise be avoided, among other challenges.
For illustrative purposes only, the Special Committee’s advisors assessed that if a Musk Award of 207,960,630 shares were to have been issued on August 19, 2025, based on the closing stock price of $329.31 on that date, the accounting grant-date fair value of such a Musk Award would have been approximately $56.2 billion. This amount is based on substantially the same assumptions used to calculate the accounting grant-date fair value estimate for the 2025 CEO Interim Award in Tesla’s Current Report on Form 8-K filed with the SEC on August 4, 2025 and is provided only for illustrative purposes. It does not reflect the actual accounting grant-date fair value of a future Musk Award, if any, that will be calculated in the future and disclosed in Tesla’s future financial statements, nor is it indicative of the timing of recognizing any compensation expenses. Any actual accounting charge would be based on the applicable facts and circumstances.
Having taken the most reasonable action immediately available in the form of the 2025 CEO Interim Award, which was structured to mitigate the risk of an accounting charge, the Special Committee determined that a long-term solution would require flexibility in order to adapt to a range of possible outcomes. The Special Committee believes that establishing the Special Share Reserve pursuant to the A&R 2019 Equity Incentive Plan is preferable to granting a Musk Award now given that the legal status of the 2018 CEO Performance Award remains uncertain. The Special Committee believes that Tesla has a strong legal position in the Tornetta appeal and therefore also believes that taking action that would result in Tesla’s incurrence of an accounting charge is not a necessity at this time, particularly given the short-term retentive effect of the 2025 CEO Interim Award. Based on the pending result of the Tornetta appeal, the Special Committee ultimately

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recommended that the timing of any Musk Awards be left to the discretion of the Board. In doing so, the Special Committee acknowledged that the Board may subsequently determine in its business judgment that the incurrence of an accounting charge in connection with a grant of a Musk Award is justified and outweighs the risks associated with the prolonged Delaware litigation, which continues to create uncertainty for all Company stakeholders.
Certain Additional Considerations and Risks Associated with Approval of the A&R 2019 Equity Incentive Plan
Shareholders should also consider the following considerations and risks associated with approving the A&R 2019 Equity Incentive Plan:
A Musk Award may result in a significant accounting charge to Tesla.
As discussed in the section titled “— Granting an Immediate Make-whole Award Similar to the 2025 CEO Interim Award” above, if the Board were to grant a Musk Award for the total amount of shares in the Special Share Reserve, it could possibly result in an accounting charge of $56.2 billion based on the closing stock price of $329.31 on August 19, 2025. Conversely, extending Mr. Musk’s wait to be made whole for his services as Chief Executive Officer indefinitely raises risks related to Tesla’s ability to retain Mr. Musk, or any future executive officer. Additionally, the exact amount of an accounting charge may increase if Tesla’s stock price increases, creating further risk and uncertainty surrounding the circumstances of Mr. Musk’s lack of compensation. Consequently, the Board may subsequently determine that incurrence of an accounting charge in connection with the grant of a Musk Award is justified and outweighs the risks associated with the prolonged Delaware litigation. Such a charge would have a material negative impact on Tesla’s financial results and could, by extension, have a material negative impact on Tesla’s stock price and on shareholder value.
Replenishing the General Share Reserve may result in dilution to shareholders.
Increasing the shares reserved for issuance under the General Share Reserve may lead to dilution of the ownership interests of existing shareholders. If shareholders approve the increase to the General Share Reserve, Tesla will use those shares to make future equity awards to its employees. As those awards are issued, they will put new shares into circulation, diluting the ownership stake of existing shareholders. Dilution can reduce the relative voting power of current shareholders and the market value of shares held by existing investors because the issuance of additional shares will have the effect of spreading Tesla’s economic value across a larger pool of shares.
Musk Awards will result in dilution to shareholders.
If granted, a Musk Award may consist of up to 207,960,630 shares of Tesla’s common stock available under the A&R 2019 Equity Incentive Plan. Because this would put a material number of new shares into circulation, it could result in dilution of shareholders’ voting power and economic rights and may result in the creation or entrenchment of control positions. If Mr. Musk were to sell a large portion of his shares following any award, even if the award itself were subject to certain holding periods, it may further impact the share price. The 2018 CEO Performance Award, if reinstated, would result in substantially the same amount of dilution as a Musk Award that uses the full Special Share Reserve, after giving effect to the forfeiture provisions of the 2025 CEO Interim Award. As a result, the maximum dilution from any future Musk Awards would parallel, but not exceed, the dilution associated with the 2018 CEO Performance Award.
There can be no assurance as to what approach the Board may take in the future when granting Musk Awards.
The Board may decide to grant Musk Awards based on a number of considerations, including the uncertainty caused by Tornetta and the need to incentivize Mr. Musk’s commitment to Tesla. As a result, there can be no assurance of the approach the Board will take in the future with respect to any Musk Awards. Once the A&R 2019 Equity Incentive Plan is approved by shareholders, the Board will have discretion over how to structure Mr. Musk’s equity incentive compensation, including whether any Musk Award is necessary or advisable (including the timing of it (if any)), without the need for a further shareholder vote. If the A&R 2019 Equity Incentive Plan is approved, the Board will have full discretion over any Musk Awards and there can be no guarantee as to the form of such

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an award. If the Board determines to grant a Musk Award above a certain threshold, depending on the circumstances, a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act” ) may be required, adding a layer of regulatory approval to any retentive grant.
Any future Musk Awards, if awarded before Tornetta is complete, could negatively impact the outcome of Tornetta.
In order to appropriately incentivize Mr. Musk’s future performance and compensate him for past performance, the Board may deem it necessary in its business judgment to make good on Tesla’s 2018 deal with Mr. Musk by granting him Musk Awards before Tornetta reaches its conclusion. Musk Awards may negatively impact the Tornetta appeal given the central role that the 2018 CEO Performance Award plays in that case. This may result in increased legal expenses, delays or adverse judgments that could have a material impact on shareholder value or Tesla’s business outlook.
The ability of the Board to grant Musk Awards may be challenged and result in further legal expenses and delays.
Even if the shareholders approve the A&R 2019 Equity Incentive Plan and grant the Board discretion over the structuring of any Musk Awards, such an award may still face legal challenges. Though the Special Committee and the Board believe that the A&R 2019 Equity Incentive Plan, including the Board’s ability to grant Musk Awards thereunder, is valid and enforceable, validating these positions through litigation could result in legal expenses and delays that are difficult to estimate, and there is no assurance that we will be proven correct.
Board approval of any future Musk Awards will need to comply with Texas law, and there is no assurance that such approval will be obtained.
As discussed in the section above titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — Texas Law Considerations,” Texas law allows companies to approve an “interested” transaction with a director or officer through various safe harbors that can be used to show that a transaction with a director or officer is not void or voidable. Because Mr. Musk is a director of Tesla, as well as our Chief Executive Officer, any transaction involving his compensation would likely require such an approach. The most likely avenue would be through the approval of disinterested directors of the Board (or a committee of disinterested directors), although other approval mechanisms are available. If disinterested directors of the Board (or a committee of disinterested directors) were to review a proposed transaction, such review would be governed by their fiduciary duties based on the facts that exist at the time, and there can be no assurance that such directors would approve a Musk Award even if the shareholders approve the A&R 2019 Equity Incentive Plan. Even if such an approval were obtained, the review required by such directors could take substantial time or cause a delay in approvals. If Tesla proceeds with such a transaction without obtaining this approval from one of the other approval mechanisms available under Section 21.418 of the TBOC, the transaction could be void or voidable subject to a judicial determination that the transaction was fair to Tesla when authorized, which could involve litigation costs as well as further uncertainty.
Any future Musk Awards, even in combination with the 2025 CEO Interim Award, may not be sufficient to retain and incentivize Mr. Musk as Chief Executive Officer.
Any future Musk Awards that, combined with the 2025 CEO Interim Award, give Mr. Musk the full benefit of what he bargained for in 2018 may be insufficient to retain him as our Chief Executive Officer. However, even if the Board succeeds in granting Musk Awards to Mr. Musk , such awards may not be sufficient to retain his services as Chief Executive Officer going forward, as Mr. Musk is an “at-will” employee and also is not party to an employment agreement. The loss of Mr. Musk’s services could have a material impact on shareholder value and Tesla’s business outlook.
Even if the A&R 2019 Equity Incentive Plan is approved, there is no assurance that granting Musk Awards will prevent further shareholder votes with respect to Mr. Musk’s past compensation.
There can be no guarantee that the Board’s grant of any Musk Awards under the A&R 2019 Equity Incentive Plan would prevent the need for additional shareholder votes with respect to Mr. Musk’s

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past compensation. Because Tornetta is ongoing, Delaware courts still have jurisdiction over Tesla’s treatment of Mr. Musk’s compensation under the 2018 CEO Performance Award, despite Tesla’s successful redomestication to Texas. Accordingly, there currently can be no assurance that the impact of a future Delaware court decision will not necessitate a future shareholder vote regarding Mr. Musk’s past compensation or attempt to subject Tesla to additional constraints or limitations, which may not align with the interests of shareholders.
Considerations Associated with Not Approving the A&R 2019 Equity Incentive Plan
In addition, shareholders should take into account the following considerations associated with not approving the A&R 2019 Equity Incentive Plan, including:
Failing to replenish the General Share Reserve will impede Tesla’s ability to make new equity awards to its employees, directors and consultants as early as this year, negatively impacting our capacity to attract, retain and incentivize talent.
Failure to increase the General Share Reserve could significantly harm Tesla’s ability to attract, retain and compensate employees, directors and other service providers. Because the shares currently remaining in the General Share Reserve following the 2025 CEO Interim Award will be depleted as early as the first quarter of next year, Tesla would lack sufficient shares to make future equity awards to employees if the General Share Reserve is not replenished. Given that the 2019 Plan is our principal means of issuing new equity-based compensation to employees, directors and consultants, this would significantly impact our ability to attract and retain talent in a competitive marketplace, particularly in key sectors such as AI and robotics. This inability to compete effectively for talent would, in turn, materially and adversely affect our operations and long-term growth prospects.
Mr. Musk has yet to receive full compensation under the 2018 CEO Performance Award and may not continue as our Chief Executive Officer.
Mr. Musk has not received full compensation under the 2018 CEO Performance Award and may not continue as our Chief Executive Officer. If the A&R 2019 Equity Incentive Plan is not approved, the Board’s ability to resolve the uncertainty surrounding Mr. Musk’s previously earned compensation will be significantly more limited. With no Musk Award granted and Tornetta still pending, Mr. Musk will be unable to access approximately two-thirds of the value of the 2018 CEO Performance Award, which he is entitled to as a result of his leadership of Tesla, during which time the stock price increased by more than 1,000%. If Tesla continues to be unable to fully uphold its end of the deal it struck with Mr. Musk in 2018, Tesla may be unable to retain his services as Chief Executive Officer. The loss of Mr. Musk’s services could have a material impact on shareholder value and Tesla’s business outlook.
See also the section titled “Proposal Four — Considerations Associated with Not Approving the 2025 CEO Performance Award” below, which would also apply if the A&R 2019 Equity Incentive Plan were not approved:
•
“The failure to retain and incentivize Mr. Musk may impact Tesla’s ability to attract, integrate and retain appropriate talent and compete in sectors requiring specialized or in-demand knowledge.”

•
“Failure to retain and incentivize Mr. Musk may result in stock price volatility and uncertainty.”

•
“Failure to retain and incentivize Mr. Musk may result in strategic misalignment with Tesla’s growth objectives.”

Conclusion
After careful review of all the factors, taken together, including the available alternatives discussed above, the Special Committee determined that it was advisable for the Board to implement the A&R 2019 Equity Incentive Plan, including granting discretion thereunder for the Board to make future Musk Awards, and the Board believes that approval of the A&R 2019 Equity Incentive Plan and grant of Board discretion is in the best interests of Tesla. The Board therefore recommends that shareholders vote FOR the A&R 2019 Equity Incentive Plan.

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Effect of Not Obtaining the Required Vote for Approval
If the proposal to approve the A&R 2019 Equity Incentive Plan fails to obtain the requisite vote for approval, the A&R 2019 Equity Incentive Plan will not be approved and the General Share Reserve under the 2019 Plan will not be increased. As such, Tesla’s ability to make further awards may be impeded as early as the first quarter of next year, and the Board will not have the capacity to grant Musk Awards as contemplated in the A&R 2019 Equity Incentive Plan without further shareholder approval.
Required Vote
We ask our shareholders to approve the A&R 2019 Equity Incentive Plan. The proposal to approve the A&R 2019 Equity Incentive Plan requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote on the proposal, which includes shares owned, directly or indirectly, by Mr. Musk and Mr. Kimbal Musk. For additional information, see the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — Texas Law Considerations.”

The Board recommends a vote FOR the Tesla proposal for approval of the A&R 2019 Equity Incentive Plan.

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Proposal Four
Tesla Proposal for Approval of the 2025 CEO Performance Award
Executive Summary
The Board adopted and granted the 2025 CEO Performance Award on September 3, 2025. Although the 2025 CEO Performance Award has been granted and approved by the Board, Mr. Musk will not receive the shares underlying the award until the later to occur of (i) the termination or expiration of the waiting period (and any extension thereof) under the HSR Act and (ii) approval of the 2025 CEO Performance Award by Tesla’s shareholders.
As noted in the section above titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — Texas Law Considerations,” no shareholder vote is necessary to approve the 2025 CEO Performance Award under Texas law. However, because Nasdaq rules require that equity compensation plans be approved by shareholders, we are presenting the 2025 CEO Performance Award to shareholders for approval. You should take special note of the discussion below under “— Certain Additional Considerations and Risks Associated with Approval of the 2025 CEO Performance Award.”
Background of the 2025 CEO Performance Award
The Special Committee designed the 2025 CEO Performance Award with the primary objective of incentivizing and retaining Mr. Musk to lead Tesla through its next phase of transformational growth since the Special Committee believes that Mr. Musk uniquely has the breadth of experience, leadership qualities and expertise to successfully lead Tesla through this next phase of growth. Mr. Musk is independently wealthy and has consistently demonstrated that he is motivated by more than just conventional forms of compensation. Rather, he is driven by bold, high-stakes challenges that allow him to fundamentally reshape industries and society, while maximizing long-term shareholder value. For example, the 2018 CEO Performance Award drove Mr. Musk to grow Tesla’s market capitalization by more than 20x since March 2018, creating hundreds of billions of dollars in shareholder value in the process while also achieving ambitious revenue and Adjusted EBITDA goals. The Special Committee believes that retaining and incentivizing Mr. Musk as Chief Executive Officer at this pivotal moment is essential to Tesla’s successful transition from its role as a leader in the EV and renewable energy industries to growing into a leader in AI, robotics and related services.
The 2025 CEO Performance Award is designed to retain and incentivize Mr. Musk by giving him the voting rights associated with the restricted common stock underlying the award as soon as such shares are earned but then requiring that Mr. Musk remains in service to vest in the economic benefits of the earned restricted common stock. First, Mr. Musk has the opportunity to earn the right to vote restricted stock (such shares, when earned, becoming “Earned Shares”) covering up to 12% of the Adjusted Share Count (as defined below) by achieving ambitious milestones. Then, he must also generally remain in service for the remainder of an either 7.5- or 10-year vesting period (depending on when the shares become Earned Shares) in order to vest in the Earned Shares , subject to exceptions for an earlier change in control of Tesla, termination without cause, death or disability. Any vested shares would remain subject to the five-year holding period that begins from when such shares become Earned Shares if such holding period is still in effect at the time of vesting. The vested shares will also be subject to an Offset Amount (as defined below) per share of $334.09 (the fair market value of our common stock at market close on the grant date of September 3, 2025), which will reduce the number of vested shares that Mr. Musk receives under the 2025 CEO Performance Award unless Mr. Musk elects to pay any such Offset Amount in cash.
The goals that must be met for all of the shares to become Earned Shares require Mr. Musk to lead a new period of stratospheric growth, achieving operational milestones and driving Tesla’s market capitalization to at least $8.5 trillion by 2035, which is approximately equal to the combined market capitalizations of each of Meta, Microsoft and Alphabet as of the date of this proxy statement. As discussed in the section titled “— Summary of the Proposed 2025 CEO Performance Award —  Overview,” below, as well in the section of the Special Committee’s Report titled “Part 4 — Incentivizing Extraordinary Growth Through the 2025 CEO Performance Award,” the Special Committee arrived

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at a total award of 12% of the outstanding shares of our common stock as of August 29, 2025, plus the 2018 CEO Performance Award, minus the 2025 CEO Interim Award (the “Adjusted Share Count”)(2) following an extended period of analysis and negotiations with Mr. Musk.
Unlike the 2018 CEO Performance Award, which was structured as options to purchase common stock, the 2025 CEO Performance Award is structured as restricted stock. The Special Committee determined that an award of restricted common stock could be a better structure to fulfill Mr. Musk’s desire for voting influence, thereby providing enhanced retention when compared with an award of options to purchase common stock. It provides Mr. Musk with the opportunity to earn voting influence while challenging him to meet a series of extraordinary performance milestones, and unlike a traditional option, the award requires him to stay at Tesla through the vesting period if he wants to maintain that influence and unlock the economic rights associated with any Earned Shares.
In order to effectuate this structure, Tesla has entered into a voting agreement (the “Voting Agreement”) with Mr. Musk in connection with the 2025 CEO Performance Award, pursuant to which Mr. Musk agreed that, until such time as there are no shares under the 2025 CEO Performance-Based Restricted Stock Agreement (the “2025 Award Agreement”) that are not earned (“Unearned Shares”), his Unearned Shares will vote or provide written consent, proportionately to the votes for or against or written consents for or not provided, as applicable, by all other shares of capital stock of Tesla that are present and entitled to vote at any annual or special meeting (or similar action) of Tesla’s shareholders (specifically including the Earned Shares and all other shares held by Mr. Musk, other than the Unearned Shares). Pursuant to the Voting Agreement, Mr. Musk also granted Tesla’s Corporate Secretary an irrevocable proxy, coupled with an interest, to vote the Unearned Shares on his behalf as outlined in the Voting Agreement. Because restricted stock is votable by the holder as soon as it is issued, the Voting Agreement will ensure that Mr. Musk is unable to dictate how the shares subject to the 2025 CEO Performance Award vote until after the corresponding tranche of the award becomes Earned Shares. This summary is not exhaustive and is qualified in its entirety by reference to the Voting Agreement. A copy of the Voting Agreement is attached to this proxy statement as Annex D and incorporated by reference herein.
Recommendations of the Special Committee and the Board
For a summary of the events leading up to the Special Committee’s recommendation, as well as a discussion of the Special Committee’s process, see the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee” as well as the full text of the Special Committee Report attached to this proxy statement as Annex A and incorporated by reference herein.
At a meeting of the Special Committee held on September 3, 2025, after reviewing and considering the factors and considerations deemed relevant by the Special Committee, and after investigating and considering the benefits and risks, the Special Committee adopted resolutions determining that the 2025 CEO Performance Award is in the best interests of Tesla for the reasons set forth in the Special Committee Report (see “Part 4 — Incentivizing Extraordinary Growth Through the 2025 CEO Performance Award”) and summarized below under the section titled “— Reasons for Approval of the 2025 CEO Performance Award.” This recommendation followed an approximately seven-month process in which the Special Committee, assisted by its numerous legal and financial advisors, evaluated a range of potential alternatives, assessed the structure and terms of the proposed award, and determined that the 2025 CEO Performance Award was in the best interests of Tesla.
After considering the Special Committee’s recommendations and the Special Committee Report, the Board met on September 3, with Mr. Musk and Mr. Kimbal Musk recusing themselves. On September 3, 2025, the Board, after investigating and considering the benefits and risks, determined that the 2025 CEO Performance Award is in the best interests of Tesla, approved the 2025 CEO Performance Award, directed that the 2025 CEO Performance Award be submitted for consideration

(2)
The shares underlying the 2025 CEO Interim Award are not included here because, in granting the 2025 CEO Interim Award, the Board ensured that Mr. Musk would be required to forfeit shares under the 2025 CEO Interim Award or options under the 2018 CEO Performance Award to preclude a “double dip” or windfall should he gain the ability to exercise the 2018 CEO Performance Award.

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by our shareholders for approval at the 2025 Annual Meeting and recommended that our shareholders approve the 2025 CEO Performance Award.
The determination of the Special Committee and the Board that the 2025 CEO Performance Award is in the best interests of Tesla, and the decision of the Special Committee to recommend to the Board that the Board authorize and approve the 2025 CEO Performance Award, were the result of extensive deliberation and a robust process. The Special Committee Report, which was prepared and delivered by the Special Committee, sets forth the Special Committee’s reasoning and supporting analysis for its recommendation of the 2025 CEO Performance Award and forms the primary basis for the Board’s approval thereof. A summary of key considerations from the Special Committee’s and the Board’s review is provided below. This summary is not exhaustive and is qualified in its entirety by reference to the full Special Committee Report. Shareholders are encouraged to review the full text of the Special Committee Report for a more complete discussion of the analysis and factors considered by the Special Committee.
Summary of the Proposed 2025 CEO Performance Award
Overview
Below is an overview of the proposed 2025 CEO Performance Award, which is qualified in its entirety by reference to the full 2025 Award Agreement, which is attached hereto as Annex C.
Award Terms	Details
CEO Performance Award Value
Total Size: 423,743,904 shares of Tesla’s common stock, which represents 12% of the Adjusted Share Count.
Number of Award Tranches: 12 tranches of 35,311,992 shares per tranche (representing 1% of the Adjusted Share Count per tranche).
The preliminary aggregate fair value estimate of the 2025 CEO Performance Award is $87.75 billion. See the section titled “— Accounting and Tax Considerations — Accounting Consequences and Pro Forma Summary Compensation Table” for more information regarding the calculation of the preliminary fair value estimate.

Equity Type	Performance-based restricted common stock.
Award Milestones / Earned Shares
Market Capitalization Milestones
a.
12 milestones relating to market capitalization (each a “Market Capitalization Milestone” and together, the “Market Capitalization Milestones”).

b.
The first tranche milestone is a market capitalization of $2 trillion; the next nine tranches thereafter each require an additional $500 billion in market capitalization for the shares underlying such tranche to become Earned Shares, up to $6.5 trillion; the last two tranches each require an additional $1 trillion in market capitalization for the shares underlying such tranche to become Earned Shares, requiring $8.5 trillion market capitalization for the last tranche.

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Award Terms	Details

c.
Sustained market capitalization is required for each Market Capitalization Milestone to be met, other than in a change in control situation. Specifically, two prongs must be met to achieve a given Market Capitalization Milestone:

1.
A six-calendar-month trailing average market capitalization (based on trading days) (the “Six-Month Market Capitalization”); and

2.
A 30-calendar-day trailing average market capitalization (based on trading days) (the “30-Day Market Capitalization”).

Operational Milestones
a.
12 operational milestones (each an “Operational Milestone” and together, the “Operational Milestones”) relating to specific product (each a “Product Goal” and together, the “Product Goals”) or Adjusted EBITDA goals (each an “Adjusted EBITDA Milestone” and together, the “Adjusted EBITDA Milestones”) of which each Operational Milestone must be paired with one of the Market Capitalization Milestones for the shares underlying the next tranche to become Earned Shares, subject to a change in control.(3) See the section titled “— Key Terms of the Proposed 2025 CEO Performance Award — Product Goals” for definitions applicable to the Product Goals.

b.
Product Goals

1.
20 Million Tesla Vehicles Delivered

2.
10 Million Active FSD Subscriptions

3.
1 Million Bots Delivered

4.
1 Million Robotaxis in Commercial Operation

c.
Adjusted EBITDA Milestones

1.
$50 Billion of Adjusted EBITDA

2.
$80 Billion of Adjusted EBITDA

3.
$130 Billion of Adjusted EBITDA

4.
$210 Billion of Adjusted EBITDA

5.
$300 Billion of Adjusted EBITDA

6.
$400 Billion of Adjusted EBITDA

7.
$400 Billion of Adjusted EBITDA

8.
$400 Billion of Adjusted EBITDA

(3)
For purposes of the 2025 CEO Performance Award, “Adjusted EBITDA” on a determination date means Tesla’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses, as reported by Tesla in its financial statements on Forms 10-Q and 10-K (or other Exchange Act filing) filed with the SEC, for the four consecutive fiscal quarters of Tesla that immediately precede such determination date. For the avoidance of doubt, for purposes of the 2025 CEO Performance Award, Adjusted EBITDA will be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K (or other Exchange Act filing) filed with the SEC, as applicable.

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Award Terms	Details

For purposes of clarity, meeting each of the last three Adjusted EBITDA Milestones requires achieving Adjusted EBITDA of $400,000,000,000 over four consecutive fiscal quarters. As such, Mr. Musk achieves all of the Operational Milestones prior to a change in control only if Tesla earns $400,000,000,000 of Adjusted EBITDA over three non-overlapping periods, each made up of four consecutive quarters.
Earned Shares
The shares underlying each of the 12 tranches are no longer subject to the restrictions of the Voting Agreement, becoming Earned Shares, only when both a Market Capitalization Milestone and Operational Milestone are met (or a Deemed Achievement (as defined below) occurs) while Mr. Musk remains in Eligible Service (as defined below) and subject, in the case of the 11th and 12th tranches, to satisfying the CEO Succession Framework (as defined below). Each tranche becomes Earned Shares when the Administrator (as defined below) determines, approves and certifies that the requisite conditions have been satisfied provided that Mr. Musk is then providing Eligible Services.
Subject to any Deemed Achievement (as defined below), any one of the 12 Operational Milestones can be matched with any one of the 12 Market Capitalization Milestones, and any single Operational Milestone can satisfy the requirements for one tranche to become Earned Shares. A Market Capitalization Milestone and an Operational Milestone that are matched together can be achieved at different points in time and shares will become Earned Shares at the later of the achievement dates for such Market Capitalization Milestone and Operational Milestone.

Vesting of Earned Shares
The vesting date for each Earned Share varies depending on when the relevant underlying performance milestones are achieved. Generally, shares that become Earned Shares prior to the 5th anniversary of the 2025 CEO Performance Award grant date vest on the 7.5th anniversary of the 2025 CEO Performance Award, provided that Mr. Musk remains in continuous Eligible Service through the 7.5th anniversary (the “7.5 Year Earned Shares”). Generally, shares that become Earned Shares after the 5th anniversary of the 2025 CEO Performance Award grant date vest on the 10th anniversary of the 2025 CEO Performance Award, provided that Mr. Musk remains in continuous Eligible Service through the 10th anniversary (the “10 Year Earned Shares”).
Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining whether a tranche has resulted in Earned Shares.

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Award Terms	Details
Offset Amount / Payment Upon Vesting
The number of 7.5 Year Earned Shares will be immediately reduced by an amount (the “Initial Offset Amount”), which will equal the number of shares of Tesla’s common stock with a fair market value on the 7.5th anniversary of the 2025 CEO Performance Award equal to the product of $334.09 per share (the fair market value of a share of our common stock on September 3, 2025, the date of grant) multiplied by the number of 7.5 Year Earned Shares, rounded up to the nearest whole share (unless Mr. Musk, chooses to pay the Initial Offset Amount to Tesla in cash).
The number of 10 Year Earned Shares will be immediately reduced by the “Final Offset Amount,” which will equal the number of shares of Tesla’s common stock with a fair market value on the 10th anniversary of the 2025 CEO Performance Award equal to the product of $334.09 per share (the fair market value of a share of our common stock on September 3, 2025, the date of grant) multiplied by the number of 10 Year Earned Shares, rounded up to the nearest whole share (unless Mr. Musk elects to pay the Final Offset Amount to Tesla in cash). The Initial Offset Amount together with the Final Offset Amount is referred to herein as the “Offset Amount.”

Forfeiture
If any of the Market Capitalization Milestones or Operational Milestones are not achieved prior to the 10th anniversary of the 2025 CEO Performance Award, all unvested shares (including unvested Earned Shares) will be forfeited.
If the Eligible Service requirement for continued vesting is not met, then any unvested shares (including unvested Earned Shares) will be forfeited upon Cessation of Eligible Service, except as discussed below upon a termination without cause or Mr. Musk’s death or disability or in the event of a change in control.

Deemed Achievement Based on Covered Event
“Covered Event” means an event, circumstance, change or occurrence outside of Tesla’s control that, individually or in the aggregate, has a substantial adverse impact on Tesla’s ability to achieve a Product Goal other than “20 Million Tesla Vehicles Delivered” at any time prior to the 10th anniversary of the 2025 CEO Performance Award.
If there is a Covered Event after the third anniversary of the 2025 CEO Performance Award, then an award tranche shall be eligible to become Earned Shares (as defined above) (a “Deemed Achievement”) if (i) 30-Day Market Capitalization, Six-Month Market Capitalization and one year trailing average (based on trading days) market capitalization (the “One-Year Market Capitalization”) of Tesla equal or exceed the value of the corresponding Market Capitalization Milestone and (ii) Mr. Musk is still in Eligible Service as of the date of determination, subject to satisfying the CEO Succession Framework requirement for the 11th and 12th tranches (as defined below).

CEO Succession Framework	The 11th and 12th tranches may only become Earned Shares if Mr. Musk has also developed a framework for Chief Executive Officer succession approved by the Administrator in good faith (the “CEO Succession Framework”).
Performance Period	10 years from the date of grant.

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Award Terms	Details
Holding Period	To further align Mr. Musk’s interests with those of Tesla’s shareholders, Earned Shares must be held beneficially by Mr. Musk (whether personally or through an approved family planning trust) for five years after first becoming Earned Shares (regardless of whether such Earned Shares vest).
Employment Requirement For Continued Vesting	Vesting eligibility and eligibility to earn shares are contingent upon Mr. Musk continuing to provide services to Tesla as (i) Chief Executive Officer or (ii) an executive officer responsible for Tesla’s product development or operations that has been approved by disinterested directors of the Board (collectively, “Eligible Service” with any termination of such service referred to herein as a “Cessation of Eligible Service”).
Termination of Employment Without Cause, Death or Disability	Acceleration of vesting for Earned Shares upon termination of employment without cause, death or disability.
Change in Control of Tesla
Any Earned Shares will vest upon a change in control of Tesla.
In the event of a change in control of Tesla, the Administrator will assess whether shares have become Earned Shares solely on the basis of market capitalization, which will equal the product of (a) the total number of outstanding shares immediately prior to the change in control and (b) the greater of (i) the most recent closing price per share immediately prior to change in control and (ii) the per share price (plus the per share value of any other consideration) received by the Tesla’s shareholders in the change in control. Any Unearned Shares that do not become Earned Shares as a result of the change in control are automatically forfeited.
The treatment of the 2025 CEO Performance Award upon a change in control is intended to align Mr. Musk’s interests with Tesla’s other shareholders with respect to evaluating potential takeover offers.

Voting Agreement
Restrictions on Voting: Prior to such shares becoming Earned Shares, they will be subject to the terms of the Voting Agreement. Pursuant to the Voting Agreement, Mr. Musk will have the right to determine the vote of the shares in a given tranche when they become Earned Shares.
Irrevocable Proxy: Pursuant to the Voting Agreement, Mr. Musk will provide the Corporate Secretary of Tesla an irrevocable proxy allowing the Unearned Shares to vote or provide written consent proportionately to the votes for or against or written consents for or not provided, as applicable, of all other shares of capital stock of Tesla that are present and entitled to vote at any annual or special meeting (or similar action) of Tesla’s shareholders.

Payment of Taxes; Limited Pledging
Payment of Taxes: Taxes with respect to taxable gain on the 2025 CEO Performance Award may be paid by Mr. Musk through the sale of vested shares or in cash or by Tesla through net settlement of vested shares, subject to any limitations imposed under the 2025 Award Agreement or by applicable law or Tesla’s policies.
Limited Pledging: Solely for the purposes of satisfying the payment of taxes attributable to required tax withholding or any Offset Amount due in respect of the 2025 CEO Performance Award, Mr. Musk may pledge any shares of our common stock he beneficially owns (including,

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Award Terms	Details
without limitation, shares awarded under the 2025 CEO Performance Award, the 2025 CEO Interim Award and the 2018 CEO Performance Award).
Orderly Disposition	Any sales of shares beneficially owned by Mr. Musk that were acquired through a Tesla compensation plan must be conducted through an orderly disposition in coordination with Tesla. The effectiveness of this requirement is not subject to shareholder approval.
Clawback	Vesting of the 2025 CEO Performance Award is subject to a clawback in accordance with Tesla’s clawback policy in the event financial statements are restated in a way that a tranche would not have otherwise vested.
Market Capitalization and Adjusted EBITDA Milestone Adjustments
Market Capitalization and Adjusted EBITDA Milestone targets may be adjusted to account for acquisition activity by Tesla that could be considered material to the achievement of the milestones.
Market Capitalization and Adjusted EBITDA Milestone targets may be adjusted lower to account for split-up, spin-off or divestiture activity that could be considered material to the achievement of the milestones.

Approvals for Issuance	The shares underlying the 2025 CEO Performance Award will be issued automatically on the later to occur of the (i) termination or expiration of the waiting period (and any extension thereof) applicable under the HSR Act and (ii) approval of the 2025 CEO Performance Award by Tesla’s shareholders.
Key Terms of the Proposed 2025 CEO Performance Award
Shares Underlying CEO Performance Award.   The total number of shares of Tesla restricted common stock underlying the 2025 CEO Performance Award is 423,743,904 divided equally among 12 tranches, with each tranche consisting of 35,311,992 shares of our restricted common stock. The number of shares of restricted common stock underlying the 2025 CEO Performance Award in each tranche is equivalent to 1% of the Adjusted Share Count, with the aggregate number of shares of restricted common stock underlying the 2025 CEO Performance Award being equivalent to 12% of the Adjusted Share Count.
Equity Type.   The 2025 CEO Performance Award comprises performance-conditioned restricted common stock. The shares of restricted common stock are subject to restrictions, including on voting until Unearned Shares become Earned Shares, and on transfer until Earned Shares become vested, which are removed in accordance with the terms described herein. Unearned Shares will be forfeited and returned if the applicable milestones are not achieved upon the 10-year anniversary of the 2025 CEO Performance Award. Unvested shares (including any Earned Shares that have not vested) will be forfeited and returned if there is a Cessation of Eligible Service prior to vesting, except as discussed below upon termination without cause, death or disability or in the event of a change in control. Mr. Musk is entitled to vote the shares of restricted common stock only to the extent that such shares become Earned Shares as a result of Tesla achieving the applicable performance goals and generally entitled to acquire the vested shares, free of restrictions (subject to the five-year holding period if still in effect upon vesting), upon completion of the applicable vesting period.
Award Milestones.   There are 12 Operational Milestones to match the 12 Market Capitalization Milestones. Further, the Operational Milestones under the 2025 CEO Performance Award include four Product Goals tied to key indicators of product development and adoption (in lieu of revenue milestones as compared to the 2018 CEO Performance Award), along with prescribed Adjusted EBITDA targets. The four Product Goals are 20 Million Tesla Vehicles Delivered, 10 Million Active FSD Subscriptions, 1 Million Bots Delivered and 1 Million Robotaxis in Commercial Operation. Any previously unmet Operational Milestone can be paired with any of the 12 Market Capitalization

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Milestones for the shares underlying one of the previously unearned 12 tranches to become Earned Shares (subject to a Deemed Achievement).
To promote Tesla’s continued focus on a balanced approach to both growth and profitability, the 2025 CEO Performance Award includes eight profitability milestones. The Special Committee selected Adjusted EBITDA, which is defined as Tesla’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses, as reported by Tesla in its financial statements on Forms 10-Q and 10-K (or other Exchange Act filing) filed with the SEC, for the four consecutive fiscal quarters of Tesla that immediately precede such determination date. The Adjusted EBITDA Milestones are designed to be challenging and to reflect Tesla’s objective to have strong bottom-line performance on a consistent basis.
In establishing the Adjusted EBITDA Milestones to serve, in part, as validators of the Market Capitalization Milestones, the Special Committee carefully considered a variety of factors and evaluated the market capitalization, reported EBITDA and the respective EBITDA multiples for the year ended December 31, 2024. In consultation with Compensia and in its negotiation with Mr. Musk, the Special Committee then determined what Adjusted EBITDA Milestones would be needed to match the Market Capitalization Milestones.
Except in a change in control situation, measurement of the Market Capitalization Milestones is based on (i) the Six-Month Market Capitalization, (ii) the 30-Day Market Capitalization and (iii) for Deemed Achievement of applicable Product Goals, the One-Year Market Capitalization, in each case based on trading days only. The 2025 CEO Performance Award thus requires sustained market capitalization appreciation, not simply a spike in market capitalization over a short period.
Earned Shares.   Subject to continued Eligible Service, the shares underlying each of the 12 tranches of the 2025 CEO Performance Award become Earned Shares upon achievement of (a) the Market Capitalization Milestone for such tranche and (b) a previously unmet Operational Milestone. Any single previously unmet Operational Milestone can only enable one tranche of the 2025 CEO Performance Award to become Earned Shares, together with the corresponding Market Capitalization Milestone. Shares subject to a tranche become Earned Shares when the Administrator determines, approves and certifies that the requisite conditions have been satisfied subject to Mr. Musk then remaining in Eligible Service. Notwithstanding the foregoing, the 11th and 12th tranches only become Earned Shares if Mr. Musk has satisfied the CEO Succession Framework. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone has been achieved, it is forever deemed achieved for determining the vesting of a tranche.
Vesting of Earned Shares.   The vesting date for each Earned Share generally varies depending on when the relevant underlying performance milestones are achieved. Shares that become Earned Shares on or prior to the 5th anniversary of the 2025 CEO Performance Award are eligible to vest based on continued Eligible Service until the 7.5th anniversary of the 2025 CEO Performance Award (or, if earlier, a change in control) and shares that become Earned Shares after the 5th anniversary of the 2025 CEO Performance Award are eligible to vest based on continued Eligible Service until the 10th anniversary of the 2025 CEO Performance Award (or, if earlier, a change in control), in each case provided that Mr. Musk remains in continuous Eligible Service. Notwithstanding the foregoing, the vesting of any Earned Shares will accelerate upon termination of Mr. Musk’s employment without cause or due to Mr. Musk’s death or disability.
Offset Amount.   The number of 7.5 Year Earned Shares will be immediately reduced upon becoming vested on the 7.5th anniversary of the grant date by the Initial Offset Amount, which will equal the number of shares of Tesla’s common stock with a fair market value equal to the product of $334.09 per share (the fair market value of Tesla common stock on the date of grant of September 3, 2025) multiplied by the number of 7.5 Year Earned Shares, rounded up to the nearest whole share (unless Mr. Musk chooses to pay the Initial Offset Amount in cash to Tesla). Similarly, the number of 10 Year Earned Shares will be immediately reduced upon becoming vested on the 10th anniversary of the grant date by the Final Offset Amount, which will equal the number of shares of Tesla’s common stock with a fair market value equal to the product of $334.09 per share (the fair market value of Tesla common stock on the date of grant of September 3, 2025) multiplied by the number of 10 Year

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Earned Shares, rounded up to the nearest whole share (unless Mr. Musk chooses to pay the Final Offset Amount in cash to Tesla).
Product Goals.   Four of the Operational Milestones are the following Product Goals. The definitions contained in this section are for the purposes of the Product Goals.
“20 Million Tesla Vehicles Delivered” means the Company has cumulatively Delivered 20 million Tesla Vehicles (from the time of the first Delivery of a Tesla Vehicle).
•
“Company” means Tesla and its subsidiaries.

•
“Tesla Vehicle” means any vehicle manufactured by or on behalf of the Company from time to time, such as Model S, Model 3, Model X, Model Y, Cybertruck, Cybercab, Semi, or any other new vehicle, including variants of existing vehicles, that is intended to substantially perform or provide similar functionality as vehicles currently manufactured by the Company (it being understood that any Bots shall not be considered Tesla Vehicles).

•
“Deliver,” “Delivered” and “Delivery” mean (i) when the control of a Bot or Tesla Vehicle transfers for the first time to a third party, (ii) when a Tesla Vehicle is placed into commercial operation for the first time by the Company as a Robotaxi or (iii) such other similar measure consistent with those implemented by the Company in its financial statements from time to time to recognize such transactions.

“10 Million Active FSD Subscriptions” means there is an average daily aggregate number of at least 10 million subscriptions over a consecutive three-month period through accounts established with the Company that provide access to FSD by means of a single payment to the Company for an indefinite period or repeat purchase or similar transaction with the Company for any period, paid for by any individual or entity (other than the Company) or any licensee authorized to sell subscriptions on behalf of the Company. For the avoidance of doubt, the foregoing excludes free trial subscriptions and is generally intended to count a single user with two subscriptions as two distinct subscriptions.
•
“FSD” means an advanced driving system, regardless of the marketing name used, that is capable of performing transportation tasks that provide autonomous or similar functionality under specified driving conditions.

“1 Million Bots Delivered” means the Company has Delivered at least 1 million Bots (from the Date of Grant).
•
“Bot” means any robot or other physical product with mobility using artificial intelligence manufactured by or on behalf of the Company, including Optimus, and any other successor, replacement or enhancement to such Bot that substantially performs or provides similar functionality as such robot or other product using artificial intelligence (it being understood that any vehicles shall not be considered Bots).

•
“Date of Grant” means September 3, 2025.

“1 Million Robotaxis in Commercial Operation” means that there is a daily average aggregate number of at least 1 million Robotaxis commercially operated by or on behalf of the Company over a consecutive three-month period, as part of a transportation service.
•
“Robotaxi” means a vehicle (including Cybercab), regardless of the marketing name used, that uses FSD and is used to offer transportation services without a human driver in the vehicle, or any other successor, replacement or enhancement to such Robotaxi that is intended to substantially perform or provide similar functionality.

Deemed Achievement of New Product Goals.   If a Covered Event occurs after the third anniversary of the date of grant, there will be a Deemed Achievement of one or more of the tranches if (i) each of the 30-Day Market Capitalization, Six-Month Market Capitalization and One-Year Market Capitalization equal or exceed the value of the corresponding Market Capitalization Milestone and (ii) Mr. Musk is still in Eligible Service as of the date of determination. The 11th and 12th tranches also remain subject to the CEO Succession Framework requirement discussed below.

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Voting Agreement / Restrictions on Voting.   Pursuant to the Voting Agreement, Mr. Musk agreed that until such time as there are no Unearned Shares, his unearned shares will vote or provide written consent proportionately to the votes for or against or written consents for or not provided, as applicable, by all other shares of capital stock of Tesla that are present and entitled to vote at any such annual or special meeting (or similar action) of Tesla’s shareholders (specifically including the Earned Shares and all other shares held by Mr. Musk, other than Unearned Shares). Pursuant to the Voting Agreement, Mr. Musk also granted Tesla’s Corporate Secretary an irrevocable proxy to vote the Unearned Shares on his behalf as outlined in the Voting Agreement.
Certain Other Market Capitalization Provisions.   For purposes of achieving the Market Capitalization Milestones, Tesla’s market capitalization is based on the 30-Day Market Capitalization and Six-Month Market Capitalization. As described above, solely in the case of a Deemed Achievement, Tesla’s market capitalization will also be based on the One-Year Market Capitalization. As of any date of determination, the applicable one-year, six-month or 30-day period ends with (and is inclusive of) such determination date. Tesla’s market capitalization on any particular trading day is equal to the product of the closing price of a share of Tesla’s common stock on the trading day as reported by the primary exchange on which the common stock is listed, multiplied by the total number of outstanding shares of Tesla common stock at the closing of that trading day, as reported by Tesla’s transfer agent.
CEO Succession Framework.   In order for the 11th and 12th tranches to become Earned Shares, Mr. Musk must develop a CEO Succession Framework that is approved by the Administrator in good faith.
Performance Period.   The 2025 CEO Performance Award has a 10-year performance period during which the tranches are eligible to become Earned Shares and/or vest.
Holding Period.   Mr. Musk cannot sell or transfer any Earned Shares under the 2025 CEO Performance Award for five years after such shares become Earned Shares or, if later when such Earned Shares become vested, subject to an exception for (i) a change in control, (ii) satisfying taxes due in respect of vesting or (iii) transfers for estate planning purposes that involve a mere change of form or as may be permitted by the Administrator in its discretion consistent with Tesla’s internal policies. The Special Committee and the Board believe that this holding period aligns Mr. Musk’s interests with Tesla’s best interests and maximizes shareholder value on a long-term basis following the vesting of any common stock under the 2025 CEO Performance Award.
Orderly Disposition.   Any sales of shares beneficially owned by Mr. Musk that were acquired through a Tesla compensation plan must be conducted through an orderly disposition in coordination with Tesla. The effectiveness of this requirement is not subject to shareholder approval.
Eligible Service Requirement.   In order for any tranche to become Earned Shares or vest, Mr. Musk must be providing Eligible Services to Tesla.
Effect of Termination of Employment without Cause; Death; or Disability.   Vesting of Earned Shares accelerates if Mr. Musk’s employment is terminated without cause or if Mr. Musk dies or becomes disabled. Except as set forth in the immediately preceding sentence, any unvested shares will be forfeited upon a Cessation of Eligible Service. Termination of Mr. Musk’s employment with Tesla for cause would preclude his ability to earn any then-Unearned Shares under the 2025 CEO Performance Award following the date of his termination or to keep any Earned Shares that had not already vested.
Change in Control of Tesla.   Upon a change in control of Tesla, such as a merger with or purchase by another company, any Earned Shares under the 2025 CEO Performance Award will vest. In a change in control, the earning of tranches will be based solely on the Market Capitalization Milestones, with the measurement of Tesla’s market capitalization determined by the product of the total number of outstanding shares of Tesla common stock immediately before the change in control multiplied by the greater of (i) the last closing price of a share of Tesla common stock before the effective time of the change in control and (ii) the per share price (plus the per share value of any other consideration) received by Tesla’s shareholders in the change in control. The treatment of the 2025 CEO Performance Award upon a change in control is designed to align Mr. Musk’s interests

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with Tesla’s other shareholders with respect to evaluating potential takeover offers. Any Unearned Shares that do not become Earned Shares as a result of the change in control will be automatically forfeited.
Offset Amounts.   Mr. Musk is required to pay the applicable Offset Amount under the 2025 CEO Performance Award in one of two ways: (i) net share settlement or (ii) in cash (through open sales or otherwise). In a net share settlement, an amount of shares with a fair market value equal to the Offset Amount will be netted against the shares subject to the 2025 CEO Performance Award. A cash payment simply involves paying any Offset Amount in cash. Unless Mr. Musk elects to pay cash for any Offset Amount, the Offset Amount will automatically be paid through net settlement. The Offset Amount applies upon vesting of the Earned Shares.
Payment of Taxes and Tax Withholdings.   Mr. Musk may elect to satisfy tax withholding obligations relating to the 2025 CEO Performance Award by net share settlement. To the extent that Mr. Musk does not elect net settlement Mr. Musk may satisfy such tax obligations by (i) paying cash or (ii) selling a sufficient number of shares otherwise deliverable under the 2025 CEO Performance Award through such means determined by Tesla in its sole discretion (whether through a broker or otherwise), and Tesla may provide such support in connection with any such sale as the Administrator determines appropriate. Notwithstanding the foregoing, any required minimum tax withholding will be paid to Tesla in cash if arising due to filing of a Section 83(b) election.
Section 83(b) Election.   Subject to compliance with Mr. Musk’s tax withholding obligations, Mr. Musk may make an election under Code Section 83(b) with respect to all or a portion of the Shares subject to the 2025 CEO Performance Award.
Clawback.   The 2025 CEO Performance Award also is subject to any current or future Tesla clawback policy applicable to Tesla’s common stock, provided that the policy does not discriminate against Mr. Musk except as required by applicable law.
Milestone Adjustments for Acquisitions.   In the event that Tesla acquires a business with a purchase price of more than $20 billion, any then-unearned Market Capitalization Milestone will be increased by the purchase price of such acquisition. Similarly, if the target of an acquisition transaction has Adjusted EBITDA (based on cumulative four consecutive quarters prior to the transaction) of more than $2 billion, the then-unachieved Adjusted EBITDA Milestones will be increased by such target’s Adjusted EBITDA. Additionally, in the event that Tesla acquires a business that manufactures any products and/or provides any services that could be credited against meeting one or more of the Product Goals, the Administrator will equitably adjust, in its sole discretion, such Product Goals in order to prevent diminution or enlargement of the related benefits or potential benefits. These features of the 2025 CEO Performance Award are designed to prevent achievement of milestones based on acquisition activity that could be considered material to the achievement of those milestones.
Milestone Adjustments for Spin-Offs.   In the event that Tesla enters into a transaction constituting a split-up, spin-off or divestiture (each a “Spin-Off”) that has a value of more than $20 billion, any then-unachieved Market Capitalization Milestone will be decreased by the dollar value of such Spin-Off. If the Spin-Off has Adjusted EBITDA (based on cumulative four consecutive quarters prior to the transaction) of more than $2 billion, the then-unearned Adjusted EBITDA Milestones will be decreased by the Adjusted EBITDA applicable to such Spin-Off. In the event that a Spin-Off results in Tesla having diminished capacity to manufacture any products and/or provide any services that could be credited against meeting one or more of the Product Goals, the Administrator will equitably adjust, in its sole discretion, such Product Goals in order to prevent diminution or enlargement of the related benefits or potential benefits. These features of the 2025 CEO Performance Award are designed to prevent the achievement of those milestones from interfering with Spin-Offs that are otherwise in the best interests of Tesla.
Approvals for Issuance.   The shares of restricted common stock will be issued automatically on the later to occur of the (i) termination or expiration of the applicable waiting period (and any extension thereof) to the issuance of the shares to Mr. Musk under the HSR Act and (ii) approval of the 2025 CEO Performance Award by Tesla’s shareholders.

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Other Details Regarding the Proposed 2025 CEO Performance Award
Administration.   The 2025 CEO Performance Award will be administered by the Board or a committee thereof, in either case, by an action approved by a majority of its disinterested directors voting thereon satisfying applicable laws (the “Administrator”). The Administrator has the power and authority, in good faith and subject to its fiduciary duties, to construe and interpret the 2025 CEO Performance Award and adopt rules for its administration, interpretation and application of its terms. All actions taken, and interpretations and determinations made, by the Administrator in good faith with respect to the 2025 CEO Performance Award will be final and binding on Mr. Musk and any other interested persons.
Limited Pledging.   Solely for the purpose of satisfying the payment of taxes or the Offset Amount due in respect of the vesting of the 2025 CEO Performance Award, Mr. Musk may pledge any shares of our common stock he beneficially owns (including shares awarded under the 2025 CEO Performance Award, the 2025 CEO Interim Award and the 2018 CEO Performance Award).
Non-transferability.   The restricted common stock may not be transferred, assigned, pledged or hypothecated prior to vesting in any manner other than by will or the laws of descent or distribution (and in such event, the transferee will become subject to the Voting Agreement). Upon vesting, the shares may remain subject to any then-remaining holding period, subject to certain exceptions discussed above (including for transfers to change the form in which Mr. Musk holds the shares of our restricted common stock, such as through certain family or estate planning trusts, or as permitted by the Administrator, consistent with Tesla’s internal policies).
Mr. Musk will have the right to vote Earned Shares once the performance milestones corresponding to those tranches have been met and certified.
Key Characteristics of the 2012 and 2018 CEO Performance Awards That Influenced the 2025 CEO Performance Award
Comparison of the 2012, 2018 and 2025 CEO Performance Awards
	2012 CEO Performance Award	2018 CEO Performance Award	2025 CEO Performance Award
% Compensation At-Risk	100%	100%	100%
Market Capitalization at Time of Award	~$3.2 billion	~$53.5 billion	~$1 trillion
% Shares Allocated per Tranche	0.5%	1%	1%*
Market Capitalization Increment per Tranche	$4 billion	$50 billion**	$500 billion***
Operational Milestones	Strategic Product Development Goals	Adjusted EBITDA and Revenue	Adjusted EBITDA and Strategic Product Development Goals
Number of Tranches	10	12	12
Holding Restriction Period	—	5 Years	5 Years
Equity type	Stock options	Stock options	Restricted common stock
Minimum Total Shareholder Value Created at Final Market Capitalization Milestone	$40 billion	$600 billion	$7.5 trillion

*
Under the 2025 CEO Performance Award, voting rights are exercisable at the time of grant, which is a standard feature of restricted stock. This award is structured to restrict Mr. Musk from voting the underlying shares until such time that a tranche becomes Earned Shares. Generally, the shares do not fully vest until 7.5 or 10 years following the grant date, as further described herein.

**
Each tranche, other than the first, required an additional $50 billion increase in market capitalization. The first tranche milestone was $100 billion; the last tranche was $650 billion.

***
The first tranche milestone is $2 trillion, and the last tranche milestone is $8.5 trillion. Each tranche, other than the last two, requires an additional $500 billion increase in market capitalization. Each of the last two tranches requires an additional $1 trillion increase in market capitalization.

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As described in the section of the Special Committee Report titled “Part 4 — Incentivizing Extraordinary Growth Through the 2025 CEO Performance Award,” in designing the 2025 CEO Performance Award, the Special Committee considered the success of the 2012 CEO Performance Award, which served as the foundation for the design of the 2018 CEO Performance Award. The 2012 CEO Performance Award provided Mr. Musk the right to acquire shares of Tesla’s stock only upon achievement of certain market capitalization and operational milestones tied primarily to product development related to the Original Master Plan. The 2012 CEO Performance Award provided a contingent right to acquire up to 5% of Tesla’s shares in 10 tranches, each equal to 0.5% of Tesla’s shares as of the grant date. Each tranche could only be earned if a corresponding operational milestone was met along with a $4 billion increase in market capitalization, provided Mr. Musk remained employed by Tesla as its Chief Executive Officer. At the time the 2012 CEO Performance Award was granted, Tesla’s market capitalization was approximately $3.2 billon. Achieving all of the milestones under the 2012 CEO Performance Award created more than $40 billion of value for the benefit of Tesla’s shareholders (i.e., 10 tranches of $4 billion of market capitalization).
The 2018 CEO Performance Award largely followed the same structure as the 2012 CEO Performance Award — it provided for the grant of stock options through tranches that would vest only if market capitalization and operational milestones were met. A primary difference is that Tesla significantly increased the size of the 2018 CEO Performance Award as an incentive for Mr. Musk to achieve milestones that were significantly larger and more difficult to achieve than the 2012 CEO Performance Award, achieving even greater value for Tesla’s shareholders. Instead of tying each tranche to achieving a product-based operational goal that could be met regardless of the revenue or profit earned by Tesla so long as there was a $4 billion increase to Tesla’s market capitalization, to achieve each tranche of the 2018 CEO Performance Award, Tesla required Mr. Musk to achieve both a $50 billion increase in market capitalization — a requirement that was over 12x larger than the 2012 CEO Performance Award — plus a targeted operational goal based on either Adjusted EBITDA or revenue growth. To earn just the first tranche of the 2018 CEO Performance Award, Mr. Musk needed to increase Tesla’s market capitalization as of the grant date by approximately 70%, from approximately $53.5 billion to $100 billion. As noted by the chair of the Compensation Committee, Ira Ehrenpreis, each successive $50 billion tranche required Mr. Musk to effectively increase Tesla’s value by the value of the entirety of General Motors. To fully earn the 2018 CEO Performance Award, Mr. Musk was required to increase Tesla’s market capitalization by almost $600 billion, which was just less than 12x Tesla’s market capitalization on the grant date of the 2018 CEO Performance Award. To incentivize Mr. Musk to achieve these larger goals, the size of each of the twelve tranches of the 2018 CEO Performance Award was doubled from 0.5% for the 2012 CEO Performance Award to 1% of Tesla’s outstanding shares as of the grant date for the 2018 CEO Performance Award.
Reasons for Approval of the 2025 CEO Performance Award
The 2025 CEO Performance Award is structured to maximize shareholder value through the use of restricted common stock. The use of restricted common stock for the 2025 CEO Performance Award with limitations on the ability to vote such restricted common stock provides Mr. Musk with the opportunity to earn additional voting influence at Tesla by achieving extraordinary performance milestones and vest in the economic benefits of the restricted stock by remaining in service at Tesla. Mr. Musk will only be compensated for share appreciation under the 2025 CEO Performance Award by requiring offsets of the existing share value as of the date of grant at the time of vesting. Where the restricted stock of the 2025 CEO Performance Award differs from the options of the 2018 CEO Performance Award is that, even if Mr. Musk hits those milestones, he will be required to stay in continuous Eligible Service until the end of the applicable vesting period (7.5 and 10 years, respectively) in order to vest in the economic benefits of such shares of common stock and will be required to otherwise forfeit any unvested shares of restricted common stock. In this way, the new award structure adds a further layer of retention when compared with the option-based structure of the 2018 CEO Performance Award. The 2025 CEO Performance Award is designed to challenge Mr. Musk with the risk of losing the influence, to the extent earned, that he values most while simultaneously delaying economic gain for years after achievement of the performance

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milestones by adding the requirement of continued service on Mr. Musk. Thus, in essence, Tesla receives the benefits of the performance milestones and extends Mr. Musk’s service beyond them.
The milestone-based, goal-focused structure of the 2025 CEO Performance Award, which sequences earning voting power before economic benefits, reflects the Special Committee’s belief, supported by its experience working with Mr. Musk, that he is primarily driven by the mission of accomplishing ambitious goals, rather than monetary compensation.
Market Capitalization Milestones Combined with Operational Milestones Create Real Value for Shareholders
The combination of the Market Capitalization Milestones with Operational Milestones allows for real value creation for Tesla — not just market hype or speculation. The Market Capitalization Milestones require Tesla’s current market capitalization to increase to $2 trillion for the first tranche, to then continue increasing in additional $500 billion increments thereafter for the next nine tranches and then to increase by $1 trillion up to $8.5 trillion for the last two tranches, which the Special Committee believes would be extraordinarily difficult and challenging for any company on the planet, including Tesla. In addition, Mr. Musk’s compensation will also be dependent on him leading Tesla’s achievement of four challenging Product Goals, which are designed to achieve growth for Tesla’s business into the future. In the event that a Covered Event occurs and has a substantial adverse impact on any of the Product Goals (other than 20 Million Tesla Vehicles Delivered), Deemed Achievement provides incentives for Mr. Musk to continue driving growth in shareholder value by pursuing other products or goals that lead to sustained market capitalization, rather than waste time and resources on a Product Goal that has become impracticable.
The 2025 CEO Performance Award has a reduced number of 12 Operational Milestones (as compared to the 16 operational milestones under the 2018 CEO Performance Award) to match the 12 Market Capitalization Milestones that can be used to earn an award tranche. Further, the Operational Milestones under the 2025 CEO Performance Award include four strategic objectives tied to key indicators of product development and adoption (in lieu of the revenue milestones used under the 2018 CEO Performance Award), along with prescribed Adjusted EBITDA targets.
Product Goal Operational Milestones
As part of its process, the Special Committee, through its meetings with Mr. Musk, determined that Tesla’s vehicle fleet, FSD, Robotaxi and Bots are the core product lines Tesla should prioritize over the coming years to pursue transformative growth and generating record-breaking returns for its shareholders. Based on this assessment, the Special Committee structured the 2025 CEO Performance Award to include development, production, and wide-scale adoption of this portfolio of products in the form of the Product Goals. Below is an explanation of each of the four Product Goals, as well as a summary of the Special Committee’s vision of how they fit into Tesla’s strategy for future growth. The discussion of the Product Goals below, including any defined terms, is qualified in its entirety by reference to the 2025 Award Agreement.
(1)   20 Million Tesla Vehicles Delivered: Expanding Tesla’s vehicle fleet from eight million EVs, which it has currently, to 20 million will further grow its Adjusted EBITDA, allowing Tesla to reinvest in its other up-and-coming product lines. Increasing the number of Tesla vehicles could also bolster Tesla’s Robotaxi network, as Tesla vehicles that are FSD-enabled may be used as ride-sharing vehicles in addition to being used as personal vehicles.
(2)   10 Million Active FSD Subscriptions: FSD could create significant long-term value for Tesla’s shareholders through multiple strategic and financial avenues: first, FSD may boost the value of Tesla’s current and future vehicles by making them autonomous and creating more value for Tesla consumers; second, FSD may be offered for sale as a standalone new product offering (separate from the sale of vehicles) that could be purchased for a lump sum or licensed through a subscription, with recurring or one-time FSD sales poised to offer much higher margins than vehicle hardware; third, the technology underlying FSD will play a crucial role in Tesla’s development of Robotaxis (including by allowing Tesla drivers to deploy their Tesla vehicles into a Robotaxi fleet) and Bots (as Tesla

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is leveraging FSD’s core AI and vision systems to allow Bots to perceive their environment and perform tasks). Autonomy will likely improve the affordability, availability and safety of transport while reducing pollution, especially in urban communities.
(3)   1 Million Bots Delivered: Bots could capture a substantial portion of the rapidly expanding market for robotics. Tesla already has the tools to position itself as a leader in the robotics space. The sale of Bots for both commercial and in-home use will create an additional product revenue stream, unlocking a market opportunity that could become a transformative product because it could redefine the concept of labor.
(4)   1 Million Robotaxis in Commercial Operation: Robotaxis represent an opportunity for substantial growth for Tesla as Robotaxis require no human drivers, so they could provide higher margins while offering services at lower rates compared to non-autonomous ride-hailing competitors. Further, Tesla has a competitive advantage in the autonomous driving market, compared to other participants like Waymo, as it may be able to leverage its existing fleet of eight million EVs on the road and its ongoing vertical integration efforts, both of which will allow Tesla to achieve faster and lower cost scalability than its competitors in this space. The Robotaxi offering could allow for Tesla vehicle owners to make their personal vehicles available as Robotaxis, in addition to vehicles owned by Tesla, enabling a revenue-sharing model wherein both the vehicle owner and Tesla share in generated income.
These metrics represent achievement of exciting new lines of business for Tesla by providing accessible automation sustainably through the continued expansion of its EV fleet and development and adoption of FSD, Robotaxis and Bots. The Special Committee and Board believe these milestones will drive real value creation for Tesla’s shareholders. Not only will these milestones help us to achieve our mission, but they will also result in significant financial growth. If met, these ambitious milestones may deliver enormous value to Tesla’s shareholders.
Adjusted EBITDA Operational Milestones
Taking the deployment and wide-scale adoption of the Product Goals into consideration, the Special Committee determined that Adjusted EBITDA (as opposed to revenue) would be the more appropriate measure of success during this critical time where innovation-driven growth is equally important as volume-driven growth. This metric also provides the benefit of empowering Tesla to determine the best business model(s) to roll out the offerings tied to the Product Goals. Further, achieving the Adjusted EBITDA Milestones will necessarily require significant increases in revenue, but not to an extent that would discourage exploration of more profitable strategies (e.g., subscription services, while not generating the volume of revenue from vehicle sales, nevertheless generate profits and may be favored by customers due to a more accessible price point). The Adjusted EBITDA Operational Milestones are as follows:
Adjusted EBITDA Operational Milestones(4)
1	$50,000,000,000
2	$80,000,000,000
3	$130,000,000,000
4	$210,000,000,000
5	$300,000,000,000
6	$400,000,000,000
7	$400,000,000,000
8	$400,000,000,000
Achieving just the first Adjusted EBITDA Operational Milestone requires Tesla to more than triple its 2024 Adjusted EBITDA of approximately $16.6 billion (although the Adjusted EBITDA calculation for 2024 did not exclude digital assets gains and losses as discussed below). The Adjusted EBITDA

(4)
Each of the last three Adjusted EBITDA Operational Milestones requires achieving $400,000,000,000 Adjusted EBITDA over four consecutive fiscal quarters. As such, achieving all of the Operational Milestones requires Tesla to earn $400,000,000,000 of Adjusted EBITDA over three non-overlapping periods, each made up of four consecutive quarters.

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Operational Milestones were set by the Special Committee in consultation with Compensia based on the Market Capitalization Milestones and after extensive negotiations with Mr. Musk. As noted above, Adjusted EBITDA is calculated before stock-based compensation expense and will therefore exclude any compensation expense associated with the 2025 CEO Performance Award and the 2025 CEO Interim Award. Achieving the Adjusted EBITDA Operational Milestones will require a compound annual growth rate of 91.6% over five years or 38.4% over 10 years, which is characteristic of a high-growth company, but when applied to one of the world’s most valuable companies, demonstrates the significant value creation and exceptional shareholder returns that Mr. Musk would be required to deliver under the 2025 CEO Performance Award. Compensia has advised the Special Committee that the absolute magnitude of the combined Adjusted EBITDA and Market Capitalization Milestones exceed any publicly disclosed awards it has observed to date.
For purposes of the 2025 CEO Performance Award, Adjusted EBITDA on a determination date means Tesla’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses, as reported by Tesla in its financial statements on Forms 10-Q and 10-K (or other Exchange Act filing) filed with the SEC, for the four consecutive fiscal quarters of Tesla that immediately precede such determination date. Digital assets gains and losses are excluded from Adjusted EBITDA in connection with Tesla’s adoption of a new crypto assets standard, ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets (Subtopic 350-60), during the fourth quarter of 2024 on a modified retrospective approach effective January 1, 2024. Tesla’s Adjusted EBITDA for 2024 did not exclude digital assets gains and losses, as adjusted for each quarterly period in the year ended December 31, 2024 upon adoption of ASU No. 2023-08. For the avoidance of doubt, for purposes of the 2025 CEO Performance Award, Adjusted EBITDA will be such amount without application of any rounding used in reporting the amount in Tesla’s Form 10-Q or 10-K (or other Exchange Act filing), as applicable.
The Special Committee’s Assessment of the 2025 CEO Performance Award Framework
Traditional Benchmarking Analysis Is Irrelevant Here
The Special Committee was aware of the size of the compensation packages provided to chief executive officers at Tesla’s peer group companies and public companies with a similar market capitalization, but expressly declined to recommend setting the amount of Mr. Musk’s incentive compensation opportunity by benchmarking to these chief executive officer pay packages (i.e., setting Mr. Musk’s pay to a stated percentile of chief executive officer pay within a selected peer group). This decision was based, in part, on both the success of the 2018 CEO Performance Award, and the Special Committee’s understanding of what motivates Mr. Musk.
The Special Committee determined that chief executive officers at other comparably large companies are not being presented with performance goals comparable in scope, degree, or complexity to those being asked of Mr. Musk. Mr. Musk is being asked to transform Tesla and, in so doing, provide transformative technologies to better society as a whole. Accordingly, traditional compensation packages granted to executives at other companies were determined to not be appropriate for designing Mr. Musk’s incentive compensation. No company in the world has similar goals to what is expected under the pay-for-performance structure of the 2025 CEO Performance Award, nor do other companies have compensation plans where pay for their most important executive is entirely contingent on achievement of such daunting and challenging goals. Accordingly, rather than conducting an inapposite benchmarking exercise, the Special Committee looked to a proven framework for incentivizing transformative growth: the 2018 CEO Performance Award.
In Lieu of Benchmarking, the Special Committee Assessed the 2018 CEO Performance Award before Using It as the Framework for the 2025 CEO Performance Award
As described in the Special Committee Report, the Special Committee determined that as part of its work, it was appropriate to conduct an assessment of the 2018 CEO Performance Award with the benefit of hindsight. The 2018 CEO Performance Award resulted in unprecedented shareholder value creation, and Mr. Musk has acknowledged that he was motivated by its pay-for-performance

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compensation framework, and before undertaking to structure a performance-conditional pay package for Mr. Musk, the Special Committee felt it was necessary to ensure the framework of the 2018 CEO Performance Award would be appropriate to replicate. To that end, as further detailed in the Special Committee Report, Infinite Equity conducted an analysis of 113 other U.S. public company chief executive officers (each from a company with at least a $50 billion market capitalization at the time of the 2018 Award) and evaluated how those chief executive officers would have fared when measured against the same milestone structure.
As detailed in the section of the Special Committee Report titled “Part 4 — Incentivizing Extraordinary Growth Through the 2025 CEO Performance Award — Learning from the 2018 CEO Performance Award” the Special Committee ultimately determined that none of the chief executive officers in its first analysis would have earned more than three award tranches in the same five-year period (beginning in January 2018) during which Mr. Musk achieved all 12 tranches under the 2018 CEO Performance Award, with approximately 79% of the public-company chief executive officers assessed earning no tranches at all. If the performance period under analysis is extended to seven and a half years, then only NVIDIA Corporation’s chief executive officer would have earned all 12 tranches under the 2018 CEO Performance Award with no material changes to the number of tranches other chief executive officers would have earned during the extended assessment period. These results support that the 2018 CEO Performance Award incentivized outstanding performance and value creation for Tesla’s shareholders at a magnitude and in a timeframe that was unmatched by other chief executive officers at the time.
The Special Committee, with the assistance of its advisors, separately reviewed how Tesla’s pay-for-performance results ranked against a comparison group of public companies, as measured by market capitalization as of March 1, 2025. Specifically, the Special Committee compared Tesla’s total shareholder return (“TSR”) and compensation actually paid (“CAP”) with other publicly traded companies over the period beginning from January 1, 2018 through December 31, 2022. Tesla ranked highest for both TSR and CAP among this comparative group. This analysis further demonstrates that the 2018 CEO Performance Award served as an effective incentive for Mr. Musk to achieve extraordinary growth for Tesla and outstanding TSR results for its shareholders.
As described in the Special Committee Report, the Special Committee concluded that the foregoing analyses support the efficacy of the structure of the 2018 CEO Performance Award as a unique incentive structure that successfully motivated Mr. Musk. In its design of the 2025 CEO Performance Award, the Special Committee has employed a similar structure, composed of challenging, goal-oriented milestones, with the goal of incentivizing Mr. Musk to achieve further transformative growth for Tesla and its shareholders.
Certain Additional Considerations and Risks Associated with Approval of the 2025 CEO Performance Award
Shareholders should also consider the following considerations and risks associated with approving the 2025 CEO Performance Award:
There can be no assurance that achievement of the milestones specified in the 2025 CEO Performance Award will result in increased long-term shareholder value and achievement of Tesla’s strategic and financial objectives.
While Mr. Musk’s achievement of the milestones specified in the 2018 CEO Performance Award coincided with a period of unprecedented growth and increased shareholder value for Tesla, there can be no assurance of a similar result with the 2025 CEO Performance Award. While the Special Committee and the Board believe in their business judgment that the milestones specified in the 2025 CEO Performance Award chart a path towards continued growth and success for Tesla, the achievement of one or more of these milestones does not guarantee any sustained shareholder value or improvement in Tesla’s financial position or business outlook over the long term.

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There is a risk that the technologies and initiatives associated with the 2025 CEO Performance Award, including the Product Goals, are misaligned with current or future consumer demand, resulting in Tesla’s failure to invest in or pursue another opportunity that generates significant financial returns or leads to greater shareholder value.
If the 2025 CEO Performance Award inadvertently directs Tesla’s focus and resources toward specific technologies that are misaligned with market preferences, or such preferences evolve unfavorably, or customer demand for these innovations does not materialize as anticipated, Tesla may miss opportunities better aligned with other needs. In particular, the Product Goals may not be indicative of the types of products or services that would, in the long run, generate financial returns necessary to justify the significant market capitalization goals of the 2025 CEO Performance Award. The Special Committee designed the Product Goals to incentivize Mr. Musk to devote time and energy to development of these products and services, as the Special Committee determined that these products and services are directionally consistent with Musk’s vision for the future of Tesla. Tesla’s investments in these technologies and initiatives, including those underlying the Product Goals, frequently involve long development timelines and substantial capital, and there is no assurance that these investments will deliver the expected business, financial or reputational benefits. As a result, misalignment of consumer demand and the technologies and initiatives associated with the 2025 CEO Performance Award, including the Product Goals, may impair Tesla’s ability to realize returns on such investments and could lead to strategic misalignment, underperformance or write-downs of related assets, all of which could have a negative impact on Tesla’s financial performance and stock price.
There, of course, is no way to predict whether the commercial offerings of such technologies and initiatives will be successful enough or competitive enough with consumers to meet the levels set forth in the Product Goals, or if achievement of the levels set forth in any of the Product Goals will result in meaningful long-term shareholder value or financial returns. While the Special Committee believes this Product Goal represents a long-term opportunity, there is no guarantee that such an opportunity will result in financial return.
The Administrator has broad discretion to interpret the terms of the 2025 CEO Performance Award, including the Product Goals, and may determine that certain existing Tesla products or services should be counted toward a Product Goal.
The terms and conditions of the 2025 Award Agreement give the Administrator (which will consist of disinterested directors of the Board or a committee thereof) the right to determine whether any particular product or service, including those that Tesla currently offers, meets the definition of a Product Goal. The Administrator may interpret the requirements for Mr. Musk to achieve a Product Goal in a broad manner, which could reduce the number of additional units needed to achieve a Product Goal and could in turn reduce the financial benefit for Tesla and its shareholders. The Administrator’s determination that any existing products or services should be counted towards a Product Goal would reduce the number of new products or services that need to be sold or otherwise delivered to consumers in order to meet that goal, which could in turn diminish the benefits to Tesla and its shareholders of achieving that goal.
There can be no assurance that Mr. Musk achieves any of the milestones, which may result in no increase to shareholder value.
The 2025 CEO Performance Award specifies a set of ambitious milestones designed to propel Tesla into a new era of growth and success. However, there can be no assurance that Mr. Musk will achieve any or all of these milestones or deliver any increase to shareholder value. While Mr. Musk was able to achieve each of the tranches in the 2018 CEO Performance Award, leading Tesla through a period of stratospheric growth, those achievements provide no guarantee of a similar result with regard to the new milestones specified in the 2025 CEO Performance Award. As a result, the 2025 CEO Performance Award may result in no increase — or even a net decrease — in shareholder value.

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There can be no assurance that the 2025 CEO Performance Award achieves similar results as the 2018 CEO Performance Award, despite having a similar structure.
As discussed elsewhere, Mr. Musk’s achievement of the milestones specified in the 2018 CEO Performance Award coincided with a period of unprecedented growth and increased shareholder value for Tesla. While the Special Committee looked to the successes of the 2018 CEO Performance Award in structuring the 2025 CEO Performance Award, there can be no assurance that these structural similarities will result in a similar result if the milestones specified in the 2025 CEO Performance Award are achieved. As a result, the 2025 CEO Performance Award may result in no increase — or even a decrease — in shareholder value.
The 2025 CEO Performance Award may not be sufficient to retain Mr. Musk at Tesla.
Though the contingent, pay-for-performance structure of the 2025 CEO Performance Award was designed to incentivize Mr. Musk to commit his time and vision to his role as Tesla’s Chief Executive Officer or to a role as an executive officer responsible for Tesla’s product development or operations, it may not be enough to retain Mr. Musk at Tesla. The contingent nature of the award, combined with the uncertainty that any legal challenge to the 2025 CEO Performance Award would create, as well as any number of factors that are customarily associated with any compensation arrangement, may result in an expected value that is insufficient to retain Mr. Musk. Mr. Musk is an “at-will” employee and is not party to an employment agreement. While the Eligible Service requirement in the 2025 CEO Performance Award limits Tesla’s obligation to pay Mr. Musk if milestones are achieved following a Cessation of Eligible Service, Mr. Musk’s departure may nonetheless materially and adversely affect Tesla’s business, results of operations or financial condition given that Tesla is highly dependent on Mr. Musk’s services.
The 2025 CEO Performance Award may result in significant stock-based compensation accounting charges, and these accounting charges may occur earlier in time than the achievement of any of the milestones in the award; as such, Tesla’s reported financial results may be negatively impacted even before shareholders receive any benefit from the achievement of the milestones, if any, and such accounting charges may have a further adverse impact on Tesla.
The 2025 CEO Performance Award may result in one or more accounting charges that have a material negative impact on Tesla’s financial results. The maximum fair value of equity awards is determined on the grant date in accordance with applicable rules under ASC Topic 718 and expensed over the service period, net of actual forfeitures. The expense from stock-based compensation associated with the shares subject to each tranche beginning on the date that assignment of the applicable performance goals is determined to be probable and may vary in amount at each quarterly reporting as a result of potential variability of these estimates and other factors throughout the performance period of the award. Both the inputs to the simulation model and to the probability determination are subjective and generally require significant judgment. As a result, if shareholders approve the 2025 CEO Performance Award, the corresponding accounting charges could impact Tesla’s financials as soon as the current fiscal year. The maximum stock-based compensation expense in respect of the 2025 CEO Performance Award that Tesla would ever recognize, assuming the actual achievement of all performance milestones, would be the actual maximum aggregate fair value of the possible range of estimated fair values of approximately $79.10 billion to $87.75 billion. See the section titled “— Accounting and Tax Considerations — Accounting Consequences and Pro Forma Summary Compensation Table” for further details regarding the accounting consequences of the 2025 CEO Performance Award.

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The 2025 CEO Performance Award may be challenged and result in further legal expenses and delays.
Given the litigation surrounding the 2018 CEO Performance Award, there is a risk that the 2025 CEO Performance Award may be challenged in court. While Tesla and its advisors believe that the 2025 CEO Performance Award is valid and enforceable, and that it was duly authorized and approved in good faith by disinterested and informed directors and is not void or voidable, validating these positions through litigation could result in legal expenses and delays that are difficult to estimate. Significant delays could undermine Tesla’s ability to retain Mr. Musk and incentivize him to achieve the performance measures.
The 2025 CEO Performance Award could result in dilution to shareholders, in respect of both voting and economics, and impact the price of Tesla’s common stock.
If any or all performance milestones specified in the 2025 CEO Performance Award are achieved and any tranches of shares thereunder become Earned Shares, Mr. Musk will receive the right to vote such shares. Similarly, if the vesting requirements specified herein are met, Mr. Musk would hold vested shares of Tesla’s common stock. Given the magnitude of the award necessary to incentivize Mr. Musk’s performance, commensurate with the magnitude of the milestones underlying the 2025 CEO Performance Award, if achieved, this would result in dilution of shareholders’ voting power or economic rights and may result in the creation or entrenchment of voting positions that could meaningfully influence the direction of Tesla. If Mr. Musk were to sell a large portion of his shares, following the required holding periods, it may further impact the share price of Tesla’s common stock.
If achieved in full, the 2025 CEO Performance Award would result in Mr. Musk acquiring a significant number of additional shares, thereby increasing his existing voting power and influence over the direction of Tesla’s future growth. Mr. Musk could have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, the results of any proposals related to our governing documents, any merger, consolidation or sale of all or substantially all of our assets, or any other significant corporate transaction.
The 2025 CEO Performance Award may not provide adequate incentives for Mr. Musk to achieve goals that will further the current business goals of Tesla and increase shareholder value.
The Special Committee and the Board believe that the 2025 CEO Performance Award aligns Mr. Musk with Tesla’s current business goals. However, there is no guarantee that these incentives will be sufficient to motivate Mr. Musk to achieve Tesla’s business goals, including the new milestones, or deliver any other increase to shareholder value. Accordingly, even if the 2025 CEO Performance Award is approved by the shareholders, there can be no assurance that it will result in Mr. Musk’s achievement of any milestone, Tesla business goals or increase in shareholder value.
There are several negotiated features of the 2025 CEO Performance Award that may not achieve the Special Committee’s objectives, and which may create unforeseen or unintended incentives. For example, the 2025 CEO Performance Award may incentivize the deployment of certain strategies to achieve these objectives even if in lieu of other potential corporate opportunities, which could have a negative impact on Tesla’s reputation and long-term financial performance.
Because the 2025 CEO Performance Award is closely tied to specific milestones, it may cause the prioritization of achievement of those milestones over other goals that may in the future turn out to be more beneficial or less risky to Tesla. Significant changes in economic or business conditions after the approval of the 2025 CEO Performance Award may undermine this alignment of interests. In addition, while the Operational Milestones are designed to reflect meaningful business accomplishments, some thresholds — such as those linked to sales of a specific product — could theoretically be satisfied using strategies that emphasize volume over other factors that more meaningfully impact shareholder value. For instance, certain Product Goals — such as those linked to achieving certain numbers of Bots or vehicles — could incentivize the use of strategies that emphasize meeting numerical goals over the creation of meaningful shareholder value.

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A misalignment of Tesla’s goals and the incentives that might be created by the 2025 CEO Performance Award may have a negative impact on Tesla’s reputation and long-term financial performance.
The 2025 CEO Performance Award may result in negative public perception, even if baseless or satisfactorily addressed, resulting in negative publicity that damages Tesla’s brand.
Tesla’s reputation and brand recognition play an important role in its business operations, including through the trust and confidence of existing or prospective customers. Our reputation and brand are ultimately vulnerable to many factors that can be difficult or impossible to control and costly or impossible to remediate. Adverse public perception of the 2025 CEO Performance Award, even if it is baseless or satisfactorily addressed, may result in negative publicity for Tesla, which could materially and adversely affect our business, results of operations or financial condition.
The occurrence of a Covered Event may undermine the objective of the 2025 CEO Performance Award, despite the precautionary measures taken.
The objective of the 2025 CEO Performance Award is to retain and incentivize Mr. Musk to achieve all of the milestones. If a Covered Event occurs, then shares under the 2025 CEO Performance Award may become Earned Shares, under certain conditions (such as Market Capitalization Milestones being met), without all Operational Milestones being achieved. Despite the 2025 CEO Performance Award providing an alternative means of earning tranches following the occurrence of a Covered Event, such an event may nonetheless undermine the objective of the 2025 CEO Performance Award if it has a significant negative impact on Tesla’s business.
In addition, Tesla cannot accurately predict what will or could constitute a Covered Event, as this definition covers a broad range of changes or events, many of which involve probabilities that are remote or otherwise difficult to quantify and that Tesla cannot adequately plan around or avoid.
If Mr. Musk elects to use the net settlement feature to satisfy his tax obligations arising in connection with the 2025 CEO Performance Award, he will receive fewer shares of common stock in connection with the award as a result, but Tesla will need to pay an equivalent cash amount over to governmental authorities. Such cash amounts may be substantial.
In a net settlement, Tesla withholds from the shares otherwise deliverable to Mr. Musk a number of shares equal to the amount of the tax obligation, and Tesla then uses cash to pay the taxes. While this is a customary method of satisfying tax obligations that arise in connection with equity awards, this is not currently the usual practice at Tesla, where our employees typically sell shares upon vesting of restricted stock units or the exercise of stock options and use the proceeds of those sales to pay cash taxes. In the event Mr. Musk decides to net settle, Tesla will be obligated to pay the taxes in cash. This may require Tesla to raise capital, either through the sale of equity securities or the issuance or incurrence of debt, or Tesla could use cash on hand. The amounts would likely be exceptionally large. There can be no way to predict the amount of such payments. These payments would be due upon the vesting of the awards (i.e., generally, the 7.5-year and 10-year anniversary, or, if earlier, a change in control); however, there can be no guarantee that Tesla will be able to have such amounts available on hand, or that it will be able to raise such funds on favorable terms, or at all. If Mr. Musk files an election under Section 83(b) of the Code with respect to the 2025 CEO Performance Award, the cash payments described in this paragraph would be due upon the issuance of shares in accordance with the award, rather than upon vesting.
Mr. Musk may sell a portion of the shares received upon vesting in shares of Tesla common stock, including any awarded under the 2025 CEO Performance Award, to cover taxes. Given the magnitude of such tax obligations, this could result in a significant sale of shares into the market, and given its unprecedented size, there is no way to predict the impact the resolution of this tax obligation will have on the market for Tesla’s common stock.
Upon the vesting under the 2025 CEO Performance Award, Mr. Musk could elect to sell a portion of the resulting shares to satisfy the resulting tax obligations. These “sell-to-cover” transactions are common among public companies and are typically executed automatically, rather than at the discretion of the executive. However, due to the unprecedented size of the 2025 CEO Performance

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Award, any related tax sales could represent one of the largest individual transactions of its kind in U.S. history. While Mr. Musk must conduct such sales through an orderly disposition in coordination with Tesla, the magnitude of the impacts from such sales could result in impacts on the price of Tesla’s common stock, including short-term volatility.
Mr. Musk may use shares of Tesla common stock to facilitate the orderly disposition of shares to satisfy Offset Amount and tax obligations through loan financing to avoid market disruption. If Mr. Musk defaults on the obligations under such loan financing or the value of the pledged shares falls below a certain threshold, it may result in a sale or foreclosure of such shares and a decline in Tesla’s stock price.
To facilitate the orderly resale of shares to cover any Offset Amount or tax obligations associated with equity-based awards, Mr. Musk may use Tesla shares that he beneficially owns to secure loan financing from a third party. The intent of these accommodations is to avoid the disruptions to the market for Tesla’s common stock associated with large, concentrated sales. These accommodations would apply, without limitation, to shares awarded to Mr. Musk under the 2018 CEO Performance Award, 2025 CEO Interim Award and 2025 CEO Performance Award. The loans are typically secured by a pledge of the shares, and the lenders may have the right to force a sale of the pledged shares in the open market if the borrower defaults on its obligations or if the value of the pledged shares fall below a certain threshold.
A forced sale of a significant number of shares of our common stock in the open market, particularly if it occurs rapidly and without sufficient liquidity, could cause a material decline in our stock price. Such financing or forced sales could also create negative market perceptions about Tesla or the confidence of Mr. Musk in our future prospects, which could further depress our stock price.
Tesla must pay, in cash, the employer portion of certain employment taxes arising in connection with the 2025 CEO Performance Award, and such cash amounts may be significant.
Tesla is responsible for paying the employer portion of certain employment taxes that arise upon the vesting of shares under the 2025 CEO Performance Award. For instance, under current U.S. tax law, Tesla is responsible for payment of a Medicare tax that is imposed on employers at the rate of 1.45% of covered wages, which is not subject to a wage base limit and includes income recognized in connection with the 2025 CEO Performance Award. The actual amount of Tesla’s tax obligation will depend upon the amount of ordinary income that is recognized by Mr. Musk at the time of vesting, which is based on the fair market value of Tesla’s stock on the vesting date. If Mr. Musk files an election under Section 83(b) of the Code with respect to the 2025 CEO Performance Award, the obligations described in this paragraph would arise at the issuance of shares in accordance with the award, rather than upon vesting.
There can be no way to predict the amount of Tesla’s responsibility for such employment taxes, but given the number of shares subject to the award and the Market Capitalization Milestones required to earn such shares, such cash amounts may be significant to Tesla.
Considerations Associated with Not Approving the 2025 CEO Performance Award
In addition, shareholders should take into account the following considerations associated with not approving the 2025 CEO Performance Award, including:
Mr. Musk may leave Tesla due to its ability to adequately retain and incentivize him, resulting in the loss of his leadership and vision, which may be critical components of Tesla’s success.
Failure to approve the 2025 CEO Performance Award could increase the risk of Mr. Musk departing from or significantly reducing his involvement at Tesla. Mr. Musk has previously declined cash salary and bonus compensation, with equity awards serving as the primary vehicle for both compensation and aligning his interests with those of Tesla’s shareholders. Mr. Musk had not received meaningful compensation, prior to the 2025 CEO Interim Award, for his services to Tesla since he achieved the milestones specified in the 2012 CEO Performance Award in 2017—nearly eight years ago. The 2025 CEO Performance Award is designed to fill this gap, retaining and incentivizing Mr. Musk through performance-based equity grants tied to the achievement of ambitious long-term milestones. Without a renewed equity structure tied to future performance, Mr. Musk may leave

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Tesla due to its inability to compensate him. Given the current inflection point, the loss of Mr. Musk’s leadership and vision could have a significant adverse impact on Tesla’s continued growth and success.
Mr. Musk may remain at Tesla but dedicate less time to our leadership due to the lack of proper incentives, resulting in a negative impact on Tesla’s strategic initiatives, internal alignment and raising potential leadership and continuity issues.
The 2025 CEO Performance Award is designed to retain and motivate Mr. Musk over the long term, filling an incentive gap that was created in 2022 when Mr. Musk achieved the final tranche of the 2018 CEO Performance Award. Failure to approve the 2025 CEO Performance Award could result in Mr. Musk remaining Chief Executive Officer while dedicating less time or focus to Tesla’s day-to-day operations and long-term initiatives and could raise leadership and continuity issues. Given the outsized role Mr. Musk’s leadership and vision have played in Tesla’s current and previous success, a decline in active engagement could hinder execution of Tesla’s strategic initiatives and affect internal alignment.
Tesla’s failure to retain or incentivize Mr. Musk may result in a lack of cohesive strategic alignment that decreases innovation, reduces investor confidence and destroys shareholder value.
The 2025 CEO Performance Award is intended not only to retain and incentivize Mr. Musk, but also to tie his efforts to the achievement of defined operational and financial milestones specified therein. Without such a structure in place to align Mr. Musk’s energies and focus with the specified milestones, there is a risk that Tesla may lack a unified, long-term vision. A lack of alignment among Tesla’s key personnel could result in fragmented decision-making or a decline in broader enterprise cohesion, thus impacting Tesla’s ability to execute on our strategies and long-term goals. This may result in decreased innovation, reduced investor confidence and long-term erosion of shareholder value.
The failure to retain and incentivize Mr. Musk may impact Tesla’s ability to attract, integrate and retain appropriate talent and compete in sectors requiring specialized or in-demand knowledge.
If Tesla fails to retain or adequately incentivize Mr. Musk, we may also lose our ability to attract top talent due to Mr. Musk’s remarkable ability to draw talented and driven individuals to his ventures. To pursue Tesla’s vision for the future, Tesla may need to hire and train qualified personnel continuously and in a proactive manner, as well as to attract and retain employees with professional and specialized product knowledge. However, Tesla faces competition from competitors in fields such as AI and robotics, where talent is especially scarce. Failing to retain Mr. Musk could harm morale, cause additional personnel to depart, introduce operational delays and risks as departing employees are replaced and successors learn Tesla’s business, or disrupt operations and implementation of business strategy, each of which could harm operating results, and in return have a negative impact on the price of Tesla’s common stock. As such, Mr. Musk’s departure may, in turn, negatively impact Tesla’s ability to attract, integrate and retain appropriately qualified personnel.
Failure to retain and incentivize Mr. Musk may result in stock price volatility and uncertainty.
Mr. Musk’s leadership of and vision for Tesla are closely tied to Tesla’s brand and, by extension, its stock price. Investors, employees, customers and the general public generally view Mr. Musk’s leadership as integral to Tesla’s success. As a result, if Tesla fails to retain and incentivize Mr. Musk, the resulting uncertainty may result in a negative impact on or create volatility in the price of Tesla’s common stock. Furthermore, current employees may believe their equity award offers have limited upside, and Tesla’s competitors may be able to offer more appealing compensation packages, leading to significant attrition. Such attrition could negatively impact Tesla’s stock price and lead to market volatility.

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Failure to retain and incentivize Mr. Musk may result in strategic misalignment with Tesla’s growth objectives.
Tesla’s long-term growth and transformational initiatives, across AI, robotics, autonomous mobility and clean energy, depend critically on Mr. Musk’s vision and continued involvement. The Operational Milestones in the 2025 CEO Performance Award are designed to support key elements of Tesla’s long-term strategic roadmap. As a result, failure to approve the 2025 CEO Performance Award may negatively impact the alignment of Tesla’s overall strategy, slowing our progress and potentially causing us to miss out on new or existing opportunities in emerging technologies, shifting consumer trends or higher-return business models. Additionally, this misalignment may lead to competing or diffuse strategic priorities across leadership. This could diminish cross-functional coordination and lead to delays in key investments and innovation cycles, hindering Tesla’s ability to remain agile to proactively manage shifts and changes in technological and regulatory landscapes. Without appropriate incentive structures aligned with retaining Mr. Musk, Tesla may experience diminished effectiveness in executing strategic initiatives, potentially resulting in missed growth opportunities and negatively affecting Tesla’s long-term competitive position and shareholder value. If the failure to approve the 2025 CEO Performance Award results in Mr. Musk’s departure, his departure may undermine Tesla’s efforts to continue to be recognized as more than a manufacturer of EVs. Tesla has increasingly positioned itself as a multi-dimensional platform at the intersection of AI, robotics, autonomous mobility, and clean energy innovation. Tesla relies on Mr. Musk’s leadership and vision to drive these initiatives, which are central to Tesla’s long-term strategy and differentiated market positioning. Without his continued involvement, Tesla’s ability to achieve these ambitions may be impaired, and investors or analysts may begin to view Tesla through a narrower lens, as an automotive business rather than a technology leader. Such a perceptual shift could impact Tesla’s multiples, strategic flexibility and access to capital, ultimately affecting our ability to pursue transformational growth opportunities.
Failure to retain and incentivize Mr. Musk may damage Tesla’s reputation as a leader in tech.
Tesla’s brand has long been associated with innovation, disruption and first-mover advantage in emerging sectors. Mr. Musk’s efforts and reputation are critical to Tesla’s success, as he is instrumental in setting our strategic direction and identifying unprecedented opportunities that solidify Tesla’s reputation as an innovator. Failure to retain and incentivize Mr. Musk could damage Tesla’s reputation as a forward-thinking technology leader, causing reputational harm that may impact Tesla’s ability to recruit top technical talent, influence partnerships or retain the public trust required to lead in frontier markets such as AI, robotics or autonomous systems.
Tesla may lose growth opportunities or scale-based advantages associated with the achievement of the operational milestones specified in the 2025 CEO Performance Award.
Not approving the 2025 CEO Performance Award could limit Tesla’s ability to effectively align Mr. Musk’s incentives with achieving critical operational milestones. These milestones are designed to drive significant scale-based efficiencies and growth opportunities, essential for maintaining competitive advantages in Tesla’s target markets. The absence of this award structure may reduce the focus on and likelihood of attaining these key milestones, adversely affecting Tesla’s operational performance and long-term strategic prospects.
Failure to approve the 2025 CEO Performance Award may result in additional costs or implications to Tesla, including compensation costs, and may divert management and board attention.
Because Tesla, including our Board, has spent significant time and resources developing the 2025 CEO Performance Award, failure to approve the award may require the Board to develop a new compensation package for Mr. Musk, diverting the Board’s time and attention from other matters that could be beneficial to Tesla. Failure to approve the 2025 CEO Performance Award may also cause Tesla to incur additional compensation costs compared with the award proposed herein. If the Board is unable to obtain shareholder approval for an equity-based performance award, it may be forced to incentivize Mr. Musk using forms of compensation that are comparatively more costly to Tesla. For example, if the Board is forced to compensate Mr. Musk in cash, it could significantly reduce Tesla’s cash position, preventing us from allocating those funds towards the achievement of other goals and negatively impacting its financial outlook.

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Practical Implications of the 2025 CEO Performance Award
Potential Voting Interest that Could Be Realized Under the 2025 CEO Performance Award
It is not possible to reliably estimate the value that could be realized by Mr. Musk under the 2025 CEO Performance Award because that value depends on various factors including (i) the amount of dilution that Tesla experiences over the course of the 10-year term of the award (the more dilution, the less Mr. Musk will realize under the 2025 CEO Performance Award) and (ii) when Mr. Musk earns the shares in a given tranche, which determines whether that tranche will be included in the 7.5 Year Earned Shares or the 10 Year Earned Shares. Further, it is not possible to reliably estimate the long-term voting power that could be realized by Mr. Musk under the 2025 CEO Performance Award because such voting power will be dependent upon the achievement of the relevant performance measures. While Tesla has no way of predicting how much dilution there will be, some amount of future dilution is a certainty, whether due to additional issuances of equity as part of (i) regular compensation awards to Tesla employees, (ii) capital-raising activities or (iii) mergers or acquisitions. Tesla also has no way of predicting when Mr. Musk may earn the tranches under the 2025 CEO Performance Award. Thus, it is not possible to know the actual value or long-term voting interest that Mr. Musk will realize from the 2025 CEO Performance Award even if one were to assume that he were to achieve all 12 tranches during the term of the award.
Because it is not possible to calculate the dollar value realized by Mr. Musk, as there is no way of predicting if or when he will vest in any of the tranches, the table below depicts the estimated percentage of outstanding voting power earned by Mr. Musk for a given number of tranches, including his estimated total long-term voting stake in Tesla, which is for illustrative purposes only and subject to the limitations described in this section. For purposes of this calculation, the voting rights associated with the shares underlying 2025 CEO Performance Award are considered not outstanding, as pursuant to the Voting Agreement Mr. Musk will not be able to dictate the vote of such shares until they become Earned Shares. The Voting Agreement provides that such Unearned Shares underlying the 2025 CEO Performance Award will be voted proportionately to the votes of other shareholders. Because these shares will have been issued as shares of common stock, they are counted towards the total shares outstanding in the table below. This table, including its calculation of Mr. Musk’s voting stake in Tesla, is based on the 3,325,150,886 shares of Tesla common stock outstanding as of September 15, 2025, adjusted for the 423,743,904 shares of restricted common stock underlying the 2025 CEO Performance Award. Importantly, this table does not take into account any future dilutive events over the next ten years even though such events will occur. Accordingly, this table should only be used for illustrative purposes, recognizing that future dilutive events would significantly decrease the maximum voting stake that Mr. Musk would realize from the 2025 CEO Performance Award over the various scenarios, on a per-tranche basis and as a percentage of his total voting stake.
Proposed Grant (12%)
Total Tranches Earned	Voting Stake Earned by Mr. Musk via 2025 CEO Performance Award (% of Adjusted Share Count)	Mr. Musk’s Total Voting Stake in Tesla, including 2025 CEO Interim Award but excluding 2018 CEO Performance Award (% of Total Outstanding Voting Power)(1)(3)	Mr. Musk’s Total Voting Stake in Tesla, including 2018 CEO Performance Award but excluding 2025 CEO Interim Award (% of Total Outstanding Voting Power)(2)(3)
0 Tranches	0%	13.6%	18.1%
2 Tranches	2%	15.5%	19.9%
4 Tranches	4%	17.4%	21.7%
8 Tranches	8%	21.1%	25.3%
10 Tranches	10%	23.0%	27.1%
12 Tranches	12%	24.9%	28.8%

(1)
Mr. Musk’s stake consists of 413,362,808 shares of Tesla’s common stock beneficially owned by Mr. Musk as of September 15, 2025 (excluding the 2018 CEO Performance Award and the 2025 CEO Interim Award) plus 96,000,000

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shares of common stock owned as a result of the 2025 CEO Interim Award plus the number of shares under the relevant number of tranches of the 2025 CEO Performance Award that have been earned.

(2)
Mr. Musk’s stake consists of 717,323,438 shares of Tesla’s common stock beneficially owned by Mr. Musk as of September 15, 2025 (including the 303,960,630 shares underlying 2018 CEO Performance Award) plus the number of shares under the relevant number of tranches of the 2025 CEO Performance Award that have been earned. This amount excludes the 96,000,000 shares of common stock owned as a result of the 2025 CEO Interim Award, on the basis of the fact that they cannot be double counted with the stock options under the 2018 CEO Performance Award.

(3)
This calculation does not account for any future dilutive events over the next ten years, such as the issuance of equity as compensation to employees, as consideration for mergers and acquisitions, or for capital-raising activities, which would have the effect of diluting Mr. Musk’s ownership of Tesla stock, nor does it account for any sales of Tesla’s stock nor net settlement of Tesla’s stock in order to cover required taxes, any exercise price, any purchase price or Offset Amount upon vesting of the 2025 CEO Performance Award or 2025 CEO Interim Award or exercising stock options under the 2018 CEO Performance Award, as applicable.

(4)
Because the Voting Agreement provides that Unearned Shares will be voted proportionately to the votes of other shareholders, including any shares owned by Mr. Musk, the effect of the Voting Agreement will likely result in Mr. Musk having a greater voting influence than is presented in this table.

Potential Ownership of Securities as a Result of the 2025 CEO Performance Award
As of September 15, 2025, Mr. Musk beneficially owned 717,323,438 shares of Tesla’s common stock, including 413,362,808 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003, and 303,960,630 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after September 15, 2025 under the 2018 CEO Performance Award and excluding 96,000,000 shares of common stock issued as a result of the 2025 CEO Interim Award. Based on 3,325,150,886 shares of Tesla’s common stock outstanding as of September 15, 2025, and assuming all shares of common stock subject to options held by Mr. Musk exercisable within 60 days of September 15, 2025, were outstanding as of such date, but without double counting for the 96,000,000 shares under the 2025 CEO Interim Award, Mr. Musk beneficially owned 19.8% of the outstanding shares of Tesla common stock as of September 15, 2025.
For illustrative purposes only, if (i) all 423,743,904 shares of restricted common stock subject to the 2025 CEO Performance Award were to become fully vested, outstanding and held by Mr. Musk; (ii) all 303,960,630 shares of common stock subject to the 2018 CEO Performance Award were to become outstanding and held by Mr. Musk; and (iii) there were no other dilutive events of any kind, Mr. Musk would beneficially own 28.8% of the outstanding shares of Tesla’s common stock (excluding the 2025 CEO Interim Award).
These amounts reflect equity awards under the 2018 CEO Performance Award, but do not take into account the 2025 CEO Interim Award. Because the shares that Mr. Musk can keep under the 2025 CEO Interim Award and the 2018 CEO Performance Award cannot exceed the total number of options underlying the 2018 CEO Performance Award, the calculation herein includes 2018 CEO Performance Award but excludes the 2025 CEO Interim Award. Accordingly, the beneficial ownership amounts presented effectively reflect the maximum potential benefit without any double counting of shares.
However, except as indicated above, this calculation does not account for any future dilutive events over the next ten years, such as the issuance of equity as compensation to employees, as consideration for mergers and acquisitions, or for capital-raising activities, which would have the effect of diluting Mr. Musk’s ownership of Tesla stock, nor does it account for any sales of Tesla’s stock nor net settlement of Tesla’s stock in order to cover required taxes, any exercise price or an Offset Amount upon vesting of the 2025 CEO Performance Award or exercising stock options under the 2018 CEO Performance Award, as applicable. Therefore, it is impossible to provide the exact or true percentage of Mr. Musk’s future total ownership of Tesla stock upon the vesting of one or more tranches of the 2025 CEO Performance Award. Given that some amount of dilution and/or stock sales to cover required tax payments will occur, we believe that Mr. Musk’s future potential ownership of Tesla common stock will be less than 28.8% if 100% of the 2025 CEO Performance Award were to vest and he were able to fully exercise the 2018 CEO Performance Award.

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Accounting and Tax Considerations
Accounting Consequences and Pro Forma Summary Compensation Table
We follow ASC Topic 718, Compensation-Stock Compensation for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. Pursuant to ASC Topic 718, this calculation cannot be made for the 2025 CEO Performance Award prior to the date on which it is issued to Mr. Musk, which will be the “grant date” for accounting purposes. However, we have calculated for illustrative purposes a preliminary aggregate fair value estimate for this in the table below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a grantee is required to render service in exchange for the award. Accordingly, the 2025 CEO Performance Award would result in the recognition of additional stock-based compensation expense over the term of the award as the tranches thereof become probable of vesting, as determined by the Administrator pursuant to ASC Topic 718.
For illustrative purposes only, the following table presents information concerning the total compensation for Mr. Musk in 2025 assuming the 2025 CEO Performance Award is approved by our shareholders at the 2025 Annual Meeting and, as of the date hereof, there is no further compensation approved for Mr. Musk in 2025, as the Board does not have the present intent to grant a Musk Award if the A&R 2019 Equity Incentive Plan is approved.
Pursuant to ASC Topic 718, equity awards that are subject to the approval of shareholders are not deemed granted, solely for accounting purposes, until such approval is obtained. Therefore, the actual aggregate fair value of such awards cannot be computed for accounting purposes prior to the date of such approval. The preliminary aggregate maximum fair value estimate on the date that the 2025 CEO Performance Award was granted by our Board (September 3, 2025), pursuant to ASC Topic 718, is $87.75 billion. Such value may not be representative of the value that will be reported in the 2025 Summary Compensation Table in our Annual Report on Form 10-K for the year ended December 31, 2025 if the 2025 CEO Performance Award is approved by our shareholders, which values may be greater or lesser than the values provided herein.
Name and Principal Position	Year	Salary (‘000) ($)	Bonus ($)	2025 CEO Performance Award Preliminary Aggregate Fair Value Estimate (million) ($)(1)	2025 CEO Interim Award Preliminary Aggregate Fair Value Estimate (million) ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)	Total (million) ($)
Elon Musk, Technoking of Tesla and Chief Executive Officer	2025	—	—	87,750(2)(3)(4)(5)	26,060(6)(7)	—	—	113,810
(1)
The preliminary aggregate fair value estimate does not necessarily correspond to the actual value of the 2025 CEO Performance Award or the 2025 CEO Interim Award, if any, to Mr. Musk. As discussed in the section titled “— Potential Voting Interest That Could Be Realized Under the 2025 CEO Performance Award,” with respect to the 2025 CEO Performance Award, it is not possible to provide the actual value that Mr. Musk would receive if any one or more of the tranches were to vest because that calculation depends in significant part on unknowable assumptions as to future dilution. These amounts do not necessarily correspond to the actual value that may be recognized, which depends on, among other things, the market value of our common stock appreciating from the market value on the respective grant dates.

(2)
The 2025 CEO Performance Award is intended to compensate Mr. Musk over its 10-year term and will become vested as to all shares subject to it only if (i) our market capitalization increases to $8.5 trillion and the 12 Operational Milestones are achieved during such 10-year period (subject to any Deemed Achievement or change in control), (ii) the applicable service requirements for Mr. Musk are met and (iii) the CEO Succession Framework is satisfied. The restricted common stock subject to the award will become vested on the terms and conditions described in the section titled “— Key Terms of the Proposed 2025 CEO Performance Award.” This award was designed to be entirely an incentive for future performance that would take many years to achieve, if at all. Further, each of the requirements underlying the

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performance milestones was selected to be very difficult to achieve. If any Unearned Shares remain at the end of the 10-year term, they will be forfeited and returned. If any shares become Earned Shares, but the applicable service requirements for vesting are not met, they will also be forfeited and returned.
(3)
Pursuant to ASC Topic 718, we would recognize stock-based compensation expense in respect of the 2025 CEO Performance Award over the period that is the longer of: (i) the derived service period calculated by the Monte Carlo simulation model, (ii) the estimated performance milestone achievement period(s) of such milestone(s), to the extent that the Administrator periodically determines one or more performance milestones to be probable of achievement (for accounting purposes pursuant to guidelines set forth in ASC Topic 718) and (iii) the relevant 7.5-year or 10-year vesting period under the 2025 Award Agreement. As the probabilities and estimated achievement dates of performance milestones pursuant to ASC Topic 718 have not yet been determined, we cannot currently estimate the amount or schedule of stock-based compensation expense to be recognized in respect of the 2025 CEO Performance Award in the future. However, the maximum stock-based compensation expense in respect of the 2025 CEO Performance Award that Tesla would ever recognize, assuming the actual achievement of all performance milestones, would be the actual maximum aggregate fair value of the possible range of estimated fair values of approximately $79.10 billion to $87.75 billion. The 2025 CEO Performance Award fair values are to be computed on the date that the 2025 CEO Performance Award is issued to Mr. Musk after (i) termination or expiration of the waiting period (and any extension thereof) under the HSR Act and (ii) approval of the 2025 CEO Performance Award by Tesla’s shareholders.

(4)
The range of preliminary aggregate fair value estimate reflect reductions of approximately $11.60 billion to $3.13 billion due to the five-year post-earning holding period required by the 2025 CEO Performance Award within the Monte Carlo simulation model.

(5)
In determining the preliminary aggregate fair value estimate of the 2025 CEO Performance Award, we utilized the Monte Carlo simulation model on the date of grant by the Board with the following assumptions:

Risk-free interest rate:	4.18%
Expected volatility:	57.30%
Dividend yield:	0.00%
Illiquidity discounts:	0% to 13.76%

•
The “risk-free interest rate” that we use is based on the United States Treasury yield in effect at the time of grant by the Board for zero coupon United States Treasury notes with maturities equal to the 10-year expected term on a continuously compounded basis.

•
Our “expected volatility” is derived from our implied volatility on publicly traded options of our common stock and the 10-year historical volatility of our common stock over the expected term. Our historical volatility and implied volatility are weighted equally to produce a single volatility factor.

•
We do not currently issue dividends; therefore, a 0.00% “dividend yield” has been used to simulate the ending value of our stock which may be delivered to Mr. Musk.

•
The “illiquidity discounts” were developed using the Finnerty Model and weighted for the assumed post-tax net shares upon vesting that will be subject to the five-year post-earning holding period pursuant to the terms of the 2025 CEO Performance Award.

•
These assumptions may not be representative of the assumptions that would apply at the time the 2025 CEO Performance Award is approved by shareholders, and which would consequently be used in calculating the actual aggregate fair value for purposes of ASC Topic 718. An increase in the assumed values for the expected volatility and risk-free interest rate, and/or the trading price of our common stock (assuming all other assumptions remain constant) will generally result in a higher value than the preliminary aggregate fair value estimate of the 2025 CEO Performance Award reported in this table. A decrease in the assumed values for the expected volatility, expected term and risk-free interest rate, and/or the trading price of our common stock (assuming all other assumptions remain constant) will generally result in a lower value than the preliminary aggregate fair value estimate of the 2025 CEO Performance Award reported in this table.

(6)
The 2025 CEO Interim Award will vest upon the second anniversary of August 3, 2025, the date of grant, subject to Mr. Musk remaining in continuous service as CEO or as an executive officer responsible for product development or operations (as approved by the Board’s disinterested directors) through such second anniversary. The 2025 CEO Interim Award will be immediately forfeited and returned to Tesla if, prior to vesting, there is a final, non-appealable judgment, order or decision of the Delaware courts with respect to the action captioned Tornetta v. Elon Musk et al., C.A. No. 2018-0408-KSJM (Del. Ch.), or any pending or future appeal, including In re Tesla, Inc. Derivative Litigation, Nos. 10, 2025, 11, 2025 (Del.) that results in Mr. Musk becoming able to exercise in full the 2018 CEO Performance Award. Tesla will account for the 2025 CEO Interim Award as a grant of restricted stock with a performance condition in accordance with ASC Topic 718, which for purposes of the 2025 CEO Interim Award is based upon the probability of certain conditions being met. Restricted stock with a performance condition is accounted for by recognizing compensation expense over the requisite service period, based on the accounting grant-date fair value, but only if and when the vesting of the award becomes probable. For accounting purposes, the accounting grant-date fair value of the 2025 CEO Interim

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Award was determined on the date that the shares of restricted stock were no longer subject to conditionality, which was August 15, 2025. The accounting grant-date fair value is based upon the prevailing market price of Tesla’s common stock on such date less the price to be paid to acquire the vested stock under the terms of the 2025 CEO Interim Award, adjusted to take into account an illiquidity discount due to the required holding period. The expense, if any, to be recognized is adjusted for changes to the estimated likelihood of vesting based on the performance condition.
(7)
The preliminary aggregate fair value estimate reflects a reduction of approximately $3.43 billion due to the five-year holding period from the date of grant in the 2025 CEO Interim Award.

New Plan Benefits
Name and Position	Dollar Value (million) ($)(1)	Number of Units(2)
Elon Musk, Technoking of Tesla and Chief Executive Officer	87,750	423,743,904
Vaibhav Taneja, Chief Financial Officer	—	—
Xiaotong (Tom) Zhu, Senior Vice President, APAC and Global Vehicle Manufacturing	—	—
Executive Group	87,750	423,743,904
Non-Executive Director Group	—	—
Non-Executive Director Employee Group	—	—

(1)
This column reflects the preliminary aggregate grant date fair value computed in accordance with ASC Topic 718 of the shares underlying the 2025 CEO Performance Award, after giving effect to the applicable Offset Amounts. The assumptions used in the valuation of the 2025 CEO Performance Award are set forth in the section above titled
“— Accounting Consequences and Pro Forma Summary Compensation Table.” These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

(2)
The total number of shares of Tesla common stock to be issued as part of the 2025 CEO Performance Award will be 423,743,904, divided equally among 12 separate tranches of 35,311,992 shares each.

Federal Income Tax Consequences
The following discussion is a brief summary of the principal United States federal income tax consequences of the 2025 CEO Performance Award under the Code as in effect on the date of this proxy statement. The following summary assumes that Mr. Musk remains a U.S. taxpayer. The Code and its regulations are subject to change. This summary is not intended to be exhaustive, addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant, including foreign, state or local tax consequences, estate and gift tax consequences, and consequences arising under the alternative minimum tax. The specific tax consequences to Mr. Musk will depend upon his future individual circumstances.
Tax Effect for Mr. Musk
Mr. Musk did not have taxable income from the grant of the 2025 CEO Performance Award, nor will he have taxable income from shareholder approval of the 2025 CEO Performance Award, if such approval occurs. If and when any portion of the 2025 CEO Performance Award vests, he will recognize ordinary income in an amount equal to the fair market value (on the date of vesting) of Tesla shares in the award over the amount he pays for the shares. Any taxable income recognized in connection with the vesting of some or all of the 2025 CEO Performance Award will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss.
Tax Effect for Tesla
We will not be entitled to a material tax deduction in connection with the 2025 CEO Performance Award. In most cases, companies are entitled to a tax deduction in an amount equal to the ordinary income realized by a participant when the participant realizes an award (either through exercise or vesting) and recognizes such income. However, Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as defined in

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Section 162(m) of the Code. No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1,000,000 in any taxable year. Under Section 162(m) of the Code, as most recently amended in July 2025, we expect that Mr. Musk always will be a covered employee for purposes of Section 162(m) of the Code. Therefore, in any given year in which Mr. Musk exercises all or part of the 2025 CEO Performance Award, we will be able to take a tax deduction of only $1,000,000 or less, regardless of the amount of compensation recognized by Mr. Musk from the exercise of the 2025 CEO Performance Award.
Conclusion
After careful review of all of the factors, taken together, the Special Committee and the Board believe that approval of the 2025 CEO Performance Award is in the best interests of Tesla, and the Board (with Mr. Musk and Mr. Kimbal Musk recusing themselves) recommends that shareholders vote FOR the 2025 CEO Performance Award.
Effect of Not Obtaining the Required Vote for Approval
If the proposal to approve the 2025 CEO Performance Award fails to receive the requisite vote for approval, the 2025 CEO Performance Award will not be approved.
Required Vote
We ask our shareholders to approve the 2025 CEO Performance Award. The proposal to approve the 2025 CEO Performance Award requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the 2025 Annual Meeting and entitled to vote on the proposal, which includes shares owned, directly or indirectly, by Mr. Musk and Mr. Kimbal Musk. For additional information, see the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee — Texas Law Considerations.”

The Board recommends a vote FOR the Tesla proposal for approval of the 2025 CEO Performance Award.

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Proposal Five
Tesla Proposal for the Ratification of the Appointment of PricewaterhouseCoopers LLP as Tesla’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2025
General
The Audit Committee has selected PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm to audit the consolidated financial statements of Tesla for the fiscal year ending December 31, 2025, which will include an audit of the effectiveness of Tesla’s internal control over financial reporting. PricewaterhouseCoopers LLP has audited Tesla’s financial statements since 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2025 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.
Shareholder ratification of the selection of our independent registered public accounting firm is a matter of good corporate practice. In the event that this selection is not ratified by the affirmative vote of a majority of voting power of Tesla’s shares in person or by proxy at the 2025 Annual Meeting and entitled to vote on the subject matter, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Tesla and our shareholders.
Principal Accounting Fees and Services
The following table presents fees billed for professional audit services and other services rendered to Tesla by PricewaterhouseCoopers LLP for the years ended December 31, 2023 and 2024. The dollar amounts in the table and accompanying footnotes are in thousands.
	2023	2024
Audit Fees(1)	$17,365	$15,634
Audit-Related Fees(2)	42	54
Tax Fees(3)	2,579	2,154
All Other Fees(4)	269	81
Total	$20,255	$17,923

(1)
Audit Fees consist of fees for professional services rendered for the audit of Tesla’s consolidated financial statements included in Tesla’s Annual Report on Form 10-K and for the review of the financial statements included in Tesla’s Quarterly Reports on Form 10-Q, as well as services that generally only Tesla’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings.

(2)
Audit-Related Fees in 2023 and 2024 consisted of fees for professional services for certain agreed upon procedures in conjunction with certain financing transactions and other attestation services.

(3)
Tax Fees in 2023 and 2024 consisted of fees related to consultation, tax planning and compliance services.

(4)
Other Fees in 2023 and 2024 consisted of permitted services other than those that meet the criteria above and include fees for accounting research software, the assessment of non-financial metrics and documentation and pre-implementation review of non-financial systems.

Pre-Approval of Audit and Non-Audit Services
Tesla’s Audit Committee has adopted a policy for pre-approving audit and non-audit services and associated fees of Tesla’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Tesla by its independent registered public accounting firm, with certain de minimis exceptions described in the policy.

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All PricewaterhouseCoopers LLP services and fees in fiscal 2023 and 2024 were pre-approved by the Audit Committee.

The Board recommends a vote FOR the Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

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Proposal Six
Tesla Proposal for Adoption of Amendments to Certificate of Formation and Bylaws to Eliminate Applicable Supermajority Voting Requirements
General
As disclosed in the proxy materials distributed in connection with Tesla’s 2023 Annual Meeting and 2024 Annual Meeting, the Board determined that once we have achieved a total shareholder participation rate of at least 65% at a shareholder meeting, the Board will again propose amendments to Tesla’s governing documents to eliminate supermajority voting requirements.
Because we achieved a total shareholder participation rate of over 65% at our 2024 Annual Meeting, we are delivering upon our commitment and are now submitting to our shareholders a vote to adopt at the 2025 Annual Meeting each of the following, which, if adopted, would allow our shareholders to modify our certificate of formation and bylaws by simple majority vote, subject to applicable law:
•
The proposed amended and restated certificate of formation, which deletes certain provisions to eliminate the current requirements that certain categories of changes to our certificate of formation be approved by the affirmative vote of at least 66 2/3% of the total voting power of all outstanding shares of Tesla stock entitled to vote; and

•
Proposed amendments to our current bylaws to eliminate the current requirements therein that certain categories of changes to our bylaws be approved by the affirmative vote of at least 66 2/3% of the total voting power of all outstanding shares of Tesla stock entitled to vote.

The Board has authorized the adoption of the proposed amended and restated certificate of formation subject to its adoption by our shareholders, and has approved the submission of the proposed bylaws amendments to our shareholders for their adoption.
If our shareholders approve this proposal: (i) we will file the amended and restated certificate of formation with the Secretary of State of the State of Texas promptly following the 2025 Annual Meeting, at which time the amended and restated certificate of formation will become effective, and (ii) the bylaws amendments will be adopted by our shareholders and become immediately effective.
Summary of the Proposed Amendments
The following are summaries of the proposed amended and restated certificate of formation and bylaws amendments. Each summary is qualified in its entirety by reference to the full text of the proposed amended and restated certificate of formation as set forth in Annex E, specifically Article IX thereof, and of the text of the proposed bylaws amendments as set forth in Annex F (in each case, with additions shown as underlined and deletions shown as struck through).
Amended and Restated Certificate of Formation
The amendment that is proposed to be included in the amended and restated certificate of formation provides for the deletion of the requirement that an affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of Tesla entitled to vote generally in the election of directors, voting together as a single class, be required to amend, alter or repeal, or adopt any provision in our certificate of formation inconsistent with the purpose and intent of the provisions currently therein relating to: (i) the general powers, number, elections, terms, removals, vacancies of, or newly created directorships for, members of the Board; (ii) the authority of the Board to adopt, amend or repeal our bylaws; (iii) actions by written consent of shareholders, special meetings of shareholders, and the required advance notice for director nominations and business to be brought by shareholders at meetings; and (iv) the amendment of our certificate of formation relating to such provisions. Consequently, if the amended and restated certificate of formation is adopted, our certificate of formation will not require that a proposed

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amendment, alteration, change or repeal of any provision in the document be subject to approval by a supermajority of our shareholders.
Bylaws Amendments
Similar to the proposed changes to the certificate of formation, the proposed bylaws amendments provide for the deletion of the requirement that an affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding voting securities of Tesla, voting together as a single class, be required for the shareholders of Tesla to alter, amend or repeal, or adopt any bylaw inconsistent with, the provisions currently therein relating to: (i) meetings of shareholders; (ii) the powers, number, resignations, vacancies and removals of members of the Board; (iii) indemnification of directors and officers; and (iv) the amendment of our bylaws. Consequently, if the bylaws amendments are adopted by our shareholders, our shareholders will be permitted to adopt, amend or repeal the document pursuant to a simple majority vote, or any other standard required by applicable laws.
Rationale for the Proposal
Consistent with our disclosures in the proxy materials distributed in connection with Tesla’s 2023 Annual Meeting and 2024 Annual Meeting, because we achieved a total shareholder participation rate of over 65% at our 2024 Annual Meeting, we are delivering upon our commitment and are now submitting this proposal to eliminate our supermajority voting provisions to a vote of our shareholders at the 2025 Annual Meeting.
As further discussed below in Proposal Thirteen, in prior years, each proposal to eliminate our supermajority voting provisions (whether proposed by Tesla or a shareholder) has fallen short of the threshold required to approve such proposals and adopt the relevant amendments.
In light of the voting results in prior years, the Board makes no recommendation with respect to this proposal. However, the Board will respect the outcome of our shareholders’ vote on this proposal, and, if this proposal is adopted by our shareholders at this annual meeting, we will take the actions described above to effectuate the proposed amendments and allow our shareholders to modify our certificate of formation and bylaws by simple majority vote, subject to applicable law.

The Board makes no recommendation with respect to the Tesla proposal for adoption of amendments to certificate of formation and bylaws to eliminate applicable supermajority voting requirements.

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Shareholder Proposals
Proposal Seven
Shareholder Proposal Regarding Board Authorization of an Investment in xAI
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by Stephen Hawk. Mr. Hawk has informed us that he is the beneficial owner of at least $2,000 in market value of Tesla’s common stock, which he has held for at least the last three years, and intends to present the following proposal at the 2025 Annual Meeting.
Mr. Hawk’s address is 5963 Bayview Cir S, Gulfport, Florida. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if it is properly presented.
Shareholder Proposal and Supporting Statement
Proposal: Board Authorization to Invest in xAI
WHEREAS, Tesla, Inc. is transforming into a leading artificial intelligence (AI), robotics, and energy company, with its mission to advance technology for human benefit and advance sustainable energy;
WHEREAS, xAI, a company focused on building AI to accelerate human scientific discovery, has developed Grok, an AI assistant already integrated into Tesla vehicles to enhance user experience, vehicle functionality, and autonomous driving capabilities;
WHEREAS, the synergies between Tesla and xAI are evident, as both companies share a commitment to advancing technology for human benefit, with xAI’s AI expertise complementing Tesla’s advancements in autonomous driving, robotics (e.g., Tesla Bot), and energy optimization;
WHEREAS, Tesla’s strategic investments in AI are critical to maintaining its competitive edge in the rapidly evolving AI and robotics industries, and a direct investment in xAI would strengthen Tesla’s access to cutting-edge AI technologies, talent, and intellectual property;
WHEREAS, xAI’s mission aligns with Tesla’s, creating opportunities for collaborative innovation in areas such as vehicle AI, energy grid optimization, and humanoid robotics, which could enhance Tesla’s product offerings and market leadership;
WHEREAS, an investment in xAI would provide Tesla with a stake in a major AI player, potentially yielding significant financial returns while fostering technological advancements that benefit Tesla’s customers and shareholders;
WHEREAS, the Board of Directors has a fiduciary duty to evaluate strategic investments that align with Tesla’s long-term growth and innovation goals;
NOW, THEREFORE, BE IT RESOLVED, that the shareholders of Tesla, Inc. request that the Board of Directors authorize an investment in xAI, in an amount and form deemed appropriate by the Board, to capitalize on the synergies between the two companies and strengthen Tesla’s position as a leader in AI, robotics, and energy.
Supporting Statement: Tesla’s integration of Grok into its vehicles demonstrates the tangible benefits of collaboration with xAI. As Tesla pivots toward AI-driven technologies, including Full Self-Driving and robotics, a strategic investment in xAI would secure access to advanced AI capabilities, enhance product innovation, and drive shareholder value. This proposal does not

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prescribe the size or structure of the investment, allowing the Board flexibility to act in the best interests of Tesla and its shareholders. We urge shareholders to vote “YES” to support this forward-looking investment.
Vote Requested: YES

The Board makes no recommendation with respect to the shareholder proposal regarding Board authorization of an investment in xAI.

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Proposal Eight
Shareholder Proposal Regarding Adopting Targets and Reporting on Metrics to Assess the Feasibility of Integrating Sustainability Metrics into Senior Executive Compensation Plans
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by Tulipshare Capital LLC, on behalf of Tulipshare Fund 1 LP. Tulipshare Capital LLC has informed us that Tulipshare Fund 1 LP is the beneficial owner of more than 100 shares of Tesla’s common stock and intends to present the following proposal at the 2025 Annual Meeting.
Tulipshare Captial LLC’s address is 251 Little Falls Dr, Wilmington, DE, 19808. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if properly presented.
Shareholder Proposal and Supporting Statement
Resolved: Shareholders request that, within one year, the Board Compensation Committee adopt targets and publicly report quantitative data appropriate to assessing the feasibility of integrating sustainability metrics, including those regarding diversity and independence among senior executives, into performance measures or vesting conditions that may apply to senior executives under compensation plans or arrangements.
Supporting Statement: In the Board’s discretion we recommend Tesla’s report include:
•
A robust, comprehensive human rights due diligence process with specific performance metrics aligned with UN Guiding Principles on Business and Human Rights assessing Tesla’s success in preventing and mitigating human rights risks across its value chain.

•
A performance-based component in the executive compensation structure directly tied to achieving established human rights and sustainability performance metrics, thus incentivizing the Board to embed such considerations into Tesla’s core operations.

Integrating sustainability metrics into executive compensation can enhance transparency, promote responsible corporate citizenship, avoid legal and reputational harm, and ensure Tesla remains at the forefront of sustainable business practices. Increasingly, “companies have rejected generous executive-pay packages in shareholder votes… balking at the massive pay gaps between chief executives and workers.”(1) Companies are “embracing different approaches to factoring ESG into executive pay.”(2) Glass Lewis’ 2024 briefing on executive pay reported “a supermajority of the largest companies in Europe and North America now consider ESG performance in at least one incentive program.”(3) Tesla does not integrate environmental or human capital management-related metrics in executive pay, despite 53.6% and 90.4% of S&P 500 companies doing so, respectively.(4)
Tesla’s legal and reputational risks have already materialized. Tesla’s directors were ordered to “return $735 million to the company to settle claims they grossly overpaid themselves in one of the largest shareholder settlements of its kind.”(5) Musk’s $56 billion award has “helped lift the ceiling on CEO pay,” widening the gap between workers’ and executives’ pay packages, per The New York Times,(6) while Reuters now estimates the “package is worth about $101 billion.”(7)

(1)
https://time.com/6184355/ceo-pay-investors-workers/

(2)
https://corpgov.law.harvard.edu/2022/11/27/linking-executive-compensation-to-esg-performance/

(3)
https://www.glasslewis.com/proxy-season-global-briefing-executive-pay/

(4)
https://corpgov.law.harvard.edu/2024/01/15/esg-performance-metrics-in-executive-pay/#:~:text=Some%2090.4% 25%20of%20S%26P%20500%20companies%20now%20integrate%20at%20least,and%2053.6%25%20deploy% 20environmental%20metrics

(5)
https://www.reuters.com/legal/tesla-directors-settle-lawsuit-over-compensation-735-mln-2023-07-17/

(6)
https://www.nytimes.com/2022/06/25/business/highest-paid-ceos-elon-musk.html

(7)
https://www.reuters.com/legal/delaware-judge-rejects-request-restore-elon-musks-56-billion-tesla- compensation-2024‑12-02/

2025 Proxy Statement   95

ISS and Glass Lewis denounced ratification of Musk’s court-invalidated award,(8) while Tesla’s Chair urged stockholders to ratify it “to retain Elon’s attention and motivate him.”(9) According to Harvard Law School Forum, “a well-governed board should take a highly critical court decision with the seriousness that it deserves… [b]ut the Tesla Board chose not to,” and instead “misdescrib[ed] the court’s decision in its efforts to obtain stockholder votes for the ratification,” did not cure the Board’s “lack of independence,” and “reinstate[d] the invalidated grant exactly as it was, without even trying to obtain from Musk a time-and-attention commitment.”(10) After the stockholder vote for ratification, the court: continued to express “concern about Musk’s control and influence over the company, including its board;” found “[t]here were undoubtedly a range of healthy amounts that the Board could have decided to pay Musk;” and ultimately struck down the 2018 package a second time, awarding the stockholder-plaintiff $345 million to be paid in cash or Tesla shares.(11)
***
Opposing Statement of the Board
The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our shareholders.
We believe the prescriptive actions and granular additional disclosures requested by this proposal are unnecessary in light of Tesla’s robust and longstanding commitment to sustainability. Tesla’s mission is to accelerate the world’s transition to sustainable energy. The ethical treatment of all people and regard for human rights is core to our mission of promoting a sustainable future. A talented and engaged workforce is central to our mission to accelerate the world’s transition to sustainable energy. Tesla maintains a Code of Business Ethics and a Global Human Rights Policy that relate to the issues raised by this proposal. Our Global Human Rights Policy, which is publicly available, covers our commitment to uphold, respect and embed human rights and the values they represent throughout our business. The policy further states that, “[i]n fulfilling our responsibility to respect human rights, we are committed to implementing the United Nations Guiding Principles on Business and Human Rights. We conduct human rights due diligence to identify risks and work to mitigate them.” Protecting human rights is core to Tesla’s procurement strategy, and we source responsibly according to the Organisation for Economic Co-operation and Development (“OECD”), the OECD Due Diligence Guidance for Responsible Mineral Supply Chains and Responsible Business Conduct and the United Nations Guiding Principles on Business and Human Rights. We set forth clear expectations for our suppliers, including through our Responsible Sourcing Policy and Supplier Code of Conduct. The Board believes that committing to take the prescriptive actions outlined in this proposal on a highly specific aspect of its overall sustainability efforts would unduly constrain the Board and our management’s ability to determine an appropriately tailored approach to such efforts based on evolving Company-specific circumstances, and impede our sustainability mission by diverting resources.
We also believe the additional disclosures requested by this proposal are unnecessary because Tesla already provides robust disclosures on the key topics covered by this proposal. Tesla’s annual Impact Report provides additional information on how human rights values are respected in our operations. We are one of the few downstream companies that publicly report through our Impact Report on how we follow each of the five steps set out in the OECD Guidance, including how we identify (including through audits) and mitigate risks.
In addition, the Board is cognizant of the scrutiny surrounding our compensation practices, and has actively sought shareholder feedback on such practices. We believe that shareholders continue to support our compensation packages as they are designed. For example, 91% of shareholders supported our Say-on-Pay vote in 2023, and 72% voted to ratify Elon Musk’s 2018 performance-based compensation plan in 2024. In addition, we have committed to submitting future compensation arrangements for non-executive directors to a shareholder vote. The Board expects to continue to engage with our shareholders on the design of our executive and director compensation in the future,

(8)
https://www.reuters.com/business/autos-transportation/iss-recommends-votes-against-2018-pay-plan- tesla-ceo-elon-musk-2024-05-31/

(9)
https://www.sec.gov/Archives/edgar/data/1318605/000110465924068792/tm2413800d20_defa14a.htm

(10)
https://corpgov.law.harvard.edu/2024/06/10/tesla-should-take-the-court-decision-seriously-not-dismissively/

(11)
https://www.npr.org/2024/12/03/nx-s1-5214484/elon-musk-tesla-compensation

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including through say-on-pay votes and votes on non-executive director compensation, and to take shareholder feedback into consideration when making future compensation decisions.
In light of the evolving expectations, demands and requirements of our various stakeholders on the topics of sustainability and compensation, it is important for the Board and our management to maintain the flexibility to determine the policies, practices and disclosures that are most appropriate for Tesla.
For reasons including those discussed above, we believe this proposal would not serve the best interests of Tesla and our shareholders.

The Board recommends a vote AGAINST the shareholder proposal regarding adopting targets and reporting on metrics to assess the feasibility of integrating sustainability metrics into senior executive compensation plans.

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Proposal Nine
Shareholder Proposal Requesting a Child Labor Audit
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by the National Center for Public Policy Research (the “NCPPR”). The NCPPR has informed us that it is the beneficial owner of at least $2,000 in market value of Tesla’s common stock. The NCPPR intends to present the following proposal at the 2025 Annual Meeting.
The NCPPR’s address is 2005 Massachusetts Ave. NW, Washington D.C., 20036. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if properly presented.
Shareholder Proposal and Supporting Statement
Child Labor Audit
Supporting Statement: Tesla’s business plans and continued prominence as a company relies on the production and distribution of electric vehicles (EV). Since 2018, Tesla has produced approximately 7 million EVs and is estimated to produce 2.07 million in 2025.(1)
Every EV that Tesla produces requires a lithium-ion battery containing cobalt to function.(2) The majority of cobalt mined globally is produced in the Democratic Republic of Congo (DRC), which is estimated to have the highest worldwide mineral production of cobalt.(3)
Cobalt mining in the DRC is often done by children — as many as 40,000 — reportedly working in brutal and unsafe conditions.(4) These workers are euphemistically referred to as “informal workers”. Upon review, forced and child labor abuses were found in 75% of lithium battery supply chains.(5)
Many of these children are reportedly injured and killed in the dangerous conditions required to mine cobalt in the DRC.(6) The DRC’s government reportedly exacerbates this problem: the U.S. Department of Labor notes that the DRC has “made minimal efforts to eliminate the worst forms of child labor.”(7)
Tesla is aware that child labor may be present in its supply lines; the company noted in 2022 the potential dangers involved in sourcing cobalt from the DRC.(8) Also, Tesla stated in its 2024 Impact Report that the company “invested more human and legal recourses than ever before to combat forced and child labor…”.(9) However, specific metrics were not provided by Tesla as to how this was being done.(10) While a case against Tesla and other companies brought by former child miners was dismissed on procedural grounds, there are still open questions as to Tesla’s culpability in international child labor.(11)
Child labor — and refusal to address it — is a gross violation of human rights. However, Tesla may be profiting from child labor and associated human rights abuses in its effort to flood the market with their EVs.
Shareholders have the right to know the extent to which Tesla relies on or is involved with the direct or indirect exploitation of child labor outside the United States.
Resolved: Shareholders request that, beginning in 2026, Tesla report to shareholders (at reasonable cost and omitting proprietary information) on the extent to which its business plans with respect

(1)
https://tridenstechnology.com/tesla-sales-statistics/

(2)
https://ev-lectron.com/blogs/blog/how-are-tesla-batteries-made-inside-the-innovative-manufacturing-process

(3)
https://www.congress.gov/crs-product/R47227

(4)
https://www.wilsoncenter.org/blog-post/drc-mining-industry-child-labor-and-formalization-small-scale-mining

(5)
https://www.wardsauto.com/suppliers/forced-and-child-labor-abuses-found-in-75-of-lithium-battery-supply-chains

(6)
https://www.independent.co.uk/climate-change/news/phone-electric-vehicle-congo-cobalt-mine-b2277665.html

(7)
https://www.dol.gov/agencies/ilab/resources/reports/child-labor/congo-democratic-republic-drc

(8)
https://cleantechnica.com/2023/05/05/tesla-shareholders-demand-child-forced-labor-rights

(9)
https://www.tesla.com/ns_videos/2024-tesla-impact-report-highlights.pdf

(10)
Id.

(11)
https://www.reuters.com/legal/us-appeals-court-dismisses-child-labor-case-against-tech-companies-2024-03-05

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to electric vehicles and their charging stations involve, rely on, or depend on child labor outside the United States. The report would optimally be fully transparent with regard to sources relied on and their credibility and expressly identifies any instances in which Tesla has failed to determine whether child labor is implicated and the causes of those failures.
***
Opposing Statement of the Board
The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our shareholders.
Tesla has implemented robust policies and processes to safeguard against child labor, rendering this proposal unnecessary.
The ethical treatment of all people and regard for human rights is core to Tesla’s mission of a sustainable future for all. This proposal completely ignores the fact that the prohibition of child labor is already emphasized across our corporate policies, including our Code of Business Ethics, Supplier Code of Conduct and Global Human Rights Policy. Our Global Human Rights Policy specifically addresses—and prohibits—child labor and young workers, as well as forced labor. Tesla’s Global Human Rights Policy is applicable to both Tesla’s operations and our supply chain, and includes the communities impacted by our operations and our direct and upstream supply chain. For example, while all of Tesla’s cobalt sources are industrial large-scale mining operations, Tesla continues to co-fund the Fair Cobalt Alliance working to improve conditions and livelihoods for artisanal and small-scale miners and their families in the Democratic Republic of Congo, including by enrolling children found to be working in artisanal and small-scale mining in a comprehensive remediation program.
We periodically review and update our Global Human Rights Policy and associated processes. Every two years, Tesla engages in a holistic review of our Global Human Rights Policy with cross-functional representatives from across the Company to keep the policy up-to-date and reflective of Tesla’s growing operations. Our work to respect human rights throughout our own operations, as well as within our supply chain, is overseen by cross-functional teams and executive representatives. We also engage external groups on a regular basis to provide feedback on our approach to human rights. We take seriously our responsibility to respect human rights and expect those with whom we work to do the same.
We have a zero-tolerance policy when it comes to child or forced labor by our suppliers.
Respecting human rights throughout our supply chain is a priority at Tesla, and our Code of Business Ethics makes clear that our suppliers must commit to upholding the human rights of workers, and to treating them with dignity and respect.
In addition, our Supplier Code of Conduct specifies that child labor is not to be used in any stage of manufacturing. All suppliers are required to follow the Supplier Code of Conduct, both in their own operations and in their supply chains.
We are committed to sourcing responsibly produced materials, and our suppliers are required to provide evidence of management systems that ensure social, environmental and sustainability best practices in their own operations, as well as demonstrate a commitment to responsible sourcing in their supply chains. Tesla has also implemented numerous risk assessment and mitigation activities to minimize child labor risk in our supply chain.
Our unique sourcing strategy allows us to be more confident in our supply chain. For example, in 2024, we directly sourced >61% of the cobalt that goes into our batteries, which allows for increased leverage for environmental and social impact at mining and refining level and strong traceability. As part of our risk mitigation efforts, all of our direct cobalt suppliers (mines and refiners) completed an audit, and ten cobalt suppliers completed an audit against a Tesla-preferred international standard covering environmental and social risks, including checks on child labor, worker security and respect for human rights, and no mixing with material from artisanal and small-scale mines. This audit is in addition to a series of audits and assessments over the past three years, which included a human rights risk assessment, developing a procedure to gather, review and respond to community requests, and assessing existing grievance mechanisms against expectations laid out in the United

2025 Proxy Statement   99

Nations Guiding Principles on Business and Human Rights. We also conduct our own audits of the mine sites and refiners in our cobalt supply chain and review results from third-party industry audit programs, such as the Responsible Minerals Initiative’s Responsible Minerals Assurance Process. For materials that we do not directly source, we apply the same supply chain mapping and due diligence requirements.
This proposal is unnecessary because Tesla has already adopted robust human rights policies and procedures, and because the Company regularly provides transparent disclosures to shareholders about its efforts to prevent and address human rights issues, including child labor. We believe that the prescriptive actions and granular additional disclosures requested by this proposal would require significant time and expense without incremental benefit. Tesla remains confident in our efforts and commitment on these matters.
For reasons including those discussed above, we believe this proposal would not serve the best interests of Tesla and our shareholders.

The Board recommends a vote AGAINST the shareholder proposal requesting a child labor audit.

100   2025 Proxy Statement

Proposal Ten
Shareholder Proposal to Amend the Bylaws To Repeal 3% Derivative Suit Ownership Threshold
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by the Comptroller of the State of New York (the “NYS Comptroller”), as lead-filer, and the Comptroller of the City of New York (the “NYC Comptroller”), as co-filer (as used in this proposal, together, the “proponents”). The NYS Comptroller is the Trustee of the New York State Common Retirement Fund (the “Fund”) and the Administrative Head of the New York State and Local Retirement System, and the NYC Comptroller is the Trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Pension Fund and the New York City Board of Education Retirement System (each, a “System,” and collectively, the “NYCRS”). The lead-filer and the co-filer have informed us that the Fund and each System are each the beneficial owner of at least $25,000 in market value of Tesla’s common stock. The Fund and the NYCRS intend to present the following proposal at the 2025 Annual Meeting.
The lead-filer’s address is 110 State Street, 14th Floor, Albany, NY 12236, and the co-filer’s address is One Centre Street, 8th Floor North, New York, NY 10007. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if properly presented.
Shareholder Proposal and Supporting Statement
Resolved: Tesla’s bylaws are hereby amended as follows:
(1)   The title of Article XI is amended as follows: the phrase “OWNERSHIP THRESHOLD FOR DERIVATIVE PROCEEDINGS” is deleted;
(2)   “Section 11.3 — OWNERSHIP THRESHOLD FOR DERIVATIVE PROCEEDINGS” is repealed and deleted in its entirety; and
(3)   ARTICLE X — AMENDMENTS is amended to add the following language to the end of the last sentence: “; and provided further, that the board of directors shall not have the power to adopt or amend the bylaws to provide for an ownership threshold for shareholders to institute derivative proceedings.”
Supporting Statement:
In seeking shareholders support for reincorporation to Texas, Tesla’s Board assured shareholders that “the rights of stockholders under [Delaware law] and [Texas law] are substantially equivalent….” They also advised that “there was no reason to believe that Texas law would provide substantially lesser litigation rights than Delaware in areas where it is currently silent.”
On May 14, 2025, Texas enacted changes to its law to allow (but not require) Texas corporations to set a threshold of up to 3% ownership before a shareholder can enforce their rights in a shareholder derivative suit. For Tesla, whose market capitalization was approximately $997 billion as of July 10, 2025, that requires a $30 billion holding. Only four current Tesla shareholders appear to satisfy the 3% ownership threshold: Elon Musk, Vanguard Group, Blackrock Inc., and State Street Corporation.
The very next day, Tesla’s Board amended the Company’s bylaws to the maximum allowable 3% ownership threshold, effectively insulating the Company’s directors and officers from accountability to shareholders.(1) We believe this bait-and-switch effectively was an effort to pull the wool over shareholders’ eyes. We believe that amending Tesla’s bylaws to remove the 3% ownership threshold will restore both faith in the Board’s accountability and shareholders’ ability to raise legitimate legal concerns about corporate governance.
Shareholders depend upon the fiduciary duties established in corporate law that require directors and officers to act in shareholders’ best interests. These duties represent a high standard of trust and responsibility that have a long and storied history. In the corporate law context, shareholders invest in a company with the knowledge that the company’s officers and directors are legally required to place the shareholders’ interests above all other interests. This concept is known as

(1)
https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/000110465925050072/tm2515421d1_8k.htm

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“shareholder primacy” and is fundamental to the American capital market structures that have created the world’s most dynamic and robust capital markets.
When directors or officers violate their fiduciary duty, the backstop—the last resort for shareholders to enforce their rights—is the shareholder derivative suit. In this legal action, shareholders step into the corporation’s shoes to sue officers and directors who have violated their fiduciary duty.
Tesla’s decision to insulate its Board and officers from almost all accountability and responsibility for violations of fiduciary duty is egregious and should not be allowed to stand.
***
Opposing Statement of the Board
The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our shareholders.
As an initial matter, this proposal includes misleading and incorrect statements about a number of matters, including without limitation, the law that proponent purports to explain, Tesla’s governance structures and processes, and the factors that Tesla considered in acting in the best interests of its shareholders. As a result, we believe it is important to shareholders for us to correct the record. The following table provides a summary of certain misleading and incorrect statements, as well as the factors the Board actually considered.
Examples of Proponents’ Misstatements	Reality
The Board adopted the bylaw amendments to “insulat[e] the Company’s directors and officers from accountability to shareholders.”
The Board determined in its good faith business judgment that the new bylaw allows the Company to maintain accountability to our shareholders, while focusing, among other things, corporate resources on claims that matter to a meaningful portion of our shareholder base.

“Only four current Tesla shareholders appear to satisfy the 3% ownership threshold.”	Any shareholder can initiate a derivative claim if it gathers support from 3% of our very large shareholder base.
This proposal seeks to bar the Board from ever changing our bylaws to set any ownership threshold for derivative proceedings. The proponents suggest this would help ensure that the Board meets its fiduciary duties.

It is necessary for the Board to have flexibility in order to exercise its fiduciary duties and respond to changing circumstances and governance norms.
Our recent bylaw amendments show that the Board intended to “pull the wool over shareholders’ eyes” when seeking shareholder approval of Tesla’s reincorporation in Texas last year, because our 2024 proxy included the statement that “the rights of stockholders under [Delaware law] and [Texas law] are substantially equivalent.”

When the Board recommended shareholders approve Tesla’s reincorporation in Texas (which received overwhelming support from our shareholders), a key factor it considered was a comprehensive study commissioned by a special committee that concluded shareholder rights under Delaware and Texas laws were substantially equivalent. The Board could not possibly have relied on statutory changes that did not exist at the time.

The Texas law at issue was not introduced until 10 months after we filed our 2024 proxy statement. Moreover, when Tesla moved to Texas, the Texas legislature was not even in session.
Adopting this proposal will “both restore faith in the Board’s accountability and shareholders’ ability to raise legitimate legal concerns about corporate governance.”	The Board has repeatedly demonstrated its accountability and responsiveness to shareholders, and has provided a variety of channels for shareholders to continue to hold the Board accountable.

102   2025 Proxy Statement

The Board’s considerations in adopting the bylaw amendments, and its rationale for recommending a vote “against” this proposal, are discussed in greater detail below.
The Board determined in its good faith business judgment that the new bylaw allows the Company to maintain accountability to our shareholders, while focusing, among other things, corporate resources on claims that matter to a meaningful portion of our shareholder base.
In February 2025, the Texas legislature introduced a suite of changes to the Texas corporation statutes, including a proposed new statutory provision permitting Texas companies to set a threshold of up to 3% ownership to bring derivative claims—that is, claims that belong to the corporation as a whole and that are not particular to any shareholder. The Board carefully considered the effects of the proposed provision before adopting a bylaw consistent with this statutory provision in May, following Texas’s enactment of the legislation. In particular, the Board carefully considered how shareholder rights and corporate resources would be impacted if Tesla adopted such a bylaw.
With respect to shareholder rights, the Board focused on the fact that small shareholders would be able to aggregate their holdings to meet the threshold, as discussed below. The Board further considered whether a shareholder who could not marshal—alone or with others—3% shareholder support for an action would truly be able to fairly and adequately represent the interests of the Company in that action.
The Board further considered, with respect to corporate resources, the cost of litigation and the related impact on the Company and our shareholders. Over the years, we have seen a rise in derivative lawsuits brought in the name of the Company by firms purporting to act on behalf of holders of a very small number of the Company’s shares. We have seen these actions result in significant costs and expenses ultimately borne by our shareholders as a whole, even when the vast majority of our shareholders do not support the underlying claims. For example, in 2018, a then-holder of just nine shares of Tesla’s common stock brought a putative derivative lawsuit challenging our CEO’s compensation, which has for over seven years resulted in significant diversions of resources and management attention, as well as reputational risks and stakeholder scrutiny for Tesla. Last year, our shareholders voted again on our CEO’s compensation—with full benefit of hindsight as to the amount of compensation and the record of that litigation—and holders of 72% of our shares (excluding those held by our CEO and related persons) supported ratification of that compensation plan, demonstrating our shareholder base’s overwhelming rejection of the litigation challenging our CEO’s compensation.
Based on these and other factors, the Board determined that, particularly in light of the ability to aggregate, a 3% ownership threshold appropriately balances the costs and benefits of derivative actions and makes it more likely that derivative actions are controlled by shareholders who are better able to fairly and adequately represent the interests of the Company.
Any shareholder can initiate a derivative claim if it gathers support from 3% of our very large shareholder base.
The proponents are simply wrong about the effects of Texas law and our bylaws.
Under Texas law and our bylaws, it is not the case that the threshold must be met by a single proponent. A small shareholder can gather support from other shareholders to meet the 3% threshold. The bylaws do not prevent shareholders from soliciting that support; instead, they allow an unlimited number of shareholders to aggregate their holdings in order to satisfy the threshold. In addition, straightforward procedures exist for shareholders to access share records under Texas law, which would facilitate coordination among shareholders to reach this threshold. Tesla shareholders have demonstrated their active involvement in corporate affairs and the interest in and ability to rally shareholder support on issues related to Tesla that are of importance to them. For example, Tesla shareholders recently engaged with each other on X regarding a shareholder proposal in favor of an investment in xAI. This and other channels of engagement and outreach can also be used to facilitate coordination to reach the 3% threshold.
It is necessary for the Board to have flexibility in order to exercise its fiduciary duties and respond to changing circumstances and governance norms.
If this proposal is adopted, our bylaws will provide that “the board of directors shall not have the power to adopt or amend the bylaws to provide for an ownership threshold for shareholders to

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institute derivative proceedings.” In other words, even though the supporting statement focuses on the potential implications of a 3% threshold, the proponents actually seek to render the Board powerless to adopt any ownership requirements for derivative proceedings, no matter the circumstances that may arise in the future.
Limiting the Board’s ability to respond to changing circumstances is not in our shareholders’ best interests. Not only is it a standard corporate governance practice for a board to have broad discretion over bylaw amendments, such discretion is also necessary for a board to meet its fiduciary duties.
We believe that a “one-size-fits-all” approach to corporate governance harms shareholders. Corporate laws and regulations are rapidly shifting. In addition to the recent changes in Texas corporate law, there have also been significant recent updates to Delaware’s and other states’ corporate laws. The extent to which these changes will impact corporate governance practices remains to be seen. It is important for the Board—which possesses deep knowledge about the Company and its resources (including access to legal counsel that are experts in these matters) to conduct robust analyses—to have flexibility to respond nimbly based on Company-specific considerations (for example, to maintain the Company’s competitiveness as an employer of top talent) as corporate governance practices evolve.
When the Board recommended that shareholders approve Tesla’s reincorporation in Texas, a key factor it considered was a comprehensive study concluding that shareholder rights under Delaware and Texas laws were substantially equivalent. The Board could not possibly have relied on statutory changes that did not exist at the time.
The proponents quoted language in our 2024 proxy statement observing that “the rights of stockholders under [Delaware law] and [Texas law] are substantially equivalent,” implying that the Board either did not actually believe this statement or it did not factor these considerations into its decision-making process.
In reality, when recommending that our shareholders support a reincorporation to Texas, the Board gave considerable weight to the state corporate laws in effect at the time, including the conclusions of the study containing the language quoted by the proponents. As we disclosed in the 2024 proxy statement, the Board empowered a special committee to thoroughly investigate whether to reincorporate from Delaware, and potential alternative jurisdictions for incorporation. As one important component of its extensive evaluation, the special committee commissioned a study undertaken by Anthony J. Casey, a professor at the University of Chicago Law School and a preeminent corporate governance scholar. In the resulting report, which is included in its entirety in the 2024 proxy statement, Professor Casey concluded that “[t]he substantive legal rights afforded to shareholders of Delaware corporations are substantially equivalent to the substantive legal rights afforded to shareholders of Texas corporations.”(2) As far as we are aware, Professor Casey’s study is the most extensive study undertaken by a public company in connection with a corporate reincorporation.
The proponents’ statements wholly ignore the deliberative process the Board undertook last year when evaluating a potential reincorporation. As we noted in the 2024 proxy statement, Professor Casey’s finding that Texas law would be more suitable for innovative companies like Tesla was a key consideration for the Board in its decision-making. To ensure that we were empowering shareholders to make their own informed decisions on this topic, we not only provided a detailed and transparent summary of the key similarities and differences of Delaware and Texas corporate law, but also disclosed other important factors underlying the Board’s decision-making.(3) Among those factors were our desire to find a legal home that would best accommodate Tesla’s needs, as well as the trend towards judicial uncertainty and increasing costs of litigation in Delaware. Our shareholders had access to all this information when they approved our reincorporation to Texas, which received the support of approximately 84% of the total votes of shares of Tesla common stock not owned, directly or indirectly, by Mr. Musk or Mr. Kimbal Musk, represented in person or by proxy at the 2024 Annual Meeting and entitled to vote on the proposal.

(2)
See Report of Professor Anthony J. Casey to the Special Committee of the Board of Directors of Tesla, Inc. at 4, attached as Exhibit D to the 2024 proxy statement.

(3)
See 2024 proxy statement at 21-63.

104   2025 Proxy Statement

Since our 2024 proxy statement was filed over a year before the adoption of the new Texas law and our related bylaw, the proponents’ suggestion that they represent a “bait-and-switch” from our 2024 proxy statement disclosures defies logic. In 2025, there have been significant changes to Texas (and Delaware) corporate laws, which had not been introduced by the legislature when we filed our 2024 proxy statement. In fact, when Tesla moved to Texas, the Texas legislature was not even in session. Accordingly, the Board could not possibly have relied on the new Texas law when it made its decision to recommend reincorporation. Once the new Texas law was introduced, more than 10 months after the filing of the 2024 proxy statement, the Board carefully examined the proposed law. Three additional months later, the Board again considered the effects of the law after it was enacted, and ultimately determined that adopting a new bylaw as permitted by the Texas law was in the best interests of the Company for the reasons discussed above.
The Board has repeatedly demonstrated its accountability and responsiveness to shareholders and has provided a variety of channels for shareholders to continue to hold the Board accountable.
The Board has been, and intends to remain, accountable and responsive on issues that matter to a meaningful portion of our shareholder base. In contrast, we believe this proposal merely empowers special interests with negligible ownership to divert the Company of resources that rightfully belong to all shareholders.
This proposal also ignores all the other ways in which our shareholders can, and do, hold the Company and our Board accountable. As a recent example of the Board’s accountability to shareholders, this year, the Board directed management to put forward a proposal to eliminate supermajority voting requirements (see “Proposal Six — Tesla Proposal for Adoption of Amendments to Certificate of Formation and Bylaws to Eliminate Applicable Supermajority Voting Requirements”). Because shareholder proposals on this topic had received the support of a meaningful percentage of our shareholders, management asked shareholders to vote on binding resolutions to amend our governing documents and remove applicable supermajority voting requirements in each of 2019, 2021 and 2022. In connection with the 2023 Annual Meeting and the 2024 Annual Meeting, the Board determined that once we achieved a total shareholder participation rate of at least 65% at a shareholder meeting, the Board would again ask shareholders to vote on such amendments. Because we achieved a total shareholder participation rate of over 65% at the 2024 Annual Meeting, Tesla is delivering on its commitment and submitting to our shareholders a proposal to adopt amendments that would allow our shareholders to modify our certificate of formation and bylaws by simple majority vote, subject to applicable law.
To the extent that the proposal to eliminate supermajority voting requirements achieves the required threshold to pass, it will unlock a gateway for our Board and shareholders to adopt further shareholder-driven governance actions, including, without limitation, the right for shareholders to act by written consent or to call a special meeting, and the declassification of the Board, as may be appropriate in accordance with law.
The Board is similarly proactive in assessing and implementing new policies and practices that it determines are in the best interests of the Company. We believe that transparency is important to accountability, and regularly share our approach to and assessment of such policies and practices through our annual proxy statements and other investor communications and engagements.
For reasons including those discussed above, we believe this proposal would not serve the best interests of Tesla and our shareholders.

The Board recommends a vote AGAINST the shareholder proposal to amend the bylaws to repeal 3% derivative suit ownership threshold.

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Proposal Eleven
Shareholder Proposal to Amend Article X of the Bylaws
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by the Treasurer for the State of Illinois and Trustee of the Bright Directions College Savings Trust (the “Trust”), as lead-filer, and the AFL-CIO Reserve Fund (the “Fund”), as co-filer (as used in this proposal, together, the “proponents”). Each of the Trust and the Fund has informed us that it is the beneficial owner of at least $2,000 in market value of Tesla’s common stock. The Trust intends to present the following proposal at the 2025 Annual Meeting.
The Trust’s address is 555 W. Monroe, 14th Floor, Chicago, IL 60661, and the Fund’s address is 815 Black Lives Matter Plaza NW, Washington D.C. 20006. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if properly presented.
Shareholder Proposal and Supporting Statement
RESOLVED, pursuant to Article X of the Amended and Restated Bylaws of Tesla, Inc., shareholders of Tesla, Inc. (“Tesla”) hereby amend the Bylaws to add the following to the end of Article X:
“; and provided further, however, that any amendment of these bylaws by the board of directors to make the “affirmative election” referenced in section 21.373(b) of the TBOC to be governed by section 21.373 of the TBOC shall be invalid if it is not ratified within one year of such amendment by the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class.”
Supporting Statement
Section 21.373 of the Texas Business Organizations Code (“TBOC”) allows corporations like Tesla whose principal office is in Texas to amend their governing documents to elect to be governed by the section, which imposes more stringent requirements for submitting shareholder proposals than those in the Securities and Exchange Commission’s Rule 14a-8:
•
Whereas a shareholder holding between $2,000 and $25,000 of company stock, depending on ownership duration, is eligible to submit a proposal under Rule 14a-8, section 21.373(e) requires a shareholder or group to own $1,000,000 in company stock or 3% of voting shares.

•
Section 21.373 mandates that a proponent solicit holders of shares representing at least 67 percent of the voting power of shares entitled to vote on the proposal, which is costly at a large, widely-held company like Tesla.

We believe that curtailing eligibility to submit a proposal would not serve the best financial interests of the company and Tesla’s shareholders. Shareholder proposals are a crucial mechanism for feedback and investor voice, and have spurred value-enhancing reforms at many companies. For example, studies have found a negative relationship between governance arrangements reducing shareholder influence, such as classified boards and poison pills, and company performance.(1) Shareholder proposals submitted between 2011 and 2014 led 121 large-capitalization companies to declassify their boards.(2) Many proposals that achieve majority shareholder support are submitted by smaller shareholders.(3)
Preserving shareholders’ ability to communicate with Tesla and one another is important, given Tesla’s performance and governance challenges. First quarter 2025 net income dropped by 70%

(1)
E.g., https://papers.ssrn.com/sol3/papers.cfm?abstract_id=1413133; https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423

(2)
http://www.srp.law.harvard.edu/companies-entering-into-agreements.shtml

(3)
https://papers.ssrn.com/sol3/papers.cfm?abstract_id=3520214

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compared to the first quarter of 2024,(4) Tesla’s share price fell by over 21% during the first half of 2025;(5) and concerns have been raised about Elon Musk’s outside commitments and the board’s oversight.(6)
Accordingly, shareholders should have the opportunity to ratify a board bylaw amendment that would limit their rights by electing to be covered by TBOC section 21.373. A ratification threshold of two-thirds of outstanding shares mirrors the standard now imposed for shareholder amendment or repeal of certain bylaws deemed important, including Article X itself.
***
Opposing Statement of the Board
This proposal seeks a binding shareholder vote to adopt a bylaw provision that would add a new supermajority voting requirement for effectuating bylaws amendments, in this case, to ratify any future decision by the Board to adopt a bylaw amendment that the Board has not adopted.
The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our shareholders. This proposal is unnecessary and would conflict with Tesla’s proposal asking shareholders to vote on amendments to its governing documents to eliminate all supermajority voting provisions under Proposal Six.
The Board has consistently demonstrated its commitment to shareholders’ ability to communicate with Tesla or with each other.
This proposal seeks to prevent Tesla from “curtailing eligibility to submit a proposal” and from limiting “shareholders’ ability to communicate with Tesla and one another”. However, the proponents do not cite any action taken by Tesla to curtail shareholder proposals or to limit shareholder communications. Instead, the proponents are focused on the new Section 21.373 of the TBOC, which became effective on September 1, 2025, and which authorizes Texas companies to adopt bylaws that impose heightened ownership requirements on shareholders seeking to submit proposals compared to the thresholds set forth in SEC Rule 14a-8.
The new Texas law was introduced in February 2025 by the Texas legislature, along with a suite of other changes to the Texas corporation statutes. Although the Board adopted amended and restated bylaws after several of the changes became effective in May 2025, it has not adopted the bylaw permitted by Section 21.373 of the TBOC. Therefore, the proponents are using a blunt instrument—further limitations on the Company’s and its shareholders’ ability to amend Tesla’s bylaws—to address an issue that is premature and nascent.
Furthermore, Tesla has consistently demonstrated our commitment to shareholder engagement. We clearly outline how shareholders can submit proposals consistent with the law and our bylaws. More importantly, the Board maintains an active, year-round dialogue with our shareholders to ensure the Board and management understand and consider the issues that matter most to our shareholders. This includes focused one-on-one meetings between our Board and shareholders throughout the year. Tesla also launched the Tesla Shareholder Platform to engage with our retail shareholders. We provide multiple avenues for shareholder engagement, including video and teleconference meetings with our shareholders, participating at various conferences, engaging with proxy and other advisory firms, issuing periodic reports on our activities and receiving feedback from our retail holders. These multiple avenues of engagement have allowed our directors to become better informed about our shareholders’ views and concerns. Moreover, the Board and management from time to time seek input from our investors when considering important corporate

(4)
https://www.sec.gov/Archives/edgar/data/1318605/000162828025018911/tsla-20250331.htm

(5)
https://finance.yahoo.com/news/why-tesla-stock-plummeted-21-110000127.html

(6)
https://www.a4rg.org/our-voice/2025-04-17-letter-to-tesla-board-chair; https:// www.morningstar.com/stocks/tesla-shareholder-meeting-schedule-was-just-latest-governance-drama; https://www.ipe.com/news/ethos-excludes-tesla- shares-from-own-funds-raising-governance-issues/10128587.article; https://www.responsible-investor.com/brunel-drops-tesla-from-active-strategies-over-musks-involvement-in-us-politics/; https://www.ft.com/content/9aa4529c-36cb-4939-9ca5-5d2f721346ef; https://www.cnn.com/2025/03/28/cars/tesla-elon-musk-investors-doge/index.html

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actions, including our consideration of, and responses to, shareholder proposals that involve corporate governance and alignment with shareholder interests. As a result, we have adopted a number of significant changes, including, but not limited to, adding independent directors to the Board, amending our pledging policy and publishing our annual Impact Report with enhanced disclosures.
The Board intends to remain responsive on issues that matter to a meaningful portion of our shareholder base. For example, this year, the Board directed management to put forward a proposal to eliminate supermajority voting requirements. Because shareholder proposals on this topic had received the support of a meaningful percentage of our shareholders, management asked shareholders to vote on binding resolutions to amend our governing documents and remove applicable supermajority voting requirements in each of 2019, 2021 and 2022. In connection with the 2023 Annual Meeting and the 2024 Annual Meeting, the Board determined that once we achieved a total shareholder participation rate of at least 65% at a shareholder meeting, the Board would again ask shareholders to vote on such amendments. Because we achieved a total shareholder participation rate of over 65% at the 2024 Annual Meeting, Tesla is delivering on its commitment and submitting to our shareholders a proposal to adopt amendments that would allow our shareholders to modify our certificate of formation and bylaws by simple majority vote, subject to applicable law.
The imposition of a new supermajority voting requirement could be detrimental to shareholders, and conflicts with our proposal to remove all such requirements from our governing documents.
Today, with limited exceptions, Tesla’s shareholders have the right to amend our bylaws by a vote of a majority of the shareholders entitled to vote at a Tesla meeting of shareholders. If Proposal Six is adopted, then the remaining supermajority voting requirements in our governing documents would be removed. This would mean that a simple majority vote is all that is required to amend our bylaws, including amendments that rescind a provision adopted by the Board.
Moreover, if Proposal Six is adopted, Article X of our current bylaws would be deleted in its entirety. In that case, this proposal will not only be unnecessary, it would also be impossible for the Company to implement both Proposal Six—deleting current Article X—and this proposal—adding a proviso in current Article X.
The presence of multiple shareholder proposals in this proxy statement which outline different approaches regarding Section 21.373 of the TBOC highlights the importance of Board flexibility.
We believe that limiting the Board’s ability to respond to novel and evolving issues would not be in the best interests of our shareholders. Corporate laws and regulations are rapidly shifting. In addition to the recent changes in Texas corporate law, there have also been significant recent updates to Delaware’s and other states’ corporate laws. The extent to which these changes will impact corporate governance practices remains to be seen. It is important for the Board—which possesses deep knowledge about the Company and its resources (including access to legal counsel that are experts in these matters) to conduct robust analyses—to have flexibility to respond nimbly based on Company-specific considerations as corporate governance practices evolve.
When considering evolving corporate governance practices, our Board, particularly the Nominating and Corporate Governance Committee, takes shareholder feedback into consideration. We have found that different shareholders frequently hold diverging perspectives on how the Company should respond to current or anticipated legal developments. For example, there are multiple proposals on the topic of Section 21.373 of the TBOC in this proxy statement, each of which recommends a different approach that the Board and our shareholders should take. Please see “Proposal Fourteen—Shareholder Proposal to Seek Shareholder Approval Before Adopting an Amendment to the Bylaws Pursuant to Section 21.373 of the TBOC” below.
We believe that shareholders benefit when the Board has the discretion to consider and balance a variety of factors—including differing shareholder perspectives, as well as advice from legal counsel and other experts—when making decisions regarding the appropriate corporate governance practices for the Company. Furthermore, it is crucial for the Board to have the necessary flexibility to exercise its fiduciary duties when circumstances change and governance norms shift. As a result, we do not believe that it benefits shareholders to categorically and preemptively restrict the Board from taking an action on a novel and evolving issue, as this proposal seeks to do.

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For reasons including those discussed above, we believe this proposal would not serve the best interests of Tesla and our shareholders.

The Board recommends a vote AGAINST the shareholder proposal to amend Article X of the bylaws.

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Proposal Twelve
Shareholder Proposal to Elect Each Director Annually
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by James McRitchie (as used in this proposal, the “proponent”). Mr. McRitchie has informed us that he is the beneficial owner of more than 100 shares of Tesla’s common stock and intends to present the following proposal at the 2025 Annual Meeting.
Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if properly presented.
Shareholder Proposal and Supporting Statement
Elect Each Director Annually — Proposal Twelve
RESOLVED: Tesla Inc. (“Company” or “Tesla”) shareholders, including James McRitchie of CorpGov.net, ask that our Company take all steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term so that all directors are elected annually. The proposal can be implemented in one-year, a best practice, or can be phased in.
Supporting Statement: Fully 90% of S&P 500 companies have declassified boards. Annual elections are widely viewed as a best practice. Annual election of each director makes directors more accountable, improving performance and increasing company value.
According to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen, and Allen Ferrell of the Harvard Law School, classified boards like ours are one of six entrenching mechanisms negatively related to company performance.
Diligent’s Market Intelligence database includes the voting record of 24 shareholder resolutions to declassify boards during the period 2020 — 11/1/2024. They averaged 74% support. Only one proposal on this topic out of seven is reported to have received less than 50% of the vote in 2024. My proposal on this topic won 53% last year at Tesla.
BlackRock states, “Directors should be elected annually to discourage entrenchment and allow shareholders sufficient opportunity to exercise their oversight of the board.” Vanguard generally votes for proposals to declassify an existing board and votes against management or shareholder proposals to create a classified board.
According to Equilar, a trusted leader for corporate leadership data:
A classified board creates concern among shareholders because poorly performing directors may benefit from an electoral reprieve. Moreover, a fraternal atmosphere may form from a staggered board that favors the interests of management above those of shareholders. Since directors in a declassified board are elected and evaluated each year, declassification promotes responsiveness to shareholder demands and pressures directors to perform to retain their seat. Notably, proxy advisory firms ISS and Glass Lewis both support declassified structures.
Annual election of each director gives shareholders more leverage. For instance, if the Board approves excessive or poorly incentivized executive pay, shareholders can soon vote against the Chair of the pay committee instead of waiting for three years.
Consider our Company’s overall corporate governance: Directors can only be removed “for cause,” we cannot call special meetings or act by written consent. Changing many bylaw provisions requires a 662∕3% vote, including the classified board provisions.

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However, in its 2023 proxy, the Board indicated it would propose amendments to eliminate supermajority voting requirements once stockholder participation reached at least 65%. According to Diligent Market Intelligence, voter turnout was 83% in 2024. Therefore, we should see a Board proposal to eliminate supermajority voting requirements at the 2025 meeting.
Freefloat Analytics estimates Elon Musk holds 69% of “board influence” and categorizes the board type as “totalitarian.” Annual elections would facilitate electing a more democratic Board.
Enhance Shareholder Value, Vote FOR
Elect Each Director Annually — Proposal Twelve
***
Opposing Statement of the Board
The Board has considered this proposal and has determined that it would not serve the best interests of Tesla or our shareholders.
As the proponent acknowledges, our current governance documents require the affirmative vote of at least 66 2∕3% of the total outstanding shares entitled to vote in order to approve an amendment to reduce the terms of our directors. Without achieving the required shareholder participation rate, the Board would not have the authority to implement declassification even if it wished to do so. As disclosed in the proxy materials distributed in connection with the 2023 Annual Meeting and the 2024 Annual Meeting, the Board has determined that once we have achieved a total shareholder participation rate of at least 65% at a shareholder meeting, the Board would propose amendments to eliminate supermajority voting requirements. Because we achieved a total shareholder participation rate of over 65% at the 2024 Annual Meeting, the Board is delivering upon its commitment and is now proposing a shareholder vote on those amendments under Proposal Six at this year’s annual meeting. To the extent Proposal Six achieves the required threshold to pass, such amendments will become binding. Then, as previously disclosed, such amendments would unlock a gateway for our Board and shareholders to adopt further shareholder-driven governance actions, including, without limitation, the declassification of the Board, as may be appropriate in accordance with law.
Because the Board is submitting to our shareholders a binding proposal to eliminate supermajority voting provisions at the 2025 Annual Meeting, this is not the right time for the Board and our shareholders to move towards declassifying the Board for a variety of reasons. For one, as we have previously disclosed, the Board has determined it is more appropriate to first enable our shareholders to vote on whether to eliminate supermajority voting provisions, and whether the gateway for adopting further shareholder-driven governance actions (such as Board declassification, as may be appropriate in accordance with law) should be unlocked. Secondly, Tesla’s mission to accelerate the world’s transition to sustainable energy continues to require a long-term focus that we believe will ultimately maximize value to our shareholders. Declassifying the Board poses a risk to Tesla’s ability to maintain the long-term focus required to accomplish its mission, as a declassified Board could increase the risk posed by special interests that prioritize short-term goals over long-term shareholder value creation.
Meanwhile, it bears noting that the proponent’s main justification in proposing Board declassification is to increase director accountability and responsiveness to shareholders. This fails to account for a history of shareholder engagement and responsiveness to shareholder proposals by our Board, which includes: amending the bylaws of the Company to enable proxy access, recommending management proposals in past years to reduce director terms and eliminate applicable supermajority voting requirements and proposing a shareholder vote on amendments to eliminate applicable supermajority voting requirements at the 2025 Annual Meeting consistent with our prior proxy disclosures. Our Board maintains an active, year-round dialogue with our shareholders and is committed to supporting our efforts to enhance engagement. Furthermore, the Board continuously evaluates our corporate governance structure, practices and policies, and also weighs feedback from our shareholders as well as the shareholder proposals we have historically received for our annual meetings of shareholders.
Because the Board has already shown through its actions its responsiveness to shareholders and commitment to a governance framework that we believe will ultimately maximize value to our shareholders, the Board recommends a vote against this proposal.

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For reasons including those discussed above, we believe this proposal would not serve the best interests of Tesla and our shareholders.

The Board recommends a vote AGAINST the shareholder proposal to elect each director annually.

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Proposal Thirteen
Shareholder Proposal Regarding Proposal that Won 54% Support at 2024 Tesla Annual Meeting
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by John Chevedden (as used in this proposal, the “proponent”). Mr. Chevedden has informed us that he is the beneficial owner of more than 100 shares of Tesla’s common stock and intends to present the following proposal at the 2025 Annual Meeting.
Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if properly presented.
Shareholder Proposal and Supporting Statement
Proposal Thirteen — Proposal that Won 54% Support at 2024 Tesla Annual Meeting
Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Lumen Technologies’ supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements can be used to block proposals that increase shareholder rights, that are supported by most shareholders, but opposed by an entrenched Board of Directors.
This proposal topic won 54% majority support at Tesla in 2024 even when the biased Tesla insider shares were opposed.
This proposal topic was previously approved by more than 50% of Tesla shareholders at the 2020 Tesla annual meeting. Thus it should have been adopted as a Board supported Tesla proposal in 2021. The responsibility for this proposal topic not being adopted earlier falls on the Tesla Board of Directors.
In order to determine whether the Tesla Board is now serious about adopting this important proposal topic it would be useful to shareholders for the Board of Directors to prepare a detailed report, omitting proprietary data, on the Board of Directors’ expenses to proxy solicitors and other vendors to obtain the challenging supermajority approval requirement from all shares outstanding on this proposal topic when less such supermajority of Tesla shares typically cast ballots. This report need not be prepared if each next Tesla Board of Directors’ proposal on this important topic receive the required supermajority vote.
At least such a preliminary report shall be included with the Item 5.07 filing within 4-days of the annual meeting and a final report shall be included in an Item 5.07 filing within 30-days of the annual meeting as part of this comprehensive simple majority vote proposal which has the objective of being adopted as a binding Tesla proposal.
Please vote yes:
Proposal that Won 54% Support at 2024 Tesla Annual Meeting — Proposal Thirteen
***

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Opposing Statement of the Board
The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our shareholders, particularly since Tesla is already asking shareholders to vote on amendments to its governing documents to eliminate supermajority voting provisions under Proposal Six. If the amendments described in Proposal Six are approved by the requisite vote of shareholders, Tesla will remove the supermajority voting provisions in its certificate of formation and bylaws, making this proposal unnecessary.
Additionally, we believe the prescriptive disclosures requested by this proposal are not a prudent use of management’s time and resources or of shareholder capital. Notwithstanding implications to the contrary in the proponent’s supporting statement, we note that these requested disclosures—specifically, a “detailed report” on Tesla’s solicitation and vendor costs to be filed with the SEC within 4 days of its annual meeting—were not part of the prior proposals referenced by the proponent, and create unnecessary and burdensome disclosures that potentially disadvantage Tesla when compared to other companies, even ones that have received and adopted similar proposals. As a result, this proposal represents a new, more granular demand from the proponent than the proposals on this topic that he has submitted at Tesla and many other companies. We also believe such a report is unnecessary to highlight the extent of Tesla’s solicitation efforts, since we achieved a total shareholder participation rate of 72% at the 2024 Annual Meeting.
Further, this proposal is factually incorrect and misleading in its characterization of the outcome of prior shareholder proposals on this topic, as well as our Board’s governance and prior actions. The proponent stated that, because “this proposal topic was approved by more than 50% of Tesla shareholders at the 2020 Tesla annual meeting [...] it should have been adopted as a Board supported Tesla proposal in 2021.” Because shareholder proposals on this topic had received the support of a meaningful percentage of our shareholders, management asked shareholders to vote on binding resolutions to amend our governing documents and remove applicable supermajority voting requirements in each of 2019, 2021 and 2022. However, the proposals received less than the 66 2∕3% of outstanding shares entitled to vote that would be needed to amend Tesla’s governing documents.
Because the affirmative vote of at least 66 2∕3% of the total outstanding shares entitled to vote is required to approve such amendments, such proposals cannot pass unless we achieve such a shareholder participation rate. Accordingly, as disclosed in the proxy materials distributed in connection with the 2023 Annual Meeting and the 2024 Annual Meeting, the Board determined that once we have achieved a total shareholder participation rate of at least 65% at a shareholder meeting, the Board will again propose amendments to eliminate supermajority voting requirements. Because we achieved a total shareholder participation rate of over 65% at the 2024 Annual Meeting, the Board has delivered upon its commitment and is now proposing a shareholder vote on these amendments under Proposal Six at this year’s annual meeting. Therefore, we believe that the Board’s actions are appropriate, responsive and consistent with our prior proxy disclosures.
For reasons including those discussed above, the Board believes this proposal is both unnecessary and not in the best interests of Tesla and our shareholders.

The Board recommends a vote AGAINST the shareholder proposal regarding proposal that won 54% support at 2024 Tesla annual meeting.

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Proposal Fourteen
Shareholder Proposal to Seek Shareholder Approval Before Adopting an Amendment to the Bylaws Pursuant to Section 21.373 of the TBOC
In accordance with SEC rules, we have set forth a shareholder proposal, along with a supporting statement, exactly as submitted by Newground Social Investment (“Newground”) on behalf of Eric and Emily Johnson and Bryce Mathern (individually, a “Co-Filer” and collectively, the “Co-Filers”) (as used in this proposal, collectively, the “proponents”). Newground and the Co-Filers have informed us that each Co-Filer is the beneficial owner of at least $2,000 in market value of Tesla’s common stock. Newground, as the representative of the Co-Filers, intends to present the following proposal at the 2025 Annual Meeting.
Newground’s address is 111 Queen Anne Ave N #500, Seattle, WA 98109. The shareholder proposal will be required to be voted upon at the 2025 Annual Meeting only if properly presented.
Shareholder Proposal and Supporting Statement
RESOLVED:   Shareholders request that the Board seek shareholder approval before adopting any bylaw amendment that sets ownership thresholds or solicitation requirements for shareholder proposals above those specified in Rule 14a 8 of the Securities Exchange Act of 1934.
SUPPORTING STATEMENT
In 2025, Texas enacted SB 1057,(1) which allows Texas-registered corporations and corporations listed on the Texas stock exchange to impose significantly higher thresholds to file a shareholder proposal than those set by the SEC under Rule 14a-8.
As pre-conditions for submitting a proposal, Tesla may now require that a shareholder or a group of shareholders must:
•
Hold at least 3% of outstanding shares (in Tesla’s case, roughly $30 billion), or

•
At least $1 million in company voting shares, and

•
Solicit support from 67% of shareholders

Of particular concern, Tesla can impose these requirements without a shareholder vote — simply by issuing a notice. This allows management to override SEC rules and long-established shareholder rights without consent.
The $1 million ownership threshold would disqualify the vast majority of shareholders from ever submitting a proposal — even on matters involving significant material risk.
According to the Federal Reserve, in 2022 the median U.S. household retirement account held just $87,000.(2) A $1 million ownership requirement would force such investors to concentrate 100% of their savings in a single stock — and then coordinate (aggregate) with roughly a dozen other shareholders doing the same. This is neither reasonable nor safe.
Such thresholds would exclude both individual and many institutional investors, silencing investor voices to the detriment of Tesla’s entire shareholder base.
The right to file a shareholder proposal is foundational — part of the bundle of ownership rights that ensures accountability and transparency between shareholders and their companies.   Proposals have alerted boards and investors alike to emerging and material risks, offering intelligence on such things as:
•
Corporate governance

•
Board oversight of opioid distributors and manufacturers

(1)
https://capitol.texas.gov/tlodocs/89R/billtext/pdf/SB01057I.pdf

(2)
https://www.federalreserve.gov/econres/scf/dataviz/scf/chart/#series:Retirement Accounts;demographic:all;
population:1;units:median

2025 Proxy Statement   115

•
Worker health and safety

•
Climate risk and water scarcity

•
Online child safety

•
Toxic impacts of corporate products

A preponderance of these were filed by shareholders with modest holdings — investors who would be entirely excluded under a $1 million threshold.
Shareholder proposals have consistently proven to be a low-cost, high-value tool for companies to better understand and manage material risks. As the Supreme Court noted in Citizens United (2010), corporate democracy serves as a vital safeguard for shareholder rights. This proposal maintains that safeguard.
THEREFORE, to preserve corporate democracy, to promote informed capital allocation, and to strengthen Tesla’s long-term value, we urge shareholders to vote FOR this proposal.
~ ~ ~
***
Opposing Statement of the Board
The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our shareholders.
The proponents seek to restrict the Board’s ability to adopt bylaw amendments and to nimbly respond to novel and evolving corporate law developments.
The proponents are focused on the new Section 21.373 of the TBOC, which became effective on September 1, 2025, and which authorizes Texas companies to adopt bylaws that impose heightened ownership requirements on shareholders seeking to submit proposals compared to the thresholds set forth in SEC Rule 14a-8.
The new Texas law was introduced in February 2025 by the Texas legislature, along with a suite of other changes to the Texas corporation statutes. Although the Board adopted amended and restated bylaws after several of the changes became effective in May 2025, it has not adopted the bylaw permitted by Section 21.373 of the TBOC. Therefore, the proponents are using a blunt instrument—limitations on the Board’s ability to amend Tesla’s bylaws—to address an issue that is premature and nascent.
We believe that limiting the Board’s ability to respond to novel and evolving issues would not be in the best interests of our shareholders. Corporate laws and regulations are rapidly shifting. In addition to the recent changes in Texas corporate law, there have also been significant recent updates to Delaware’s and other states’ corporate laws. The extent to which these changes will impact corporate governance practices remains to be seen. It is important for the Board—which possesses deep knowledge about the Company and its resources (including access to legal counsel that are experts in these matters) to conduct robust analyses—to have flexibility to respond nimbly based on Company-specific considerations as corporate governance practices evolve.
The presence of multiple shareholder proposals in this proxy statement which outline different approaches regarding Section 21.373 of the TBOC further highlights the importance of Board flexibility.
When considering evolving corporate governance practices, our Board, particularly the Nominating and Corporate Governance Committee, takes shareholder feedback into consideration. We have found that different shareholders frequently hold diverging perspectives on how the Company should respond to current or anticipated legal developments. For example, there are multiple proposals on the topic of Section 21.373 of the TBOC in this proxy statement, each of which recommends a different approach that the Board and our shareholders should take. Please see “Proposal Eleven—Shareholder Proposal to Amend Article X of the Bylaws” above.

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We believe that shareholders benefit when the Board has the discretion to consider and balance a variety of factors—including differing shareholder perspectives, as well as advice from legal counsel and other experts—when making decisions regarding the appropriate corporate governance practices for the Company. Furthermore, it is crucial for the Board to have the necessary flexibility to exercise its fiduciary duties when circumstances change and governance norms shift. As a result, we do not believe that it benefits shareholders to categorically and preemptively restrict the Board from taking an action on a novel and evolving issue, as this proposal seeks to do.
The Board has consistently demonstrated its commitment to shareholders’ ability to communicate with Tesla or with each other.
The proponents do not cite any action taken by Tesla to curtail shareholder proposals. Rather, Tesla has consistently demonstrated our commitment to shareholder engagement. We clearly outline how shareholders can submit proposals consistent with the law and our bylaws. More importantly, the Board maintains an active, year-round dialogue with our shareholders to ensure the Board and management understand and consider the issues that matter most to our shareholders. This includes focused one-on-one meetings between our Board and shareholders throughout the year. Tesla also launched the Tesla Shareholder Platform to engage with our retail shareholders. We provide multiple avenues for shareholder engagement, including video and teleconference meetings with our shareholders, participating at various conferences, engaging with proxy and other advisory firms, issuing periodic reports on our activities and receiving feedback from our retail holders. These multiple avenues of engagement have allowed our directors to become better informed about our shareholders’ views and concerns. Moreover, the Board and management from time to time seek input from our investors when considering important corporate actions, including our consideration of, and responses to, shareholder proposals that involve corporate governance and alignment with shareholder interests. As a result, we have adopted a number of significant changes, including, but not limited to, adding independent directors to the Board, amending our pledging policy and publishing our annual Impact Report with enhanced disclosures.
The Board intends to remain responsive on issues that matter to a meaningful portion of our shareholder base. For example, this year, the Board directed management to put forward a proposal to eliminate supermajority voting requirements. Because shareholder proposals on this topic had received the support of a meaningful percentage of our shareholders, management asked shareholders to vote on binding resolutions to amend our governing documents and remove applicable supermajority voting requirements in each of 2019, 2021 and 2022. In connection with the 2023 Annual Meeting and the 2024 Annual Meeting, the Board determined that once we achieved a total shareholder participation rate of at least 65% at a shareholder meeting, the Board would again ask shareholders to vote on such amendments. Because we achieved a total shareholder participation rate of over 65% at the 2024 Annual Meeting, Tesla is delivering on its commitment and submitting to our shareholders a proposal to adopt amendments that would allow our shareholders to modify our certificate of formation and bylaws by simple majority vote, subject to applicable law.
For reasons including those discussed above, we believe this proposal would not serve the best interests of Tesla and our shareholders.

The Board recommends a vote AGAINST the shareholder proposal to seek shareholder approval before adopting an amendment to the bylaws pursuant to Section 21.373 of the TBOC.

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Corporate Governance
Succession Planning
The Board regularly discusses management succession planning and leadership development in meetings and executive sessions at both the Board and Committee level. As described in our Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines, the Nominating and Corporate Governance Committee periodically reviews succession planning for the Chief Executive Officer and other executive officers, reporting its findings and recommendations to the Board and working with the Board in evaluating potential successors to these executive management positions. The Board maintains full confidence in Mr. Musk’s leadership, commitment and vision to guide Tesla through its next strategic chapter of innovation and growth. As a matter of best practice, and to ensure the resiliency of Tesla, the Board regularly considers succession planning for both sudden, unanticipated events, in addition to longer-term planned succession for its executives. The Compensation Committee regularly discusses and evaluates the Company’s talent pipelines and succession planning framework, which encompasses both short-term and long-term strategies for the identification, mentoring, development, retention and replacement of senior leaders. While the Board prioritizes internal candidates for succession planning, and believes that management has developed a robust pipeline of seasoned leadership talent within Tesla, it also monitors exceptional external talent when appropriate. The Nominating and Corporate Governance Committee also provides oversight, input and recommendations regarding the criteria to be used for identification of potential candidates for succession to leadership positions. Directors regularly interact and engage with not only senior management talent and potential successors to executive management positions, but also high-potential talent throughout the Company, thus providing them with important exposure opportunities. This engagement occurs in Board meetings held throughout the year, as well as through informal events and updates, and regular one-on-one touchpoints.
The proposed 2025 CEO Performance Award also supports our management succession planning initiatives. If approved, the 2025 CEO Performance Award would require Mr. Musk to develop a CEO Succession Framework to earn the ability to vote the restricted common stock underlying the 11th and 12th tranches. See the section titled “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” for more information regarding the proposed 2025 CEO Performance Award.
In addition to management succession planning, the Nominating and Corporate Governance Committee periodically reviews the succession planning for the Board and key leadership roles on the Board, reporting its findings and recommendations to the Board in evaluating potential successors to those positions.
Director Education
Director education about Tesla and our industry is an ongoing process that begins when a director joins the Board. Upon joining the Board, new directors are provided with a comprehensive orientation about Tesla, including Tesla’s business and strategy. The orientation program includes written materials, oral presentations and meetings with senior members of management. The Board believes that ongoing education is important for maintaining a current and effective Board. Accordingly, the Board encourages directors to participate in ongoing education, as well as participation in accredited director education programs. Furthermore, the Board is proactive regarding the design and content of director education programming. The Nominating and Corporate Governance Committee is responsible for overseeing the director orientation program and evaluating and making recommendations for continuing education activities of Board members.
Code of Business Ethics and Corporate Governance Guidelines
The Board sets high standards for Tesla’s workforce, officers and directors. Tesla is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the Company and managing its affairs in a manner consistent with rigorous principles of business ethics. Accordingly, Tesla has adopted a Code of Business Ethics, which was

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amended in April 2024, and which is applicable to Tesla and its subsidiaries’ directors, officers and personnel. The Code of Business Ethics sets forth Tesla’s guiding principles, which include thinking before acting, treating everyone with respect, protecting our information and assets and doing business with integrity. Tesla has also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of formation, bylaws and charters of the standing committees of the Board, form the framework for Tesla’s corporate governance.
The Code of Business Ethics and the Corporate Governance Guidelines are each available on Tesla’s website at: http://ir.tesla.com/corporate. Tesla will disclose on its website any amendment to the Code of Business Ethics, as well as any waivers of the Code of Business Ethics, that are required to be disclosed by the rules of the SEC or Nasdaq.
Director Independence
The Board periodically assesses, with the recommendation of the Nominating and Corporate Governance Committee, the independence of its members as defined in the listing standards of Nasdaq and applicable law. The Board undertook an analysis for each director and director nominee and considered all relevant facts and circumstances, including the director’s other commercial, accounting, legal, banking, consulting, charitable and familial relationships. The Board determined that with respect to each of its current members and director nominees, other than Mr. Musk, who is our Chief Executive Officer, and Mr. Kimbal Musk, who is Mr. Musk’s brother, there are no disqualifying factors with respect to director independence enumerated in the listing standards of Nasdaq or any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such member is an “independent director” as defined in the listing standards of Nasdaq and applicable laws.
In particular, the Board reviewed the following considerations:
•
Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Mr. Musk, Mr. Kimbal Musk, JB Straubel and/or investment funds managed by or otherwise affiliated with any of the foregoing have made minority investments in certain companies or investment funds, (i) of which other Tesla directors are founders, significant shareholders, directors, officers, managers or affiliates and/or (ii) with which Tesla has had certain relationships, such as those set forth in “Certain Relationships and Related Person Transactions — Related Person Transactions.” The Board concluded that none of these investments are material so as to impede the exercise of independent judgment by any of Messrs. Ehrenpreis, Gebbia, Hartung, Murdoch or Straubel.

Board Leadership Structure
Roles of Chair of the Board
Following careful deliberation, the Board appointed Robyn Denholm to serve as the independent Chair of the Board in November 2018, having considered her strong leadership, independent presence and financial and business expertise on the Board over an extended period of time. Together, Ms. Denholm and our Chief Executive Officer, Mr. Musk, comprise our senior Board leadership, which the Board believes is appropriate at this time to provide the most effective leadership structure for Tesla in a highly competitive and rapidly changing technology industry. As Chair of the Board, Ms. Denholm has broad authority and oversight over the affairs of the Board, with Mr. Musk available to her as a resource in this regard. Moreover, as an independent Chair of the Board, Ms. Denholm has the authority to direct the actions of the other independent directors and regularly communicate, as their representative, with Mr. Musk.
As Chair of the Board, Ms. Denholm, among other things:

•
Reviews the agenda and materials for meetings of the independent directors;

•
Consults with our Chief Executive Officer regarding Board meeting agendas, schedules and materials;

•
Acts as a liaison between our Chief Executive Officer and the independent directors when appropriate;

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•
Otherwise communicates regularly with our Chief Executive Officer;

•
Raises issues with management on behalf of the independent directors;

•
Annually reviews, together with the Nominating and Corporate Governance Committee, the Board’s performance during the prior year; and

•
Serves as the Board’s liaison for consultation and communication with shareholders as appropriate.

Tesla also has a mechanism for shareholders to communicate directly with non-management directors (see “Corporate Governance — Contacting the Board” below).
Committees of the Board
In addition, the Board has four standing committees — the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Disclosure Controls Committee — which are each further described below. Each of the Committees consists solely of independent directors, and the Board may appoint a chair to each Committee. Our independent directors regularly meet in executive session and at such other times as necessary or appropriate as determined by the independent directors. In addition, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Tesla and foster sufficient depth and experience to support its continued growth and execute long-term strategies, reviews the composition, size and performance of the Board and its Committees, evaluates individual Board members and identifies and evaluates candidates to fill vacancies of the Board and for election or re-election to the Board. See “Corporate Governance — Process and Considerations for Nominating Board Candidates” below for additional information.
Board Role in Risk Oversight
The Board is responsible for overseeing the major risks facing Tesla while management is responsible for assessing and mitigating Tesla’s risks on a day-to-day basis. The Board is assisted by our Committees, which consist entirely of independent directors, and which report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Audit Committee
The Audit Committee conducts periodic and annual reviews and discussions with management regarding significant risk exposures and incident metrics, including those relating to global financial, accounting and treasury matters, internal audit and controls, legal and regulatory compliance and data privacy, cybersecurity and artificial intelligence. These discussions cover the steps management has taken to monitor, control and report such exposures, as well as Tesla’s policies with respect to risk assessment and risk management.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee oversees the risks associated with the Company’s corporate governance structure, succession planning, independence and compliance with applicable laws and regulations.
Disclosure Controls Committee
The Disclosure Controls Committee oversees compliance and risks associated with the terms of the consent agreement between the SEC and the Company, and the controls and processes governing the Company’s and its senior executives’ disclosures and/or public statements that relate to the Company.

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Compensation Committee
The Compensation Committee oversees management of risks relating to Tesla’s compensation plans and programs. Tesla’s management and the Compensation Committee have assessed the risks associated with Tesla’s compensation policies and practices for all employees, including non-executive officers. These include risks relating to setting ambitious targets for our employees’ compensation or the vesting of their equity awards, our emphasis on at-risk equity-based compensation and the potential impact of such practices on the retention or decision-making of our employees, particularly our senior management. Based on the results of this assessment, Tesla does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Tesla.
Board Meetings and Committees
Commitment of Our Directors — 2024 Meetings
Our Board and its Committees met frequently in 2024.
2024 Meetings
Board	29(1)
Audit	9(2)
Disclosure Controls	4(2)
Compensation	9(3)
Nominating and Corporate Governance	7(3)

(1)
Includes meetings of the Special Committee and other special Board committees formed from time to time.

(2)
Led by our Chair of the Board.

(3)
Led by our other independent Committee Chairs.

We have a highly effective and engaged Board. As illustrated by the chart above, our Board and its Committees met, on average, more than once per week in 2024, and the number of meetings held by each of the Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee was above the corresponding average number of meetings across the S&P 500.(1) While we do not maintain a numerical limit on public company boards our directors may serve on, our Corporate Governance Guidelines provide that each member is expected to ensure that other existing and future commitments, including employment responsibilities and service on the boards of other entities, do not materially interfere with the member’s service to us as director. When conducting its annual review of the effectiveness and productivity of its members, the Board evaluates many factors, including without limitation, the director’s attendance at meetings, the participation and input of the director and the director’s preparation at meetings.
Each director attended or participated in 75% or more of the aggregate of the total number of meetings of the Board from which such director was not recused, and the total number of meetings of all Committees on which such director served (in each case held during such director’s relevant period of service).
Commitment of Our Directors — Beyond the Boardroom
The 58 meetings convened by our Board and its Committees in 2024 are only a partial snapshot of our directors’ commitment to Tesla, as our directors go above and beyond to carry out their responsibilities. Engagement beyond the boardroom provides our directors with additional insights into our business, risk management and industry, as well as valuable perspectives on our

(1)
See 2024 U.S. Spencer Stuart Board Index, Spencer Stuart, at https://www.spencerstuart.com/-/media/2024/09/ssbi2024/2024_us_spencer_stuart_board_index.pdf.

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performance and the performance of our Chief Executive Officer and other members of senior management. The commitment of our directors extends well beyond preparation for and attendance at regular and special meetings.
Advice and Consultation Frequent interactions with each other, senior management and key employees on strategy, performance, risk, management, culture and talent development	Shareholder Engagement Regular engagement in an ongoing active dialogue with shareholders and prioritization of understanding the issues that are most important to shareholders
Ongoing Investment
Investment of the time and effort necessary to understand our business and financial strategies and challenges, including by reviewing regular updates on recent developments, press coverage and current events that relate to our business and industry

The Chair of the Board and Committee Chairs provide additional independent leadership outside the boardroom.
•
For example, each Committee Chair determines the frequency and length of and develops the agenda for their respective Committee meetings. This includes providing feedback on the form and type of related materials, considering whether the relevant Committee is appropriately carrying out its core responsibilities and focusing on the key issues facing Tesla. In carrying out these responsibilities, each Committee Chair engages with key members of management and subject matter experts as preparation in advance of each Committee meeting. In 2024, Robyn Denholm and Ira Ehrenpreis, in carrying out their duties as Committee Chairs, participated in over 100 meetings, including with Company management and independent consultants and auditors.

•
Additionally, the Chair of the Board reviews the agenda and materials for meetings of the independent directors and consults with management regarding Board meeting agendas, schedules and materials. In 2024, Robyn Denholm, in carrying out her role as Chair of the Board, participated in over 100 meetings, including with shareholders, Company management and independent consultants. As discussed above, the Chair of the Board and Committee Chairs are proactive about preparing for meetings, which enables the Board and its Committees to delve into the details of the issues facing Tesla and reinforces a nuanced understanding of our business.

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Audit Committee
Members
ROBYN DENHOLM
JOE GEBBIA
JACK HARTUNG
JAMES MURDOCH

Primary Responsibilities
Audit
•
Reviewing and approving the selection of Tesla’s independent auditors, and approving the audit and non-audit services to be performed by Tesla’s independent auditors

•
Discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors Tesla’s interim and year-end operating results

Oversight and Compliance
•
Providing oversight, recommendations, and under specified thresholds, approvals, regarding significant financial matters and investment practices, including any material acquisitions and divestitures

•
Reviewing and monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters

•
Reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures in addition to Tesla’s risk management, data privacy, data security and artificial intelligence

Reporting
•
Reviewing and discussing the accounting assessment of our annual Impact Report and other sustainability disclosures

•
Preparing the audit committee report that the SEC requires in Tesla’s annual proxy statement

Financial Expertise and Independence
Each member of the Audit Committee is “independent” as such term is defined for audit committee members by the listing standards of Nasdaq and applicable laws. The Board has determined that each of Ms. Denholm and Mr. Hartung is an “audit committee financial expert” as defined in the rules of the SEC.
Meetings
The Audit Committee met nine times in 2024.
Charter
The Audit Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate.
Report
The Audit Committee Report is included in this proxy statement on pages 163-164.

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Compensation Committee
Members
IRA EHRENPREIS
ROBYN DENHOLM
KATHLEEN
WILSON-THOMPSON

Primary Responsibilities
Compensation
•
Overseeing and recommending Tesla’s global compensation philosophy and policies, plans and benefit programs and making related recommendations to the Board, including by considering “say-on-pay” votes of Tesla’s shareholders

•
Reviewing and approving for Tesla’s executive officers: annual base salary, equity compensation, employment agreements, severance arrangements and change in control arrangements, if applicable, and any other compensation, benefits or arrangements

•
Administering the compensation of members of the Board and Tesla’s equity compensation plans

•
Overseeing the administration of Tesla’s compensation recovery (“clawback”) policy

•
Conducting an annual review and assessment of all compensation paid by Tesla to non-employee directors

•
Engaging an independent compensation consultant to advise the Committee in connection with the annual review and assessment of compensation of non-employee directors

•
Recommending, based on such annual review and assessment, the amount and type of compensation payable to non-employee directors

Human Capital
•
Reviewing human capital management practices related to Tesla’s talent generally (including how Tesla recruits, develops and retains talent)

Reporting
•
Preparing the compensation committee report included in Tesla’s annual proxy statement

•
Overseeing the preparation of annual disclosure regarding non-employee director compensation

Independence
Each member of the Compensation Committee qualifies as an independent director under the listing standards of Nasdaq and applicable laws.
Meetings
The Compensation Committee met nine times in 2024.
Charter
The Compensation Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate.
Report
The Compensation Committee Report is included in this proxy statement on page 142.

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Nominating and Corporate Governance Committee
Members
IRA EHRENPREIS
ROBYN DENHOLM
JAMES MURDOCH
KATHLEEN
WILSON-THOMPSON

Primary Responsibilities
Board Composition and Evaluation
•
Assisting the Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to the Board

•
Overseeing the evaluation of Tesla’s Board and management

•
Recommending members for each Board committee to the Board, including rotation, reassignment and removal of any Board committee member

•
Reviewing and making recommendations to the Board with respect to the long-term plan of the composition of the Board

•
Reviewing the succession planning for the Board and certain key leadership roles on the Board

•
Overseeing the orientation program and evaluating and making recommendations for continuing education activities of Board members

Corporate Governance
•
Reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board

•
Considering matters of shareholder engagement and determining the manner in and the process by which shareholders communicate with the Board

•
Reviewing the succession planning for Tesla’s executive officers in light of Tesla's organizational structure and goals

•
Overseeing risks related to Tesla’s governance structure, policy and processes

Conflicts of Interest
•
Considering questions of possible conflicts of interest of Tesla’s directors and officers

Independence
Each member of the Nominating and Corporate Governance Committee qualifies as an independent director under the listing standards of Nasdaq and applicable laws.
Meetings
The Nominating and Corporate Governance Committee met seven times in 2024.
Charter
The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate.

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Disclosure Controls Committee
Members
ROBYN DENHOLM
JAMES MURDOCH
KATHLEEN
WILSON-THOMPSON

Primary Responsibilities
•
Overseeing the implementation of and compliance with the terms of Tesla’s consent agreement with the SEC dated September 29, 2018, as amended April 26, 2019

•
Overseeing the controls and processes governing certain public disclosures by Tesla and its executive officers

•
Overseeing the review and resolution of certain conflicts of interest or other human resources issues involving any executive officer and ensuring appropriate disclosures, if applicable

Independence
Each member of the Disclosure Controls Committee qualifies as an independent director under the listing standards of Nasdaq and applicable laws.
Meetings
The Disclosure Controls Committee met four times in 2024.
Charter
The Disclosure Controls Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate.

Compensation Committee Interlocks and Insider Participation
Robyn Denholm, Ira Ehrenpreis and Kathleen Wilson-Thompson served as members of the Compensation Committee during 2024. None of such persons is or was formerly an officer or an employee of Tesla. See “Certain Relationships and Related Person Transactions — Related Person Transactions” below for certain transactions involving Tesla in which members of the Compensation Committee may potentially be deemed to have an indirect interest.
During 2024, no interlocking relationships existed between any member of Tesla’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company.
Process and Considerations for Nominating Board Candidates
The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for Board membership, recommending Board candidates and proposing any changes to the composition of the Board. The Nominating and Corporate Governance Committee’s criteria and process for fulfilling these duties are generally as follows:
•
The Nominating and Corporate Governance Committee regularly reviews the current composition, size and tenure of the Board, and oversees an annual evaluation of the performance of the Board as a whole and of its individual members. The Nominating and Corporate Governance Committee applies uniform evaluation processes and standards for all Board members, including in identifying, considering or recommending new candidates for the Board to fill vacancies or add additional directors and in recommending existing Board members for nomination to be re-elected at annual meetings of shareholders.

•
In carrying out the foregoing duties, the Nominating and Corporate Governance Committee consistently seeks to achieve a complementary balance of knowledge, experience and capability

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on the Board. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, it considers all pertinent factors that it considers appropriate, and believes that the Board should consist of directors who (i) are, in the majority, independent, (ii) are of high integrity, (iii) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of Tesla’s business in particular, (iv) have qualifications that will increase overall Board effectiveness, (v) represent diversity of professional experience and (vi) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. For example, after conducting independent director searches from time to time in which numerous highly-qualified candidates from a variety of backgrounds were considered, the Nominating and Corporate Governance Committee recommended to the Board Joe Gebbia as director in 2022, JB Straubel as director nominee in 2023 and Jack Hartung as director in 2025, to further bolster the Board’s expertise in technological innovation, public company management, financial reporting and sustainability initiatives.
•
In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•
With regard to any candidates who are properly recommended by shareholders (as described in more detail below) or by other sources, the Nominating and Corporate Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate or other actions that the Nominating and Corporate Governance Committee deems necessary or proper.

•
After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends the director nominees that it has determined to be qualified to the full Board.

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted recommendations for candidates to the Board from shareholders. Shareholder recommendations for candidates to the Board must be directed in writing to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Legal Department, and should also be sent by e-mail to shareholdermail@tesla.com. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Tesla within the last three years and evidence of the nominating person’s ownership of Tesla stock. Such recommendations must also include a statement from the recommending shareholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of Tesla’s business, other commitments and the like, as well as any personal references and an indication of the candidate’s willingness to serve.
Attendance at Annual Meetings of Shareholders by the Board
Although Tesla does not have a formal policy regarding attendance by members of the Board at Tesla’s annual meetings of shareholders, directors are encouraged to attend. All of our directors attended the 2024 Annual Meeting.
Stock Transactions
Hedging, Short Sales and Rule 10b5-1 Trading Plans
Tesla has an insider trading policy that is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards. The insider trading policy prohibits all of our directors, officers and employees from, among other things, engaging in short sales, hedging or similar transactions designed to decrease the risks associated with holding Tesla securities. This prohibition encompasses transactions in publicly-traded options, such as puts and

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calls, and other derivative securities with respect to Tesla securities, but not transactions designed to facilitate portfolio diversification, such as broad-based index options, futures or baskets. It is also the policy of Tesla to comply with all applicable securities laws when transacting in its own securities. A copy of the insider trading policy is filed as Exhibit 19 to Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Stock Ownership by the Board and Management
To align the interests at the highest level of our management with those of our shareholders, the Board has instituted the following requirements relating to stock ownership under our Corporate Governance Guidelines.
Each member of the Board and all of our NEOs are subject to the following minimum stock ownership requirements: (i) each director is required to own shares of Tesla stock equal in value to at least five times the annual cash retainer for directors (regardless of whether or not the retainer has been waived, and exclusive of retainer amounts for service as a member or chair of a Board committee) and (ii) our NEOs are required to own shares of Tesla stock equal in value to at least six times his/her base salary; provided that equity-based awards are not counted under Tesla’s Stock Ownership Guidelines. Each individual shall have five years from the date such person assumed his or her relevant role at Tesla to come into compliance with these requirements. Each person’s compliance with the minimum stock ownership level will be determined on the date when this compliance grace period expires, and then annually on each December 31, by multiplying the number of shares held by such person and the average closing price of those shares during the preceding month. Our NEOs and each of our directors is currently either in compliance with these requirements or is in the applicable period to come into compliance therewith.
Pursuant to our Corporate Governance Guidelines, no equity award as to which vesting or the lapse of a period of restriction occurs based solely on the passage of time that is granted to any NEO may vest, or have a period of restriction that lapses, earlier than six months from the date on which such vesting or lapse commences. Furthermore, our Corporate Governance Guidelines provide that no NEO may sell, transfer, pledge, assign or otherwise dispose of any shares of Tesla stock acquired pursuant to any stock option, restricted stock unit or other equity award granted by Tesla earlier than the date that is six months after the date on which such award vests or the period of restriction with respect to such award lapses, as applicable.
Prohibition of Equity Award Repricing
Tesla views equity-based compensation to be a key factor in incentivizing the future performance of our personnel. Consequently, the 2019 Plan provides, and Tesla’s previous 2010 Equity Incentive Plan provided, that stock options and other equity awards issued under these plans that derive their value from the appreciation of the value of Tesla’s stock may not be exchanged for other awards, repurchased for cash or otherwise be made the subject of transactions that have the purpose or effect of repricing such awards. The A&R 2019 Equity Incentive Plan, including the Musk Awards, prohibits repricing. Repricing would not apply to the 2025 CEO Performance Award because it is restricted stock.
In addition, applicable Nasdaq rules prohibit any repricing with respect to the 2018 CEO Performance Award.
Contacting the Board
Any shareholder who desires to contact our non-employee directors regarding appropriate Tesla business-related comments may do so electronically at the following website: https://ir.tesla.com/contact-us#contact-us. Such shareholders who desire to contact our non-employee directors by mail may do so by writing to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Legal Department. Our General Counsel, or someone acting in his or her place or his or her designee, receives these communications unfiltered by Tesla, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@tesla.com.

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Executive Officers
The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of September 17, 2025, are set forth below. Except for Mr. Musk and Mr. Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.
Name	Age	Position
Elon Musk	54	Technoking of Tesla and Chief Executive Officer
Vaibhav Taneja	47	Chief Financial Officer
Xiaotong (Tom) Zhu	45	Senior Vice President, APAC and Global Vehicle Manufacturing
Elon Musk. For a brief biography of Mr. Musk, please see “Proposal One — Tesla Proposal to Elect Three Class III Directors — Information Regarding the Board and Director Nominees” above.
Vaibhav Taneja has served as our Chief Financial Officer since August 2023. Prior to his appointment as CFO, Mr. Taneja served as Tesla’s Chief Accounting Officer since March 2019, as Corporate Controller from May 2018, and as Assistant Corporate Controller between February 2017 and May 2018. Mr. Taneja served in various finance and accounting roles at SolarCity from March 2016. Mr. Taneja holds a Bachelors of Commerce degree from Delhi University and is a Certified Public Accountant (inactive).
Tom Zhu has served as our Senior Vice President since April 2023, and Senior Vice President, APAC and Global Vehicle Manufacturing, since June 2025. Mr. Zhu joined Tesla in April 2014, and served in various operational roles before being appointed as Vice President, Greater China, where he led the construction and operations of Gigafactory Shanghai. Mr. Zhu holds a bachelor’s degree of commerce in information technology from the Auckland University of Technology and an M.B.A. from Duke University.

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Executive Compensation for Fiscal Year 2024
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our NEOs for fiscal year 2024 should be read together with the compensation tables and related disclosures set forth below on page 143 through page 152. This discussion contains forward-looking statements that are based on our current considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion. In accordance with SEC rules, the following section includes discussion and analysis of the compensation of our NEOs for fiscal year 2024 and relates to Proposal Two. See the sections titled “Proposal Three — Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan” and “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” for more information regarding the proposed A&R 2019 Equity Incentive Plan and 2025 CEO Performance Award.
The following discussion and analysis relates to the compensation arrangements for 2024 of (i) our principal executive officer, (ii) our principal financial officer, (iii) the most highly compensated person, other than our principal executive officer and principal financial officer, who was serving as executive officer at the end of our fiscal year ended December 31, 2024 and (iv) our former Senior Vice President, Powertrain and Energy Engineering, who served in such capacity during part of 2024. We had no other executive officers serving at the end of our fiscal year ended December 31, 2024. Our NEOs for fiscal year 2024 were:
Name	Position
Elon Musk	Technoking of Tesla and Chief Executive Officer
Vaibhav Taneja	Chief Financial Officer
Tom Zhu	Senior Vice President, APAC and Global Vehicle Manufacturing
Andrew Baglino	Former Senior Vice President, Powertrain and Energy Engineering
Mr. Baglino departed Tesla in April 2024.
Overview and Fiscal Year 2024 Company Highlights
Our current executive compensation program, which was developed and approved by the Compensation Committee, generally consists of base salary and equity-based incentives, as well as other benefits generally available to employees. We combine these elements in order to formulate compensation packages with the goal of providing, on a total basis, competitive pay and aligning the interests of our NEOs with long-term shareholder interests by tying the value of their compensation to our long-term stock price and/or the achievement of financial, operational and strategic objectives. In 2024, Tesla’s full-year accomplishments under our executive leadership included the following:
•
Model Y was the best-selling vehicle, of any kind, globally for the full year 2024;

•
Reached lowest average cost of goods per vehicle ever at less than $35,000;

•
31.4 gigawatt hours of energy storage, representing an increase of 113.3%, compared to the prior year and the completion of construction of Megafactory Shanghai; and

•
Further improvements and deployment our FSD (Supervised) capabilities, including through increased AI training compute by over 400% in 2024 and the introduction of our purpose-built Robotaxi product, Cybercab.

The 2025 CEO Interim Award and the 2025 CEO Performance Award were not a feature of the 2024 executive compensation program, as both awards were granted to Mr. Musk after the end of the 2024 fiscal year. See the sections titled “Proposal Three — Tesla Proposal for Approval of the A&R

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2019 Equity Incentive Plan” and “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” for more information regarding the proposed A&R 2019 Equity Incentive Plan and 2025 CEO Performance Award.
Compensation Philosophy
Our mission is to accelerate the world’s transition to sustainable energy. This is a long-term mission, and our compensation programs reflect this — and our startup origins — in that they consist primarily of salary or wages and equity awards. Whereas salary or wages are intended to meet our employees’ near-term liquidity needs, we believe that equity awards are an effective tool for retaining employees long-term, as they vest incrementally over a period of time or upon the achievement of specified performance milestones intended to be achieved over the medium- and long-term. During periods in which our stock price and the underlying value of equity awards increase, their retention impact is even greater. We believe that the potential for such increases also creates an ownership culture that promotes holding equity, which in turn aligns the interests of our employees with the long-term interests of our shareholders. Additionally, this compensation philosophy further allows our employees to grow their skill sets and contributions consistent with our long-term mission. For these reasons, our goal is to provide each employee with the opportunity to participate in our equity programs, with certain cash-based bonus programs serving generally to accommodate specific incentive structures or liquidity needs. In light of these considerations, we generally do not make annual grants of equity awards to our senior executives, including our NEOs, and instead grant equity awards from time to time based upon individual roles and contributions and the retentive impact of currently outstanding equity awards. By combining salary or wages and our equity award program, we strive to offer a total level of compensation that is competitive within specific roles and geographical markets.
In particular, we believe that compensation for the individuals who are responsible for Tesla’s strategic direction and operations should motivate them to achieve sustainable shareholder value and/or tangible milestones rather than to simply remain at Tesla or maintain the status quo. Therefore, while we offer to our general employee population restricted stock units that will retain some value even if the market value of our stock decreases, when grants are made to executive officers those grants generally comprise stock option awards, which have zero initial value and accumulate value, if at all, only to the extent that our stock price increases following their grant, through the applicable vesting dates and until such stock options are ultimately exercised and the underlying shares are sold. In addition, because equity awards comprise a greater proportion of our executive officers’ total level of compensation compared to comparable roles at peer companies, a sustained decrease in our stock price or failure to achieve the applicable operational milestones may result in a level of total compensation that is significantly less than that of such peer roles. Likewise, our outside director compensation program has been comprised primarily of equity awards that are entirely in the form of stock option awards, as well as relatively modest cash retainer payments that may be waived at the election of each director. Each director determined to forego all cash retainer payments for 2024.
We evaluate our compensation philosophy and programs regularly and evolve them as circumstances merit with oversight by the Compensation Committee, particularly with respect to executive and director compensation. For example, if our stock price experiences significant movement over a short period of time that results in a persistent change to equity compensation, certain adjustments may be considered to align our compensation programs to their intended purposes.
In 2024, we reviewed our compensation programs with respect to our senior executives to align our compensation programs to their intended purposes, including striving to offer a total level of compensation that reflects individual performance to be competitive within specific roles and geographical markets and to provide appropriate retentive impact in light of equity awards then outstanding. Following this review, in October 2024, the Compensation Committee, in consultation with its compensation consultant and our Chief Executive Officer, adjusted base salaries and/or granted equity awards to certain senior executives, which included Mr. Taneja, one of our NEOs, whose compensation had not been adjusted since he was promoted to the role of Chief Financial Officer in August 2023, as described below.

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Key Factors in Determining Executive Compensation
Role of Special Committee in Executive Compensation
On January 8, 2025, the Board formed the Special Committee, composed of Robyn Denholm and Kathleen Wilson-Thompson, to evaluate incentivization and retention of our Chief Executive Officer. Pursuant to its Purpose, the Special Committee recommended and the Board approved the 2025 CEO Interim Award on August 3, 2025. See the section titled “Background of Proposals Three and Four and Background and Approval Process of the Special Committee” for more information regarding the background of the Special Committee and the 2025 CEO Interim Award. The Special Committee has also recommended the proposed A&R 2019 Equity Incentive Plan and 2025 CEO Performance Award, which are each recommended by the Board and Compensation Committee and included in this Proxy Statement as Proposals Three and Four. See the sections titled “Proposal Three — Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan” and “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” for more information regarding the proposed A&R 2019 Equity Incentive Plan and 2025 CEO Performance Award.
Role of Compensation Committee in 2024 Executive Compensation
The Compensation Committee has overall responsibility for reviewing and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board. Currently, the Compensation Committee consists of three members of the Board: Ira Ehrenpreis (Chair), Robyn Denholm and Kathleen Wilson-Thompson, none of whom is an executive officer of Tesla, and each of whom qualifies as an “independent director” under the Nasdaq rules and is deemed independent under all applicable requirements of the Securities and Exchange Commission and Tesla’s Corporate Governance Guidelines, which follow the Nasdaq framework for the determination of independence.
Role of Compensation Consultants for 2024 Executive Compensation
The Compensation Committee has the authority to engage, and has from time to time engaged, the services of outside consultants to assist in making decisions regarding the establishment of Tesla’s compensation philosophy and programs, including for executives and directors. In 2024, Compensia, Inc., a national consulting firm (“Compensia”) was retained as a compensation consultant to advise the Compensation Committee with respect to Tesla’s executive compensation program.
Role of Executive Officers in Compensation Decisions in 2024
Historically, for executive officers other than our Chief Executive Officer, the Compensation Committee has sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels for our senior personnel, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills and individual performance, as well as Tesla’s performance. The Compensation Committee considers our Chief Executive Officer’s recommendations, but ultimately determines compensation in its judgment and approves the compensation for all of our executive officers (other than for our Chief Executive Officer, the compensation for whom is recommended by the Compensation Committee to, and ultimately approved by, the Board).
The Compensation Committee meets regularly in executive session. Our Chief Executive Officer is not present during Compensation Committee deliberations or votes on his compensation and also recuses himself from sessions of the Board where the Board acts on the Compensation Committee’s recommendations regarding his compensation. In addition, the Board has established a management committee under the 2019 Plan (the “Equity Award Committee”) to grant and administer equity awards, subject to certain limitations, such as, among other things, maximum limits on the seniority of personnel to whom the Equity Award Committee may grant awards and the value of any individual award. For example, the Equity Award Committee is not authorized to grant awards to

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employees at or above the level of vice president. Moreover, pursuant to applicable law, the Equity Award Committee may not grant awards to its members, and the number of shares of our common stock underlying awards granted by it may not exceed amounts determined by the Board from time to time. The Board has delegated to the Compensation Committee oversight authority over the Equity Award Committee.
Role of Shareholder Say-on-Pay Votes
At our 2024 Annual Meeting, our shareholders overwhelmingly approved the compensation of our NEOs, with approximately 79% of our shareholders present and entitled to vote at the meeting voting in favor of our compensation policies for our NEOs. Given these results, the Compensation Committee decided to maintain that approach to executive compensation for the 2024 compensation program.
At the 2023 Annual Meeting, our shareholders indicated a preference for an annual shareholder advisory vote on the compensation of our NEOs. Consistent with the results of the shareholder vote, we intend to hold a shareholder advisory vote on executive compensation every year until the next vote on the frequency of shareholder advisory votes on executive compensation. We are required to hold a “say on frequency” vote at least every six years regarding how often to hold a shareholder advisory vote on the compensation of our NEOs.
Clawback Policy
We maintain a clawback policy for compliance with Nasdaq listing standards and Section 10D of the Exchange Act. This clawback policy applies to current and former executive officers in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws; misconduct on the part of the executive is not required to trigger the clawback policy’s application. Under this clawback policy, we are required to recoup incentive-based compensation (as that term is defined in Section 10D of the Exchange Act) erroneously received within the three completed fiscal years immediately preceding the date on which we are required to prepare an accounting restatement.
Our Compensation Committee is responsible for overseeing the administration of this clawback policy. In addition, the terms of the 2018 CEO Performance Award include a clawback provision in the event of a restatement of our financial statements previously filed with the SEC. See “Executive Compensation for Fiscal Year 2024 — Compensation Discussion and Analysis —  2024 Chief Executive Officer Compensation — 2018 CEO Performance Award” below.
Elements of NEO Compensation for 2024
2024 Base Salary
The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executive officers’ base salaries. The base salaries of all executive officers are reviewed and adjusted when necessary to reflect individual roles, performance and the competitive market. Because we currently do not provide cash bonuses to our executive officers, salary is the primary cash-based element of our executive officers’ compensation structure.
In connection with the 2024 review of our compensation programs discussed in “Compensation Philosophy” above, the Compensation Committee increased Mr. Taneja’s base salary to reflect his promotion in August 2023 to the role of Chief Financial Officer. Mr. Zhu’s base salary decreased in 2024 as compared to 2023 due to certain geographic considerations that arose in 2023 when he was on assignment from Gigafactory Shanghai.
The following table sets forth information regarding the annualized base salary rates at the end of 2024 for our NEOs:

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Name	Ending Fiscal 2024 Base Salary($)(1)
Elon Musk	—(2)
Vaibhav Taneja	400,000
Tom Zhu	350,000
Andrew Baglino	—(3)

(1)
Reflects an annualized rate assuming 52 weeks each comprised of five work days. Mr. Taneja’s base salary was adjusted in October 2024.

(2)
Mr. Musk historically earned a base salary that reflected the applicable minimum wage requirements under California law, and was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

(3)
Mr. Baglino departed Tesla in April 2024. His annualized base salary rate at his time of departure was $300,000.

2024 Equity-Based Incentives
Our equity award program is the primary vehicle for offering long-term incentives to our NEOs. The equity awards we have historically granted and currently grant are options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting. We have granted to our NEOs both awards that vest over a long-term period and awards that vest only upon the achievement of specified Tesla performance milestones, in each case subject to continued service. We emphasize the grant of stock option awards for our NEOs, which have value only to the extent, if any, that our stock price increases following their grant. Accordingly, since 2020, equity awards granted to our NEOs have primarily been in the form of stock options: Mr. Zhu, our Senior Vice President, received 100% of his equity award as stock options upon his promotion to such role in 2023, and Mr. Taneja, our Chief Financial Officer, received approximately 80% of his equity award as stock options in 2024, following the 2024 review of our compensation programs discussed in “Compensation Philosophy” above and in consideration of his promotion to the role of Chief Financial Officer in August 2023. As a result, a significant portion of our NEOs’ total compensation is entirely at risk, depending on long-term stock price performance.
While we strive to offer a total level of compensation that is competitive within specific roles and geographical markets, we do not have a rigid set of criteria for granting equity awards; instead, the Compensation Committee exercises its judgment and discretion, in consultation with our Chief Executive Officer and from time to time, a compensation consultant (other than with respect to decisions pertaining to the Chief Executive Officer’s compensation). To determine the form and amount of equity awards previously granted to NEOs, the Compensation Committee considers, among other things, the role and responsibility of the NEO, competitive market factors, equity awards previously granted to the NEO, the impact of any dramatic changes in our stock price over a short period of time and the cash-based compensation received by the NEO. We generally grant one-time new hire equity awards to our employees, including executives, upon their commencement of employment with us, or upon their promotion to a new position. Additionally, as part of our ongoing executive compensation review and alignment process, we have periodically granted additional equity awards to our executives.
The Compensation Committee granted an equity award to Mr. Taneja in October 2024, following the 2024 review of our compensation programs discussed in “Compensation Philosophy” above and considering his promotion in August 2023 to the role of Chief Financial Officer. Approximately 80% of Mr. Taneja’s equity award was granted as stock options and 20% of the award was granted as restricted stock units. See “Executive Compensation for Fiscal Year 2024 — Grants of Plan-Based Awards in 2024” and “Executive Compensation for Fiscal Year 2024 — Outstanding Equity Awards at 2024 Fiscal Year-End” below for a description of the equity awards granted to Mr. Taneja. The Compensation Committee did not grant any equity awards in 2024 to our other NEOs, including our Chief Executive Officer.
The Compensation Committee meets periodically, including to approve equity award grants to our executives from time to time. We do not have, nor do we plan to establish, any program, plan or

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practice to time equity award grants in coordination with releasing material non-public information, and the Compensation Committee does not take material non-public information into account when determining the timing and terms of equity awards. Tesla has not timed the disclosure of material non-public information to affect the value of executive compensation. During 2024, there were no stock options granted to any NEO within four business days preceding, or within one business day after, the filing of any report on Forms 10-K, 10-Q or 8-K that discloses material non-public information.
Severance and Change in Control Benefits
No NEO has a severance or change in control arrangement with Tesla.
Bonus
We do not currently have or have planned, and historically we have rarely entered into, any specific arrangements with our NEOs providing for cash-based bonus awards.
Non-Equity Incentive Plan Compensation
We did not provide any non-equity incentive plan compensation to any of our NEOs in 2024, and we do not currently have or have planned any specific arrangements with our NEOs providing for non-equity incentive plan compensation.
Perquisites
Generally, we do not provide any perquisites or other personal benefits to our NEOs which are not offered on a non-discriminatory basis to all employees as well.
Health and Welfare Benefits
We provide the following benefits to our NEOs on the same basis provided to all of our employees:

•
Medical insurance including comprehensive transgender and fertility coverage, mental health, dental and vision;

•
Adoption and surrogacy benefits;

•
Confidential Employee Assistance Program counseling;

•
Life insurance and accidental death and dismemberment insurance;

•
A Section 401(k) plan where Tesla will provide a company match equal to 50% of the employee’s contribution, up to a maximum of 3% of the employee’s eligible compensation with a $3,000 annual cap;

•
An employee stock purchase plan;

•
Short-and long-term disability insurance;

•
Medical and dependent care flexible spending account; and

•
A health savings account.

2024 Chief Executive Officer Compensation
Overview
Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future. Each of the 2018 CEO Performance Award and the 2012 CEO Performance Award was focused on this latter objective, as it solely rewards future performance.
In addition to serving as our Chief Executive Officer since October 2008, Mr. Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and

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engineers, contributing to our position as a multi-sector innovator in AI, robotics, vehicle engineering and design, raising capital for us, bringing investors to us and raising our public awareness.
The following discussion does not include the 2025 CEO Interim Award and the 2025 CEO Performance Award as each of these awards was granted to Mr. Musk after the end of the 2024 fiscal year. See the sections titled “Proposal Three — Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan” and “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” for more information regarding the proposed A&R 2019 Equity Incentive Plan and 2025 CEO Performance Award.
Cash Compensation
Mr. Musk historically earned a base salary that reflected the applicable minimum wage requirements under California law, and he was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.
Historical Equity Compensation
Prior to the stock option awards granted in December 2009, Mr. Musk did not receive any equity compensation for his services for a period of five years.
In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as Chief Executive Officer.
In August 2012, to create incentives for continued long-term success from the then-recently launched Model S program as well as from Tesla’s then-planned Model X and Model 3 programs, and to further align executive compensation with increases in shareholder value, the Board granted to Mr. Musk the 2012 CEO Performance Award, comprised of a stock option award to purchase 79,123,515 shares (as adjusted for the 2020 Stock Split and 2022 Stock Split) of Tesla’s common stock, representing 5% of Tesla’s total issued and outstanding shares at the time of grant. The 2012 CEO Performance Award consisted of 10 equal vesting tranches, each requiring that Tesla meet a combination of (i) the achievement of a specified operational milestone relating to development of Model X or Model 3, aggregate vehicle production or a gross margin target and (ii) a sustained incremental $4 billion increase in Tesla’s market capitalization from $3.2 billion, Tesla’s market capitalization at the time of grant. Prior to the expiration of the 2012 CEO Performance Award in 2022, the market capitalization conditions for all of the 10 vesting tranches and nine of the 10 operational milestones had been achieved, and nine of 10 tranches had vested.
Prior to 2018, the only additional equity awards received by Mr. Musk related to certain immaterial awards granted during 2013 pursuant to a patent incentive program that was available to our employees generally.
2018 CEO Performance Award
Early in 2017, with the 2012 CEO Performance Award heading to substantial completion after having helped Tesla grow its market capitalization to over $55 billion in just over five years, the independent members of the Board began preliminary discussions regarding how to continue to incentivize Mr. Musk to lead Tesla through the next phase of its development. In January 2018, following more than six months of careful analysis and development led by the Compensation Committee, with participation by every independent Board member, the help of Compensia and engagement with and feedback from our largest institutional shareholders, the Board granted the 2018 CEO Performance Award to Mr. Musk. Such grant was subject to approval by a majority of the total votes of Tesla common stock not owned by Mr. Musk or Mr. Kimbal Musk cast at a meeting of the shareholders to approve the 2018 CEO Performance Award. On March 21, 2018, such approval was obtained, with approximately 73% of the votes cast by such disinterested shares voting in favor of the 2018 CEO Performance Award.
The 2018 CEO Performance Award was comprised of a 10-year maximum term stock option to purchase 303,960,630 shares (as adjusted for the 2020 Stock Split and 2022 Stock Split) of Tesla’s

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common stock, divided equally among 12 separate tranches that were each equivalent to 1% of the issued and outstanding shares of Tesla’s common stock at the time of grant, at an exercise price of $23.34 per share (as adjusted for the 2020 Stock Split and 2022 Stock Split). Each of the 12 tranches of the 2018 CEO Performance Award vested upon certification by the Board that both (i) the market capitalization milestone for such tranche, which began at $100 billion for the first tranche and increased by increments of $50 billion thereafter and (ii) any one of the following eight operational milestones focused on revenue or eight operational milestones focused on profitability, was met:
Total Revenue* (in billions)	Adjusted EBITDA** (in billions)
$20.0	$1.5
$35.0	$3.0
$55.0	$4.5
$75.0	$6.0
$100.0	$8.0
$125.0	$10.0
$150.0	$12.0
$175.0	$14.0

*
“Revenue” means total revenues as reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

**
“Adjusted EBITDA” means (i) net income (loss) attributable to common shareholders before (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation, as each such item is reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

Any single operational milestone could only satisfy the vesting requirement of one tranche, together with the corresponding market capitalization milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone was achieved, it was forever deemed achieved for purposes of determining the vesting of a tranche. Meeting more than 12 of the 16 operational milestones does not result in any additional vesting or other compensation to Mr. Musk under the 2018 CEO Performance Award. Except in a change in control situation, measurement of the market capitalization milestones was based on both (i) a six calendar month trailing average of Tesla’s stock price as well as (ii) a 30 calendar day trailing average of Tesla’s stock price, in each case based on trading days only. Upon the consummation of certain acquisitions or split-up, spin-off or divestiture transactions, each then-unachieved market capitalization milestone and/or operational milestone would have been adjusted to offset the impact of such transactions to the extent they had been considered material to the achievement of those milestones.
In establishing the Revenue and Adjusted EBITDA milestones, the Board carefully considered a variety of factors, including Tesla’s growth trajectory and internal growth plans and the historical performance of other high-growth and high-multiples companies in the technology space that have invested in new businesses and tangible assets. These benchmarks provided revenue/EBITDA to market capitalization multiples, which were then used to inform the specific operational targets that aligned with Tesla’s plans for future growth. Nevertheless, the Board considered each of the market capitalization and operational milestones to be challenging hurdles. For example, in order to meet all 12 market capitalization milestones, Tesla was required to add approximately $600 billion to its market capitalization at the time of the grant of the 2018 CEO Performance Award on a sustained basis, and in order to satisfy all eight revenue-based operational milestones, Tesla would

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have to increase revenue by more than $163 billion from its annual revenue of approximately $11.8 billion in 2017, the last fiscal year completed prior to the grant of the 2018 CEO Performance Award.
In addition, Mr. Musk was required to continue leading Tesla as our Chief Executive Officer or, alternatively, as our Chief Product Officer and Executive Chairman (with any other Chief Executive Officer reporting directly to him), at the time each milestone was met in order for the corresponding tranche to vest. With limited exceptions, Mr. Musk must hold any shares that he acquires upon exercise of the 2018 CEO Performance Award for at least five years post-exercise. There would have been no acceleration of vesting of the 2018 CEO Performance award upon Mr. Musk’s termination, death or disability or a change in control of Tesla. However, in a change in control situation, the achievement of the milestones would have been based solely on the market capitalization milestones, with the measurement of Tesla’s market capitalization determined by the product of the total number of outstanding shares of Tesla common stock immediately before the change in control multiplied by the greater of the last closing price of a share of Tesla common stock before the effective time of the change in control or the per share price (plus the per share value of any other consideration) received by Tesla’s shareholders in the change in control.
In the event of a restatement of Tesla’s financial statements previously filed with the SEC, if a lesser portion of the 2018 CEO Performance Award would have vested based on the restated financial results, then Tesla will require forfeiture (or repayment, as applicable) of the portion of the 2018 CEO Performance Award that would not have vested based on the restated financial results (less any amounts Mr. Musk may have paid to Tesla in exercising any forfeited awards). The 2018 CEO Performance Award is subject, if more stringent than the foregoing, to any current or future Tesla clawback policy applicable to equity awards, provided that the policy does not discriminate solely against Mr. Musk except as required by applicable law.
As of the date of this filing, all of the milestones have been achieved and certified by our Board. Consequently, all 12 of the 12 tranches under the 2018 CEO Performance Award, corresponding to options to purchase an aggregate 303,960,630 shares of Tesla’s common stock, have vested and become exercisable, subject to Mr. Musk’s payment of the exercise price of $23.34 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise.
Realized Compensation
For purposes of the table set forth under the caption “Executive Compensation for Fiscal Year 2024 — 2024 Summary Compensation Table” below, we are required to report pursuant to applicable SEC rules any stock option grants to Mr. Musk at values determined as of their respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). Moreover, we are required to report in “Executive Compensation for Fiscal Year 2024 — 2024 Pay Ratio Disclosure” below (i) Mr. Musk’s annual total compensation, (ii) the median of the annual total compensation of all Tesla employees qualifying for this analysis, other than Mr. Musk, in each case calculated pursuant to the methodology used for the table under “Executive Compensation for Fiscal Year 2024 — 2024 Summary Compensation Table” and (iii) the ratio of the former to the latter.
In addition, we are required to report in “Executive Compensation for Fiscal Year 2024 — 2024 Option Exercises and Stock Vested” below an amount for the “value realized” upon: (i) any exercise by Mr. Musk of a stock option, which is based on the difference between the market price of the underlying shares at the time of exercise and the exercise price of the stock option and (ii) any vesting of a restricted stock unit award, based on the market price of the award at the time of vesting. Such amount is required to be reported even if Mr. Musk does not actually receive any cash from such exercise or vesting, either because he does not also sell any shares or because he sells only a number of shares sufficient to cover the related tax liabilities resulting from the exercise or vesting.
As a result, there may be a significant disconnect between what is reported as compensation for Mr. Musk in a given year in such sections and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of compensation in respect of past stock

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option grants to Mr. Musk, including the 2012 CEO Performance Award and the 2018 CEO Performance Award, were structured to be incentives for future performance with their value realizable only if Tesla’s stock price appreciated compared to the dates of the grants, and if the Company achieved applicable vesting requirements.
To supplement the disclosures in “Executive Compensation for Fiscal Year 2024 — 2024 Summary Compensation Table,” “Executive Compensation for Fiscal Year 2024 — 2024 Pay Ratio Disclosure” and “Executive Compensation for Fiscal Year 2024 — 2024 Option Exercises and Stock Vested” below, we have included the following table, which shows the total realized compensation of Mr. Musk for the last three fiscal years, as well as the ratio of Mr. Musk’s realized compensation to the median of the annual total compensation of all other Tesla employees qualifying for this analysis as reported under “Executive Compensation for Fiscal Year 2024 — 2024 Pay Ratio Disclosure.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that Mr. Musk ultimately realizes is dependent on a number of additional factors, including: (i) the vesting of certain of his option awards only upon the successful achievement of a number of market capitalization increase and operational milestone targets; (ii) the fact that Mr. Musk does not receive any cash if he does not actually sell shares and thereby reduce his investment in us, and he does not receive any cash to the extent that he sells only shares sufficient to cover income taxes with respect to his awards (including stock options exercised solely to avoid their expiration in accordance with their terms); and (iii) the then-current market value of our common stock at the times at which Mr. Musk may elect to actually sell his shares.
Year	“Total Compensation” of CEO, as Reported in Summary Compensation Table Below ($)	“Value Realized on Exercise or Vesting of Awards” of CEO, as Reported in Option Exercises and Stock Vested Table Below ($)	Median Annual Total Compensation of all Qualifying Non-CEO Employees, as reported in Pay Ratio Disclosure Section Below ($)	Total CEO Realized Compensation ($)(1)	Ratio of Total CEO Realized Compensation to Median Annual Total Compensation of all Qualifying Non-CEO Employees
2024	—	—	57,243	—	0.00:1
2023	—	1,861,335(2)	45,811	—	0.00:1
2022	—	—	34,084	—	0.00:1

(1)
“Total CEO realized compensation” for a given year is defined as (i) the amounts reported for Mr. Musk in “Executive Compensation for Fiscal Year 2024 —  2024 Summary Compensation Table” below under the columns “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation,” plus (ii) with respect to any stock option exercised by Mr. Musk in such year in connection with which shares of stock were also sold other than to satisfy any resulting tax liability, the difference between the market price of such shares at the time of exercise and the applicable exercise price of the option, plus (iii) with respect to any restricted stock unit vested by Mr. Musk in such year in connection with which shares of stock were also sold other than automatic sales to satisfy any withholding obligations related to such vesting, the market price of such shares at the time of vesting, plus (iv) any cash actually received by Mr. Musk in respect of any shares sold to cover tax liabilities as described in (ii) and (iii) above, following the payment of such tax liabilities.

(2)
Reflects the exercise of vested stock options granted as part of a company-wide patent incentive program, and which were scheduled to expire in 2023. Mr. Musk paid the exercise price and applicable taxes in cash, and did not sell any of the resulting shares.

Tax and Accounting Considerations
Sections 280G and 409A. We have not provided or committed to provide any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional excise taxes if they receive payments or benefits in connection with a change in control of Tesla that exceeds certain limits, and that we or our

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successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A.
Tax Deduction Limit. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1,000,000 paid in any fiscal year to certain executive officers. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers and reserves the right to pay compensation that may not be deductible to Tesla if it determines that doing so would be in the best interests of Tesla.
Accounting Implications. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Other Information
On June 4, 2018, a Tesla shareholder filed a shareholder derivative complaint in the Delaware Chancery Court against Mr. Musk and certain current and former Tesla directors in connection with the Tesla Board’s approval of the 2018 CEO Performance Award. On January 30, 2024, the Delaware Chancery Court issued a post-trial opinion that granted the plaintiff’s request that the 2018 CEO Performance Award be fully rescinded. In addition, following the recommendation of a special Committee of the Board, the Board (with Mr. Musk and Mr. Kimbal Musk recusing themselves) determined that the ratification of the 2018 CEO Performance Award (the “Ratification”) was in the best interests of the Company and its shareholders, approved the Ratification, directed that the Ratification be submitted to the shareholders at the 2024 Annual Meeting, and recommended that shareholders approve the Ratification. The Ratification was approved by the shareholders at the 2024 Annual Meeting. Following the Ratification, Tesla requested that the Delaware Chancery Court revise its decision to rescind the 2018 CEO Performance Award. On December 2, 2024, the Delaware Chancery Court rejected the request to revise its decision. On December 13, 2024, the Delaware Chancery Court entered a final judgment rescinding the 2018 CEO Performance Award. Tesla is appealing the Delaware Chancery Court’s decision to not recognize the Ratification, its decision to reject the request to revise its decision, and its judgment rescinding the 2018 CEO Performance Award. The current and former Tesla directors are also appealing the Delaware Chancery Court’s post-trial decision.
2025 CEO Interim Award
On August 3, 2025, the Company approved the 2025 CEO Interim Award – an award of 96 million shares of restricted stock to Mr. Musk – under the 2019 Plan. The shares underlying the 2025 CEO Interim Award were issued upon termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The 2025 CEO Interim Award was recommended by the Special Committee on August 1, 2025, and approved by the Board, with Mr. Musk and Mr. Kimbal Musk recusing, on August 3, 2025.
The 2025 CEO Interim Award consists of the following key terms:
•
Number of Shares: 96 million shares of common stock.

•
Vesting Schedule: The 2025 CEO Interim Award will vest upon the second anniversary of August 3, 2025, subject to Mr. Musk remaining in continuous service as CEO or as an executive officer responsible for product development or operations (as approved by the Board’s disinterested directors) through such second anniversary.

•
Early Forfeiture: The 2025 CEO Interim Award will be immediately forfeited and returned to the Company if, prior to vesting, there is a final, non-appealable judgment, order or decision of

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the Delaware Chancery Court with respect to the action captioned Tornetta v. Elon Musk et al., C.A. No. 2018-0408-KSJM (Del. Ch.), or any pending or future appeal, including In re Tesla, Inc. Derivative Litigation, Nos. 10, 2025, 11, 2025 (Del.) (a “Tornetta Decision Event”) that results in Mr. Musk becoming able to exercise in full the 2018 CEO Performance Award.
•
Purchase Price: Mr. Musk must pay the Company $23.34 per share of restricted stock that vests, which is equal to the exercise price per share of the 2018 CEO Performance Award.

•
Holding Period: Mr. Musk will not sell, transfer or dispose of the shares covered by the 2025 CEO Interim Award until after the fifth anniversary of the grant date, except (i) as required to satisfy taxes due in respect to vesting of the 2025 CEO Interim Award, pay the purchase price or both, (ii) in transactions that involve merely a change of form in which Mr. Musk owns the shares covered by the 2025 CEO Interim Award or (iii) as may be permitted by the disinterested directors of the Board acting as administrator, consistent with the Company’s internal policies (with any sales for the purposes described in (i) and (ii) to be conducted through an orderly disposition in coordination with the Company).

•
No Double Dip: If there is a Tornetta Decision Event that results in Mr. Musk becoming able to exercise options covered by the 2018 CEO Performance Award, but does not result in Early Forfeiture, then: (i) if the Tornetta Decision Event occurs prior to vesting, shares covered by the 2025 CEO Interim Award will be reduced to the extent that (a) the sum of the 2025 CEO Interim Award shares and any amount of options exercisable under the 2018 CEO Performance Award exceeds (b) the total number of options subject to the 2018 CEO Performance Award in full (the “Excess Amount”); and (ii) if the Tornetta Decision Event occurs after vesting, Mr. Musk will return or otherwise repay the Company for shares issued under the 2025 CEO Interim Award equal to the Excess Amount and the Company will return or otherwise repay the purchase price. Alternatively, rather than returning or repaying as contemplated in clause (ii), Mr. Musk may elect to forfeit the number of options underlying the 2018 CEO Performance Award equal to the Excess Amount.

•
Limited Pledging: Solely in order to satisfy payment of the purchase price and taxes due in respect of the vesting of the 2025 CEO Interim Award, Mr. Musk may pledge any shares he beneficially owns (including, without limitation, the 2025 CEO Interim Award and the 2018 CEO Performance Award).

•
Additional Vesting Provisions: The 2025 CEO Interim Award will vest on an accelerated basis prior to the second anniversary of the grant date if Mr. Musk is in continued eligible service upon a change in control or his death.

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Compensation Committee Report
The Compensation Committee oversees Tesla’s compensation programs, policies and practices. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy.
Respectfully submitted by the members of the Compensation Committee of the Board
Ira Ehrenpreis (Chair)
Robyn Denholm
Kathleen Wilson-Thompson
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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2024 Summary Compensation Table
The following table presents information concerning the total compensation of our NEOs for each of the last three fiscal years. No disclosure is provided for fiscal years for which those persons were not NEOs. The 2025 CEO Interim Award and the 2025 CEO Performance Award were granted to Mr. Musk after the end of the 2024 fiscal year. In accordance with SEC rules, they are not discussed in the following tabular and narrative disclosure. See the sections titled “Proposal Three — Tesla Proposal for Approval of the A&R 2019 Equity Incentive Plan” and “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” for more information regarding the proposed A&R 2019 Equity Incentive Plan and 2025 CEO Performance Award.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Elon Musk Technoking of Tesla and Chief Executive Officer	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—
	2022	—	—	—	—	—	—	—
Vaibhav Taneja Chief Financial Officer	2024	303,846	—	26,136,809(3)	113,029,280(3)	—	3,000(4)	139,472,935
	2023	275,000	—	—	—	—	3,000	278,000
Tom Zhu SVP, APAC and Global Vehicle Manufacturing	2024	350,000	—	—	—	—	168,250(5)	518,250
	2023	381,009	—	—	31,641,961	—	545,868	32,568,838
Andrew Baglino Former SVP, Powertrain and Energy Engineering	2024	121,620(6)	—	—	—	—	3,000(4)	124,620
	2023	300,000	—	—	—	—	3,000	303,000
	2022	300,000	—	—	—	—	3,000	303,000
(1)
This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the restricted stock units granted to the NEOs. The assumptions used in the valuation of these awards are set forth in Note 12, Equity Incentive Plans, to the consolidated financial statements included in Tesla’s Annual Report on Form 10-K. These amounts do not necessarily correspond to the actual value that may be recognized by the NEOs, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the restricted stock units.

(2)
This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted to the NEOs. The assumptions used in the valuation of these awards are set forth in Note 12, Equity Incentive Plans, to the consolidated financial statements included in Tesla’s Annual Report on Form 10-K. These amounts do not necessarily correspond to the actual value that may be recognized by the NEOs, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s).

(3)
Award granted following the 2024 review of our compensation programs discussed in “Compensation Philosophy” and “Equity-Based Incentives” above.

(4)
Reflects matching contributions made under the Tesla 401(k) Plan based on each of the NEO’s fiscal 2024 contributions.

(5)
All Other Compensation consists of $165,250 for tax assistance reimbursement payments for 2024 taxes (such payments were made in Chinese yuan and converted to U.S. dollars based on the then prevailing Chinese yuan/U.S. dollar exchange rate on each applicable payment date, which was approximately 0.14) and $3,000 to reflect matching contributions made under the Tesla 401(k) Plan based on Mr. Zhu’s fiscal 2024 contributions.

(6)
Reflects base salary received by Mr. Baglino prior to his departure from Tesla in April 2024.

2024 Pay Versus Performance
In accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are required to disclose certain information about the relationship between the compensation actually paid to our NEOs and certain measures of company performance. For information on our compensation philosophy, please see “Compensation Discussion and Analysis.”

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Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO (in millions) ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs (in millions) ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs (in millions) ($)(4)	Value of Initial Fixed $100 Investment Based on:
					Tesla Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income (in millions) ($)(7)	Revenue (in millions) ($)(8)
2024	—	—	46.7	89.3(9)	1,448	285	7,153	97,690
2023	—	1,403	8.4	45.8(10)	891	209	14,974	96,773
2022	—	(9,703)	0.3	(165.3)	442	151	12,587	81,462
2021	—	15,016	0.3	(74.3)(11)	1,263	235	5,644	53,823
2020	—	43,019	46.6	393.0	843	162	862	31,536

(1)
Represents the total compensation reported for Mr. Musk (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Musk, computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Musk during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Musk’s total compensation, as reported in the Summary Compensation Table for each year, to determine the compensation actually paid.

	Reported Summary Compensation Table Total for CEO ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments (in millions) ($)(b)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Benefit Adjustments ($)	Compensation Actually Paid to CEO (in millions) ($)
2024	—	—	—	—	—	—
2023	—	—	1,403	—	—	1,403
2022	—	—	(9,703)	—	—	(9,703)
2021	—	—	15,016	—	—	15,016
2020	—	—	43,019	—	—	43,019

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

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Year	Year End Fair Value of Equity Awards Granted and Unvested in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards (in millions) ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year (Vesting Date Compared to the Value at the End of the Prior Year) (in millions) ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments (in millions) ($)
2024	—	—	—	—	—	—	—
2023	—	—	—	1,403	—	—	1,403
2022	—	(4,973)	—	(4,730)	—	—	(9,703)
2021	—	13,028	—	1,988	—	—	15,016
2020	—	36,329	—	6,690	—	—	43,019

(3)
Represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Musk, who has served as our CEO since 2008) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Musk) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Vaibhav Taneja, Andrew Baglino and Tom Zhu, (ii) for 2023, Vaibhav Taneja, Andrew Baglino, Tom Zhu and Zachary Kirkhorn, (iii) for 2022, Zachary Kirkhorn and Andrew Baglino, (iv) for 2021, Zachary Kirkhorn, Andrew Baglino and Jerome Guillen and (v) for 2020, Zachary Kirkhorn, Andrew Baglino and Jerome Guillen.

(4)
The dollar amounts reported in this column is the average compensation actually paid for our NEOs other than our CEO in each applicable year, computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the NEO’s total compensation, as reported in the Summary Compensation Table for each applicable year, to determine the compensation actually paid.

	Average Reported Summary Compensation Table Total for Non-CEO NEOs (in millions) ($)	Average Reported Value of Equity Awards (in millions) ($)	Average Equity Award Adjustments (in millions) ($)(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments ($)	Average Compensation Actually Paid to Non-CEO NEOs (in millions) ($)
2024	46.7	46.4	89.0	—	—	89.3
2023	8.4	7.9	45.3	—	—	45.8
2022	0.3	—	(165.6)	—	—	(165.3)
2021	0.3	—	(74.6)	—	—	(74.3)
2020	46.6	46.3	392.7	—	—	393.0

(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

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Year	Average Year End Fair Value of Equity Awards Granted and Unvested in the Year (in millions) ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards (in millions) ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year (in millions) ($)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year (Vesting Date Compared to the Value at the End of the Prior Year) (in millions) ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year (in millions) ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments (in millions) ($)
2024	89.9	9.0	2.2	(5.3)	(6.8)	—	89.0
2023	9.7	12.1	1.8	23.0	(1.3)	—	45.3
2022	—	(110.5)	—	(55.1)	—	—	(165.6)
2021	—	78.7	—	(2.9)	(150.4)	—	(74.6)
2020	84.2	278.7	0.7	29.1	—	—	392.7

(5)
Total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The beginning of the measurement period is December 31, 2019. The Company has never declared or paid cash dividends on its common stock.

(6)
Represents the weighted group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The beginning of the measurement period is December 31, 2019. The peer group used for this purpose is the group of all public companies with SIC code 3711, “Motor Vehicles and Passenger Car Bodies.”

(7)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)
In the Company’s assessment, revenue is the financial performance measure that is the most important financial performance measure (other than TSR and net income) used by the Company for the most recently completed fiscal year, to link compensation actually paid to performance.

(9)
Mr. Baglino departed Tesla in April 2024, resulting in certain forfeitures of unvested awards. The average compensation actually paid in 2024 to our NEOs other than our CEO and Mr. Baglino was approximately $146.3 million.

(10)
Mr. Kirkhorn departed Tesla in December 2023, which led to certain forfeitures of unvested awards. The average compensation actually paid in 2023 to our NEOs other than our CEO and Mr. Kirkhorn was approximately $54.3 million.

(11)
Mr. Guillen departed Tesla in June 2021, resulting in certain forfeitures of unvested awards. The average compensation actually paid in 2021 to our NEOs other than our CEO and Mr. Guillen was approximately $123.2 million.

Most Important Financial Performance Measures
This list below includes the three financial measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to the Company’s performance. See “Compensation Discussion and Analysis” for further details.
•
Revenue

•
Adjusted EBITDA

•
Market Capitalization

Description of Relationships Between Compensation Actually Paid and Performance
Relationship Between Compensation Actually Paid to the CEO and Net Income, Revenue and TSR
From 2023 to 2024, compensation actually paid to the CEO decreased by 100.0%. Over this same period, TSR increased by 62.5%, net income decreased by 52.2% and revenue increased by 0.9%.

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From 2022 to 2023, compensation actually paid to the CEO increased by 114.5%. Over this same period, TSR increased by 101.7%, net income increased by 19.0% and revenue increased by 18.8%.
From 2021 to 2022, compensation actually paid to the CEO decreased by 164.6%. Over this same period, TSR decreased by 65.0%, net income increased by 123.0% and revenue increased by 51.4%.
From 2020 to 2021, compensation actually paid to the CEO decreased by 65.1%. Over this same period, TSR increased by 49.8%, net income increased by 554.8% and revenue increased by 70.7%.
As of the end of the 2024 fiscal year, Mr. Musk does not earn a base salary or receive any equity compensation other than under the 2018 CEO Performance Award. See “Executive Compensation for Fiscal Year 2024 — Compensation Discussion and Analysis —  2024 Chief Executive Officer Compensation” for more information.
The vesting of Mr. Musk’s awards were tied to specific market capitalization and operational milestones focusing on total revenue and adjusted EBITDA. However, the compensation actually paid as calculated pursuant to Item 402(v) of Regulation S-K is based on the accounting changes in the fair value of such options, which varies significantly with the performance of our common stock.
Thus, because the Company TSR is calculated from the beginning of the earliest year presented, a positive TSR does not necessarily correlate to an increase in compensation actually paid if the increase in TSR is less significant relative to a prior year. In addition, due to the fact that Mr. Musk did not receive any additional equity grants following the 2018 CEO Performance Award, his amount of compensation actually paid decreased because the number of unvested options decreased year over year upon the vesting of tranches of the award. Because the 2018 CEO Performance Award has fully vested, Mr. Musk’s compensation actually paid in 2024 converged to $0.
While a positive TSR may not align with an increase in compensation actually paid, as further demonstrated by the following graph, any decreases in TSR would align to decreases in compensation actually paid.
Relationship Between Average Compensation Actually Paid to Non-CEO NEOs and Net Income, Revenue and TSR
From 2023 to 2024, compensation actually paid to the other NEOs increased by 95.0%. Over this same period, TSR increased by 62.5%, net income decreased by 52.2% and revenue increased by 0.9%.

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From 2022 to 2023, compensation actually paid to the other NEOs increased by 127.7%. Over this same period, TSR increased by 101.7%, net income increased by 19.0%, and revenue increased by 18.8%.
From 2021 to 2022, compensation actually paid to the other NEOs decreased by 122.5%. Over this same period, TSR decreased by 65.0%, net income increased by 123.0%, and revenue increased by 51.4%.
From 2020 to 2021, compensation actually paid to the other NEOs decreased by 118.9%. Over this same period, TSR increased by 49.8%, net income increased by 554.8%, and revenue increased by 70.7%.
Though our other NEOs do receive a base salary, a significant portion of their compensation actually paid consists of equity awards. As the compensation actually paid as calculated pursuant to Item 402(v) of Regulation S-K, is based on the accounting changes in the fair value of such options through their vest dates, the value varies significantly with the performance of our common stock. Thus, because the Company TSR is calculated from the beginning of the earliest year presented, a positive overall TSR does not necessarily correlate to an increase in compensation actually paid if the stock price decreased in a given year.
From 2020 to 2021, some of the decrease in compensation actually paid to our other NEOs was a result of Jerome Guillen’s departure in June 2021, which led to certain forfeitures of unvested awards. From 2022 to 2023, compensation actually paid to our other NEOs was impacted by Zachary Kirkhorn’s departure in December 2023, which led to certain forfeitures of unvested awards. From 2023 to 2024, the amount of increase in compensation actually paid to other NEOs was affected by Andrew Baglino’s departure in April 2024, which led to certain forfeitures of unvested awards.
While a positive TSR may not align with an increase in compensation actually paid, as further demonstrated by the following graph, any decreases in TSR would align with decreases in compensation actually paid.
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following chart compares our cumulative TSR for the applicable reporting year to our peer group’s cumulative TSR over the same period.

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Company TSR vs. Peer Group TSR
Cumulative TSR
(value of initial $100 investment)
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$-
2019
2020
2021
2022
2023
2024
$100
$843
$1,263
$442
$891
$1,448
$162
$235
$151
$209
$285
Tesla
Motor Vehicles and Passenger Car Bodies Public Company Group

Grants of Plan-Based Awards in 2024
The following table presents information concerning each grant of an award made to a NEO in fiscal 2024 under any plan.
Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Threshold Target Maximum	Estimated Future Payouts Under Equity Incentive Plan Awards Threshold Target Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price (if different)	Grant Date Fair Value/ Incremental Fair value
Vaibhav Taneja	10/31/2024(2)				1,600	$249.85		$192,086
	10/31/2024(2)				939,887	$249.85		$112,837,194
	10/31/2024(2)			104,610				$26,136,809

(1)
The vesting schedule applicable to each outstanding award is set forth in “Executive Compensation for Fiscal Year 2024 — Outstanding Equity Awards at 2024 Fiscal Year-End” below.

(2)
Mr. Taneja received approximately 80% of his equity award in the form of stock options and 20% of his equity award in the form of restricted stock units in 2024. The award was granted following the 2024 review of our compensation programs discussed in “Compensation Philosophy” and “Equity-Based Incentives” above.

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Outstanding Equity Awards at 2024 Fiscal Year-End
The following table presents information concerning unexercised options and unvested restricted stock unit awards for each NEO outstanding as of the end of fiscal 2024.
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Elon Musk	3/21/2018(2)	303,960,630	—	—	23.34	1/19/2028	—	—
Vaibhav Taneja	10/31/2024(3)	19,614	921,873	—	249.85	10/31/2034	—	—
	10/31/2024(4)	—	—	—	—	—	98,072	39,605,396
	10/19/2020(5)	154,095	—	—	143.61	10/19/2030	—	—
	4/19/2019(6)	764,245	—	—	18.22	4/19/2029	—	—
	10/16/2018(7)	10,575	—	—	18.44	10/16/2028	—	—
	11/13/2017(8)	13,860	—	—	21.03	11/13/2027	—	—
Tom Zhu	5/19/2023(9)	141,275	197,785	—	180.14	5/19/2033	—	—
	10/19/2020(5)	616,377	—	—	143.61	10/19/2030	—	—
	7/19/2019(10)	373,760	—	—	17.22	7/19/2029	—	—
	4/19/2019(11)	486,045	—	—	18.22	4/19/2029	—	—
	10/16/2018(7)	155,100	—	—	18.44	10/16/2028	—	—
	8/20/2018(12)	295,650	—	—	20.57	8/20/2028	—	—
Andrew Baglino(13)	—	—	—	—	—	—	—	—

(1)
The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable NEO by the closing price of our common stock on December 31, 2024, which was $403.84.

(2)
1/12th of the total number of shares subject to the option becomes vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than any operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. See “Executive Compensation for Fiscal Year 2024 — Compensation Discussion and Analysis —  2024 Chief Executive Officer Compensation — 2018 CEO Performance Award” above.

(3)
1/48th of the aggregate shares subject to the option became vested and exercisable on December 5, 2024, and 1/48th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(4)
1/16th of this award vested on December 5, 2024, and 1/16th this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.

(5)
1/48th of the shares subject to the option became vested and exercisable on December 5, 2020, and 1/48th of the shares subject to the option became vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(6)
1/8th of the shares subject to the option became vested and exercisable on September 13, 2019, and 1/48th of the shares subject to the option became vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(7)
1/60th of the shares subject to the option became vested and exercisable on November 1, 2018, and 1/60th of the shares subject to the option became vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(8)
1/24th of the shares subject to the option vested on November 13, 2017 and 1/48th of the shares subject to the option became vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

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(9)
1/48th of the shares subject to the option became vested and exercisable on May 19, 2023, and 1/48th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(10)
1/60th of the shares subject to the option became vested and exercisable on July 24, 2019, and 1/60th of the shares subject to the option became vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(11)
1/4th of the shares subject to the option each became vested and exercisable upon the Company’s achievement of certain performance objectives set forth in the option agreements, subject to the grantee’s continued service to us on each such vesting date.

(12)
With respect to 150,000 shares subject to the option, 1/48th of such shares became vested and exercisable upon the Company’s achievement of certain performance objectives set forth in the option agreements, and 1/48th of the shares became vested and exercisable on each monthly anniversary thereafter, and with respect to 225,000 shares subject to the option, 1/60th of such shares became vested and exercisable on August 20, 2018, and 1/60th of the shares became vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(13)
Mr. Baglino departed Tesla in April 2024, which led to certain forfeitures of unvested awards.

2024 Option Exercises and Stock Vested
The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2024 for each of the NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vaibhav Taneja	35,000	9,653,338	6,538	2,415,726
Tom Zhu	—	—	7,899	1,542,701
Andrew Baglino(3)	1,162,362	98,688,029	—	—

(1)
Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)
Reflects the product of the number of shares of stock vested multiplied by the market price of our common stock on the vesting date.

(3)
Includes Mr. Baglino’s exercise, in connection with his departure from Tesla in April 2024, of all of his remaining vested options within the period required by the terms and conditions of the applicable award for post-termination exercise.

Potential Payments Upon Termination or Change in Control as of December 31, 2024
In accordance with SEC rules, as of December 31, 2024, we did not have an employment agreement for any specific term with any of our NEOs. Moreover, as of such date we did not have any contract, agreement, plan or arrangement that would result in payments to a NEO at, following, or in connection with any termination of employment, including resignation, severance, retirement or a constructive termination of employment of a NEO, or a change in control of Tesla or a change in the NEO’s responsibilities.
2024 Pay Ratio Disclosure
In accordance with SEC rules, we are providing a ratio of (i) Mr. Musk’s 2024 annual total compensation to (ii) the median of the 2024 annual total compensation of all applicable qualifying Tesla employees other than Mr. Musk, in each case calculated pursuant to the disclosure requirements of “Executive Compensation for Fiscal Year 2024 — 2024 Summary Compensation Table” above. As we continue our expansion, the median annual total compensation of our employees reflects differences in local compensation scales and practices.

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Mr. Musk’s 2024 annual total compensation, as reported under “Executive Compensation for Fiscal Year 2024 — 2024 Summary Compensation Table,” was $0, and the median 2024 annual total compensation of all other qualifying employees, as determined pursuant to the methodology set forth below, was $57,243. Consequently, the applicable ratio of such amounts for 2024 was 0.00:1.
Our methodology for identifying the median of the 2024 annual total compensation for each individual other than Mr. Musk was as follows:
•
We selected December 31, 2024, which is within the last three months of 2024, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•
We determined that as of December 31, 2024, Tesla and all our subsidiaries had 126,507 individuals qualifying for this analysis (full-time, part-time and temporary employees other than Mr. Musk, subject to the following bullet), of which approximately 43% were based outside of the U.S. and approximately 37% were production line employees.

•
We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.

•
We applied the requirements and assumptions required for the table under “Executive Compensation for Fiscal Year 2024 — 2024 Summary Compensation Table” above for each of such individuals to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

•
We converted any payment earned or paid in a foreign currency to U.S. dollars using the average of the prevailing conversion rates for the month of December 2024.

•
We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

Compensation of Directors
2024 Director Compensation Table
The following table provides information concerning the compensation paid by us to each of our non-employee directors who served during any part of fiscal year 2024. Mr. Musk, who is a NEO, does not receive additional compensation for his services as a director.
The awards with respect to which values are provided under the column “Option Awards” below are exclusively stock options, which have realizable value only if they vest over time and to the extent, if any, that our stock price exceeds the applicable exercise prices. The values provided below for these awards are based on applicable accounting standards, and do not necessarily reflect the actual amounts realized or realizable pursuant to the underlying stock options.
Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation	Total ($)
Robyn Denholm	—	—	—	—
Ira Ehrenpreis	—	—	—	—
Joe Gebbia	—	—	—	—
James Murdoch	—	—	—	—
Kimbal Musk	—	—	—	—
JB Straubel	—	—	—	—
Kathleen Wilson-Thompson	—	—	—	—

(1)
Reflects cash compensation for service on the Board and/or its applicable committees pursuant to Tesla’s outside director compensation policy (the “Director Compensation Policy”) and/or for service as Chair of the Board as previously

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approved by the Board, as applicable. The earning and payment of cash retainer payments payable to outside directors may be waived in whole or part at the election of the director. All seven of the outside directors have requested that the Company eliminate the future payment of all of their cash retainer amounts for service on the Board unless the director notified otherwise.
(2)
As of December 31, 2024, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors with such awards was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Robyn Denholm(4)	1,020,220
Ira Ehrenpreis(4)	1,110,000
Joe Gebbia	—
James Murdoch(4)	1,020,000
Kimbal Musk(4)	326,750
JB Straubel	—
Kathleen Wilson-Thompson(4)	565,855

(3)
Reflects stock option grants for service on the Board or as members or chairs of Board committees that were automatically granted pursuant to the Director Compensation Policy. In June 2021, the Board unanimously adopted a resolution to forego any automatic grants of annual stock option awards under the Director Compensation Policy or otherwise previously approved by the Board (the “Board Stock Option Grants”) until July 2022 unless the Board earlier acts to amend the Director Compensation Policy or otherwise amends such resolution. In May 2022, the Board agreed to further forego the Board Stock Options Grants until the Board earlier acts to amend the Director Compensation Policy or otherwise amends such resolution. Under the Stipulation and Agreement of Compromise and Settlement (the “Detroit Settlement Agreement”) in connection with a derivative action brought by a purported Tesla shareholder regarding compensation awards granted to Tesla’s directors, other than Mr. Musk, between 2017 and 2020, the Board has permanently foregone the Board Stock Option Grants for 2021 and 2022, and the Board did not receive any compensation for Board service for 2021 and 2022. Ms. Denholm, Mr. Ehrenpreis, Mr. Kimbal Musk, Mr. Murdoch and Ms. Wilson-Thompson have also permanently foregone any compensation for Board service for 2023. See “Other Information” below for additional information regarding the Detroit Settlement Agreement.

(4)
In connection with the Detroit Settlement Agreement, certain current or former directors agreed to, among other things, return to Tesla certain unexercised options, totaling 1,957,861, that were awarded as compensation from 2017 to 2020 (the “Returned Options”). Tesla implemented certain provisions of the Detroit Settlement Agreement in May 2025 by cancelling the Returned Options. The number of authorized shares under the 2019 Plan was increased by the number of Returned Options. The Returned Options are included in this table.

Non-Employee Director Compensation Arrangements
Overview and Philosophy
The compensation program for Tesla’s non-employee directors is designed to be consistent with our compensation philosophy for our employees, with an emphasis on equity-based compensation over cash in order to align the value of their compensation with the market value of our stock, and consequently, with the long-term interests of our shareholders. Moreover, while we offer to our general employee population restricted stock units that will retain some value even if the market value of our stock decreases, the equity-based compensation to our directors has been exclusively in the form of stock options, which have zero initial value and accumulate value, if at all, only to the extent that our stock price increases following their grant, through the applicable vesting dates and until such stock options are ultimately exercised and the underlying shares are sold. The remaining portion of our directors’ compensation has consisted of cash retainer payments that are relatively modest compared to peer companies and that may be waived at the election of each director. Consequently, a large portion and in some cases, the entirety, of each of our non-employee directors’ compensation is entirely at risk, and fluctuating stock prices have at times resulted in 100% of the vested stock options then held by each of our non-employee directors being out-of-the-money.
In 2020 and 2021, the Compensation Committee reviewed the Director Compensation Policy with the aid of Compensia and in light of Tesla’s exceptional performance and commitment to at-risk director compensation in the form of annual stock option awards to ensure continued alignment of the interests of directors with those of Tesla’s shareholders. Following such review, the

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Compensation Committee recommended that the Board approve a resolution that all existing directors forego any automatic grants of annual stock option awards under the Director Compensation Policy or otherwise previously approved by the Board until July 2022 unless the Board earlier acts to amend the Director Compensation Policy or otherwise amends such resolution. In June 2021, the Board unanimously approved and adopted this resolution and in May 2022, the Board agreed to further forego the Board Stock Option Grants until the Board earlier acts to amend the Director Compensation Policy or otherwise amends such resolution. The Compensation Committee intends to make further recommendations with respect to the Board’s compensation program for directors, if any, who join the Board after the date of this resolution, as well as for future periods of service by existing directors, following further periodic reviews.
Other Information
If, following a change in control of Tesla, the service of a non-employee director is terminated, all stock options granted to the director shall fully vest and become immediately exercisable.
Non-employee directors may also have their travel, lodging and related expenses associated with attending Board or Board committee meetings reimbursed by Tesla.
On June 17, 2020, a Tesla shareholder filed a shareholder derivative complaint in the Delaware Chancery Court, purportedly on behalf of Tesla, against certain of Tesla’s current and former directors regarding compensation awards granted to Tesla’s directors, other than Mr. Musk, between 2017 and 2020.
On July 14, 2023, the parties filed the Detroit Settlement Agreement, which does not involve an admission of any wrongdoing by any party. Pursuant to the terms of the agreement, Tesla provided notice of the proposed settlement to shareholders of record as of July 14, 2023. The Delaware Chancery Court held a hearing regarding the settlement on October 13, 2023, after which it took the settlement and plaintiff counsels’ fee request under advisement. On January 8, 2025, the Delaware Chancery Court approved the settlement and awarded plaintiff’s counsel fees in the amount of approximately $176 million. A final judgment was entered by the Delaware Chancery Court on January 13, 2025.
The Company disagrees with the amount of attorneys’ fees awarded by the Delaware Chancery Court. On February 10, 2025, Tesla appealed the attorneys’ fee award amount to the Delaware Supreme Court. Tesla did not appeal the Delaware Chancery Court’s approval of the underlying settlement. Also on February 10, 2025, a single shareholder appealed the approval of the settlement on a theory that the settlement agreement provides insufficient clarity regarding certain of its terms. The Delaware Chancery Court had previously rejected this shareholder’s objections when approving the Detroit Settlement Agreement. The Company implemented certain provisions of the Detroit Settlement Agreement in May 2025 by cancelling the options requiring cancellation under its terms. The settlement is not expected to have an adverse impact on our results of operations, cash flows or financial position.
Pledging of Shares
The ability of our directors and executive officers to pledge Tesla stock for personal loans and investments is inherently related to their compensation due to our use of equity awards and promotion of long-termism and an ownership culture. Moreover, providing these individuals flexibility in financial planning without having to rely on the sale of shares aligns their interests with those of our shareholders.
In order to mitigate the risk of forced sales of pledged shares, the Board has a policy that limits pledging of Tesla stock by our directors and executive officers. Pursuant to this policy, directors and executive officers may pledge their stock (exclusive of options, warrants, restricted stock units or other rights to purchase stock) as collateral for loans and investments, provided that the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed, (i) with respect to our CEO, the lesser of $3.5 billion or twenty-five percent (25%) of the total value of the pledged stock, or (ii) with respect to our directors and officers other than our CEO, fifteen percent (15%) of the total value of the pledged stock. To facilitate the orderly disposition of

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shares and avoid market disruption, the proposed 2025 CEO Performance Award provides that our CEO may pledge any shares of common stock that he beneficially owns (including, without limitation, shares awarded under the 2025 CEO Performance Award, the 2025 CEO Interim Award and the 2018 CEO Performance Award) for the purposes of satisfying the payment of taxes attributable to required tax withholding or any Offset Amount due in respect of the 2025 CEO Performance Award. See “Proposal Four — Tesla Proposal for Approval of the 2025 CEO Performance Award” for more information regarding the proposed 2025 CEO Performance Award.
Example: A director (other than our CEO) pledges 1,000 shares as collateral for a loan, and the current stock price is $800 per share. The director may borrow up to 15% of 1,000 x $800, or $120,000, against such shares. If the stock price later increases to $1,600 per share, the director may borrow up to an additional $120,000 against the pledged shares. If the director borrows the full allowable amount of $240,000 and the stock price then decreases to $1,200, the director must repay $60,000 to maintain compliance with the 15% limit under the pledging policy.
See “Ownership of Securities” below for information regarding any shares pledged by our directors or executive officers as of December 31, 2024; however, such pledging does not indicate the extent to which there may be actual borrowings against such shares as of such date, which may be substantially less than the value of the shares pledged. As of December 31, 2024, based on written representations of our directors and executive officers to the Company, the aggregate loan or investment amount collateralized by our directors and executive officers’ pledged shares was less than 1% of the total value of the pledged shares.
We require our directors and executive officers to make written representations, at least annually, that he or she is in compliance with our pledging policy. If a director or executive officer wishes to take a loan collateralized by pledged stock, Tesla management works with the director or executive officer during the original loan approval, and subsequently monitors compliance with this policy by regularly reviewing and requesting updates from the applicable director or executive officer on his or her pledged stock amount and loan amount. If necessary, Tesla management will report to the Board or its committees the extent to which any officer or director has pledged shares of Company stock. We believe that this monitoring is effective and includes appropriate controls, and we have confirmed that each of our directors and executive officers who have pledged stock are and have been compliant with this policy since our last confirmation.
Equity Compensation Plan Information
The following table summarizes the number of securities underlying outstanding options, stock awards, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation awards as of December 31, 2024.
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	363,183,229	40.41	208,528,520(3)
Equity compensation plans not approved by security holders	12,525(4)	33.24	—
Total	363,195,754	40.41	208,528,520

(1)
Consists of options to purchase shares of our common stock, including the 2018 CEO Performance Award, and restricted stock unit awards representing the right to acquire shares of our common stock.

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(2)
The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.

(3)
Consists of 112,985,272 shares remaining available for issuance under the 2019 Plan, and 95,543,248 shares remaining available for issuance under the Tesla, Inc., 2019 Employee Stock Purchase Plan.

(4)
Consists of outstanding stock options and restricted stock unit awards that were assumed in connection with acquisitions. No additional awards may be granted under the plans pursuant to which such awards were initially granted.

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Certain Relationships and Related Person Transactions
Review of Related Person Transactions
In accordance with the charter for the Audit Committee of the Board and our written Policies and Procedures with Respect to Related Person Transactions (“RPT Policy”), our Audit Committee reviews and approves any related person transactions.
For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.
Under the RPT Policy, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all Tesla employees generally.
In assessing a related person transaction brought before it for approval the Audit Committee considers, among other factors, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion, or may request additional information.
Related person transactions will be disclosed in the applicable SEC filing as required by the rules of the SEC.
Related Person Transactions
Mr. Musk is an executive officer, director and/or significant shareholder of SpaceX, X, xAI and TBC. In March 2025, xAI and X effected a transaction under which xAI and X became wholly-owned subsidiaries of a new parent company named X.AI Holdings Corp. xAI is an artificial intelligence company that develops large language models (LLM) including Grok, a generative AI chatbot. Meanwhile, Tesla uses artificial intelligence to develop AI-enabled real world applications, such as autonomous driving solutions and robots.
SpaceX is party to certain commercial, licensing and support agreements with Tesla. Under these agreements, SpaceX incurred expenses of approximately $2.4 million in 2024 and approximately $0.1 million through February 2025.
Since April 2016, SpaceX has invoiced Tesla for our use of an aircraft owned and operated by SpaceX at rates determined by Tesla and SpaceX, subject to rules of the Federal Aviation Administration governing such arrangements. Tesla incurred expenses of approximately $0.8 million in 2024 and approximately $0.04 million through February 2025.
X is party to certain commercial, consulting and support agreements with Tesla. Under these agreements, Tesla incurred expenses of approximately $0.1 million in 2024. As part of a multi-platform advertising campaign, Tesla also directly or indirectly purchased advertising on X, which totaled approximately $0.4 million in 2024 and approximately $0.01 million through February 2025.
TBC is party to commercial agreements with Tesla. Under these agreements, Tesla incurred expenses of approximately $3.6 million in 2024 and approximately $0.8 million through February 2025.
We are party to a service agreement with a security company, owned by Mr. Musk and organized to provide security services concerning him, including in connection with his duties to and work for Tesla. Tesla incurred expenses of approximately $2.8 million for such security services in 2024 and approximately $0.5 million through February 2025, representing a portion of the total cost of security services concerning Mr. Musk.
JB Straubel is the Chief Executive Officer of Redwood. Tesla is party to an agreement with Redwood to supply certain scrap materials. Under this agreement, Redwood incurred expenses of approximately $30.3 million in 2024 and approximately $0.6 million through February 2025.

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Mr. Kimbal Musk is the Chief Executive Officer of Nova Sky Stories. In 2024, we entered into a commercial agreement with Nova Sky Stories in relation to the production of an aerial show. Under this agreement, Tesla incurred expenses of approximately $0.3 million in 2024.
A son-in-law of Jack Hartung has been a non-executive, salaried employee of Tesla since December 2016, and does not share a household with Mr. Hartung. He is currently a Senior Program Manager at Tesla and earned total compensation for fiscal year 2024, including the value of equity incentives, of approximately $124,000. This compensation was determined in accordance with Tesla’s compensation practices applicable to employees with similar qualifications and responsibilities and holding similar positions.
xAI is party to certain commercial (including those for the purchase of Megapacks), consulting and support agreements with Tesla. Under these agreements, xAI incurred expenses of approximately $198.3 million in 2024 and approximately $36.9 million through February 2025. Approximately $191.0 million during 2024 and $36.8 million through February 2025 was incurred by xAI for its purchase of our Megapack products.
Shareholder Proposal Regarding Board Authorization of Investment in xAI
The Board will listen and take into consideration the results of Proposal Seven related to a potential investment in xAI. However, since a potential investment in xAI would likely be considered as a related party transaction, and in light of the Company’s applicable corporate governance procedures and policies (including our RPT Policy), the Board will ultimately determine and implement financial strategies related to artificial intelligence (including any potential investment in xAI) in a manner that is consistent with its fiduciary duties and these procedures and policies.
Other Transactions
Tesla periodically does business with certain entities its directors are affiliated with. Such transactions are done on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.
In the ordinary course of business, we enter into offer letters with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of formation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by applicable law. In relation to our CEO’s exercise of stock options and sale of common stock from the 2012 CEO Performance Award, Tesla withheld the appropriate amount of taxes. However, given the significant amounts involved, our CEO entered into an indemnification agreement with us in November 2021 to indemnify the Company for additional taxes owed, if any.

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Delinquent Section 16(a) Reports
Under Section 16 of the Exchange Act, Tesla’s directors, executive officers and any persons holding more than 10% of the Tesla’s common stock are required to report initial ownership of the Tesla common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Tesla is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons for their 2024 fiscal year transactions, Tesla is aware of no late Section 16(a) filings.

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Ownership of Securities
The following table sets forth certain information regarding the beneficial ownership of Tesla’s common stock, as of September 15, 2025, for the following:

•
Each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•
Each of our current non-employee directors;

•
Each of our current executive officers named in the 2024 Summary Compensation Table of this proxy statement; and

•
All current directors and executive officers of Tesla as a group.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of September 15, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership is based on 3,325,150,886 shares of Tesla’s common stock outstanding at September 15, 2025.
Unless otherwise indicated, all persons named below can be reached at Tesla, Inc., 1 Tesla Road, Austin, Texas 78725.
Beneficial Owner Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders
Elon Musk(1)	717,323,438	19.8%
The Vanguard Group(2)	229,805,491	6.9%
Blackrock, Inc.(3)	188,797,465	5.7%
NEOs & Directors
Elon Musk(1)	717,323,438	19.8%
Vaibhav Taneja(4)	1,251,002	*
Tom Zhu(5)	2,178,508	*
Andrew Baglino(6)	31,230	*
Robyn Denholm(7)	134,387	*
Ira Ehrenpreis	855,394	*
Joe Gebbia	4,111	*
Jack Hartung	0	*
James Murdoch(8)	794,306	*
Kimbal Musk(9)	1,463,220	*
JB Straubel	0	*
Kathleen Wilson-Thompson(10)	126,348	*
All current executive officers and directors as a group (11 persons)(11)	724,130,714	19.9%

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*
Represents beneficial ownership of less than 1%.

(1)
Includes (i) 413,362,808 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003; and (ii) 303,960,630 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after September 15, 2025. Amounts do not include 96,000,000 shares of restricted common stock issued to Mr. Musk, the vesting of which is subject to the satisfaction of certain performance and other conditions. Nevertheless, these shares of restricted common stock may be voted by Mr. Musk. The beneficial ownership for Mr. Musk is presented in this manner to avoid double-counting these awards. Includes 235,998,721 shares pledged as collateral to secure certain personal indebtedness.

(2)
Includes shares beneficially owned by The Vanguard Group, of which The Vanguard Group has shared voting power over 3,719,744 shares, sole dispositive power over 217,847,966 shares and shared dispositive power over 11,957,525 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on Schedule 13G of The Vanguard Group filed on February 13, 2024, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(3)
Includes shares beneficially owned by BlackRock, Inc., of which Blackrock, Inc. has sole voting power over 169,527,462 shares and sole dispositive power over 188,797,465 shares. The address for Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001. The foregoing information is based solely on Schedule 13G of Blackrock, Inc. filed on January 29, 2024, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(4)
Includes (i) 111,000 shares held by grantor retained annuity trusts and (ii) 1,130,146 shares issuable upon exercise of options exercisable within 60 days after September 15, 2025.

(5)
Includes 2,130,908 shares issuable upon exercise of options exercisable within 60 days after September 15, 2025.

(6)
Mr. Baglino departed Tesla in April 2024. This beneficial ownership information is based upon his most recent filings with the SEC, which is the most recently available information reasonably available to the Company as of April 25, 2024.

(7)
Includes 49,387 shares issuable upon exercise of options exercisable within 60 days after September 15, 2025.

(8)
Includes (i) 637,031 shares held by JRM Revocable Trust and (ii) 157,275 shares held by the Seven Hills Trust.

(9)
Includes 1,463,220 shares pledged as collateral to secure certain personal indebtedness.

(10)
Includes 120,948 shares issuable upon exercise of options exercisable within 60 days after September 15, 2025.

(11)
Includes 307,392,019 shares issuable upon exercise of options held by our current executive officers and directors within 60 days after September 15, 2025.

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Audit Related Matters
Audit Committee
Members
ROBYN DENHOLM (CHAIR)
JOE GEBBIA
JACK HARTUNG
JAMES MURDOCH

Composition
Our Audit Committee is composed of four directors: Robyn Denholm (Chair), Joe Gebbia, Jack Hartung and James Murdoch. The Audit Committee is comprised solely of directors who satisfy applicable independence and other requirements under Nasdaq listing standards and applicable securities laws. The Board has determined that each of Ms. Denholm and Mr. Hartung is an “audit committee financial expert” as defined in the rules of the SEC.
Oversight
The Audit Committee assists the Board in fulfilling its responsibilities by:
•
Providing oversight, recommendations, and under specified thresholds, approvals, regarding significant financial matters and investment practices, including any material acquisitions and divestitures;

•
Monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; and

•
Reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures in addition to Tesla’s risk management, data privacy, data security and AI.

In addition to overseeing key risks in the areas of data security and privacy, crisis risk management, ethics and compliance, and sustainability, as discussed below, the Audit Committee is also responsible for overseeing risks in other areas of our business and operation.
Additional Key Objectives
Data Security
The Audit Committee is responsible for reviewing the adequacy and effectiveness of Tesla’s policies and practices with respect to data security risk exposures, and providing oversight over Tesla’s data security policies and monitoring programs. The Audit Committee receives regular updates from senior management, including our Chief Information Officer, on data security risk reviews of Tesla’s key business segments and products, procedures to assess and address data security risk and the effectiveness of data security technologies and solutions deployed internally.
Data Privacy
Privacy is integral to our business and Tesla is committed to the protection of the personal data which it processes as part of its business and on behalf of customers. We have established a robust global privacy program with oversight by executive management, an independent Data Protection Officer for our European regulated entities, and, at the Board level, our Audit Committee. Our governance and accountability measures promote core principles of data privacy, while the collaborative effort between our Information Security Team and Legal Team enables us to meet our regulatory requirements and demonstrate compliance.

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Crisis Risk Management
In response to extraordinary events, the Audit Committee receives regular updates from senior management.
Ethics
The Audit Committee has oversight of Tesla’s compliance with legal, regulatory and ethical compliance programs. The Audit Committee has established procedures for the receipt, retention and treatment of complaints about accounting, internal controls over financial reporting or audit matters, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or audit matters. We encourage employees and third parties to report concerns about our internal controls over financial reporting, auditing matters or any other ethical wrongdoing. To report such a concern, please visit https://digitalassets.tesla.com/tesla-contents/image/upload/
Business_Code_Of_Ethics where you will find various reporting options.
Sustainability
The Audit Committee is responsible for reviewing and discussing the assessment of the Company’s annual Impact Report, and, as deemed appropriate, other sustainability-related disclosures.
Selection & Oversight of External Auditor
The Audit Committee appoints, compensates, oversees and manages Tesla’s relationship with its independent registered public accounting firm, which reports directly to the Audit Committee. In selecting PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Audit Committee annually evaluates the firm’s qualifications and performance; the quality and candor of their communications with the Audit Committee and the Company; independence and integrity; efficiency and the appropriateness of fees; benefits of audit firm or lead partner rotations and the comprehensiveness of evaluations of internal controls. The Audit Committee also considers the relative costs, benefits, challenges and other potential impacts of selecting a different independent public accounting firm.
In reviewing and approving audit and non-audit service fees, the Audit Committee considers a number of factors, including the scope and quality of work, as well as an assessment of the impact on auditor independence of non-audit fees and services. During the course of the fiscal year, the Audit Committee is given regular updates regarding audit related and non-audit related fees.
Audit Committee Report
The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Tesla’s consolidated financial statements, our internal controls over financial reporting, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

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The management of Tesla is responsible for establishing and maintaining internal controls and for preparing Tesla’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.
The Audit Committee has:
•
Reviewed and discussed the audited financial statements with Tesla management and with PricewaterhouseCoopers LLP, Tesla’s independent registered public accounting firm;

•
Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•
Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
Members of the Audit Committee:
Robyn Denholm (Chair)
Joe Gebbia
James Murdoch
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Other Matters
Tesla knows of no other matters to be submitted at the 2025 Annual Meeting. If any other matters properly come before the 2025 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.
It is important that your shares be represented at the 2025 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the proxy card in the envelope that will have been provided.
THE BOARD OF DIRECTORS
Austin, Texas
September 17, 2025

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Questions and Answers About the
2025 Annual Meeting and Procedural Matters
Q	Why am I receiving these proxy materials?
A
The Board has made available on the Internet or is providing to you in printed form these proxy materials. We do this in order to solicit voting proxies for use at Tesla’s 2025 Annual Meeting to be held November 6, 2025, at 3:00 p.m. Central Time, and at any adjournment or postponement thereof. If you are a shareholder of record and you submit your proxy to us, you direct certain of our officers to vote your shares of Tesla common stock in accordance with the voting instructions in your proxy. If you are a beneficial owner and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. These proxy materials are being made available or distributed to you on or about September 17, 2025. As a shareholder, you are invited to attend the 2025 Annual Meeting, and we request that you vote on the proposals described in this proxy statement as further discussed herein.

Q	Can I attend the 2025 Annual Meeting?
A
Tesla expects to accommodate a limited number of shareholders in person at the 2025 Annual Meeting due to capacity restrictions. To maximize fairness, Tesla will conduct a random drawing to determine shareholders’ eligibility to attend in person. If you were a shareholder of record or a beneficial owner at the close of business on September 15, 2025 (the “Record Date”), you must register on our shareholder platform at www.tesla.com/teslaaccount/subscription-preferences to be eligible for the drawing. The drawing will be held strictly in accordance with the rules and terms described at www.tesla.com/2025shareholdermeeting, and we will be unable to make any exceptions.

In addition, you may attend the 2025 Annual Meeting virtually via the Internet at http://www.virtualshareholdermeeting.com/TSLA2025. The meeting will begin at 3:00 p.m. Central Time. If you choose to attend the 2025 Annual Meeting virtually via the Internet, we encourage you to access the meeting prior to the start time leaving ample time for log-in.

Q	Where is the 2025 Annual Meeting?
A
The 2025 Annual Meeting will be held at Gigafactory Texas, located at 1 Tesla Road, Austin, Texas 78725, and virtually via the Internet at http://www.virtualshareholdermeeting.com/TSLA2025. Shareholders who are selected in the random drawing may request directions to the 2025 Annual Meeting in person by contacting our investor relations at ir@tesla.com.

Q	Will I be able to view the 2025 Annual Meeting via the Internet?
A
Yes. You may attend the 2025 Annual Meeting virtually via the Internet at http://www.virtualshareholdermeeting.com/TSLA2025. We will also webcast the 2025 Annual Meeting live via the Internet at www.tesla.com/2025shareholdermeeting.

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Q	Who is entitled to vote at the 2025 Annual Meeting?
A
You may vote your shares of Tesla common stock if you owned your shares at the close of business on the Record Date. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented. See the questions entitled “How can I vote my shares in person at the 2025 Annual Meeting?”, “How can I vote my shares virtually at the 2025 Annual Meeting?” and “How can I vote my shares without attending the 2025 Annual Meeting?” below for additional details.
As of the Record Date, we had 3,325,150,886 shares of common stock outstanding and entitled to vote at the 2025 Annual Meeting.

Q	What is the difference between holding shares as a shareholder of record or as a beneficial owner?
A
You are the “shareholder of record” of any shares that are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A. A minority of our shareholders are shareholders of record. We have sent the Notice of Internet Availability directly to you if you are a shareholder of record. As a shareholder of record, you may grant your voting proxy directly to Tesla or to a third party or vote in person or virtually at the 2025 Annual Meeting as described more fully below.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf by a brokerage account, or by a bank or another intermediary that is the shareholder of record for those shares. The vast majority of our shareholders are beneficial owners. If you are a beneficial owner, you did not receive a Notice of Internet Availability directly from Tesla, but your broker, bank or other intermediary forwarded you a notice together with voting instructions for directing that organization how to vote your shares. You may also attend the 2025 Annual Meeting in person (if you are eligible per our random drawing to attend in person), but because a beneficial owner is not a shareholder of record, you may not vote in person at the 2025 Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote such shares at the 2025 Annual Meeting.

Q	How can I vote my shares in person at the 2025 Annual Meeting?
A
You may vote shares for which you are the shareholder of record in person (if you are eligible per our random drawing to attend in person) at the 2025 Annual Meeting. You may vote shares for which you are the beneficial owner in person (if you are eligible per our random drawing to attend in person) at the 2025 Annual Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote such shares. Even if you plan to attend the 2025 Annual Meeting in person (if you are eligible per our random drawing to attend in person), we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the 2025 Annual Meeting?” so that your vote will be counted even if you later decide not to attend the 2025 Annual Meeting.

Q	How can I vote my shares virtually at the 2025 Annual Meeting?
A
In order to join, submit questions and vote virtually via the Internet at the 2025 Annual Meeting, you will need a 16-digit secure “control number” unique to you, which you may obtain as follows.
•
If you are a “shareholder of record” with shares registered directly in your name with our

2025 Proxy Statement   167

transfer agent, Computershare Trust Company, N.A. (a minority of Tesla shareholders), you can find the control number on the Notice of Internet Availability or paper proxy card that was sent to you.
•
If you are a beneficial owner of shares held in street name:

»
The voting instruction form sent to you by your broker, bank or other intermediary should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. If your brokerage firm, bank or other intermediary gives you this opportunity, the voting instructions from the brokerage firm, bank or other intermediary that accompany these proxy materials will tell you how to use the Internet or telephone to direct the vote of shares held in your account.

»
If your voting instruction form does not include Internet or telephone information, please complete, and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker, bank or other intermediary. Shareholders who vote by Internet or by telephone need not return a proxy card or voting instruction form by mail.

Even if you plan to attend the 2025 Annual Meeting virtually via the Internet, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the 2025 Annual Meeting?” so that your vote will be counted even if you later decide not to attend the 2025 Annual Meeting.

Q	How can I vote my shares without attending the 2025 Annual Meeting?
A
Whether you hold shares as a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the 2025 Annual Meeting by the following means:
By Internet — Shareholders of record with Internet access may submit proxies by following the voting instructions on the Notice of Internet Availability until 10:59 p.m., Central Time on November 5, 2025. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for Internet voting availability.
By telephone — Shareholders of record who live in the United States (or its territories) or Canada may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability, and submit proxies by following the applicable “Vote by Phone” instructions on the proxy card. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for telephone voting availability.
By mail — Shareholders of record may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability. If you elect to vote by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of shares held in street name, you may vote by mail by completing, signing and dating the voting instructions in the notice provided by your broker, bank or other intermediary and mailing it in the accompanying pre-addressed envelope.

Q	How many shares must be present or represented to conduct business at the 2025 Annual Meeting?
A
The shareholders of record of a majority of the shares entitled to vote at the 2025 Annual Meeting must either (i) be present in person or virtually via the Internet at the 2025 Annual Meeting or (ii) have properly submitted a proxy in order to constitute a quorum at the 2025 Annual Meeting.

168   2025 Proxy Statement

Under the TBOC, all shares entitled to vote that are present or represented by proxy at our 2025 Annual Meeting are counted for the purposes of determining whether a quorum is present at the 2025 Annual Meeting, including abstentions and broker “non-votes.” Please see the question entitled “What is the effect of a broker “non-vote”?” below for additional information on broker non-votes.”

Q	What proposals will be voted on at the 2025 Annual Meeting?
A
The proposals scheduled to be voted on at the 2025 Annual Meeting are:
TESLA PROPOSALS
»
A Tesla proposal to elect three Class III directors to serve for a term of three years, or until their respective successors are duly elected and qualified (Proposal One);

»
A Tesla proposal for a non-binding advisory vote approving 2024 executive compensation (Proposal Two);

»
A Tesla proposal for approval of the A&R 2019 Equity Incentive Plan (Proposal Three);

»
A Tesla proposal for approval of the 2025 CEO Performance Award (Proposal Four);

»
A Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal Five);

»
A Tesla proposal for adoption of amendments to certificate of formation and bylaws to eliminate applicable supermajority voting requirements (Proposal Six);

SHAREHOLDER PROPOSALS (if properly presented)
»
A shareholder proposal regarding Board authorization of an investment in xAI (Proposal Seven);

»
A shareholder proposal regarding adopting targets and reporting on metrics to assess the feasibility of integrating sustainability metrics into senior executive compensation plans (Proposal Eight);

»
A shareholder proposal requesting a child labor audit (Proposal Nine);

»
A shareholder proposal to amend the bylaws to repeal 3% derivative suit ownership threshold (Proposal Ten);

»
A shareholder proposal to amend Article X of the bylaws (Proposal Eleven);

»
A shareholder proposal to elect each director annually (Proposal Twelve);

»
A shareholder proposal regarding proposal that won 54% support at 2024 Tesla annual meeting (Proposal Thirteen); and

»
A shareholder proposal to seek shareholder approval before adopting an amendment to the bylaws pursuant to Section 21.373 of the TBOC (Proposal Fourteen).

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Q	What is the voting requirement to approve each of the proposals?
A	Proposal	Vote Required	Broker Discretionary Voting Allowed
Tesla Proposals:
	Proposal One — Tesla proposal to elect three Class III directors to serve for a term of three years, or until their respective successors are duly elected and qualified	Majority of the shares present in person or represented by proxy and entitled to vote on the election of directors	No
	Proposal Two — Tesla proposal for a non-binding advisory vote approving 2024 executive compensation	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No
	Proposal Three — Tesla proposal for approval of the A&R 2019 Equity Incentive Plan	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No
	Proposal Four — Tesla proposal for approval of the 2025 CEO Performance Award	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No

Proposal Five — Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2025
		Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	Yes
	Proposal Six — Tesla proposal for adoption of amendments to certificate of formation and bylaws to eliminate applicable supermajority voting requirements	66 2∕3% or greater of the total outstanding shares entitled to vote	No
Shareholder Proposals, if properly presented:
	Proposal Seven — Shareholder proposal regarding Board authorization of an investment in xAI	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No
	Proposal Eight — Shareholder proposal regarding adopting targets and reporting on metrics to assess the feasibility of integrating sustainability metrics into senior executive compensation plans	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No
	Proposal Nine — Shareholder proposal requesting a child labor audit	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No

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A	Proposal	Vote Required	Broker Discretionary Voting Allowed
	Proposal Ten — Shareholder proposal to amend the bylaws to repeal 3% derivative suit ownership threshold	66 2∕3% or greater of the total outstanding shares entitled to vote	No
	Proposal Eleven — Shareholder proposal to amend Article X of the bylaws	66 2∕3% or greater of the total outstanding shares entitled to vote	No
	Proposal Twelve — Shareholder proposal to elect each director annually	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No
	Proposal Thirteen — Shareholder proposal regarding proposal that won 54% support at 2024 Tesla annual meeting	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No
	Proposal Fourteen — Shareholder proposal to seek shareholder approval before adopting an amendment to the bylaws pursuant to Section 21.373 of the TBOC	Majority of the shares present in person or represented by proxy and entitled to vote on the subject matter	No
Q	What will happen if a proposal receives the required votes?
A
Proposal One is a binding resolution for the election of Ira Ehrenpreis, Joe Gebbia and Kathleen Wilson-Thompson. This means that each of Messrs. Ehrenpreis and Gebbia and Ms. Wilson-Thompson will be elected if each receives the required votes.

Proposal Six is a binding resolution to amend the Company’s certificate of formation and bylaws to eliminate applicable supermajority voting requirements. This means that, to the extent that Proposal Six receives the required votes pursuant to our certificate of formation and bylaws (as further described in Proposal Six), we will take the actions described in Proposal Six to effectuate the proposed amendments and allow our shareholders to modify our certificate of formation and bylaws by simple majority vote, subject to applicable law.

Proposals Ten and Eleven are both binding resolutions to amend the Company’s bylaws. Because both involve proposed amendments to Article X of our current bylaws, they must be approved by an affirmative vote of the holders of at least 66 2∕3% of the voting power of all outstanding voting securities of Tesla, voting together as a single class. To the extent that either or both of these proposals receive the required vote, our bylaws would be amended by the act of our shareholders, and the Company would take appropriate actions to document the proposed amendments. However, if Proposal Six is adopted, Article X would be deleted in its entirety, making it impossible to implement the proposed additions to current Article X contemplated by either Proposal Ten or Proposal Eleven. Accordingly, the Board will need to consider how to take appropriate actions to reflect any conflicting bylaws amendments to the extent adopted by our shareholders.

Proposals Two, Five, Seven, Eight, Nine, Twelve, Thirteen and Fourteen are all advisory proposals. This means that the outcome of the votes on these proposals are not binding on the Company. However, the Board values the opinions of our shareholders and will consider our shareholders’ feedback, including what, if any, actions may be appropriate in response to the outcome of these votes. (Please see the question entitled “How would the outcome of the vote on Proposal Seven impact the Board’s consideration of a potential investment in xAI?” below for information on additional considerations related to Proposal Seven.)

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Q How would the outcome of the vote on Proposal Seven impact the Board’s consideration of a potential investment in xAI?
A
As discussed under the question entitled “What will happen if a proposal receives the required votes?” above, Proposal Seven, a shareholder proposal regarding Board authorization of an investment in xAI, is an advisory proposal that is not binding on the Company or the Board. Accordingly, while the Board intends to take shareholder feedback related to a potential investment in xAI, including the outcome of the vote on Proposal Seven into consideration, it will ultimately determine and implement financial strategies related to artificial intelligence in a manner that is consistent with its fiduciary duties, the Company’s corporate governance documents and our various policies, including the RPT Policy. Please see “Certain Relationships and Related Person Transactions — Related Person Transactions” above.

Q	How are votes counted?
A
All shares entitled to vote and that are voted in person at the 2025 Annual Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the 2025 Annual Meeting will be voted at the 2025 Annual Meeting as indicated in such proxies. Please see the question entitled “What is the voting requirement to approve each of the proposals?” above for additional information on the voting requirements for each proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One), and on each of Proposals Two, Three, Four, Five, Six, Seven, Eight, Nine, Ten, Eleven, Twelve, Thirteen and Fourteen.

Abstentions with respect to any director nominee (Proposal One) or any of Proposals Two, Three, Four, Five, Six, Seven, Eight, Nine, Ten, Eleven, Twelve, Thirteen and Fourteen will have the same effect as a vote against such nominee or Proposal. Consequently, each director nominee will be elected, and each of Proposals Two, Three, Four, Five, Seven, Eight, Nine, Twelve, Thirteen and Fourteen will be approved or ratified, as applicable, only if the number of shares voted “FOR” such nominee or Proposal exceeds the total number of shares voted “AGAINST” or to “ABSTAIN” with respect to such nominee or Proposal. Proposals Six, Ten and Eleven will be approved if the number of shares voted “FOR” such Proposal constitutes 66 2∕3% or greater of the total outstanding shares entitled to vote, as further described in our organizational documents, Proposal Six and the question entitled “What will happen if a proposal receives the required votes?” above.

Q	What is the effect of not casting a vote or if I submit a proxy but do not specify how my shares are to be voted?
A
If you are a shareholder of record and you do not vote by proxy card, by telephone or via the Internet before the 2025 Annual Meeting, or in person (if you are eligible per our random drawing to attend in person) or virtually via the Internet at the 2025 Annual Meeting, your shares will not be voted at the 2025 Annual Meeting. If you submit a proxy, but you do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Board (or, if there is no recommendation of the Board on a Proposal, your shares will not be voted on such Proposal).

If you are a beneficial owner and you do not provide the organization that is the shareholder of record for your shares with voting instructions, the organization will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers, banks and other intermediaries have the discretion to vote on routine matters, such as Proposal Five, but do not have discretion to vote on non-routine matters such as Proposals One, Two, Three, Four, Six, Seven, Eight, Nine, Ten, Eleven, Twelve, Thirteen and Fourteen. Therefore, if you do not provide voting instructions to that organization, it may vote your shares only on Proposal Five and any other routine matters properly presented for a vote at the 2025 Annual Meeting.

172   2025 Proxy Statement

Q	What is the effect of a broker “non-vote”?
A
An organization that holds shares of Tesla’s common stock for a beneficial owner will have the discretion to vote on routine proposals if it has not received voting instructions from the beneficial owner at least ten days prior to the 2025 Annual Meeting. A broker “non-vote” occurs when a broker, bank or other intermediary that is otherwise counted as present or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker “non-vote” will be counted for purposes of calculating whether a quorum is present at the 2025 Annual Meeting. However, broker “non-votes” will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker “non-vote” occurs, and will not impact the proposals that require an affirmative vote of 66 2∕3% or greater of the total outstanding shares. Thus, a broker “non-vote” will not impact our ability to obtain a quorum for the 2025 Annual Meeting and will not otherwise affect the approval of any of Proposals One, Two, Three, Four, Six, Seven Eight, Nine, Ten, Eleven, Twelve, Thirteen and Fourteen.

As described above, broker non-votes are not expected to occur in connection with Proposal Five.
Q	How does the Board recommend that I vote?
A
The Board recommends that you vote your shares:
»
“FOR” the Tesla proposal to elect three Class III directors to serve for a term of three years, or until their respective successors are duly elected and qualified (Proposal One);

»
“FOR” the Tesla proposal for a non-binding advisory vote approving 2024 executive compensation (Proposal Two);

»
“FOR” the Tesla proposal for approval of the A&R 2019 Equity Incentive Plan (Proposal Three);

»
“FOR” the Tesla proposal for approval of the 2025 CEO Performance Award (Proposal Four);

»
“FOR” the Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal Five);

»
“AGAINST” the shareholder proposal regarding adopting targets and reporting on metrics to assess the feasibility of integrating sustainability metrics into senior executive compensation plans (Proposal Eight);

»
“AGAINST” the shareholder proposal requesting a child labor audit (Proposal Nine);

»
“AGAINST” the shareholder proposal to amend the bylaws to repeal 3% derivative suit ownership threshold (Proposal Ten);

»
“AGAINST” the shareholder proposal to amend Article X of the bylaws (Proposal Eleven);

»
“AGAINST” the shareholder proposal to elect each director annually (Proposal Twelve);

»
“AGAINST” the shareholder proposal regarding proposal that won 54% support at 2024 Tesla annual meeting (Proposal Thirteen); and

»
“AGAINST” the shareholder proposal to seek shareholder approval before adopting an amendment to the bylaws pursuant to Section 21.373 of the TBOC (Proposal Fourteen).

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The Board makes no recommendation with respect to:
»
The Tesla proposal for adoption of amendments to certificate of formation and bylaws to eliminate applicable supermajority voting requirements (Proposal Six); and

»
The shareholder proposal regarding Board authorization of an investment in xAI (Proposal Seven).

Q	What happens if additional matters are presented at the 2025 Annual Meeting?
A
If any other matters are properly presented for consideration at the 2025 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2025 Annual Meeting to another time or place, the persons named as proxy holders, Vaibhav Taneja and Brandon Ehrhart, or either of them, will have discretion to vote the proxies held by them on those matters in accordance with their best judgment. Tesla does not currently anticipate that any other matters will be raised at the 2025 Annual Meeting.

Q	Can I change my vote?
A
You retain the power to change or revoke your proxy at any time before it is voted at the 2025 Annual Meeting. If you are a shareholder of record, you may change your vote (i) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the 2025 Annual Meeting?,” (ii) by providing a written notice of revocation to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Legal Department, with a copy sent by e-mail to shareholdermail@tesla.com, prior to your shares being voted, or (iii) by attending the 2025 Annual Meeting and voting in person (if you are eligible per our random drawing to attend in person) or virtually via the Internet, which will supersede any proxy previously submitted by you. However, merely attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (i) submitting new voting instructions to your broker, bank or other intermediary or (ii) if you have obtained a “legal proxy” from the organization that holds your shares giving you the right to vote your shares, by attending the 2025 Annual Meeting and voting in person (if you are eligible per our random drawing to attend in person) or virtually via the Internet. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q	What should I do if I receive more than one Notice of Internet Availability, notice from my broker, bank or other intermediary, or set of proxy materials?
A
You may receive more than one Notice of Internet Availability, notice from your broker, bank or other intermediary, or set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each Tesla proxy card or voting instruction card that you receive, and/or follow the voting instructions on each Notice of Internet Availability or other notice you receive, to ensure that all your shares are voted.

174   2025 Proxy Statement

Q	Is my vote confidential?
A
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except: (i) as necessary for applicable legal requirements, (ii) to allow for the tabulation and certification of the votes and (iii) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q	Who will serve as inspector of election?
A	The inspector of election will be The Carideo Group, an independent corporate election inspection service.
Q	Where can I find the voting results of the 2025 Annual Meeting?
A
We will publish final voting results in our Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four (4) business days of the 2025 Annual Meeting.

Q	Who will bear the cost of soliciting votes for the 2025 Annual Meeting?
A
Tesla’s Board is soliciting your vote for matters being submitted for shareholder approval at the 2025 Annual Meeting. Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our directors, officers and employees may also solicit proxies in person, telephonically, electronically or by other means. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in doing so.

We have retained Innisfree M&A Incorporated (“Innisfree”), 501 Madison Avenue, 20th Floor, New York, NY 10022, to aid in the solicitation. Pursuant to Tesla’s agreement with Innisfree, they will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from Tesla's shareholders on Tesla’s behalf in connection with the 2025 Annual Meeting. For these and related advisory services, we will pay Innisfree a base fee of approximately $500,000 and a success fee in the event shareholders vote to approve Tesla’s proposals, in an amount of up to 150% of the base fee, as well as reimburse them for certain out-of-pocket disbursements and expenses. The actual amount finally spent could be higher or lower depending on changing facts and circumstances in connection with this solicitation.

Q What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?
A	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

Proposals for inclusion in Tesla’s proxy materials — Shareholders may present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of shareholders by submitting their proposals in writing in a timely manner to:

2025 Proxy Statement   175

Tesla, Inc. 1 Tesla Road Austin, Texas 78725 Attention: Legal Department — Shareholder Mail
with a copy sent by e-mail to shareholdermail@tesla.com.

Any correspondence that is not addressed precisely in accordance with the foregoing, including any correspondence directed to a specific individual, may not be received timely or at all, and we strongly recommend that you also send such correspondence by e-mail and verify that you receive a confirmation of receipt from Tesla.

In order to be included in the proxy statement for the Annual Meeting of Shareholders in 2026 (the “2026 Annual Meeting”), shareholder proposals must be received in accordance with the above instructions no later than May 20, 2026, provided that if the date of the 2026 Annual Meeting is more than 30 days from the one-year anniversary of the 2025 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and send our proxy materials for the 2026 Annual Meeting. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

Our bylaws also provide for a right of proxy access. This enables shareholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under our bylaws, a shareholder (or group of up to 20 shareholders) who has continuously owned at least 3% of the outstanding shares of our common stock for at least three consecutive years and has complied with the other requirements in our bylaws may nominate up to 20% of the Board and have such nominee(s) included in our proxy statement. To be timely, notice of nominees should be delivered to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Legal Department, with a copy sent by e-mail to shareholdermail@tesla.com, not less than 120 days nor more than 150 days prior to the one-year anniversary of the date on which Tesla distributed its proxy materials to shareholders for the previous year’s annual meeting of shareholders. As a result, notice of nominees for the 2026 Annual Meeting must be delivered to the address above not later than May 20, 2026 and not earlier than April 20, 2026.

Proposals to be brought at an annual meeting — In addition, you can find in Tesla’s bylaws an advance notice procedure for shareholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of shareholders without inclusion in Tesla’s proxy materials.

In addition to satisfying the foregoing requirements under Tesla’s bylaws, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than September 7, 2026, unless the date of the 2026 Annual Meeting has changed by more than 30 days from the previous year in which case the notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

176   2025 Proxy Statement

In general, Tesla’s bylaws provide that the Board will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board’s notice of meeting or as properly brought at the meeting by the Board. However, a shareholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered within the Notice Period (as defined below), if the shareholder is a shareholder of record at the time of the notice and the record date for the meeting. Such notice should be delivered to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Legal Department — Shareholder Mail, with a copy sent by e-mail to shareholdermail@tesla.com. The notice must contain specified information about the proposed business or nominees and about the shareholder giving notice. If a shareholder who has delivered such a notice does not appear to present his or her proposal at the meeting, Tesla will not be required to present the proposal for a vote.

The “Notice Period” is the period not less than 45 days nor more than 75 days prior to the one-year anniversary of the date on which Tesla first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders for the previous year’s annual meeting of shareholders. As a result, the Notice Period for the 2026 Annual Meeting will start on July 4, 2026 and end on August 3, 2026. However, if the date of the 2026 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the 2025 Annual Meeting, the Notice Period will instead start 120 days prior to the 2026 Annual Meeting and end on the later of (i) 90 days prior to such meeting or (ii) the 10th day following our first public announcement of the date of the 2026 Annual Meeting.

This is only a summary of the proxy access and advance notice procedures. Please see our bylaws for details on requirements that must be met. You can obtain a copy of our bylaws by writing to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Legal Department —  Shareholder Mail, or to shareholdermail@tesla.com via e-mail, or by accessing Tesla’s filings on the SEC’s website at www.sec.gov.

All notices of proposals or director nominees by shareholders, whether or not requested for inclusion in Tesla’s proxy materials, must be addressed precisely as prescribed in this section to be received timely or at all. We strongly recommend that you also send such correspondence by e-mail and verify that you receive a confirmation of receipt from Tesla.

Q	How may I obtain a separate copy of the Notice of Internet Availability or the proxy materials?
A
If you are a shareholder of record and share an address with another shareholder of record, each shareholder at your address may not by default receive their own separate copy of the Notice of Internet Availability, annual report or proxy materials. Shareholders may request to receive separate or additional copies of the Notice of Internet Availability, annual report or proxy materials by writing to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Investor Relations, or to ir@tesla.com. or Tesla, Inc., c/o Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling Broadridge at 1-866-540-7095. Upon such written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our annual report or proxy materials, to any shareholder at a shared address to which we delivered a single copy of any of these materials. Shareholders who share an address and receive multiple copies of the Notice of Internet Availability or proxy materials can also request to receive a single copy by following the instructions above.

2025 Proxy Statement   177

Q	Who can help answer my questions?
A	Please write to Tesla, Inc., 1 Tesla Road, Austin, Texas 78725, Attention: Investor Relations, or to ir@tesla.com via email.
If you have any questions or require assistance with voting your shares, you may also contact our proxy solicitor:

INNISFREE M&A INCORPORATED
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Shareholders, please call toll-free: +1 (877) 717-3936 (U.S. and Canada)
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178   2025 Proxy Statement

ANNEX A
SPECIAL COMMITTEE REPORT
A-1

Report of the Special Committee
of the Board of Directors of Tesla, Inc.
September 3, 2025

Executive Summary	A-3
Part 1 — The Committee	A-8
Part 2 — The Committee’s Key Findings and Recommended Actions: Retaining Musk and Incentivizing Musk’s Peak Performance for Tesla Requires Addressing Compensation Matters of the Past and for the Future	A-10
Part 3 — Honoring Our Bargain and the Voice of Our Shareholders	A-21
Part 4 — Incentivizing Extraordinary Growth Through the 2025 CEO Performance Award	A-27
Part 5 — The Committee’s Process	A-49
Part 6 — The Disinterestedness of the Committee Members	A-52
Part 7 — The Committee’s Advisors	A-56
Appendix A: Summary of 2018 Performance Award Back Testing Analysis	A-A-1
Appendix B: Pay-for-Performance Analysis	A-B-1
A-2

Executive Summary
This Executive Summary highlights selected information in this Report and may not contain all the information that may be important to you. To fully understand the Committee’s recommendations to the Board contemplated by this Report, we encourage you to carefully read this entire Report, including its annexes and the documents referred to or incorporated by reference in this Report. Each item in this Executive Summary includes a page reference directing you to a more complete description of that topic within this Report. Capitalized terms used but not defined in this Executive Summary have the meanings ascribed to them in this Report.
The Committee (Page A-8)
On January 8, 2025, the Board of Directors (the “Board”) of Tesla, Inc. (“Tesla” or the “Company”) formed a special committee of disinterested directors of the Board (the “Committee”, “we” or “us”) to consider, evaluate, and determine whether it would be in the Company’s best interests to retain and incentivize its Chief Executive Officer, Elon Musk (“Musk”), and, if so, to recommend appropriate methods for doing so consistent with applicable legal requirements. To fulfill this objective, the Board appointed Robyn Denholm (“Denholm”) and Kathleen Wilson-Thompson (“Wilson-Thompson”) to serve as the Committee’s members.
Given their breadth of experience working alongside Musk as well as with executives both within and outside of Tesla, the Board determined that Denholm and Wilson-Thompson were fully capable and qualified to serve on the Committee. As such, and after determining that both Denholm and Wilson-Thompson were disinterested, the Board delegated to the Committee full authority and power to conduct a thorough analysis and make an informed recommendation to the Board as to Musk’s retention and incentivization by Tesla.
The Committee’s Key Findings and Recommended Actions: Retaining Musk and Incentivizing Musk’s Peak Performance for Tesla Requires Addressing Compensation Matters of the Past and for the Future (Page A-10)
As an initial step in our process, we considered what action, if any, should be taken to retain and incentivize Musk. We evaluated Tesla’s current growth trajectory and reviewed valuations from top analysts, which are largely dependent on accomplishing Musk’s transformative vision for Tesla’s future — transitioning from being recognized as primarily an electric vehicle (“EV”) manufacturer to a provider of autonomous solutions that have the potential to transform our society.
We examined the leadership qualities that would be vital to realizing this vision. Ultimately, we believe that the combination of Musk’s track record for making “the impossible” possible, “talent magnet” leadership style, relentless passion for his work, highly relevant expertise, and rare ability to innovate and execute make Musk singularly qualified to continue leading Tesla. Therefore, and without reservation, we have concluded that retaining and incentivizing Musk is in fact mission-critical to Tesla reaching the next step toward its world-changing autonomous future.
It is equally clear to us that Musk has the passion, drive, and resources to transform any business into the most valuable company in history. We believe it is in the Company’s best interests, and maximizes shareholder value, when Musk chooses Tesla because retaining Musk’s vision and leadership is strategically essential to realizing Tesla’s full potential. Without Musk, Tesla may be viewed as just another car and energy solutions company and would likely no longer be viewed as a transformational force in artificial intelligence (“AI”) and robotics, threatening to reduce Tesla’s valuation and future growth.
Further, we considered whether it was necessary to act now. Tesla is at a critical inflection point with once-in-a-lifetime potential for dramatic growth as Tesla accelerates towards becoming the world’s leading autonomy company producing, among other things, fully autonomous vehicles and reimagining the concept of labor itself through the development of Bots such as Optimus. We determined there is a compelling and time-sensitive need to take steps to retain and incentivize Musk for the long-term, particularly given (i) the current hyper-competitive landscape of the AI industry, including the high-profile, high-stakes AI talent wars; (ii) Tesla’s internal efforts to develop and expand its product offerings as it works to evolve into an AI-focused company; (iii) the absence of a comprehensive plan to address the compensation that remains outstanding for Musk’s past

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performance; and (iv) the lack of any go-forward incentive to motivate Musk to focus on pursuing Tesla’s long-term potential in line with the vision described in Master Plan Part IV1.
We then assessed how Musk could be retained and incentivized in a manner that aligned with the Company’s best interests. Through our diligence and direct negotiations with Musk, we focused on two critical components:
(1)
Musk’s previously earned but still largely unpaid compensation for his past services to Tesla under Tesla’s 2018 CEO performance award (the “2018 CEO Performance Award”); and

(2)
Challenging Musk with a new forward-looking CEO performance award designed to incentivize him to deliver for Tesla and generate unprecedented levels of shareholder value well into the future.

Thus, the Committee recommends that the Board take the following actions, subject to shareholder approval:
(1)
provide greater certainty to Musk that he will be fully compensated for his past services, which greatly benefited both shareholders and Tesla, by establishing a separate share reserve under Tesla’s current equity incentive plan (the “Special Share Reserve”) that would enable the Board to make future equity awards of up to a total of 207,960,630 shares to Musk at such time and as may be necessary to honor the bargain struck under the 2018 CEO Performance Award; and

(2)
grant to Musk an award of 423,743,904 restricted shares of Tesla’s common stock (the “2025 CEO Performance Award”), tied to Mars-shot (not merely Moon-shot) milestones consisting of market capitalization milestones, Adjusted EBITDA targets, and product development goals in alignment with Musk’s vision for Tesla’s leadership in autonomy.

Honoring Our Bargain and the Voice of Our Shareholders (page A-21)
We recognize that Musk has not received the full compensation promised under the 2018 CEO Performance Award despite having dramatically increased Tesla’s market capitalization and improved operational performance since 2018. Though Tesla has been able to deliver a portion of the 2018 CEO Performance Award to Musk by granting a restricted stock award providing ~3% of Tesla’s outstanding common stock on August 3, 2025 (the “2025 CEO Interim Award”, as further discussed in Part 3 of this Report), we determined that it is still imperative that Tesla implement a mechanism that assures Musk that he will be made whole and receive the full benefit of the bargain struck seven years ago. In the context of the uncertainty created by the Tornetta2 litigation, we considered some of the most viable approaches to address Musk’s unpaid compensation under the 2018 CEO Performance Award. After evaluating several potential pathways, including (1) taking no further action after granting the 2025 CEO Interim Award and waiting for the final judgment to be issued under the Tornetta appeal; (2) taking immediate action by recommending the grant of an additional immediate equity award equal to the number of shares underlying the 2018 CEO Performance Award, minus the shares granted under the 2025 CEO Interim Award; and (3) seeking re-ratification of the 2018 CEO Performance Award, we determined that it was in the Company’s best interests to establish the Special Share Reserve (containing an amount of shares equal to the number of shares subject to the 2018 CEO Performance Award, less the number of shares granted under the 2025 CEO Interim Award) from which the Board would retain discretion and flexibility to make future equity awards to Musk. The Special Share Reserve, however, should not give Musk an opportunity to “double-dip” after taking into account the 2025 CEO Interim Award or any reinstatement of the 2018 CEO Performance Award when the Tornetta litigation is finally resolved.
Incentivizing Extraordinary Growth through the 2025 CEO Performance Award (Page A-27)
In addition to creating the Special Share Reserve, we determined that granting a new CEO performance award designed to retain and incentivize Musk to achieve his latest vision for Tesla is in the best interests of the Company and will catalyze Tesla to realize its true growth potential—by becoming potentially the most

1 Master Plan Part IV is available at https://x.com/Tesla/status/1962591324022153607
2 The Tornetta litigation, as used in this Report, refers to Tornetta v. Musk et al., C.A. No. 2018-0408-KSJM (Del. Ch.) and In re Tesla, Inc. Derivative Litigation, Nos. 534, 2024, 10, 2025, 11, 2025, 12, 2025 (Del.).

A-4

valuable company in the world that drives innovation, at scale, across sectors like vehicle manufacturing, AI, robotics, and clean energy. We believe that a performance-based restricted stock structure provides the best solution for addressing many of the competing challenges that Tesla faces and achieves our Purpose of incentivizing and retaining Musk in line with the Company’s best interests. To that end, we structured the 2025 CEO Performance Award using a similar philosophy underlying the performance-based structure of the successful 2018 CEO Performance Award. The recommended 2025 CEO Performance Award offers Musk the ability to acquire up to a total of 12% of Tesla’s outstanding shares3 through a restricted common stock grant only if he delivers on aspirational Market Capitalization Milestones and Operational Milestones. Some novel features of this new CEO performance award include:
•
Supercharged retentive effect by generally requiring a minimum of 7.5 years of Eligible Service before vesting in any shares that are earned by achieving tranches.

•
12 tranches x 12 Market Capitalization Milestones x 12 Operational Milestones generally ensuring every Performance Milestone must be achieved to earn the entire 2025 CEO Performance Award.

•
$8.5 trillion top Market Capitalization Milestone — over a 13x increase from the 2018 CEO Performance Award’s top market capitalization milestone.

•
$400 billion top Adjusted EBITDA target — over a 28x increase from the 2018 CEO Performance Award’s top adjusted EBITDA target.

•
Product Goals to drive sustainable innovation (with a Covered Event exception to keep Musk incentivized regardless of the impact of uncontrollable events).

•
Framework development for long-term succession planning that supplements the Board’s existing and ongoing succession plans and supports a smooth transition of leadership and knowledge in the future is required for certain tranches to vest.

The structure of the 2025 CEO Performance Award consists of 12 tranches, each offering approximately 1% of Tesla’s outstanding shares when a previously unmet Market Capitalization Milestone and a previously unmet Operational Milestone are certified achieved and all vesting requirements are satisfied. Like the 2018 CEO Performance Award, the 2025 CEO Performance Award does not allow Musk to earn any tranche of the 2025 CEO Performance Award on a pro rata basis based on partial achievement of a milestone. The general requirement that achievement of Market Capitalization Milestones match with the accomplishment of Operational Milestones is intended to award Musk only when sustained, measurable results are realized under his leadership, except in certain limited circumstances (such as a Covered Event or Change in Control) where this matching requirement does not apply.
The 12 Operational Milestones include advancing the development and wide-scale adoption of product goals and achieving record-breaking Adjusted EBITDA targets. The product goals are focused on development, scale, and adoption of both new and existing product lines, including Tesla vehicles, Full Self Driving (“FSD”) technology, Robotaxi, and Bots (collectively, the “Product Goals”). Each Product Goal plays a key role in supporting Musk’s ultimate long-term vision of “Sustainable Abundance.”
The 12 Market Capitalization Milestones require that Musk delivers unprecedented growth by increasing Tesla’s market capitalization to at least $8.5 trillion to earn all 12 tranches. To illustrate the unparalleled magnitude and challenge of this requirement, the graph below shows the astronomical growth Musk must drive to reach each Market Capitalization Milestone, represented by illustrative comparisons of the approximate current market capitalizations of select publicly traded companies:

3 The number of outstanding shares of the Company includes the shares underlying the 2018 CEO Performance Award but excludes the number of shares underlying the 2025 CEO Interim Award. In granting the 2025 CEO Interim Award, the Board ensured that Musk would be required to forfeit shares under the 2025 CEO Interim Award or options under the 2018 CEO Performance Award to preclude a “double dip” or windfall should he gain the ability to exercise the 2018 CEO Performance Award. As a result, the shares underlying the 2025 CEO Interim Award are not included here in order to avoid double counting.

A-5

Market Capitalization Milestones
*Based off market capitalizations for each company below as of August 29, 2025.
Market Capitalization Milestone (in trillions)
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
~36X General Motors
~29X Ferrari
~12X Toyota
~4X JPMorgan Chase
~6X Oracle
~2X Amazon
~3.5X Broadcom
~3X META
~2.5X Alphabet
~2X Apple
~2X Microsoft
~2X NVIDIA
1
2
3
4
5
6
7
8
9
10
11
12
Tranches

As seen above, the first tranche requires Musk to grow Tesla’s market capitalization to an amount that is equivalent to approximately 36 General Motor-sized companies, the second tranche is approximately 29 Ferrari-sized companies, and the last tranche is equivalent to approximately two NVIDIA-sized companies. In terms of “unicorn” companies, which refers to startups valued at $1 billion or more, the first tranche requires Musk to achieve value creation approximately equal to an additional 1,000 unicorn businesses, and the last tranche requires him to achieve value creation of approximately an additional 7,500 unicorn businesses.
Further terms and conditions governing the 2025 CEO Performance Award are described in Part 4 of this Report and in the 2025 CEO Performance-Based Restricted Stock Agreement (the “2025 CEO Performance Award Agreement”) attached as Annex C to Tesla’s 2025 Proxy Statement.
The Committee’s Process (Page A-49)
We spent approximately seven months examining, reviewing, and evaluating (with the assistance of our advisors) numerous factors prior to making our findings and recommendations. We also conferred with Tesla’s management team, as necessary, to conduct our work on an informed basis and initiated all negotiations directly with Musk. Our legal counsel, McDermott Will & Schulte LLP (“MWS”), advised us on best practices for conducting a thorough process, and we implemented measures to encourage a process that, among other things, restricted negotiation sessions to the Committee members and Musk (with limited exceptions to include Tesla’s counsel only for finite portions where Company input was required purely for informational purposes). We also provided progress updates to the Board so that adequate time and resources were available to accomplish our work and deliver informed recommendations.
The Disinterestedness of the Committee Members (Page A-52)
While the Board had previously determined that both Committee members were disinterested members of the Board, the Committee, with MWS’s assistance, evaluated and reviewed its own disinterested status under the applicable provisions of Texas law throughout its process. MWS advised the Committee on the applicable statutory standards, conducted interviews with each Committee member, and confirmed the Board’s and Committee’s findings of disinterest for each of the Committee members throughout the Committee’s process and up to the date of this Report.
As neither member of the Committee is a party to the 2025 CEO Performance Award Agreement nor will either Committee member receive any cash, stock grant, or other compensation as part of the decisions under consideration, the Committee determined that it was, and remains, disinterested and fully able to fulfill its Purpose while remaining in compliance with Texas law.

A-6

The Committee’s Advisors (Page A-56)
Prior to initiating our work, we interviewed several advisors to assist us with legal, compensation, corporate governance, and accounting matters related to the Committee’s Purpose. Following several interviews, we engaged MWS as our legal counsel. We also engaged (or authorized MWS to engage) Dr. Shane Goodwin to advise on corporate governance matters; Compensia, Inc. (“Compensia”), Infinite Equity, Inc. (“Infinite Equity”), and Mercer Consulting (“Mercer”) to advise on compensation matters; and BDO USA, P.C. (“BDO”) to advise on accounting matters.

A-7

Part 1 — The Committee
A.   The Committee’s Purpose and Composition
On January 8, 2025, at a meeting of the Board, the Board determined that it was in the best interests of the Company to form the Committee for the purpose of considering, evaluating, and determining whether it would be in the best interests of the Company to retain and incentivize its Chief Executive Officer, Musk, including assessing all alternatives (including no action), and if so, any methods, approaches, or manners (including any new compensation plans or awards) for doing so consistent with applicable legal requirements and other requirements, as further set forth in the Board resolutions delegating authority to the Committee (its “Purpose”).
In connection with its Purpose, and as set forth in the Board resolutions delegating authority to the Committee, the Committee was authorized and empowered to (i) prepare such analyses and make such conclusions as the Committee deems appropriate and in the best interests of the Company with respect to its Purpose; (ii) undertake, direct, and oversee such action(s) and make such appropriate determinations as necessary and appropriate to carry out its Purpose, determine a course of action with respect to such Purpose, and recommend such course of action to the Board for approval, and may, from time to time in its discretion, seek additional authority from the Board depending on the circumstances; (iii) engage such independent advisors, including its own independent legal counsel, financial advisors, and other applicable advisors as the Committee shall deem necessary or appropriate to carry out its Purpose; and (iv) contact, obtain information from, consult with, and direct Tesla’s officers and employees (including Tesla’s own advisors (whether legal or otherwise)) as the Committee shall deem necessary or appropriate to carry out its Purpose. While retaining ultimate decision-making power as to whether to accept the Committee’s proposed recommendation, the Board committed not to proceed with respect to the Purpose without the prior favorable recommendation of the Committee. The Board formed the Committee to support the objective that any proposed actions taken with respect to the retention and incentivization of Musk be developed in good faith by informed and disinterested directors, acting in the best interests of the Company.
At the January 8, 2025 Board meeting, the Board determined that the Committee would be composed of Wilson-Thompson and Denholm. As addressed in Part 6 below, Wilson-Thompson and Denholm were at all times disinterested directors of the Board while serving on the Committee.
Wilson-Thompson joined the Board following the September 29, 2018 settlement with the Securities and Exchange Commission (the “SEC Settlement Agreement”), which, among other things, required Tesla to appoint two additional independent directors.4 Wilson-Thompson was recruited by a prominent executive search firm and had no prior ties to Tesla, Musk, or any other entity associated with Musk or his family. Wilson-Thompson currently serves on Tesla’s Disclosure Controls Committee, Nominating and Corporate Governance Committee, and Compensation Committee. She also served as the sole member of a Special Committee in 2024 that considered the redomestication of Tesla from Delaware to Texas and the ratification of the 2018 CEO Performance Award5, with over 70% of Tesla’s shareholders (excluding Musk and Kimbal Musk) that were represented in person or by proxy at the meeting having voted in favor of both proposals at the 2024 Annual Meeting held on June 13, 2024.6 As described in more detail below, Wilson-Thompson is a sophisticated executive with extensive experience on executive compensation matters, having served on several boards of directors of notable publicly traded companies over the last 15 years.
Denholm joined the Board in August 2014 and has been Chairperson of the Board since November 2018. Denholm currently serves on Tesla’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Controls Committee. As described in more detail below, Denholm has held senior management, leadership, and director roles for several notable publicly traded companies over the last 30 years.

4 Consent Motion for Entry of Final Judgment, SEC v. Tesla, Inc., No. 1:18-cv-08947 (S.D.N.Y. Oct. 16, 2018); Press Release, U.S. Sec. & Exch. Comm’n, Elon Musk Settles SEC Fraud Charges; Tesla Charged with and Resolves Securities Law Charge (Sept. 29, 2018), https://perma.cc/Q2T8-GUF6.
5 The 2018 CEO Performance Award is further discussed in Parts 3 & 4 of this Report.
6 See Current Report on Form 8-K for Tesla, Inc. (June 13, 2024), Item 5.07, available at https://perma.cc/4YHY-7TWS. The vote ratifying the 2018 CEO Performance Award was not given effect by the Delaware Chancery Court. As of the date of this Report, Tesla is currently appealing the Delaware Court of Chancery’s decision to not give effect to this vote before the Delaware Supreme Court.
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B.   Why This Committee is Qualified to Fulfill its Purpose
Denholm and Wilson-Thompson bring a wealth of lived experience working alongside C-Suite executives — both outside and inside of Tesla — that make them qualified to deeply understand Musk’s value to Tesla. The following highlights some of the background qualifications of each Committee member outside of Tesla:
•
Robyn Denholm — Background Qualifications:

Denholm has held a number of senior management, leadership, and director roles for several companies over the last 30 years, including at both NYSE and NASDAQ listed companies. She previously served as the Chief Financial Officer and Chief Operating Officer at Telstra Corporation Limited (including while serving as Chairperson of the Board) and Juniper Networks, Inc. and as an Operating Partner of Blackbird Ventures. Denholm also held a variety of executive roles at Sun Microsystems, Inc., Toyota Australia, and started her career at Arthur Andersen and Co. Denholm’s breadth of C-Suite experience with leading technology companies has provided her with a keen understanding of the art of motivating high-performing executives with operational and financial challenges.
•
Kathleen Wilson-Thompson — Background Qualifications:

Wilson-Thompson is an experienced senior manager and director. Her C-Suite leadership experience during the last 30 years includes serving as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc. and Senior Vice President, Global Human Resources as well as Chief Labor and Employment Counsel at The Kellogg Company. Wilson-Thompson currently serves as a director of McKesson Corporation, Wolverine World Wide, Inc., and Health Care Service Corporation, and she previously served as a director of Ashland Global Holdings Inc. and Vulcan Materials Company. These roles have equipped Wilson-Thompson to offer profound insight into executive talent management as she understands how to evaluate, motivate, and incentivize executives to align with a company’s mission and deliver shareholder value.
Within Tesla, the Committee members have years of experience (since 2014 for Denholm and since 2018 for Wilson-Thompson) serving as independent members of Tesla’s Board. As a result of their Board service, the Committee members have had numerous hands-on opportunities to directly observe and interact with Musk and to understand his impact on Tesla’s strategy, recruitment, and operations. With long-running, direct professional experience with Musk in their roles as Board members, which informs their business judgment, few have a better understanding of Musk’s role within Tesla and its future. Further details regarding the Committee members are set forth in Part 6 of this Report.
* * * * *
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Part 2 — The Committee’s Key Findings and Recommended Actions: Retaining Musk and Incentivizing Musk’s Peak Performance for Tesla Requires Addressing Compensation Matters of the Past and for the Future
A.   Why is Retaining and Incentivizing Musk Critical?
Master Plan Part IV envisions a future in which Tesla has deployed AI into the physical world through products like Optimus and services like Robotaxi, reimagining the building blocks of labor, mobility, and energy to create Sustainable Abundance. Taking steps toward realizing this transformative vision requires a leader who can drive growth, master complex engineering and manufacturing processes, and inspire strong collaboration across the entire Company. This leader should have intimate knowledge of Tesla’s business, embrace innovation, challenge the status quo, and build a culture that promotes invention and rapid solutions. We believe Musk possesses each of these qualities, as exemplified by his years of leadership at Tesla and success in launching and growing diverse businesses, both within and outside of Tesla. Musk’s deep familiarity with Tesla’s mission and operations, as a founding figure of Tesla, together with his prior experience leading Tesla through significant growth phases, position him as an ideal candidate to continue advancing Tesla’s long-term strategy. Thus, it is of utmost importance that Musk be retained and appropriately incentivized so that he remains at the helm of Tesla and works toward achieving his vision for its future with the goal of maximizing shareholder value.7

7 See Gabriel Vito, If You Invested in Tesla When Musk Took Over, Here’s How Much You’d Have Today, Nasdaq (Apr. 4, 2025), https://perma.cc/VH9A-3W2R (stating that since the Company’s IPO in 2010 (Musk became CEO in 2008), the Company’s stock price has increased by over 23,553% as of April 3, 2025. Also stating that the “rapid rise in the stock’s price is a testament to Tesla’s explosive growth and its ability to reshape the auto industry with the help of Musk.”). As of August 29, 2025, this figure is even larger at ~29,400% with a closing stock price of $333.87.
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For the key reasons that follow below, we firmly believe that granting Musk a new CEO performance award and creating a mechanism to enable delivery of the outstanding compensation earned under the 2018 CEO Performance Award are both justified and critical to Tesla’s continued growth and future success. The Committee believes that without Musk’s leadership, Tesla risks investors and analysts assessing it more narrowly as an EV manufacturer, potentially undermining its position as a multi-sector innovator in energy, AI and robotics.8 While without Musk Tesla may continue as a successful EV manufacturer9, it is the Committee’s judgment that it is only with Musk that Tesla can unlock its next level of potential, including the possibility of becoming the most valuable company in the world. Accordingly, we believe that retaining Musk is mission-critical to Tesla.
We are cognizant that a significant amount of Musk’s wealth is derived from other business ventures, and he only has a finite amount of time that he can devote to all his businesses. Therefore, we fully recognize that Musk has more attractive options today than ever before10, which may afford him greater influence over the fruits of his labor. The opportunity cost of Musk spending his time and energy at Tesla is the reduced time available for him to devote to these other ventures. The Committee therefore concluded that a compelling pay-for-performance compensation package is imperative to ensure Musk’s retention.
Further, the ongoing Tornetta litigation surrounding Musk’s 2018 CEO Performance Award has continued to undermine Tesla’s ability to credibly incentivize him — making Musk’s long-term commitment to Tesla less than certain. As further discussed in Part 3, that award remains unpaid despite the fact that Musk earned all 12 tranches and delivered hundreds of billions of dollars in shareholder value as a result of his efforts11, and despite the fact that Tesla’s disinterested shareholders overwhelmingly voted to ratify the award following the Delaware Court of Chancery’s finding that the 2018 CEO Performance Award should be rescinded.12 We believe any CEO (and, for that matter, any human being) would be hesitant to continue producing for a company that fails to deliver the payment he or she fairly earned in the past, especially when such a company and its shareholders have already benefited from his or her efforts. These facts support our overarching conclusion that retaining and incentivizing Musk requires the following: (1) providing the Board the flexibility to address his previously earned but still largely unpaid compensation for his past services to Tesla and (2) offering a new CEO performance award that incentivizes him to deliver for Tesla and its shareholders well into the future.
B.
Why is Musk the CEO That Can Steer Tesla Toward an Even Greater Future to Maximize Shareholder Value?

As noted above, Tesla’s successful evolution will require inspirational leadership by someone who attracts and retains top talent, works collaboratively across all levels of employees, and has passion and acumen for product design, manufacturing, technical processes, and innovation. Fostering new lines of business with cutting edge technology also

8 See Amala Balakrishner, Tesla denies report that EV maker is looking to replace Elon Musk, CNBC, (May 1, 2025), https://perma.cc/7Q75-DP6J (stating that the Company’s shares fell by as much as 3% on the Robinhood trading platform after false rumors were published asserting that the Board was searching for a new CEO to replace Musk); Tim Higgins, How Elon Musk Is Reinventing Tesla’s Strategy, WSJ (June 14, 2025), https://perma.cc/HJ3P-FSTW (stating “Musk’s gamble that Tesla can be a robot company rather than one dependent on cars driven by people has helped keep the company’s market value at a level befitting a tech titan rather than an automaker.”).
9 See Half an Elon Musk is still better than none, Financial Times (May 1, 2025) https://www.ft.com/content/be23dfb1-87c1-4125-b8a2-532caf406bab (stating “without [Musk], the company might make cars, but probably not humanoid assistants or connected robotaxis, all things investors value today as if they were real.”).
10 For recent examples of strides made in some of Elon’s other businesses see Daniel Maguire, Sam Korus, & Brett Winton, ARK’s Expected Value For SpaceX In 2030: ~$2.5 Trillion Enterprise Value, Ark Invest (June 10, 2025), https://perma.cc/Z3MM-A2G6 (also estimating a base case of ~$13 trillion enterprise value by 2040); Nigell Moses, Vidalia woman makes medical history with Neuralink brain implant, 4WWL (Aug. 9, 2025), https://perma.cc/URA7-EYNK.
11 See Theo Francis, How Much Should the World’s Richest Main Get Paid?, WSJ (June 1, 2025), https://perma.cc/9A6R-MAVQ; Barron Capital Supports Elon Musk’s 2018 Compensation Contract, (June 4, 2024), https://perma.cc/FMD8-DJ48 (noting that “[w]hen Tesla achieved targeted earnings, revenues, and market cap metrics, Tesla’s shareholders benefitted greatly. Tesla’s market cap when Elon’s pay package was approved on March 21, 2018 was $53.5 billion. It is approximately $550.75 billion today.”); Form 10-K/A, Tesla, Inc. (Apr. 30, 2025).
12 See Current Report on Form 8-K for Tesla, Inc., supra note 6.
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requires a leader who is comfortable pushing boundaries, relentlessly questioning the status quo, and fostering an “all in” culture with dynamic, talented experts who share the same vision and thrive on figuring out how to do things that have never been done before. We believe that Musk singularly possesses these leadership characteristics based on our firsthand vantage point in the boardroom. Our direct professional experience is further amplified by Musk’s proven track record of creating and expanding a broad range of successful, revolutionary businesses with multi-billion dollar valuations.13 While other notable CEOs are credited with building extremely successful businesses, Musk has accomplished this feat several times over, often simultaneously across many industries14, including within Tesla itself, which houses several different platforms through Musk’s vertical integration strategy (e.g., Tesla vehicles, FSD technology, the Supercharging Network, Powerwall and utility-scale energy storage, Solar Roof, Gigafactories, Optimus, and Tesla’s broader energy business, which represent disparate industries but nonetheless interact to create a vertically integrated and sustainable transportation, AI, robotics, and energy business).15 We believe that Musk’s skillset will be a key driver for building out the Tesla of the future, including EVs, Bots, Robotaxis, clean energy generation and storage, and other potential businesses.
Musk’s incredible success stems from his unrelenting drive and passion for his craft. Musk’s track record reflects a consistent focus on developing technologies intended to address complex social challenges. Each of Musk’s businesses offers him an opportunity to continue fulfilling his personal mission of bettering our world — he could help the paralyzed regain limb control or the vision impaired see again through the technologies he is developing at Neuralink16, enable humans to become a multi-planetary species with the spacecraft he is building at SpaceX17, and eliminate traffic congestion by engineering tunnel boring machines at the Boring Company.18 By developing more affordable autonomous technologies at Tesla, Musk aims to democratize society by making automation and robotics accessible to all as everyday goods and services. When FSD technology alleviates the time constraints and mental distractions of commuting or Optimus steps in for daily tasks, people will have more time to focus on things that matter the most to them. We support this vision, and we strongly believe that it is fair, reasonable, and prudent to harness Musk’s unique creative genius, time, and energy for the benefit of Tesla.
Transforming Tesla
At Tesla, Musk continues to redefine what it means to be a modern industrialist. Under his leadership, Tesla is viewed as a disruptive company, likened to major tech innovators, with growth opportunities in next-generation vehicles, FSD technology, and vertical integration that reinforce its leadership in sustainable technology.19 Musk, who became Tesla’s CEO in 2008, has been cited as the most tenured CEO in the automotive industry.20 His groundbreaking accomplishments include the following highlights:

13 See Joel Shulman, How Elon Musk Stacks Up Against History’s Notable Entrepreneurs, Forbes (Dec. 29, 2024), https://perma.cc/U5LB-38L7.
14 See id. (stating that “[u]nlike historical titans such as Rockefeller (oil), Carnegie (steel), or Ford (automobiles), Musk’s influence spans multiple industries . . . Musk’s ability to dominate diverse industries sets him apart from his predecessors. Few entrepreneurs in history have demonstrated such widespread influence across distinct sectors.”); Elon Musk Profile, Forbes, https://perma.cc/AR8Z-FBJX.
15 See Marc Emmer, Why Vertical Integration Is The Path To Strategic Advantage, Forbes (Jan. 29, 2024), https://perma.cc/GV9Z-CX5Z; Matt Burns, Tesla is a chain of startups, Elon Musk explains, Yahoo! Finance (Oct. 21, 2020), https://perma.cc/HRZ4-CJL7 (describing the Company as a “car manufacturing company that also builds batteries, home solar panels and, among other things, is looking to offer car insurance, too.”); Form 10-K, Tesla, Inc. (Jan. 30, 2025).
16 See Paralyzed Veteran Surgically Implanted with Neuralink Device at the Miami Project to Cure Paralysis, Univ. of Miami (June 27, 2025), https://perma.cc/GK8A-83Z2; Jenny Kleeman, Elon Musk Put a Chip in This Paralysed Man’s Brain. Now He Can Move Things with His Mind, Guardian (Feb. 8, 2025), https://perma.cc/J5AY-2AMM.
17 SpaceX, Mars & Beyond: The Road to Making Humanity Multiplanetary, https://www.spacex.com/humanspaceflight/mars/.
18 The Boring Company, Tunnels, https://www.boringcompany.com/tunnels.
19 See Buying Rating Affirmed: Tesla’s Growth Trajectory and Disruptive Market Position, Business Insider (Jan. 25, 2024), https://perma.cc/244A-GMZ2.
20 See Dave Maher, Industry Shift: With Four Departures This Year, Who Is The Longest-Tenured Automotive CEO?, Benzinga (July 8, 2019), https://perma.cc/499L-87HK.
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Best-Selling Vehicle The Tesla Model Y became the world’s best-selling passenger vehicle in 2023 — the first time in history that an EV achieved this milestone.21

Vertical Integration of SolarCity
Through the acquisition of SolarCity in 2016, Musk advanced the expansion of Tesla’s mission from sustainable transport to sustainable energy by vertically integrating clean energy generation and storage, laying the foundation for Tesla Energy.

FSD Development
Musk’s vision led Tesla to move away from LiDAR in favor of Tesla Vision, its camera-only perception system, cutting costs and supporting Tesla’s approach to developing scalable, built-in autonomy.22

Gigacasting Innovation
Musk is transforming automotive manufacturing with “gigacasting,” a process that uses giant casting machines to create large sections of a car’s frame in one piece. This innovation simplifies production, cuts costs, speeds up assembly, and improves the car’s overall strength.23

Unboxed Manufacturing
Musk is also changing how cars are built by replacing traditional linear assembly lines with an “unboxed” process in which large modules are constructed in parallel before being brought together to form the vehicle. This novel approach significantly shortens production time, reduces the space needed on the factory floor, and lowers overall costs.24

21See Felipe Munoz, Tesla Model Y secures position as world’s best-selling car in 2023, JATO (June 13, 2024) https://perma.cc/G9UN-CXY4.
22 See Tesla Vision Update: Replacing Ultrasonic Sensors with Tesla Vision, Tesla (last updated May 6, 2025), https://www.tesla.com/support/transitioning-tesla-vision; Aaron Smet, Tesla and LiDAR: Why Elon Musk Isn’t on Board with the Technology, Medium (Mar. 31, 2025), https://perma.cc/PZL3-N79Y.
23 Image posted by Tesla (@Tesla), X, The single-piece rear casting in Model Y replaces 70+ underbody parts (April 12, 2022), https://perma.cc/RR45-Z7GF; Giulio Piovaccari, Focus: Gigapresses — The Giant Die Casts Reshaping Car Manufacturing, Reuters (Feb. 10, 2023), https://perma.cc/4TZ8-SCN2.
24 The Company expects to launch the unboxed process in conjunction with the launch of its Cybercab product line; see also Ilkhan Ozsevim, Inside Tesla’s ‘radical’ manufacturing shift: How the “Unboxed” process could slash EV production costs and impact the automotive industry, Automotive Manufacturing Solutions (May 2, 2025), https://perma.cc/A494-MRV5.
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Regionalized Supply Chain
Musk led Tesla to regionalize its supply chain across continents, with major factories now operating in North America, Asia, and Europe, allowing Tesla to support global demand and mitigate supply chain risk. For example, Tesla’s Gigafactory in Shanghai is the first wholly American-owned auto plant in China.25 This strategy of vertical integration and global expansion reduces vulnerability to regulatory or geopolitical changes and is enabling Tesla to control its supply chain with greater autonomy compared to competitors, reduce external dependencies, and operate with agility and independence.

Autonomous Robotaxis
Under Musk’s leadership, Tesla launched the first vehicles in its fleet of fully autonomous Robotaxis in Austin, Texas on June 22, 2025 — marking a historic milestone as its vehicles carried passengers without human drivers for the first time.26

Market Capitalization Increase
Musk delivered unprecedented shareholder value by growing Tesla’s market capitalization from approximately $53.5 billion (at the time the 2018 CEO Performance Award received shareholder approval) to approximately $1.08 trillion as of August 29, 2025.

Securing Competitive Advantages to Scale AI through Strategic Relationships
As Tesla prepares for its next stage of transformative growth, Musk has already begun to build strategic relationships to support future efforts to scale AI-enabled products. Tesla’s recent $16.5 billion dollar deal with Samsung will assist Tesla with maximizing manufacturing efficiency for its next generation AI6 chip.27

Attracting Top Talent
In addition to the various accomplishments discussed above, we view Musk’s leadership as a significant factor in attracting highly skilled talent and fostering a culture of innovation and high performance. Musk has drawn a variety of technical talent to Tesla, including world-class engineers in manufacturing and design, robotics and AI specialists, software developers, and battery technology experts. Musk also consistently engages with his Tesla team, personally discusses solutions in detail, and motivates them with ambitious goals, which has created an environment that appeals to employees who thrive on solving unprecedented challenges. In the current competitive landscape — where technology companies routinely engage in significant “acquihire” transactions to secure elite AI talent — the Committee believes Musk’s ability to recruit and retain such talent is a significant advantage for Tesla. This attribute enhances Tesla’s ability to innovate rapidly and execute its ambitious plans for growth across multiple industries.
As a result of the achievements mentioned above, we view Musk’s leadership as nothing short of a gravitational force — pulling in the brightest minds on the planet like a “talent magnet” and forging a culture of unmatched performance and radical innovation. His philosophy favors dedication, technical knowledge, and mission alignment over traditional credentials. The opportunity to work under Musk’s leadership and guidance continues to draw elite engineers, designers, AI specialists, and employees of diverse skillsets from around the world to Tesla.

25 See Tesla gets approval to start manufacturing in China, Reuters (Oct. 17, 2019), https://perma.cc/U63Z-C3ED (stating that the Tesla factory in Shanghai is “China’s first fully foreign-owned car plant”); see also Ganesh Rao, Tesla ink first deal to build China’s largest grid-scale battery power plant, CNBC (June 20, 2025), https://perma.cc/XT2L-A3E6.
26 As of June 2025, the Robotaxis in Austin, Texas are currently deployed with safety riders.
27 See Heekyong Yang & Hyunjoo Jin, Tesla-Samsung $16.5 billion supply deal may spur chipmaker’s US contract business, Reuters (July 28, 2025), https://perma.cc/J6TU-JRZW.
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Track Record of Revolutionary Unicorn Businesses
We believe Musk is the ultimate “Growth Company CEO” based on his unique track record of revolutionizing industries and successfully scaling multiple businesses. His portfolio of achievements outside of Tesla is vast, and the following are a few examples of his successes across sectors.

* Musk co-founded X.com, which later merged with another company to form PayPal.
Musk consistently transforms his bold ideas into multi-billion dollar ventures, cementing his status as a rare, serial growth-driven value creator. From online payments to space exploration and AI, each venture disrupts the entrenched industries and scales at remarkable speed, evidencing Musk’s strategic vision matched by his tireless execution.
We believe these ventures give Musk the opportunity to develop new innovative processes that may not fit squarely within Tesla’s mission and, therefore, should not be built using Tesla’s resources. Musk’s pursuit of these other ventures provides him with knowledge and experience that often offer favorable synergies to Tesla. For example:
•
xAI’s evolution from a nascent AI chatbot startup into a leading generative AI business offers insight into cutting-edge AI developments.28 As previously announced, Tesla made xAI’s Grok chatbot available in select Tesla

28 See Alexander Zou, xAI, Contrary Research (Mar. 22, 2025), https://perma.cc/YE75-RRUG (describing xAI’s evolution as a company and the current capabilities possessed by it).
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vehicles.29 Other emerging and future AI capabilities from xAI and the AI industry may potentially lead to further advancements in autonomous decision-making and real-world adaptability, which could benefit Tesla’s vehicles and robotics offerings.30
•
Knowledge and experience from SpaceX’s rapid prototyping, vertical integration, and cost-optimized manufacturing have inspired numerous Company innovations, such as “gigacasting,” (described above), the Cybertruck’s exoskeleton design (which integrates the structural frame with the exterior for greater strength and manufacturing efficiency), and “unboxed” production processes (described above). These production processes have revolutionized vehicle assembly at significantly reduced production costs, allowing Tesla to scale EV affordability.

•
Tesla has enhanced its Gigafactory infrastructure through deployment of The Boring Company’s Prufrock-3 tunnel boring machine at Giga Texas, where a new “Cybertunnel” connects the Cybertruck production line to the logistics lot to reduce on-site traffic and improve quality.31

The examples above demonstrate how Tesla synergizes the continuous learnings and experiences Musk gains from his other ventures, while allowing each individual company to separately develop its own competitive positioning and advantage in the marketplace. As one of the most sought-after minds with a remarkable ability to build world-changing businesses, a fundamental challenge for Tesla is retaining Musk’s creative abilities and commitment. It is clear to us that Musk has the passion, drive, and resources to transform any business into the most valuable company in history.32 We believe it is in the best interests of the Company, and maximizes shareholder value, when Musk chooses Tesla because retaining Musk’s vision and leadership is strategically important to Tesla’s ability to achieve its long-term goals. Thus, given Musk’s unparalleled track record and transformative impact across industries as a Growth Company CEO, we believe that Tesla would be imprudent to risk losing his rare talents as Tesla strives to be the first to bring groundbreaking new products and technologies to market and redefine the human experience.
Though Musk continues to be involved in other organizations outside of Tesla, requiring him to divest his equity holdings in other companies or otherwise restrict his activities is not an employment condition that Musk is willing to accept, nor is it a condition that is desirable to Tesla in light of the above rationale. As evidenced by the enormous shareholder value delivered by Musk under the 2018 CEO Performance Award, it is our business judgment that the structure and size of a new performance-based award can effectively incentivize Musk to remain focused on Tesla by rewarding him for propelling Tesla into its next era of explosive growth through the development and adoption of key product lines while simultaneously creating immense wealth for Tesla’s owners — its shareholders.

29 Tesla, Grok, https://www.tesla.com/support/grok.
30 See Tesla, Tesla Q2 2024 Financial Results and Q&A Webcast, YouTube (July 23, 2024), https://www.youtube.com/watch?v=ktkCRVxTuEI (Elon stating that “. . . Tesla is learning quite a bit from xAI” at 26:11). Though xAI is also developing AI technologies, these technologies are distinct from the core technologies that Tesla is developing for its own use in FSD and Optimus.
31 See Anan Ashraf, Elon Musk’s Boring Company Is Making A Tunnel At Giga Texas For Transporting Cybertrucks, Benzinga (June 10, 2024), https://perma.cc/8SB9-3DCA.
32 See Alexandra Tremayne-Pengelly, Here’s How Much Elon Musk Companies Grew in Value in 2024, Observer (Dec. 12, 2024), https://perma.cc/5AMC-TNPV (describing how Musk’s ventures grew to unprecedented heights in 2024).
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Commentary from Influential Voices
Musk’s impact on the world is echoed by leading voices across the globe.33
The statements above convey that Musk commands credibility from leading industry titans, which is a testament not only to his track record but to the trust he continues to earn as the architect of Tesla’s long-term success. As such, many of Tesla’s most committed investors view Musk’s continued involvement as essential — not just for preserving past gains, but for unlocking the next phase of transformational growth that lies ahead.34
We also acknowledge that Musk’s high public profile attracts significant scrutiny, and that some have questioned whether his personal views or outside activities might be a distraction from his leadership of Tesla. While media coverage often emphasizes these concerns, our direct experience with Musk does not support that characterization. During our many years of working alongside him in the boardroom, we have consistently observed his dedication to Tesla and its mission, demonstrated by his willingness to take bold strategic actions in pursuit of long-term goals. He demands a high standard of conduct, not only from employees but also from himself. Although Musk can be direct and unscripted at times, we view this as emblematic of his authenticity.
C.   Why It Is Imperative that Tesla Act Now to Retain and Incentivize Musk
Spearheading the development of AI technologies is critical to Tesla’s future success, now more than ever. As the benefits that AI technology has to offer — including cost reduction, increased safety, and improved efficiency — and the potential for new business models and revenue streams become more attainable with continued, widespread research and development in the AI space, the competition to become a top provider of autonomous solutions intensifies

33 See All-In Podcast, Sundar Pichai, CEO of Alphabet | The All-In Interview, YouTube (May 15, 2025), https://www.youtube.com/watch?v=ReGC2GtWFp4; CNBC Television, JPMorgan CEO Jamie Dimon on Elon Musk: The guy is our Einstein, YouTube (Jan. 22, 2025), https://www.youtube.com/watch?v=ii08sxvgo-g; Jyoti Mann, Jensen Huang Hails Elon Musk and xAI for Building an AI Supercomputer at ‘Superhuman’ Speed, Entrepreneur (Oct. 15, 2024), https://perma.cc/T7PS-28QJ; Brie Stimson, Richard Branson says Elon Musk surprised him in his kitchen at 2 AM last year before spaceflight, Fox Business (Jan. 7, 2023), https://perma.cc/U6TJ-X4HA; The Rubin Report, Trump, Gawker, and Leaving Silicon Valley | Peter Thiel | TECH | Rubin Report, YouTube (Sept. 12, 2018), https://www.youtube.com/watch?v=h10kXgTdhNU (Peter Thiel describing Musk at 0:38 – 1:19); Danny D’Cruze, ‘Elon Musk is one of the greatest entrepreneurs’: Morgan Stanley CEO James Gorman, Business Today (Jan 20, 2023), https://perma.cc/P48U-TLYK.
34 See Al Root, Tesla Without Musk: What Replacing the Irreplaceable Would Mean for the Stock, Barrons (May 1, 2025), https://perma.cc/BQ5S-7ZD3 (stating “Tesla stock fell Thursday as investors wondered what the company — and shares — would be like without CEO Elon Musk at the helm. It wouldn’t be good.”); Adam Spatacco, Billionaire Investor Ron Baron Thinks This Artificial Intelligence (AI) Stock Could Climb 525% (Hint: It’s Not Nvidia), Nasdaq (Mar. 26, 2025), https://perma.cc/Q8SV-KV2L.
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among the AI industry’s largest players and startups alike.35 Top technology companies are in a race to the top and are offering nine-figure compensation packages to get there.36 Further, we must also acknowledge that failure to retain and incentivize Musk could put Tesla at risk of losing not only its CEO, but also its AI talent that would likely be inclined to leave Tesla in the absence of Musk’s leadership. Additionally, record market capitalization valuations37 and strategic acquihires38, are fueling increased levels of investment in AI-focused companies.39 In light of these external developments, it is clear to us that the time to take action aimed at retaining and incentivizing Musk through Tesla’s next wave of growth is now.
Further, meeting shareholder expectations of Tesla to quickly and successfully scale its new and developing product lines (including Robotaxi and Optimus) across global markets and become a leader in the AI field requires strong leadership and vision. If Musk is not retained quickly, Tesla may fall behind its competitors as it will be forced to expend time and resources realigning vision and building collaboration and trust with a successor that does not have the benefit of Musk’s goodwill as a result of his 17 year tenure as Tesla’s CEO.
Finally, it must be acknowledged that few, if any, CEOs work for free. To date, Musk has only received a portion of the compensation he was promised under the 2018 CEO Performance Award by means of the 2025 CEO Interim Award, and he has yet to receive a new CEO performance award that provides meaningful compensation for future performance. Thus, acting now to address Musk’s compensation is both reasonable and necessary to keep Musk focused on driving growth for Tesla. Though Musk will always have some interest in the wellbeing of Tesla so long as he remains a Tesla shareholder, there is little reason for him to remain at Tesla on standby (or beyond the two years required to vest in the 2025 CEO Interim Award) and invest the requisite time, effort, and energy in Tesla necessary to deliver the next wave of growth, especially while his other ventures also continue to drive innovation and investors are eager to invest in new, promising businesses.
As discussed above, the Committee believes that Musk is best suited to lead Tesla’s efforts to provide novel autonomous products and services to the marketplace, as it is Musk’s vision and expertise that have laid the groundwork for achieving this goal. In light of the AI talent wars, Tesla’s internal efforts to develop and expand its product offerings within the AI industry, the absence of a comprehensive plan to address the compensation that remains outstanding for Musk’s past performance, and the lack of any go-forward incentive to motivate Musk to keep his focus aimed at Tesla long enough to achieve meaningful results that will transform Tesla over the long-term, we believe there is a pressing need to retain and incentivize Musk immediately.
D.   Retaining and Incentivizing Musk
To retain and incentivize Musk as CEO, we considered what would motivate him. Based on our direct professional knowledge of, and negotiations with, Musk, we believe that Musk is motivated by a passion for quests to better humanity through the development of technologies that will save people time, improve quality of life, and heal the environment. These quests must be bold and ambitious — aimed at goals that most would consider unattainable or unprecedented. Musk has demonstrated a passion for these types of challenges through his various businesses, many of which afford Musk greater influence (as compared to Tesla).
Musk has also expressed on various occasions that his voting interest in Tesla is critical to him and that he wants a larger stake (and correspondingly, a stronger voice in Tesla’s strategy) if he is going to lead Tesla to bring ambitious,

35 See Trevor Wagener, Intense Competition Across the AI Stack, Computer & Communications Industry Association (Mar. 13, 2025), https://perma.cc/456Q-ADHC.
36 See Mike Isaac, Eli Tan & Cade Metz, A.I. Researchers Are Negotiating $250 Million Pay Packages. Just Like N.B.A. Stars., N.Y. Times (July 31, 2025), https://perma.cc/H63E-QZLJ.
37 See Suzanne O’Halloran, Microsoft joins exclusive $4T market cap club after AI surge, joining only one other company, FOXBusiness (July 31, 2025), https://perma.cc/3MRN-M5YZ.
38 See Janakiram MSV, Meta Invests $14 Billion in Scale AI to Strengthen Model Training, Forbes (June 23, 2025), https://perma.cc/642R-7DJN.
39 Nestor Maslej et al., The AI Index 2025 Annual Report, AI Index Steering Committee, Inst. for Human-Centered AI, Stanford Univ. (Apr. 2025), available at: https://hai.stanford.edu/ai-index/2025-ai-index-report (stating that “[b]usiness is all in on AI, fueling record investment and usage, as research continues to show strong productivity impacts.”).
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revolutionary products to market.40 These are precisely the type of products that Musk is tasked with delivering under the Product Goals specified in the 2025 CEO Performance Award. By allowing Musk the opportunity to earn additional equity, and thus increase his voting influence, he will have a more meaningful voice as a Company shareholder, “but not so much that [he] can’t be overturned”41 by fellow shareholders. Thus, we determined that offering Musk the opportunity to become more influential in Tesla’s strategic direction would be an effective motivator for him to continue driving innovation and creating exceptional shareholder value at Tesla.
In addition, given the fact that Musk (in light of the ongoing Tornetta litigation) has not received the full number of shares that he earned under the 2018 CEO Performance Award, and based on our negotiations with him, we believe that Musk requires assurances from Tesla that his work is valued and that he will be treated fairly. To be clear, we believe this must include addressing compensation for both historical and future performance.
Some critics have argued that no further compensation should be paid to Musk as he is already the wealthiest person in the world and there should be sufficient existing incentive for him to deliver to Tesla’s shareholders by owning a stake of approximately 15.26% of Tesla’s stock (without giving effect to the 207,960,630 shares still owed under the 2018 CEO Performance Award). We believe that these critiques fundamentally misunderstand Musk and his motivations. Providing Musk with the opportunity to earn additional equity-based compensation is a critical strategic move by Tesla. As part of this Committee’s work, we necessarily sought to imagine what Tesla without Musk would look like during this strategic shift, and we have determined that such a limited future is not what our shareholders deserve or desire. Without Musk, Tesla would lack the type of leadership that attracts top talent with the potential to be part of a team that pioneers future industries and transforms existing ones.42 Without Musk, Tesla may be viewed as just another EV car company and would likely no longer be viewed as a momentous force in the AI and robotics industries, threatening to reduce Tesla’s valuation, future growth opportunities, and its ability to remain a leading contender in such industries.
Tesla is not just building cars; Musk’s vision for Tesla is to harness autonomous technologies to improve society at large by redefining human labor. As detailed in Part 4 below, Tesla is pioneering autonomous mobility with its FSD system, which aims to deliver advanced autonomy across its vehicle fleet and to enable its Robotaxi service, turning cars, including many existing Tesla vehicles, into AI-powered, revenue-generating assets. Additionally, Tesla is leveraging FSD’s core AI and vision systems to allow its Bots to perceive their environment and perform tasks. Leading research analysts estimate that the humanoid robot industry could soar to approximately $4.7 trillion in global sales by 2050.43 Consistent with such projections, Tesla is developing Optimus, a humanoid Bot, with the long-term vision of transforming labor and productivity both commercially and in homes. At Tesla’s All-Hands Meeting on March 20, 2025, Musk stated that Optimus has the potential to become “the biggest product of all time by far,” projected to be “ten times bigger than the next biggest product ever made” — underscoring its disruptive potential and strategic importance.44 These initiatives reflect Musk’s vision to build an integrated ecosystem where manufacturing, AI, automation, and sustainable energy converge to reshape everyday life for the better.
This very moment is at a critical inflection point for Tesla. There is potential for dramatic growth over the next ten-year period as Tesla continues to move towards becoming the world’s leading autonomous technology company producing, among other things, fully autonomous vehicles and reimagining the concept of labor itself through the development of Bots such as Optimus. It is our belief that Musk is best suited to lead this transformation at Tesla. As such, providing a means for Musk to be paid for his remarkable previous contributions as well as incentivizing his future

40 Elon Musk (@elonmusk), X, (Jan. 15, 2024 at 2:55 PM), https://perma.cc/N3NX-M9HM; Elon Musk (@elonmusk), X, (Jan. 15, 2024 at 5:16 PM), https://perma.cc/N7VV-5A49; Tesla, Tesla Q4 and full year 2023 Financial Results and Q&A Webcast, YouTube (Jan. 24, 2024), https://www.youtube.com/watch?v=A_2Z-AEtdAg (Musk talks about 25% voting power from 26:00 – 27:35).
41 Id.
42 See Baron Capital Supports Elon Musk’s 2018 Compensation Contract, Baron Capital (June 4, 2024), https://perma.cc/FMD8-DJ48 (stating “Elon is the ultimate “key man” of key man risk. Without his relentless drive and uncompromising standards, there would be no Tesla. . . . [s]hareholders should ask themselves this question: is Tesla better off with or without Elon. . . whom we believe is the reason 6 million people applied for 12,000 jobs last year to work with this extraordinary individual.”).
43 Morgan Stanley | Research, Humanoids: A $5 Trillion Global Market (April 29, 2025).
44 Tesla, Tesla All-Hands | Q1 2025, YouTube (Mar. 20, 2025), https://www.youtube.com/watch?v=QGJysv_Qzkw.
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performance is mission critical, in the best interests of the Company, and provides the best chance to deliver unprecedented gains to all Tesla shareholders.
In light of the above key reasons outlining the Committee’s finding that Musk should be retained and incentivized, the Committee recommends the following comprehensive approach: (1) provide greater certainty to Musk that he will be fully compensated for his past services and (2) grant a new CEO performance award to Musk tied to the achievement of concrete Market Capitalization Milestones and Operational Milestones in line with Musk’s vision for Tesla to become a lead provider of autonomous solutions that meaningfully change the human experience and society for the better. At the Committee’s recommendation, Tesla has already taken an initial step towards the first of these two prongs by granting the 2025 CEO Interim Award (as further discussed in Part 3 below). However, from Musk’s perspective, the 2025 CEO Interim Award represents approximately one-third of the compensation promised by the 2018 CEO Performance Award. To properly honor the bargain struck under the 2018 CEO Performance Award the remaining balance must be delivered to Musk, which is why the Committee recommends creating the Special Share Reserve (which is further discussed in Part 3 below). To address the second prong, the Committee recommends granting a new CEO performance award to provide Musk with a strong incentive to continue driving growth and cultivating innovation at Tesla going forward (as further discussed in Part 4 below).
* * * * *
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Part 3 — Honoring Our Bargain and the Voice of Our Shareholders
A.   Background: The 2018 CEO Performance Award
On March 21, 2018, Tesla’s shareholders voted for Tesla’s grant of the 2018 CEO Performance Award to Musk, offering him the opportunity to earn and acquire up to 12% of Tesla’s total outstanding shares as of January 19, 2018 over a ten-year term if various highly ambitious hurdles were achieved.45 Tesla and its shareholders granted the 2018 CEO Performance Award to incentivize Musk’s continued leadership of Tesla over the long-term, in a manner that the Board determined was aligned with Tesla’s long-term mission and ambition to become one of the most valuable companies in the world and maximize value for shareholders. There was serious skepticism at the time that the 2018 CEO Performance Award was introduced as to whether the performance goals under the 2018 CEO Performance Award were attainable. Critics contended that achieving a market capitalization of $650 billion was “laughably impossible” and that the 2018 CEO Performance Award was “just the company’s latest publicity stunt.”46 Some even went as far as disparaging Musk as “a modern-day P.T. Barnum who has created the illusion of success.”47 Indeed, Tesla’s stock in 2018 was one of the most shorted stocks in the world following the grant of the 2018 CEO Performance Award.48
Despite widespread doubt as to whether Musk would meet the milestones underlying the 2018 CEO Performance Award, he fully earned the 2018 CEO Performance Award in 2022 (approximately five years before the end of the option term) and outperformed all CEOs at public companies with at least a $50 billion market cap as of January 2018 during that period in terms of driving market capitalization and EBITDA growth.49 Since March 2018, Musk has led Tesla to achieve approximately 20x growth in its market capitalization. Yet, Musk has been precluded from exercising any stock options under the 2018 CEO Performance Award as a result of the Delaware Court of Chancery rescinding the 2018 CEO Performance Award in its entirety,50 and it is fundamentally unfair and unreasonable for Musk to wait indefinitely to be paid (or perhaps never be paid) for delivering this extraordinary performance that has benefited Tesla and its shareholders. A deal is a deal. Musk held up his end of the bargain, and shareholders have now voted twice to deliver the compensation Musk earned under the 2018 CEO Performance Award. While the prior shareholder votes were not given effect by the Tornetta decisions, the Committee views these votes as an important indicator of shareholders’ views on Musk and the compensation that he should receive. The Committee has determined that failing to honor its previous deal will impair Tesla’s ability to retain Musk’s services going forward, as Musk may have difficulty trusting that Tesla will stand by any future compensation arrangement. It could also adversely impact the shareholders and harm Tesla in a number of meaningful ways, including Tesla’s ability to attract and retain other executives in the future.
Musk continues to be unable to exercise any portion of the 2018 CEO Performance Award due to the continuing and unresolved Tornetta litigation, which has harmed him economically and deprived him of the benefit of the bargain.51 As

45 A copy of the 2018 CEO Performance Award is attached the Company’s Proxy Statement for the 2018 Special Meeting of Stockholders held on March 21, 2018, available at https://perma.cc/24QV-9RY2. Currently, the total number of shares subject to the 2018 CEO Performance Award is 303,960,630 shares of the Company’s common stock and the exercise price is $23.34 per share as adjusted to give effect to the three-for-one stock split effected in the form of a stock dividend in August 2022 and the five-for-one stock split effected in the form of a stock dividend in August 2020. See the Company’s 2024 Proxy Statement, page 129, available at https://perma.cc/3L6N-58NY.
46 See Andrew Ross Sorkin, Tesla’s Elon Musk May Have Boldest Pay Plan in Corporate History, N.Y. Times (Jan. 23, 2018), https://perma.cc/K285-LXVR.
47 See id.
48 See Sam Pierson, Tesla: Most shorted stock ever?, S&P Global (Aug. 16, 2018), https://perma.cc/FC33-S9A9 (reporting that there was a “significant bet” against the Company with the “peak short balance in Tesla, just over $13bn, was observed on August 7th . . . . [that] equates to just over 20% of the firm’s market cap”).
49 See Part 4, Section C of this Report for a more detailed review of the 2018 CEO Performance Award.
50 The Delaware Court of Chancery’s order and final judgment ordering that the 2018 CEO Performance Award be rescinded in its entirety is currently stayed pending final disposition of the pending appeal in the Delaware Supreme Court captioned In re Tesla, Inc. Derivative Litigation, Nos. 534, 2024, 10, 2025, 11, 2025, 12, 2025 (Del.).
51 The Committee notes that the gain from exercising the 2018 CEO Performance Award will result in taxation at ordinary income rates, which are significantly higher (37% for federal income tax and 2.35% for Medicare taxes at a minimum) than long-term capital gains rates (23.8%) that would have been available on stock appreciation following an earlier exercise of the 2018 CEO Performance Award.
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of the date of this Report, the Delaware Supreme Court in Tornetta, on appeal, has not ruled as to whether Musk will be allowed to receive the benefit of the 2018 CEO Performance Award.52 Indeed, there is no assurance as to whether there will be further litigation in Tornetta even after the Delaware Supreme Court decides the appeal,53 which may only add to the existing sense of uncertainty that has been distracting Tesla for the last seven years.

* Market Capitalization Growth in the figure above is based on Tesla’s market cap of ~$53.5 billion as of March 21, 2018 (the date the 2018 CEO Performance Award received shareholder approval) compared to the Company’s market cap of ~$1.08 trillion as of August 29, 2025.
** The Interim Award was issued on August 15, 2025 following receipt of HSR approval.
As discussed in Part 2 above, the Committee has determined that retaining Musk’s services is fundamental to driving the level of transformative growth that has become a defining feature of Tesla. To keep Musk performing for and focused on Tesla, it is imperative to address the compensation rightfully owed to him for his past performance by honoring the deal struck in 2018. Accordingly, the Committee developed a two-step plan to resolve the uncertainty surrounding the prior compensation agreed upon with Musk.
B.
Step One: Granting the 2025 CEO Interim Award

As disclosed in its Letter to Shareholders, dated August 4, 2025,54 the Committee considered, and ultimately recommended to the Board, that Tesla grant the 2025 CEO Interim Award under Tesla’s 2019 Equity Incentive Plan (the “2019 EIP”) as an initial step toward addressing the compensation owed to Musk for his prior performance under the 2018 CEO Performance Award. Important factors that prompted the Committee to recommend the immediate action of granting the 2025 CEO Interim Award included: (1) lack of certainty as to when the Tornetta litigation would be resolved (with no hearing date scheduled at the time the 2025 CEO Interim Award was granted), including Musk’s concerns about it, and (2) intensifying competition in the AI industry (including to hire and retain top talent). The

52 On August 12, 2024, the Delaware Supreme Court scheduled oral arguments on the Tornetta appeal for October 15, 2025.
53 There is no assurance when the Delaware Supreme Court will issue its ruling on Tornetta and whether it will dispositively rule on all issues so that Musk can exercise the 2018 CEO Performance Award as opposed to sending the case back to the Chancery Court for further proceedings.
54 A copy of the Letter to Shareholders is attached to the Company’s Current Report on Form 8-K, filed on August 4, 2025 and available at: https://perma.cc/3GT6-JH9V.
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Committee determined that, despite the potential significant accounting charge that may be incurred by Tesla, granting the 2025 CEO Interim Award was an important first step to recognizing Musk’s past accomplishments and the extraordinary value he delivered to Tesla and its shareholders. A summary of the key terms of the 2025 CEO Interim Award is included below55:
Term	Summary
Number of Shares	• 96 million shares of restricted common stock.
Vesting
•
Vests on August 3, 2027, subject to Musk remaining in continuous service as CEO or as an executive officer responsible for product development or operations (as approved by the Board’s disinterested directors) (“Continued Eligible Service”) through such date.

Purchase Price
•
$23.34 per share that vests, which is equal to the adjusted exercise price per share under the 2018 CEO Performance Award.

•
The purchase price would be paid upon the 2025 CEO Interim Award vesting (August 3, 2027).

Holding Period
•
Musk will not sell, transfer or dispose of the shares covered by the 2025 CEO Interim Award for five years starting from the grant date (August 3, 2025), except (i) as required to satisfy taxes due in respect to vesting of the 2025 CEO Interim Award, pay the purchase price or both, (ii) in transactions that involve merely a change of form in which Musk owns the shares covered by the 2025 CEO Interim Award, or (iii) as may be permitted by the disinterested directors of the Board acting as administrator, consistent with the Company’s internal policies (with any sales for the purposes described in (i) and (ii) to be conducted through an orderly disposition in coordination with the Company).

Early Forfeiture
•
The 2025 CEO Interim Award will be immediately forfeited and returned to the Company if, prior to vesting, there is a final, non-appealable judgment, order or decision with respect to the action captioned Tornetta v. Elon Musk et al., C.A. No. 2018-0408-KSJM (Del. Ch.), or any pending or future appeal, including In re Tesla, Inc. Derivative Litigation, Nos. 10, 2025, 11, 2025 (Del.) (a “Tornetta Decision Event”) that results in Musk becoming able to exercise in full the 2018 CEO Performance Award.

No Double Dip
•
If there is a Tornetta Decision Event that results in Musk becoming able to exercise options covered by the 2018 CEO Performance Award, but does not result in early forfeiture, then: (i) if the Tornetta Decision Event occurs prior to vesting, shares covered by the 2025 CEO Interim Award will be reduced to the extent that (a) the sum of the 2025 CEO Interim Award shares and any amount of options exercisable under the 2018 CEO Performance Award exceeds (b) the total number of options subject to the 2018 CEO Performance Award in full (the “Excess Amount”); and (ii) if the Tornetta Decision Event occurs after vesting, Musk will return or otherwise repay the Company for shares issued under the 2025 CEO Interim Award equal to the Excess Amount and the Company will return or otherwise repay the purchase price. Alternatively, rather than returning or repaying as contemplated in clause (ii), Musk may elect to forfeit the number of options underlying the 2018 CEO Performance Award equal to the Excess Amount.

Limited Pledging
•
Solely in order to satisfy payment of the purchase price and taxes due in respect of the vesting of the 2025 CEO Interim Award, Musk may pledge any shares he beneficially owns (including, without limitation, the 2025 CEO Interim Award and the 2018 CEO Performance Award).

55 Further details, including definitions of capitalized terms in the chart below, regarding the terms of the 2025 CEO Interim Award as well as a copy of the 2025 CEO Interim Restricted Stock Agreement can be found in the Company’s Current Report on Form 8-K, filed on August 4, 2025 and available at: https://perma.cc/KHP3-NP68.
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Term	Summary
Additional Vesting Provisions
•
The 2025 CEO Interim Award will vest on an accelerated basis prior to the second anniversary of the date of grant (August 3, 2025) upon (i) a Change in Control (as defined in the 2019 EIP) if Musk is in Continued Eligible Service or (ii) his death if his death results in cessation of Continued Eligible Service.

While the 2025 CEO Interim Award demonstrated Tesla’s commitment to making Musk whole by effectively providing a down payment on the 2018 CEO Performance Award, the 2025 CEO Interim Award, standing alone, does not deliver the full compensation promised to Musk for his extraordinary prior performance. The 2025 CEO Interim Award was not intended to be a settlement of the 2018 CEO Performance Award, and it does not extinguish Tesla’s promises thereunder. Thus, the Committee believes, based on its negotiations with Musk and core principles of fairness and respect, that further action is required to enable Musk to realize the full value of the bargain he struck with Tesla seven years ago. Anything less would risk damaging Tesla’s relationship with its CEO and its ability to retain Musk (or any future executive).
C.
Step Two: Establishing A Special Share Reserve

In addition to the recent 2025 CEO Interim Award, the Committee determined that the Board should take additional steps to assure Musk that he will receive the full value of the 2018 CEO Performance Award. The Committee considered various options for achieving this objective, including potential approaches presented by management and discussed with the Committee’s advisors. Among the potential solutions put forward, management recommended amending and restating the 2019 EIP to enable a potential future equity grant to Musk. Doing so has the added benefit of providing the Board with a timely opportunity to consider increasing the existing share pool under the 2019 EIP for other Tesla employees to account for the decrease from the recent 2025 CEO Interim Award.
After a thorough review of this and other options (as discussed in the following section below), the Committee ultimately determined that amending and restating the 2019 EIP to enable a potential future equity grant to Musk was the best solution in its business judgment and recommends the Board adopt this approach, subject to shareholder approval. To enable a potential future equity grant to Musk, the Committee recommends that the Board include the Special Share Reserve under the amended and restated 2019 EIP consisting of 207,960,630 shares, which is equal to the number of shares underlying the stock options in the 2018 CEO Performance Award, minus the shares awarded under the 2025 CEO Interim Award. The Special Share Reserve may only be used for the sole purpose of making any future equity grants to Musk (a “Musk Award”). Shares not used for a Musk Award cannot inure to the benefit of any other employee of Tesla. The Committee also recommends that the Board retain flexibility in determining the form and timing of any Musk Award using the Special Share Reserve, with a commitment from the Board that there would be no material additional benefit to Musk.56 For example, when granting the 2025 CEO Interim Award, the Board ensured that Musk could not exceed the number of shares underlying the 2018 CEO Performance Award by including a “no double dip” provision.
Establishing a Special Share Reserve provides flexibility and further certainty in addition to the 2025 CEO Interim Award during an otherwise unpredictable time for Tesla resulting from the prolonged Tornetta litigation. The Committee believes that Tesla and defendants have a strong legal position in the Tornetta appeal, and its recommended approach allows the Board to monitor the proceedings in the Tornetta appeal as a factor for its consideration when deciding, in its business judgment, whether to take any action with respect to the Special Share Reserve.
Unlike the 2025 CEO Interim Award, which could potentially cause Tesla to recognize a compensation expense, creating the Special Share Reserve, by itself, does not have any adverse accounting implications for Tesla because the creation of the Special Share Reserve does not involve granting an award at this time. As further discussed below, granting a Musk Award now may result in a significant accounting expense that might otherwise be avoided if there is a favorable result in the Tornetta appeal. Nevertheless, the Committee in no way suggests that there be limits on how quickly action can be taken under the Special Share Reserve following shareholder approval. The Board could decide, at

56 As an example, to the extent Musk receives any shares by exercising the options under the 2018 CEO Performance Award, he should not then be able to receive shares under a Musk Award using the Special Share Reserve to receive the same shares, or vice-versa. In any case, the number of shares awarded to Musk through any combination of the 2018 CEO Performance Award, 2025 CEO Interim Award, and any Musk Award should not exceed 303,960,630 shares of common stock, which is the total amount of shares promised under the 2018 CEO Performance Award.
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such time that it deems appropriate in its business judgment based on the available facts, that this risk of incurring a significant accounting cost by using the Special Share Reserve for a Musk Award may be appropriate to avoid further delays in compensating Musk. The Special Share Reserve allows the disinterested members of the Board (or a committee thereof), in exercising their business judgment when evaluating these considerations, to act at any time they determine to be appropriate without the need for another shareholder vote.
D.
Other Alternatives

In conducting its work, the Committee considered other alternatives to the Special Share Reserve to create certainty that Musk will be fully and fairly compensated for his past services, including:
(1)
taking no further action after the 2025 CEO Interim Award,

(2)
granting an additional immediate award similar to the 2025 CEO Interim Award, and

(3)
seeking re-ratification (or equivalent action) of the 2018 CEO Performance Award.

The Committee does not recommend any of these approaches for the reasons noted below.
Taking No Further Action after the 2025 CEO Interim Award
As noted above, the 2025 CEO Interim Award, standing alone, does not provide an appropriate or fair solution for fully compensating Musk for his past services, nor was it intended to function as a comprehensive solution to Musk’s inability to acquire all the shares underlying the 2018 CEO Performance Award. The Committee believes it to be inequitable and damaging to both Tesla and Musk to take no further action at this time with regard to the outstanding obligations remaining under the 2018 CEO Performance Award. Tesla risks losing Musk’s services if it is not committed to compensating him for his extraordinary performance consistent with the deal he reached with Tesla through the 2018 CEO Performance Award. This means creating a mechanism that addresses Musk’s concern as to whether he will be able to exercise the full amount of the stock options he earned under the 2018 CEO Performance Award. Musk drove transformational change for the benefit of Tesla’s shareholders, and he should be allowed to benefit from the bargain he entered into with Tesla. It is the Committee’s determination that Tesla cannot sufficiently incentivize Musk as CEO without first addressing his lack of full and fair compensation for his prior service. Tesla’s ability to retain and incentivize any executive (whether Musk or someone else) depends on its ability to be perceived as a reputable counterparty that honors its obligations. As discussed above, a deal is a deal. By taking no further action now, Tesla would ignore the will of Tesla’s shareholders and potentially irreparably damage Tesla’s relationship with the leader it believes to be best qualified to drive its future growth.
Granting an Additional Immediate Equity Award
The Committee also considered recommending that the Board seek shareholder approval to grant an additional immediate equity award equal to the number of shares underlying the 2018 CEO Performance Award, minus the number of shares granted under the 2025 CEO Interim Award to Musk. However, the Committee believes that doing so is not necessary in light of the immediate retentive value of the 2025 CEO Interim Award and the Committee’s cautious optimism that the 2018 CEO Performance Award will be reinstated by the courts. In making this
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determination, the Committee considered and balanced various factors, including the possibility that further immediate action could cause Tesla to recognize a significant accounting charge (in addition to the potential accounting charge from the 2025 CEO Interim Award).57 Accordingly, the Committee determined that a better solution for addressing the remaining obligations under the 2018 CEO Performance Award was to grant the Board flexibility and adaptability needed to address a range of possible outcomes and timing considerations, including the possibility that no additional equity awards would be needed (or corresponding accounting charges be incurred) to make Musk whole if the 2018 CEO Performance Award is fully reinstated.
Nevertheless, the Committee understands that the Board may subsequently determine that incurring an accounting charge in connection with an equity award to Musk is justified and outweighs the associated risks, in which case it could do so by using the Special Share Reserve to grant a Musk Award. Even if the Board takes precautions to preclude any additional material benefit to Musk, granting a new award prior to the resolution of Tornetta could result in an accounting charge that might not be reversible. Further, if the Board does not grant a Musk Award and the outcome of Tornetta results in the reinstatement of the 2018 CEO Performance Award, then Musk would no longer be blocked from the 2018 CEO Performance Award and no accounting expense associated with a Musk Award would ever be recognized by Tesla. However, the Committee acknowledges that this outcome in Tornetta is not guaranteed. In weighing the importance of retaining Musk against the risk of losing his services or commitment, and taking into account the uncertainty created by the prolonged Delaware litigation, the Committee determined that it is in the best interests of the Company for the Board, while exercising its business judgment based on the facts available at the relevant time, to have discretion to grant a Musk Award as circumstances warrant.
Re-Ratification (or Equivalent Action) of the 2018 CEO Performance Award
The Committee also contemplated seeking another ratification vote as a potential pathway to avoid recognizing a significant accounting charge. In evaluating this option, the Committee considered that it would involve complex legal questions, including whether such a vote would be subject to further litigation challenges and potential litigation in multiple states. The Committee also recognized that a new vote could introduce additional uncertainty into the ongoing Tornetta litigation, which could further delay the resolution of Musk’s compensation in the courts for an extended period. Ultimately, the Committee concluded that pursuing this path would not guarantee the desired accounting treatment or eliminate the risk of continued litigation or delay, which could further burden Tesla and its shareholders. Based on these considerations, and given the prior two favorable votes and the availability of more reliable alternatives to address Musk’s previously earned but largely unpaid compensation, the Committee decided not to recommend this approach.
E.
Conclusion

After a thorough review, which involved balancing the benefit of immediately delivering the remaining compensation Tesla and its shareholders promised to Musk against the associated cost to Tesla and its shareholders, with the objective of incentivizing and retaining Musk, the Committee recommends that the Board, subject to requisite approval by Tesla’s shareholders, amend and restate the 2019 EIP to establish a Special Share Reserve. The Committee further recommends that the Board retain adequate discretion and flexibility (including the authority to modify, implement, and administer the amended and restated 2019 EIP as necessary, in its business judgment, to effect the intent of the Special Share Reserve) in determining the form and timing of any Musk Award granted in the future using the Special Share Reserve, with a commitment from the Board to avoid any windfall to Musk.
* * * * *

57 For example, and for illustrative purposes only, if the Company had issued 207,960,630 shares to Musk on August 19, 2025, the accounting grant date fair value would have been approximately $56.2 billion. This amount is based on the closing stock price of $329.31 on August 19th and substantially the same assumptions used to calculate the illustrative grant date fair value for the 2025 CEO Interim Award set forth in the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2025. Such illustrative grant date fair value is not indicative of the actual grant date fair value to be reflected in the Company’s financial statements if the Company were to grant such an award today or at any time in the future.
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Part 4 — Incentivizing Extraordinary Growth Through the 2025 CEO Performance Award
The 2025 CEO Performance Award was structured with the primary objective of delivering approximately 12% of additional voting power to Musk in exchange for Musk driving long-term stratospheric Company stock price growth by meeting financial and Product Goals subject to an extended vesting period.
Set forth below is an overview of key provisions in the 2025 CEO Performance Award recommended by the Committee. A copy of the 2025 CEO Performance Award Agreement is attached as Annex C to Tesla’s 2025 Proxy Statement.58
Provision	Summary
Type of Award	Performance-based restricted common stock.
Grant Date	Date of Board approval (expected to be on or around September 3, 2025).
Number of Shares	423,743,904 shares of the Company’s common stock, which represents 12% of the Company’s outstanding shares as of August 29, 2025, inclusive of all shares of common stock underlying the 2018 CEO Performance Award and excluding the 2025 CEO Interim Award.
Share Issuance	Shares under the 2025 CEO Performance Award are to be issued upon the later of HSR approval or shareholder approval.
Incentive Structure — Earned Shares	The number of shares that may be earned under the 2025 CEO Performance Award is divided equally into 12 tranches of 35,311,992 shares per tranche. Each tranche may be earned by achieving Performance Milestones as described below. Shares earned under a tranche, as certified by the disinterested directors, are referred to in this Report as “Earned Shares.”
Performance Milestones	Shares for a tranche are earned by meeting both a Market Capitalization Milestone and an Operational Milestone during the 10-year period following the Grant Date (the “Performance Period”). Any one of the 12 Operational Milestones can be matched with any one of the 12 Market Capitalization Milestones to earn shares allocated to a tranche. A Market Capitalization Milestone and an Operational Milestone that are achieved at different points in time can be matched together. Once Performance Milestones are achieved and certified for a tranche, the resulting Earned Shares are forever deemed achieved.
Market Capitalization Milestones
•
12 Market Capitalization Milestones.

•
First tranche requires a market capitalization of $2 trillion.

•
Each tranche from the 2nd tranche through the 10th tranche requires an additional $500 billion in market capitalization increase to vest.

•
The 11th tranche and 12th tranche require a market capitalization of $7.5 trillion and $8.5 trillion, respectively, along with approval of a framework for long-term CEO succession developed by the Board with Musk’s participation and approved by disinterested directors.

Except for a Change in Control (as described below), both current and sustained market capitalization is required for a Market Capitalization Milestone to be met; specifically, each Market Capitalization Milestone must be met on both a six-calendar month trailing average (based on trading days) basis and a 30-calendar day trailing average (based on trading days) basis.

58 Capitalized terms used in the Report but not otherwise defined herein have the meanings ascribed to them in the 2025 CEO Performance Award Agreement.
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Provision	Summary
Operational Milestones	There are two types of Operational Milestones — eight tied to Adjusted EBITDA59 targets and four tied to Product Goals, which are described below in Section A of this Part 4. An Operational Milestone may be deemed to be achieved if certain events outside the Company’s control make achieving a New Product Goal (as defined in the 2025 CEO Performance Award Agreement) unattainable during the Performance Period and a Market Capitalization Milestone that has not already been matched against an Operational Milestone has been sustained for a 30-day, six-month, and one-year period.
Voting Rights	During the Performance Period, shares that have not been certified as Earned Shares will be voted in accordance with a voting agreement. Once shares are certified as Earned Shares, Musk may vote such shares without restriction, subject to remaining in Eligible Service (as defined below) up until such shares vest and paying the offset amount and taxes for such shares after vesting.
Vested Shares — Post-Milestone Service Dates
Only Earned Shares may vest under the 2025 CEO Performance Award. An Earned Share vests and becomes non-forfeitable (a “Vested Share”) when Musk satisfies a service vesting requirement. Shares that become Earned Shares on or before the fifth anniversary of the Grant Date vest seven years and six months after the Grant Date (the “First Post-Milestone Service Date”), provided Musk remains in Eligible Service. Shares that become Earned Shares after the fifth anniversary of the Grant Date but before the end of the Performance Period become vested on the tenth anniversary of the Grant Date (the “Second Post-Milestone Service Date”), provided Musk remains in Eligible Service.
The Eligible Service requirement for vesting in Earned Shares is waived if either (a) the Company terminates Musk’s services without Cause (as defined in the 2025 CEO Performance Award Agreement) or on account of death or Disability (as defined in the 2025 CEO Performance Award Agreement) or (b) Musk continues in Eligible Service up until a Change in Control.

Eligible Service	Musk must be employed as either (i) the Company’s Chief Executive Officer or (ii) as an executive officer responsible for the Company’s product development or operations, as approved by the disinterested directors of the Board, to continue vesting under the 2025 CEO Performance Award (“Eligible Service”). If Musk is providing services other than in one of the specified roles above or he terminates employment any shares that have not become Vested Shares under the 2025 CEO Performance Award will be forfeited.
Offset Amounts to Vested Shares	The 2025 CEO Performance Award only provides an economic benefit to Musk upon vesting to the extent that the Company’s share price is greater than the share price on the Grant Date. The number of Earned Shares (if any) that vest on the First Post-Milestone Service Date will be reduced by a number of shares having a fair market value on that date equal to the Initial Offset Amount (as defined below) unless Musk

59 “Adjusted EBITDA” on a Determination Date (as defined in the 2025 CEO Performance Award Agreement) means the Company’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses, as reported by the Company in its financial statements on Forms 10-Q and 10-K (or other Exchange Act filing) filed with the SEC, for the four (4) consecutive fiscal quarters of the Company that immediately precede such Determination Date. For the avoidance of doubt, for purposes of the 2025 CEO Performance Award Agreement, Adjusted EBITDA shall be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K (or other Exchange Act filing) filed with the SEC, as applicable. The Committee determined that it was appropriate to use the Company’s current non-GAAP financial measure definitions for Adjusted EBITDA in light of the fact that recent accounting pronouncements have changed the way in which the Company must account for digital asset gains and losses.
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Provision	Summary

elects to pay the Company an amount in cash equal to the Initial Offset Amount not later than the First Post-Milestone Date. The “Initial Offset Amount” is the fair market value of a share of the Company’s stock on the Grant Date, multiplied by the number of Earned Shares (if any) that become Vested Shares on the First Post-Milestone Service Date.
The number of Earned Shares (if any) that vest on the Second Post-Milestone Service Date will be reduced by a number of shares having a fair market value on that date equal to the Final Offset Amount (as defined below) unless Musk elects to pay the Company an amount in cash equal to the Final Offset Amount not later than the Second Post-Milestone Service Date. The “Final Offset Amount” is the fair market value of a share of the Company’s stock on the Grant Date, multiplied by the number of Earned Shares (if any) that become Vested Shares on the Second Post-Milestone Service Date. References to an “Offset Amount” means either the Initial Offset Amount or the Final Offset Amount.

Holding Period	The five-year holding period begins when a share under the 2025 CEO Performance Award becomes an Earned Share. Only shares that have both satisfied the holding period requirement and that have become Vested Shares can be transferred to a third party for value. As a result, a Vested Share may continue to be subject to a holding period requirement depending upon when such Vested Share had first been deemed an Earned Share during the Performance Period.
Change in Control	Shares may become Earned Shares upon a Change in Control due to meeting only Market Capitalization Milestone(s) that are based on the sale proceeds resulting from a Change in Control, provided Musk is then in Eligible Service.
Limited Pledging Allowance	Solely in order to satisfy taxes due in respect of Vested Shares (including the withholding requirements) or making an elective payment of the applicable Offset Amount, Musk may pledge any Vested Shares beneficially owned by him.
Tax Withholding	Musk can meet tax withholding requirements through a netting of shares under the 2025 CEO Performance Award (as opposed to selling shares into the market to raise funds); otherwise, Musk must remit tax withholding amounts in cash to the Company no later than the applicable vesting date.
Section A of this Part 4 describes the structure of the 2025 CEO Performance Award. Section B highlights why the Committee is recommending performance-based restricted stock over other forms of equity for the 2025 CEO Performance Award. Sections C — F of this Part 4 provide additional details as to the Committee’s diligence and other aspects of the Committee’s review, including cost implications of the 2025 CEO Performance Award.
A.   Structure of the 2025 CEO Performance Award
In addition to addressing concerns surrounding Musk’s compensation tied to the past, the Committee determined that providing Musk with a new CEO performance award is equally crucial to retaining and incentivizing him for future performance over the long term. In connection with the Committee’s Purpose, the Committee aimed to design an equity award for Musk that incentivizes the same type of extraordinary growth experienced under the 2018 CEO Performance Award on an even larger scale, which made the framework and structure of the 2018 CEO Performance Award a logical starting point for the Committee’s work.60 The Committee believes that Tesla and its shareholders greatly benefited from the bargain it struck with Musk through the 2018 CEO Performance Award. As such, the Committee has designed the 2025 CEO Performance Award using the chassis of the successful 2018 CEO Performance Award, which in turn followed the structure of the pay-for-performance award granted to Musk in 2012 (the “2012 CEO Performance Award”).
Set forth below is a comparison of the long-term incentive structure under the 2025 CEO Performance Award with the 2012 CEO Performance Award and 2018 CEO Performance Award:

60 See Part 4 Section C of this Report regarding the analysis and review of the 2018 CEO Performance Award by the Committee prior to designing the 2025 CEO Performance Award.
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Comparison of the 2012 CEO Performance Award, 2018 CEO Performance Award, and 2025 CEO Performance Award
	2012 CEO Performance Award	2018 CEO Performance Award	2025 CEO Performance Award
% Compensation At-Risk	100%	100%	100%
Market Capitalization at Time of Award	~$3.2 billion	~$53.5 billion	~$1 trillion
% Shares Allocated per Tranche	0.5%	1%	1%*
Market Capitalization Increment per Tranche	$4 billion	$50 billion**	$500 billion***
Operational Milestones	Strategic Product Development Goals	Adjusted EBITDA and Revenue	Adjusted EBITDA and Strategic Product Development Goals
Number of Tranches	10	12	12
Holding Period	—	5 Years	5 Years
Minimum Total Shareholder Value Created at Final Market Capitalization Milestone	$40 billion	$600 billion	$7.5 trillion
* The 2025 CEO Performance Award is structured in the form of restricted stock, which is anticipated to result in issuance of shares later this year following HSR and shareholder approval. Though the shares underlying this award are delivered immediately upon receipt of all requisite approvals, the 2025 CEO Performance Award requires Musk to enter into a voting agreement61, which restricts Musk from exercising or directing the exercise of voting rights attached to these shares until shares are deemed to be Earned Shares.
** Each tranche, other than the first, required an additional $50 billion increase in market capitalization. The first market capitalization milestone was $100 billion; the last market capitalization milestone was $650 billion.
*** The first Market Capitalization Milestone is $2 trillion, and the last Market Capitalization Milestone is $8.5 trillion. Each tranche, other than the last two, requires an additional $500 billion increase in market capitalization. Each of the last two tranches requires an additional $1 trillion increase in market capitalization.
The design of the 2018 CEO Performance Award reflected an understanding of what would be important to Musk and represented an opportunity for shareholders to embrace his vision of Tesla’s future at that time, including the mission to accelerate the world’s transition to sustainable energy. Additionally, this design kept Musk motivated by tying shareholder gains with his personal ambitions. Borrowing from the successful philosophy of the 2018 CEO Performance Award, the 2025 CEO Performance Award is designed so that Musk realizes the full value of the award if, and only if:
(1)
he provides unprecedented growth by making Tesla the most valuable company in the world so that its market capitalization would be at least $8.5 trillion, which is slightly greater than the combined market capitalizations of Meta, Microsoft and Alphabet today;62 and

(2)
he successfully achieves 12 Operational Milestones, including achieving Product Goals and hitting record-breaking Adjusted EBITDA targets.

Number of Tranches
Similar to the 2018 CEO Performance Award, the 2025 CEO Performance Award is structured with 12 tranches that each provide Musk the opportunity to earn up to 1% of Tesla’s outstanding equity (inclusive of all shares of common stock underlying the 2018 CEO Performance Award and excluding the 2025 CEO Interim Award, as noted above), subject to reaching Performance Milestones and remaining employed by Tesla in Eligible Service (as further discussed under

61 Voting rights for shares that are not Earned Shares will be subject to a voting agreement requiring any such unearned shares to be voted or caused to be voted proportionately to the votes of all other holders of all other shares of Tesla capital stock at any annual or special meeting of Tesla, adjournment or postponement thereof, and for every action or approval by written consent or consents of Tesla’s shareholders.
62 As of August 29, 2025, the market capitalization of Meta is approximately $1.9 trillion, the market capitalization of Microsoft is approximately $3.8 trillion, and the market capitalization of Alphabet is $2.6 trillion.
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the section titled “Eligible Services for Vesting” below). It is the Committee’s belief that this tiered structure will keep Musk incentivized to attain transformational change for Tesla.
Structure of Performance Milestones
Following the framework of the 2018 CEO Performance Award, the 2025 CEO Performance Award requires both attaining a Market Capitalization Milestone and an Operational Milestone for Musk to earn the shares of Tesla’s common stock allocated to an award tranche. The Market Capitalization Milestones must be achieved sequentially while the Operational Milestones can be achieved in any order.
For example, Musk can earn the first tranche of the 2025 CEO Performance Award if Tesla reaches a market capitalization of $2 trillion and Tesla achieves one of the following: (i) delivers its 20 millionth vehicle, (ii) achieves an Adjusted EBITDA of $50 billion, (iii) delivers 1 million paid-for Bots, (iv) attains 10 million active FSD subscriptions, or (v) places 1 million Robotaxis in commercial operation, whichever happens first.
Illustrative example of achievement of a tranche:
For each subsequent tranche, Tesla must increase its market capitalization by another $500 billion (until the final two Market Capitalization Milestones are left outstanding, in which case Tesla must increase its market capitalization by $1 trillion) and achieve a previously unmet Operational Milestone (including deemed achievement of certain Product Goals due to a Covered Event).63
Like the 2018 CEO Performance Award, the 2025 CEO Performance Award does not allow Musk to earn any tranche of the 2025 CEO Performance Award on a pro rata basis based on partial achievement of a milestone. Requiring that Market Capitalization Milestones be paired with the achievement of Operational Milestones is intended to compensate Musk only when there are sustained, measurable results that are realized under Musk’s leadership. This principle is preserved even if a Covered Event occurs that results in the Executive Compensation for Fiscal Year 2024 — 2024 of a certain Product Goal by requiring that the Market Capitalization Milestone to be matched with such deemed-to-be- achieved Product Goal be sustained for a 30-day, six-month, and one-year period.
The 2025 CEO Performance Award has a reduced number of 12 Operational Milestones to match the 12 Market Capitalization Milestones that can be achieved to earn an award tranche (as compared to the 16 Operational Milestones under the 2018 CEO Performance Award). Further, the Operational Milestones under the 2025 CEO Performance Award include four Product Goals (described below) tied to key indicators of product development, along with eight prescribed Adjusted EBITDA targets (in lieu of revenue targets). The reduced number of Operational Milestones is responsive to input received from shareholders that there were too many opportunities for Musk to earn the entire 2018 CEO Performance Award. While disagreeing with the premise of this input, the Committee has matched the number of Operational Milestones to the total number of tranches, thereby generally requiring that every Operational Milestone be achieved to fully earn the 2025 CEO Performance Award, including generation of at least $400 billion of Adjusted EBITDA (as defined below) for three separate, nonoverlapping periods of four consecutive quarters.
The chart set forth below illustrates the combination of Market Capitalization and Operational Milestones that must be met in order to earn shares under the 2025 CEO Performance Award64:

63 See “Additional Provisions Under the 2025 CEO Performance Award” below for further detail regarding the Covered Event provision under the 2025 CEO Performance Award.
64 As further discussed in the below subsection titled “Additional Provisions under the 2025 CEO Performance Award,” Musk must also participate in the Board’s development of a framework for long-term CEO succession, to be approved by the Administrator in good faith, in order to earn either of the last two tranches of the 2025 CEO Performance Award.
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Market Capitalization Milestones
The Committee believes that attaining all of the Market Capitalization Milestones set forth in the table above will be extraordinarily difficult and challenging for Tesla, and for Musk personally. However, if these milestones are met, it will deliver unprecedented shareholder value. As of the date of this Report, no publicly traded company in the world has attained a market capitalization of more than $5 trillion,65 and meeting all the Market Capitalization Milestones would result in a company value of $8.5 trillion, a valuation slightly greater than the combined market values of Meta, Microsoft and Alphabet today.66
To that end, the Committee considered the 5-year and 10-year compounded annual growth rates (“CAGR”) that would be required to achieve the Market Capitalization Milestones under the 2025 CEO Performance Award (as compared to Tesla’s market capitalization of $1,024,524,066,263 as of market close on June 30, 2025), which are set out below:

65 See https://companiesmarketcap.com/ for a list of publicly traded companies by market cap.
66 Supra note 62.
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	Resulting CAGR over 5 and 10 Years
Market Capitalization	Market Capitalization
Milestones	5-Year CAGR	10-Year CAGR
$2,000,000,000,000	14.3%	6.9%
$2,500,000,000,000	19.5%	9.3%
$3,000,000,000,000	24.0%	11.3%
$3,500,000,000,000	27.9%	13.1%
$4,000,000,000,000	31.3%	14.6%
$4,500,000,000,000	34.4%	15.9%
$5,000,000,000,000	37.3%	17.2%
$5,500,000,000,000	39.9%	18.3%
$6,000,000,000,000	42.4%	19.3%
$6,500,000,000,000	44.7%	20.3%
$7,500,000,000,000	48.9%	22.0%
$8,500,000,000,000	52.7%	23.6%
Compensia has advised the Committee that the absolute magnitude of the combined Market Capitalization and Adjusted EBITDA Operational Milestones exceed any publicly disclosed awards it has observed to date. Significant value creation and shareholder returns need to be realized for Musk to be able to earn all tranches under the 2025 CEO Performance Award, while allowing for some earning in difficult market conditions where there is strong operational performance.67
Operational Milestones — Product Goals68
Similar to the 2012 CEO Performance Award, the Committee believes that achieving Product Goals should be an important part of earning the 2025 CEO Performance Award. Developing new or expanding existing lines of business within Tesla that leverage its AI and manufacturing expertise has the possibility of expanding Tesla’s profitability in ways that are likely to significantly increase shareholder value. The Committee therefore recommends the adoption of each of the following Product Goals consistent with Musk’s vision of Tesla’s future:
1.
20 Million Tesla Vehicles Delivered:   means the Company has cumulatively Delivered 20 million Tesla Vehicles (from the time of the first Delivery of a Tesla Vehicle).

2.
10 Million Active FSD Subscriptions:   means there is an average daily aggregate number of at least 10 million subscriptions over a consecutive three-month period through accounts established with the Company that

67 The Committee considered engaging a leading independent, disinterested expert to confirm its assessment of the difficulty of the Market Capitalization Milestones, including an assessment of the scope of the Company’s projected growth over a 10-year term. As part of its diligence, and in exercising its business judgment, the Committee reached out to several investment banks and other financial advisory services to determine whether such advice was available in the marketplace. After several exploratory outreaches, the Committee determined that none could be fully independent due to conflicts of interest or were otherwise unable to provide the type of analysis requested in a manner that would provide meaningful and credible input to the Committee, as investment banks are generally not in the business of providing long-term assessments on companies like Tesla, which is simultaneously pursuing business lines across various sectors. Accordingly, the Committee recognized that the third-party expertise required to undertake such an analysis was not readily available nor would such viewpoints meaningfully supplement the Committee’s firsthand experience from years of Board service. Thus, though the Committee understood that this traditional type of analysis would not accurately evaluate the novel structure or the extended period covered by the 2025 CEO Performance Award, the Committee felt confident it could proceed to properly conduct its analysis with the support of its various other advisors and consideration of other external third-party resources, as outlined above.
68 The discussion of the Product Goals both below and elsewhere in this Report, including applicable definitions, is qualified in its entirety by reference to the 2025 CEO Performance Award Agreement.
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provide access to FSD by means of a single payment to the Company for an indefinite period or repeat purchase or similar transaction with the Company for any period, paid for by any individual or entity (other than the Company) or any licensee authorized to sell subscriptions on behalf of the Company. For the avoidance of doubt, the foregoing excludes free trial subscriptions and is generally intended to count a single user with two subscriptions as two distinct subscriptions.
3.
1 Million Robotaxis in Commercial Operation:   means that there is an average daily aggregate number of at least 1 million Robotaxis commercially operated by or on behalf of the Company over a consecutive three-month period, as part of a transportation service.

4.
1 Million Bots Delivered:   means the Company has cumulatively Delivered at least 1 million Bots (from the Date of Grant).

As part of its process, the Committee, through its meetings with Musk and members of Tesla’s management, determined that Tesla’s vehicle fleet, FSD technology, Robotaxi, and Bots are the core product lines Tesla should prioritize over the coming years to orient Tesla towards Master Plan Part IV’s vision of Sustainable Abundance, which the Committee believes represent the greatest opportunities for generating record-breaking returns for its shareholders. Based on this assessment, the Committee structured the 2025 CEO Performance Award to include development, production, and wide-scale adoption of this portfolio of products.
Product Goals — Creating Sustainable Value for Tesla’s Shareholders
The Committee believes that each of the four Product Goals underlying the 2025 CEO Performance Award represents a meaningful opportunity to create, sustain, or expand both existing and new revenue streams, support key innovations, and drive substantial long-term value for Tesla’s shareholders. The Product Goals are not, however, intended to dictate product specifications that need to be commercialized in the exact form articulated in the 2025 CEO Performance Award Agreement. The Product Goals are intended to be instructive of the type of commercial products that may deploy AI solutions into the physical world, thereby moving Tesla towards Sustainable Abundance. A summary of the Product Goals is as follows:
1)
20 Million Tesla Vehicles Delivered

Tesla currently has a vehicle fleet of approximately eight million EVs, each of which is gathering driving data to support FSD technology. A larger fleet of 20 million vehicles should allow for faster AI improvement and safer, better FSD. Continuous expansion of the fleet could also result in other opportunities for Tesla, such as the ability to bolster the Robotaxi network (further described below) as newer Tesla vehicles could be FSD-enabled to double as autonomous ride-sharing vehicles in addition to personal vehicles. Expansion could also lead to developments that Tesla has not yet conceptualized, but are predicated on the core belief that more opportunities to generate useful data ought to lead to better technological development opportunities. Lastly, Tesla’s continued focus on producing and selling Tesla vehicles would significantly contribute to Tesla’s existing revenue stream attributable to its car sales and further grow its Adjusted EBITDA, allowing it to continue reinvesting in its other up-and-coming product lines.
2)
10 Million Active FSD Subscriptions

Advancements in Tesla’s FSD technology have the potential to create significant long-term value for Tesla’s shareholders through multiple strategic and financial avenues. Recurring or one-time FSD sales should offer much higher margins than vehicle hardware. Additionally, FSD itself should boost the value of Tesla’s vehicles as compared to its competitors that are not equipped to offer FSD as a car feature. This applies to both current and future Tesla vehicles, as advancement in Tesla’s current FSD technology are being developed using the hardware that already equips many existing Tesla vehicles in operation. Lastly, the technology underlying FSD will also play a crucial role in Tesla’s development of both Robotaxis and Bots, and potentially in other real world AI applications.
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3)
1 Million Robotaxis

With recent substantial advancements in autonomous technologies, it is clear that the ride-hailing market has substantial growth potential.69 Currently, Waymo, one of the most mature companies to compete in the autonomous ride-hailing market, is estimated to be valued upwards of $45 billion70 with only 1,500 vehicles in operation as of May 2025 and another 2,000 projected to be built throughout the next year.71 Tesla’s competitive advantage in this space is clear: the Committee believes Tesla’s Robotaxi program will offer faster scalability at a significantly lower cost. Tesla is also working to leverage its massive existing fleet of eight million EVs on the road. A substantial number of Tesla vehicles are already equipped with the hardware (i.e., cameras, sensors, and onboard computers) necessary for eventual Robotaxi service, which would facilitate Tesla to scale its Robotaxi network faster than competitors. Additionally, Tesla’s vertical integration efforts over the last several years may give Tesla the valuable benefit of producing each new Robotaxi at a much cheaper price than its competitors. Further, while other competitors may depend on partnerships with other companies for vehicle manufacturing72, which can limit flexibility and speed of deployment, Tesla has vertical integration and control over its hardware, software, manufacturing, and energy infrastructure. This integration allows Tesla to iterate rapidly and optimize its entire system holistically, from the vehicle to the AI to the charging network.
Successful Robotaxi deployment may also threaten the market share currently dominated by existing ride-sharing companies like Uber and Lyft. A recent Morgan Stanley report provides support, stating that “[d]ue in part to its high cost per mile, ride-hail usage is typically limited to special circumstances such as difficult or expensive parking or avoiding driving under the influence of alcohol. In the future, Robotaxis are likely to be the lowest-cost transportation alternative because they will have significantly higher utilization rates (the average vehicle that is personally owned and operated sits parked 95% of the time).”73 Since Robotaxis require no human drivers, which could mean no employee or contractor issues and no human cost, the absence of driver wages could lead to higher margins (up to 50%)74 while offering services at lower rates compared to non-autonomous ride-hailing competitors. In addition to Tesla using cars owned by Tesla as Robotaxis, a future Robotaxi program may allow Tesla vehicle owners to make their personal vehicles available as Robotaxis. Such a Robotaxi network could create an innovative revenue-sharing model whereby both the vehicle owner and Tesla share in the income generated by vehicles that would otherwise sit idle.
4)
1 Million Bots

The sale of Tesla’s Bots for both commercial and in-home use could create an independent revenue stream and unlock a potentially massive market opportunity, which, as Musk believes, has the potential to be Tesla’s bestselling product, as it could redefine the concept of how human labor is deployed, especially for dangerous and monotonous jobs. The Committee views this particular product offering as illustrative of the true scale of the ambitions of Master Plan Part IV’s focus on Sustainable Abundance. Bots represent the clearest example of how Tesla has the ability to make autonomy benefit all of humanity. While Tesla’s commercialization plans for Bots is still in development, the Committee is encouraged by the focus on developing Bots that can replace dangerous and monotonous jobs, freeing human labor for more complicated and complex endeavors. That is, the Committee does not believe that Bots are intended to displace jobs but rather evolve them.

69 Waymo Is Worth $5 Trillion For Alphabet Stock, Nasdaq (Oct. 24, 2024), https://perma.cc/QG82-MB7M.
70 See Katie Roof, Edward Ludlow and Gillian Tan, Alphabet’s Waymo Valued Above $45 Billion After Funding, Bloomberg (Oct. 31, 2024), https://perma.cc/W2CH-3GJL.
71 Scaling our fleet through U.S. manufacturing, Waypoint (May 5, 2025), https://perma.cc/W8CU-E29D.
72 See id.; Waymo and Toyota Outline Strategic Partnership to Advance Autonomous Driving Deployment, Waymo (April 29, 2025), https://perma.cc/2ZWX-RJCC.
73 Driving Change: Autonomous Vehicles Revisited, Morgan Stanley: EDGE (Dec. 2024), https://perma.cc/29D4-7PWQ.
74 Waymo Is Worth $5 Trillion For Alphabet Stock, supra note 70.
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The robotics industry is attracting significant investor excitement, with Goldman Sachs projecting this market to be worth $38 billion within the next 10 years.75 Other analysts state that the humanoid market could surpass $5 trillion by 2050.76 Optimistic investor sentiment is backed by accelerated advancement in AI robotics, an area where Tesla expects to become a more significant player. Tesla’s Bots could capture a substantial portion of this market if deployed and scaled quickly enough to beat out competitors, and if a commercialization strategy can focus on compelling uses for consumers. While Morgan Stanley predicts that adoption will be “relatively slow until the mid-2030s, accelerating in the late 2030s and 2040s,”77 Tesla will need to deliver 1 million Bots to consumers within the next 10 years under the 2025 CEO Performance Award, which could allow it to secure a substantial market share of the AI-enabled robotics industry and grow shareholder value ahead of competitors.
Product Goals — Supporting A Sustainable Future
In addition to creating value for Tesla, each of the Product Goals also ties into Musk’s vision of Tesla’s role in fostering a future that offers Sustainable Abundance. The four key product lines underlying the 2025 CEO Performance Award have the potential to make meaningful contributions to the world by delivering accessible automation sustainably.
Growing Tesla’s current vehicle fleet to 20 million cars delivered, made up entirely of EVs, will demonstrate Tesla’s success in transforming transportation by accelerating the world’s transition to sustainable energy. The increased volume of Tesla vehicles could also in turn accelerate Tesla’s FSD use base, as well as its ability to offer or expand FSD to a wider range of uses. Additionally, expanding Tesla’s vehicle fleet to 20 million vehicles will provide Tesla with the largest existing dataset on driving data across the globe, thereby supporting continuous development and performance of its FSD software.
The wide-spread adoption of FSD will fundamentally change transportation, provide for increased mobility for those who cannot drive on their own, and give people back the time they would otherwise spend behind the wheel. Most importantly, FSD may make our roads safer, as experts note that “[a]utonomous systems are designed to eliminate human error, which is a leading cause of traffic accidents. In 2021, there were nearly 43,000 fatalities from motor vehicle crashes in the U.S. and it is estimated that human error caused 94% of them.”78 Critically, as a leader in both innovative EV manufacturing and autonomous vehicle technology, the Committee believes that Tesla is positioned to meet rising global demand for sustainable, safe, and autonomous transportation.
Robotaxi will harness Tesla’s FSD technology to eventually democratize transportation by providing more flexible and cost-effective mobility, including for the elderly, disabled, low-income communities, and others who otherwise are unable to drive or access traditional public transportation, as the absence of driver wages would allow services at lower rates compared to non-autonomous ride-hailing competitors. “Robotaxis should allow people to better use their time” as “[t]he average American spends just over two years of his or her life driving.”79 Further, the deployment of Robotaxis by Tesla can transform society by freeing up urban spaces due to the reduced need for parking, providing for more efficient vehicle utilization as Robotaxis are designed to provide transportation for multiple users and reduce traffic congestion by using optimized routes for the Robotaxi fleet in real time. Tesla’s Robotaxi initiative may also eventually provide the opportunity for private Tesla vehicle owners to opt their vehicle into Tesla’s Robotaxi fleet with the opportunity for the vehicle owner to share the revenue generated by the vehicle’s use as a Robotaxi. This would allow vehicle owners to participate in a ride-sharing revenue stream without needing to spend their time behind the wheel.
Tesla’s Bots will also contribute to Musk’s vision of creating a future of Sustainable Abundance, where resources are more efficiently produced thereby passing on savings to consumers. Automation in the labor force could dramatically

75 Jacqueline Du et al., Humanoid Robot: The AI accelerant, Goldman Sachs (Jan. 8, 2024), available at: https://perma.cc/BP73-SE2L. For a summary of this report, see The global market for humanoid robots could reach $38 billion by 2035, Goldman Sachs (Feb. 27, 2024), https://perma.cc/4GLE-KZDX.
76 Humanoids: A $5 Trillion Market, Morgan Stanley (May 14, 2025), https://perma.cc/7L3Q-E8M2.
77 Id.
78 See Driving Change: Autonomous Vehicles Revisited, supra note 74 (findings based on statistics from 2021 State Traffic Data, NHTSA (Sept. 2023), available at: https://crashstats.nhtsa.dot.gov/Api/Public/ViewPublication/813509.pdf and Critical Reasons for Crashes Investigated in the National Motor Vehicle Crash Causation Survey, NHTSA (Feb. 2015), available at: https://crashstats.nhtsa.dot.gov/Api/Public/ViewPublication/812115.)
79 See Driving Change: Autonomous Vehicles Revisited, supra note 74.
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reduce the labor costs associated with production and services, make essentials (like food, housing, and other products) cheaper and more accessible, in essence reimagining the concept of labor itself. Humanoid Bots, like Optimus, create opportunities for automation across industries in areas such as manufacturing and logistics, healthcare, hospitality, construction and search and rescue, among others. Tesla believes that Bots will eventually free humans from dangerous, repetitive, or low-productivity labor, reducing workplace injuries while simultaneously improving efficiency. In the future, Tesla supports the vision of Bots in every home, assisting with household and caretaking activities, including household chores, running errands, and making repairs, freeing humans up for more productive tasks — or leading more meaningful lives.
Operational Milestones — Adjusted EBITDA
Taking the deployment and wide-scale adoption of the Product Goals into consideration, the Committee determined that Adjusted EBITDA (as opposed to revenue) would be the more appropriate measure of operational and financial success during this critical time where innovation-driven growth is equally important as volume-driven growth. This metric provides the benefit of empowering Tesla to figure out the best business model to roll out the offerings tied to the Product Goals. Further, achieving the Adjusted EBITDA targets will necessarily require significant increases in revenue, but not to an extent that would discourage exploration of more profitable strategies (e.g., subscription services, while not generating the volume of revenue from vehicle sales, nevertheless generate profits and may be favored by customers due to a more accessible price point).
The Adjusted EBITDA targets under the 2025 CEO Performance Award are as follows:
Adjusted EBITDA Targets
1	$50,000,000,000
2	$80,000,000,000
3	$130,000,000,000
4	$210,000,000,000
5	$300,000,000,000
6	$400,000,000,000
7	$400,000,000,000
8	$400,000,000,000
Achieving just the first Adjusted EBITDA target would require Tesla to more than triple its Q1 2025 trailing 12-month Adjusted EBITDA of $15,486,000,000.80 To put this in greater context, the sum of all eight of the Adjusted EBITDA targets under the 2018 CEO Performance Award was $59 billion, just $9 billion more than the requirement to vest under a single tranche using the first Adjusted EBITDA target of the 2025 CEO Performance Award. Additional Adjusted EBITDA targets that would need to be achieved under the 2025 CEO Performance Award were set in consultation with Compensia and pursuant to the Committee’s negotiations with Musk. As noted above, Adjusted EBITDA will be calculated before stock-based compensation expense and will, therefore, exclude any compensation expense associated with the 2025 CEO Performance Award.

80 This figure is based off Tesla’s earnings report for Q1 2025, which is available at: https://www.sec.gov/Archives/edgar/data/1318605/000162828025018851/exhbit991.htm.
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To demonstrate the growth required to achieve each of the Adjusted EBITDA targets, the Committee also considered the 5-year and 10-year CAGRs that would be required to achieve these targets. The details of these CAGRs are set out below.
	Resulting CAGR over 5 and 10 Years
Adjusted EBITDA	Adjusted EBITDA
Target $	5-Year CAGR	10-Year CAGR
$50,000,000,000	26.4%	12.4%
$80,000,000,000	38.9%	17.8%
$130,000,000,000	53.0%	23.7%
$210,000,000,000	68.4%	29.8%
$300,000,000,000	80.9%	34.5%
$400,000,000,000	91.6%	38.4%81
Compensia has advised the Committee that the absolute magnitude of the combined Adjusted EBITDA Operational and Market Capitalization Milestones exceed any publicly disclosed awards it has observed to date. As with the CAGRs associated with the Market Capitalization Milestones, the sustained growth required to achieve the successive Adjusted EBITDA targets supports Tesla’s goal of creating long-term value for its shareholders.
Additional Provisions under the 2025 CEO Performance Award
•
Extended Service-Based Vesting Period:   The 2018 CEO Performance Award only required Musk to provide services until the date of meeting Performance Milestones for a tranche to earn a vested right to shares. In contrast, the 2025 CEO Performance Award generally requires Musk to remain in Eligible Service for at least seven years and six months after the Grant Date to vest in any Earned Shares (subject to limited exceptions for separation due to death or disability or an employment termination without cause by the Company, as discussed below). To the extent that any Performance Milestones are achieved after the fifth anniversary of the Grant Date, Musk will be required to continue in Eligible Service until the tenth anniversary of the Grant Date. Requiring an extended service-based vesting is a significant enhancement as compared to the 2018 CEO Performance Award and provides a powerful incentive for Musk to continue providing valuable services well after the date of achieving Performance Milestones.

•
Eligible Services for Vesting:   Musk must remain employed at Tesla either as (a) Chief Executive Officer or (b) another equivalent, executive role responsible for Tesla’s product development or operations, as may be approved by disinterested directors of the Board, at the time a Market Capitalization Milestone and Operational Milestone are met in order to both earn and vest in shares subject to a tranche under the 2025 CEO Performance Award. The Committee believes that this requirement ensures that Musk remains with Tesla in a meaningful capacity to earn and vest in shares under the 2025 CEO Performance Award without it interfering with any evolution of Musk’s role within Tesla.

81 $400 billion of Adjusted EBITDA during four consecutive calendar quarters must be achieved three separate times during the option term with no overlapping periods.
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•
Framework for Succession:   In addition to achieving the corresponding Market Capitalization Milestones and Operational Milestones to unlock the last two tranches, Musk must also participate in the Board’s development of a framework for a long-term CEO succession plan, to be approved by the Administrator in good faith, for either of the last two tranches of the 2025 CEO Performance Award to become Earned Shares for Musk. While this requirement only applies to the last two tranches, Musk need not wait until after he achieves the first 10 tranches to satisfy this requirement; this additional requirement to qualify for Earned Shares can be met at any time during the Performance Period. Succession planning for Tesla is a dynamic process given the size and complexity of Tesla’s business and the transformative changes that are occurring to support Musk’s vision for Tesla’s long-term future. While the Board retains primary responsibility for succession planning and actively discusses and prepares contingency plans in the case of an unexpected departure, it is in Tesla’s best interests to also develop a framework for long-term succession to support smooth leadership and knowledge transition at some point in the future. Musk’s input is critical to develop this framework, and the Committee believes that establishing this requirement to earn the full 2025 CEO Performance Award creates a strong incentive to accomplish this goal in furtherance of Tesla’s long-term stability.

•
Five-Year Holding Period:   Musk cannot sell any Vested Shares under the 2025 CEO Performance Award until five years after such shares were first deemed to be Earned Shares, subject to an exception for the payment of taxes on a cashless basis through a sale of Vested Shares, to be conducted through either an orderly disposition in coordination with Tesla (as described below) or net-settlement (reducing) of otherwise Vested Shares. For example, if Musk meets the Performance Milestones for a tranche on the fourth anniversary of the Grant Date, the earliest that he would be able to sell any resulting Earned Shares that became Vested Shares on the First Post-Milestone Service Date is the ninth anniversary of the Grant Date (i.e., five years after the fourth anniversary of the Grant Date). The Committee believes that this provision tightly aligns both Tesla and Musk’s interests on a long-term basis by establishing an incentive that Musk remains focused on sustaining Tesla’s success even after earning any shares under the 2025 CEO Performance Award.

•
Deemed Achievement of New Product Goal Due to a Covered Event:   Achieving the Product Goals requires that Tesla spearhead the development and adoption of certain new and existing product lines (i.e., Robotaxi, FSD, and Bots) that may not be achievable due to events or circumstances outside of Tesla’s control (e.g., regulations restricting autonomous driving despite Tesla having developed its manufacturing and technological capability and sold vehicles with this capability). If an event outside of Tesla’s control occurs and has a substantial adverse impact on attaining the Product Goals relating to FSD, Robotaxis, and Bots (a “Covered Event”), the 2025 CEO Performance Award Agreement provides for the affected goal(s) to be deemed attained and matched against an unearned tranche, provided that the Market Capitalization Milestone for that tranche has been sustained for a 30-day, six-month and one-year period. This mechanism has been included so that a Covered Event, which may otherwise inhibit the achievement of certain Product Goals, does not restrain or disincentivize Musk from continuing to pursue alternative paths to transformative growth that may deliver even greater value to Tesla. This provision can only apply after the third anniversary of the Grant Date as determined by the Administrator.

•
Clawback Provision:   The 2025 CEO Performance Award will remain subject to Tesla’s clawback policy,82 which provides for a forfeiture to the extent that any amount is determined not to have been earned following a Restatement (as defined under Tesla’s clawback policy). The Committee believes the existing clawback policy is appropriate and there is no need to extend it to include product recalls or safety issues resulting from misconduct due to the incentive structure of the 2025 CEO Performance Award. As noted above, both an Operational Milestone and a Market Capitalization Milestone must be achieved for the shares underlying a single tranche to become Earned Shares, and Tesla’s earnings would likely be adversely impacted by recalls and safety issues. There is also a disincentive for taking excessive risks to meet Product Goals given Musk’s substantial equity stake in Tesla.83

•
Milestone Adjustments for Certain Corporate Transactions.   Similar to the 2018 CEO Performance Award, the Market Capitalization and Operational Milestone targets will be (a) increased to account for acquisition activity that could be considered material to the achievement of the milestones and (b) reduced to account for spin-off or divestiture activity that could be considered material to the achievement of the milestones. Given the increase in Tesla’s size since the 2018 CEO Performance Award was granted, materiality thresholds for such transactions

82 The Company’s clawback policy is available at https://perma.cc/B8YD-C2VP.
83 See the discussion of excessive risk-taking in Section E of this Part 4 below.
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under the 2025 CEO Performance Award were increased by 20x when compared to the same concepts in the 2018 CEO Performance Award. The Committee also considered whether to expand the category of corporate transactions requiring adjustments but declined to do so.84 Any earnings realized by Tesla that are attributable to a transaction with an entity in which Musk is a significant equityholder will require prior approval in accordance with Tesla’s Related Party Transaction policy.
•
Liquidity Alternatives for Taxes:   Due to the potential high tax liability associated with the 2025 CEO Performance Award, Musk would need significant liquidity to cover the cost of Vested Shares under the 2025 CEO Performance Award. As a result, Tesla will allow Musk to elect that Tesla net (or reduce) shares from the 2025 CEO Performance Award to pay required minimum tax withholding. Musk may also use any Company shares that he beneficially owns (including the 2025 CEO Performance Award, 2025 CEO Interim Award, 2018 CEO Performance Award and any shares awarded from the Special Share Reserve) to, among other things, facilitate loan financing from a third party to pay his taxes. These accommodations could allow Musk to keep shares that he beneficially owns and avoid large sales of shares by Musk that may adversely affect Tesla’s stock price.

•
Orderly Sales Process:   Subject to compliance with any applicable holding periods (including the five-year holding period discussed above), Musk may sell, transfer, or in any other way dispose of the shares granted pursuant to this 2025 CEO Performance Award or acquired under any other equity incentive plan, agreement or arrangement with Tesla in any manner permitted by applicable law, subject to coordinating any such sale, transfer or other disposition in an orderly manner upon consultation with Tesla.

•
Role of Administrator:   The 2025 CEO Performance Award will be administered by the Board or a committee thereof (the “Administrator”), in either case by an action approved by a majority of the disinterested members thereof. The Administrator will have the authority to determine whether milestones have been achieved, whether any Covered Event has occurred, and whether all other vesting conditions, including Eligible Service and succession planning requirements, have been satisfied. The Administrator will also have the authority to construe and interpret the 2025 CEO Performance Award Agreement. The Committee believes that empowering the Administrator with this discretion is critical to administering the 2025 CEO Performance Award fairly and consistently and preserving flexibility in the event of unforeseen circumstances.

B.
The Committee’s Rationale for Recommending Performance-Based Restricted Stock as the Form of the 2025 CEO Performance Award

To fulfill its Purpose, the Committee evaluated alternatives to granting stock options, as Tesla had in the past, to Musk. Recognizing that the 2025 CEO Performance Award would have significant impact on Tesla and its future, the Committee invested substantial time and resources into evaluating and exploring how to design the 2025 CEO Performance Award in a manner that would retain and incentivize Musk and serve the best interests of the Company.
Among others, the Committee aimed to address the following challenges:
•
Retaining and incentivizing Musk amidst the unprecedented AI talent wars and a rapidly changing AI landscape;

•
Aligning the award with the long-term interests of Tesla’s diverse shareholder base;

•
Designing a new CEO performance award against the backdrop of one of the most controversial challenges to executive compensation in history (i.e., the Tornetta litigation);

•
Prioritizing the delivery of voting rights over economic benefits to incentivize Musk with what he values most;

•
Recognizing and planning for high transactional costs (e.g., payment of exercise price and tax withholding; having a taxable event each time a tranche is earned) involved with issuing shares with a stock option; and

•
Minimizing the disruption to Tesla and its shareholders arising from open market sales of Tesla shares to fund expenses associated with a new CEO performance award.

The Committee, together with its advisors and with the assistance of Tesla and its advisors, conducted an extensive review of numerous potentially viable solutions to address the foregoing challenges from Tesla’s various constituencies.

84 The Committee assessed whether there were risks associated with allowing transactions between the Company and other entities in which Musk is a significant equityholder to count toward achievement of the milestones and determined that the Company’s interests are already protected by the Company’s Related Party Transaction policy, which requires the prior approval of the Audit Committee (composed of independent directors) for any such transactions.
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Among others, this included exploring the possibility of implementing a high vote structure that would grant Musk greater voting rights, which is a common structure used by companies in the technology sector to give their founding figures a stronger voice. The Committee considered this possibility as it could have potentially provided for enhanced voting rights desired by Musk with less dilution to shareholders. The Committee reported to the Board on its progress and noted that the evaluation of high-vote structures would likely have implications for Tesla beyond the specified Purpose of the Committee. Thus, upon the request of the Committee, the Board (with Musk and Kimbal Musk recusing themselves) authorized Tesla’s Audit Committee to investigate whether implementing a high-vote structure was feasible for Tesla at this time. After comprehensive review of a variety of factors, including regulatory requirements applicable to listed companies, the Audit Committee informed the Board and this Committee that it was not feasible for Tesla to pursue such a structure in the manner contemplated by the Committee. As a result, the Committee determined that such a structure would not allow it to address its objective of retaining and incentivizing Musk in line with the best interests of the Company.
The Committee further considered the equity award structures that Tesla had implemented historically. While the 2012 CEO Performance Award and 2018 CEO Performance Award were highly effective and successful at motivating Musk to deliver incredible levels of growth for Tesla in the past, continued use of stock options for Musk poses challenges for both Tesla and Musk. Given Tesla’s current market capitalization of approximately $1 trillion (as of the date of this Report), the costs to acquire common stock are extraordinarily high — both in terms of the exercise price and taxes. When a stock option is exercised, the resulting gain (i.e., the difference between the fair market value of the shares and the exercise price) is taxable to Musk and also creates immediate tax withholding obligations for Tesla. As a practical matter, to pay these taxes upon each exercise of stock options, Musk would have to create liquidity, likely by either selling Tesla shares or pledging shares (as permitted by the Board) to obtain loan financing.
On the other hand, the Committee also considered the features that were reflected in the more recent 2025 CEO Interim Award and identified key benefits to implementing a similar restricted stock structure. As discussed in Part 3 above, the 2025 CEO Interim Award was designed to give Musk the opportunity to obtain voting rights immediately to make up for a portion of the voting rights he would have been entitled to if he had been able to exercise the stock options awarded through the 2018 CEO Performance Award, but that he cannot exercise due to the ongoing Tornetta litigation. While not having this same objective when designing the 2025 CEO Performance Award, the Committee did determine that using restricted stock to address voting rights and economic rights would allow it to address some of the challenges outlined above.
Ultimately, the Committee designed the novel 2025 CEO Performance Award by combining key features from Musk’s prior option-based CEO performance awards with features of the restricted stock-based 2025 CEO Interim Award. Specifically, the 2025 CEO Performance Award offers performance-based restricted stock subject to an extended service requirement to vest in Earned Shares. This structure enables Tesla to retain Musk for the long-term in exchange for allowing him to exercise voting rights upon earning shares under a tranche without the burden of needing to create liquidity in Tesla’s stock. As described below, this also has the additional benefit of providing more certainty as to when there would be anticipated sales of Tesla shares into the market to address tax withholding requirements.
Other key benefits of this performance-based restricted stock structure include:
•
Supercharged retentive effect for the benefit of Tesla that generally requires Musk to stay in Eligible Service for at least 7.5 years before vesting in any shares;

•
Preserving the tranche-based incentive framework under the 2012 CEO Performance Award and 2018 CEO Performance Award;

•
Allowing Musk to exercise voting rights as shares are earned (but not yet vested) so long as he continues to provide Eligible Service;

•
Minimizing disruptions to Tesla and its shareholders by ensuing that there would only be two vesting dates in order for Tesla to meet tax withholding obligations associated with Musk vesting in the shares under the 2025 CEO Performance Award by selling shares or otherwise;

•
Allowing both Tesla and Musk ample time to arrange to pay taxes and related expenses due under the 2025 CEO Performance Award, including through future equity offerings, debt, or cash on hand by Tesla; and

•
Limiting Musk’s compensation to the extent that he successfully drives share price appreciation after the Grant Date, similar to a net settled stock option exercise.

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Overall, the Committee determined that imposing an extended vesting period was a significant additional benefit to Tesla and its shareholders. Absent a Change in Control transaction, Musk must continue in Eligible Service for at least 7.5 years after the Grant Date to vest in any Earned Shares, and for the full 10-year Performance Period to the extent that tranches are only achieved after the fifth anniversary of the Grant Date. If Musk voluntarily ceases Eligible Service before the applicable Post-Milestone Service Date for any reason, he forfeits his Earned Shares. This service-based requirement to vest in Earned Shares will only be waived if Musk is no longer able to continue in Eligible Service due to death or disability or if the Board were to later terminate his services without cause.
Further, the Committee did not want to provide greater compensation to Musk than would be the case with a net-settled stock option exercise.85 To that end, the Committee has designed the 2025 CEO Performance Award so that the number of Earned Shares that can become Vested Shares is reduced on the applicable Post-Milestone Service Date by the applicable Offset Amount (i.e., an amount that is equal to what the market value of those shares were at the Grant Date). As a result, Musk is compensated only to the extent that the share price on a Post-Milestone Service Date exceeds the share price on the Grant Date, similar to a net settled stock option exercise. While this structure results in no required cash purchase price for the 2025 CEO Performance Award, the Committee determined that it was in the best interests of the Company to require that Musk generate unprecedented growth in stock price appreciation and satisfy a significant service vesting period to obtain Vested Shares rather than requiring a cash purchase price to Tesla that would likely prove challenging for both Musk and Tesla. If Musk wants to keep all the Vested Shares under the 2025 CEO Performance Award (without reduction for the Offset Amount), he may only do so by making a cash payment in the amount equal to the applicable Offset Amount.

85 A net settled stock option exercise is where the option holder receives fewer shares than the total number of options being exercised, with the value of the withheld shares covering the cost of the exercise price and, as used in this Report, the cost of covering minimum required tax withholding. Instead of paying cash to buy the shares at the exercise price, the Company deducts the exercise price and required minimum tax withholding amounts from the shares that would otherwise be issued to the option holder. This allows for the exercise of options without needing upfront cash and results in the issuance of fewer shares to the option holder.
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A summary of some of the retained (from prior CEO performance awards) and new features of the 2025 CEO Performance Award are set forth below:
Retained Principles	New Features Under the 2025 CEO Performance Award

•
“Pay for Performance” framework — Musk gets nothing unless he creates significant value for Tesla and shareholders

•
Musk is only compensated when market capitalization value is created for Tesla and its shareholders after the Grant Date

•
Matching market capitalization and operational milestones to earn shares under a tranche

•
5-year holding period after meeting performance milestones to better align Musk’s interests with Tesla’s performance

•
Supercharged retentive effect by generally requiring a minimum of 7.5 years of Eligible Service before vesting in any shares that are earned by achieving tranches

•
12 tranches x 12 Market Capitalization Milestones x 12 Operational Milestones ensures every Performance Milestone must be achieved to earn the entire 2025 CEO Performance Award

•
$8.5 trillion top Market Capitalization Milestone — over a 13x increase from the 2018 CEO Performance Award’s top market capitalization milestone

•
$400 billion top Adjusted EBITDA target — over a 28x increase from prior CEO performance award

•
Product Goals to drive sustainable innovation with a Covered Event exception to keep Musk incentivized regardless of impact of uncontrollable events

•
Right to vote shares as tranches are earned by achieving tranches — prior to vesting —  so long as Musk remains in Eligible Service.

•
Two scheduled vesting dates that allow Tesla and Musk to arrange for required tax withholding without undue stock price volatility that might otherwise occur with periodic option exercises

•
Required framework for long-term succession planning to supplement the Board’s existing and ongoing succession plans and support a smooth transition of leadership and knowledge in the future

•
A limited pledging allowance as an alternative to selling Tesla shares to cover Musk’s tax obligations

•
Orderly dispositions required for sales of stock earned under any of Musk’s CEO performance awards

For the key benefits highlighted above, and the features described in Section A of this Part 4, the Committee believes that the performance-based restricted stock structure of the 2025 CEO Performance Award provides the best solution for addressing many of the competing challenges Tesla and the Committee face and achieves the Committee’s Purpose of incentivizing and retaining Musk in line with the best interests of the Company.
C.
Learning from the 2018 CEO Performance Award

The unprecedented growth Musk achieved while incentivized by the 2018 CEO Performance Award shows, and Musk himself has acknowledged, that he is motivated by a pay-for-performance compensation framework with ambitious goals that no one else has achieved before. Thus, the logical starting point for considering a new incentive award for Musk to support his vision for the future was to assess the 2018 CEO Performance Award with the benefit of hindsight. Understanding that both the goals and award quantum of the 2018 CEO Performance Award and 2025 CEO Performance Award render traditional compensation benchmarking irrelevant (as further addressed in Section D of this Part 4 below), the Committee requested that its advisors devise alternative ways to assess the efficacy of the 2018 CEO
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Performance Award. Thereafter, Infinite Equity conducted a study to evaluate the extent to which CEOs at 113 other U.S. public companies with a market capitalization of at least $50 billion at the time of the 2018 CEO Performance Award would have performed against the performance goals of the 2018 CEO Performance Award.
Appendix A of this Report sets forth each of the companies considered and the methodologies applied by Infinite Equity in its analysis. The five-year period used for this analysis was from January 1, 2018 through December 31, 2022, which is when Musk fully earned all 12 tranches under the 2018 CEO Performance Award by achieving the requisite number of market capitalization and operational milestones. As discussed in Appendix A of this Report, adjustments to the performance goals under the 2018 CEO Performance Award were made to account for the size of each of the comparison group companies to provide for a relevant comparison. For companies other than Tesla, the achievement of the tranches was determined using EBITDA, as Adjusted EBITDA is not a uniformly reported nor readily available metric. For companies that did not disclose EBITDA, net income was used.
The key findings from this analysis during this five-year period are as follows:
•
None of the identified CEOs would have achieved all 12 tranches as Musk did under the 2018 CEO Performance Award;

•
None of the identified CEOs would have achieved more than three of the tranches under the 2018 CEO Performance Award;

•
Nine of the identified CEOs (approximately 8%) would have achieved more than one tranche under the 2018 Performance Award;

•
15 of the identified CEOs (approximately 13%) would have achieved only a single tranche under the 2018 CEO Performance Award;

•
Approximately 79% of the identified CEOs would not have achieved any portion of the 2018 CEO Performance Award; and

•
Although the 2018 CEO Performance Award did not permit earning prorated portions of any tranche, assuming such proration were permitted, the average performance of all the identified CEOs would have achieved only 30% of just a single tranche.

If the performance period under analysis is extended to 7.5 years from January 1, 2018 (through June 30, 2025, which is when this analysis was conducted), only NVIDIA Corporation’s CEO would have earned all 12 tranches under the 2018 CEO Performance Award. There would not be material changes to the number of tranches earned by the other CEOs from what is set forth above.
These results support that the performance goals under the 2018 CEO Performance Award were extraordinarily challenging, and that the 2018 CEO Performance Award successfully incentivized outstanding performance and value
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creation for Tesla’s shareholders at a magnitude and in a timeframe that was unmatched by other CEOs at the time. Furthermore, the Committee believes that these results also support the success of the synergistic pairing of Musk’s skills and abilities with the unparalleled structure of the 2018 CEO Performance Award, as other CEOs were not able to match Musk’s performance while operating under more traditional compensation plans.
Pay-for-Performance Relationship
The Committee’s advisors also assessed the relative relationship between pay and performance at Tesla as compared to the 10 largest publicly traded companies, as measured by market capitalization as of June 30, 2025.86 Based on methodologies approved by the SEC for pay-for-performance disclosures required under the Dodd-Frank Act, the objective was to understand how Tesla’s total shareholder return (“TSR”) and the compensation actually paid (“CAP”) to Musk87 compared to these other publicly traded companies.88
Appendix B of this Report sets forth the specific methodology used by Infinite Equity to conduct this relative pay for performance analysis. The five-year period used for this analysis was from January 1, 2018 through December 31, 2022, the same period used to assess the magnitude of the goals under the 2018 CEO Performance Award.

86 These 10 companies include Apple, Alphabet, Amazon, Broadcom, Berkshire Hathaway, JPMorgan Chase & Co., Meta, Microsoft, NVIDIA, and Walmart.
87 As noted throughout this Report, no compensation has actually been paid to Musk under the 2018 CEO Performance Award; however, for purposes of this analysis it was assumed that the owed compensation was paid out.
88 In 2022, the SEC issued final pay versus performance rules as mandated under The Dodd-Frank Wall Street Reform and Consumer Protection Act. These rules generally required companies to compare the “compensation actually paid” to the CEO to the issuer’s TSR over a 5-year period. As defined by the SEC, CAP is measured by updates to the grant date values of equity incentives included in the Summary Compensation Table for actual stock price and results under performance-based equity awards.
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The following table sets forth the ranking (1 being the highest; 11 being the lowest) of Tesla as compared to the comparison group companies when measuring growth in CAP and TSR over this period.89
Comparison Group Companies	Ranking by CAP
Tesla, Inc. (TSLA)	1
Broadcom Inc. (AVGO)	2
Alphabet Inc. (GOOGL)	3
NVIDIA Corporation (NVDA)	4
Microsoft Corporation (MSFT)	5
Apple Inc. (AAPL)	6
JPMorgan Chase & Co. (JPM)	7
Walmart Inc. (WMT)	8
Meta Platforms, Inc. (META)	9
Amazon.com, Inc. (AMZN)	10
Berkshire Hathaway Inc. (BRK.A)	11
Comparison Group Companies	Ranking by TSR
Tesla, Inc. (TSLA)	1
Apple Inc. (AAPL)	2
NVIDIA Corporation (NVDA)	3
Microsoft Corporation (MSFT)	4
Broadcom Inc. (AVGO)	5
Alphabet Inc. (GOOGL)	6
Berkshire Hathaway Inc. (BRK.A)	7
Walmart Inc. (WMT)	8
JPMorgan Chase & Co. (JPM)	9
Amazon.com, Inc. (AMZN)	10
Meta Platforms, Inc. (META)	11

The ranking of Musk’s CAP as the highest among the CEOs at the comparison group companies is directly aligned with the top ranking of Tesla’s TSR performance when compared to these companies over the period during which Musk met the performance goals under the 2018 CEO Performance Award.90 This analysis further demonstrates that the compensation promised to Musk under the 2018 CEO Performance Award served as an effective incentive for Musk to achieve the extraordinary growth of Tesla and outstanding TSR results for its shareholders as compared to the 10 largest publicly traded companies in the United States.

89 For each comparison group company, CAP is measured from fiscal years 2018 to 2022, as if it were a single year reported in the pay versus performance table. All granted equity award data was gathered from relevant company proxy disclosures and valued as of the vesting date. Any awards remaining outstanding at the end of the 2022 fiscal year were valued as of 12/31/2022. TSR is measured from 12/31/2017 to 12/31/2022 to align with Tesla’s fiscal year. Please see Appendix B for further details addressing how the amounts used for the rankings in this table were calculated by Infinite Equity.
90 SEC rules do not require disclosure of CAP comparisons of peer companies with TSR data.
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Conclusion
The Committee believes that the foregoing analysis supports the efficacy of the structure of the 2018 CEO Performance Award through its ability to create unmatched growth for Tesla during the time that it was employed. The 2018 CEO Performance Award provided a unique incentive structure that successfully motivated Musk to achieve what no one else at the time was able to. The Committee believes this framework remains an appropriate way to motivate and compensate Musk consistent with the long-term interests of Tesla, subject to the adjustments and modifications set forth in this Report. By employing a similar structure for the 2025 CEO Performance Award, composed of challenging, goal-oriented milestones that Musk himself believes in, Tesla will incentivize Musk to achieve further transformative growth for Tesla and its shareholders.
D.
Irrelevance of Traditional Benchmarking Analysis

The Committee is aware of the compensation packages provided to CEOs at other companies in the industry and public companies with a similar market capitalization but expressly declines to recommend setting Musk’s compensation by benchmarking to their CEO pay packages (i.e., setting Musk’s pay to a stated percentile of CEO pay within a selected peer group). This decision is based on both the success of the 2018 CEO Performance Award, the magnitude of the 2025 CEO Performance Award milestones, and the Committee’s understanding of what motivates Musk based on negotiations with Musk. Musk is signing up to completely transform Tesla and society as we know it by leading Tesla through the transformational changes, including building new businesses within Tesla, needed to execute on his vision for Tesla’s future. The performance required by the 2025 CEO Performance Award is not comparable in scope, degree, or complexity compared to traditional compensation packages granted to executives at other companies. In fact, no company in the world has remotely similar goals embodied in their compensation programs compared to what is expected from Musk by the 2025 CEO Performance Award, nor a compensation plan where pay for its most important executive is entirely contingent on the achievement of such ambitious and challenging goals, which creates unprecedented financial stakes. Traditional benchmarking exercises were, therefore, deemed inappropriate for determining Musk’s compensation.
E.
Risk Assessment of the 2025 CEO Performance Award

The Committee has determined that providing the 2025 CEO Performance Award in the form of restricted stock does not encourage Musk to take unnecessary or excessive risks. In designing the 2025 CEO Performance Award, the Committee considered the following additional factors as mitigating inappropriate risk-taking:
•
Musk continues to own a significant personal financial stake in Tesla and therefore has a strong incentive to promote a long-term perspective in leading and managing its business.

•
Musk will be unable to immediately sell any shares under the 2025 CEO Performance Award as Tesla has imposed a five-year holding period on the shares, beginning when such shares are deemed to be Earned Shares.

•
The 2025 CEO Performance Award will be subject to Tesla’s clawback policy. If there were to be a restatement of Tesla’s financial statements that results in an Adjusted EBITDA target and Market Capitalization Milestone no longer being achieved, any shares that were earned due to achievement of such Adjusted EBITDA target or Market Capitalization Milestone, and any shares received upon vesting and payment of the Offset Amount, would be subject to recovery under the clawback policy.

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F.
Financial Accounting Cost of the 2025 CEO Performance Award

FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) requires companies to measure the compensation expense for all stock-based compensation awards made to employees based on the grant date “fair value” of these awards. A final calculation of fair value cannot be made for the 2025 CEO Performance Award prior to the later of shareholder approval of the 2025 CEO Performance Award or HSR approval, which is the date on which the total amount of potential compensation expense is required to be measured under ASC Topic 718 (the “Accounting Grant Date”). For illustrative purposes only, based on Tesla’s stock price as of August 29, 2025, the maximum amount of total compensation expense that would be recognized ranges between approximately $79.0 billion and $87.5 billion.91 The actual amount of compensation expense could be significantly higher or lower than this illustrative range depending on market conditions at the time of the Accounting Grant Date. The extent to which compensation expense will be recognized for financial statement purposes will depend upon when Operational Milestones become “probable” of attainment. A probability assessment is conducted each quarter, thus the timing and amount of such expense each quarter may vary and may be subject to accelerated expense recognition. The Committee evaluated the overall accounting cost of the 2025 CEO Performance Award, among other factors, in making its recommendation as to the 2025 CEO Performance Award, ultimately determining that, in its business judgment, the accounting cost should not dictate the size of this award.
* * * * *

91 This illustration sets forth a range of costs due to the 5-year holding period beginning when there are Earned Shares as opposed to Vested Shares. Adjustments to compensation expense under ASC Topic 718 due to transfer restrictions under a holding period restriction can only be taken for periods after an equity award becomes vested. As it is undeterminable how long the holding period will extend after the applicable Post-Milestone Service Date for the shares subject to each tranche, a range of costs has been provided to reflect possible outcomes under the 2025 Award. Adjustments for the holding period in determining compensation expense will be determined each time a tranche becomes probable of attainment under ASC Topic 718.
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Part 5 — The Committee’s Process
The Committee commenced its work with MWS on February 2, 2025 and undertook a thorough, months-long process designed to ensure that any recommendation regarding the 2025 CEO Performance Award would be disinterested, made in good faith, informed, and in the best interests of the Company. This process included establishing clear governance protocols, engaging qualified external advisors, conducting extensive diligence, negotiating directly with Musk, and maintaining regular communications with the Board. The sections below provide a detailed account of the Committee’s approach, its engagement with advisors, the considerations that guided its work, its diligence efforts, and the negotiations that shaped the final structure of its recommendations.
A.
The Committee’s Engagement with External Advisors

The initial phase of the Committee’s process started with Denholm and Wilson-Thompson interviewing legal advisors to determine who would independently advise the Committee with respect to its Purpose. The Committee members first interviewed several nationally known law firms and ultimately engaged MWS as special counsel to the Committee. MWS advised the Committee regarding the legal aspects of their work, with a particular focus on Texas corporate law, including fiduciary duties thereunder and the structure of any equity award.
The Committee, advised by MWS, established its internal governance procedures, including implementation of procedural guardrails and rules of engagement with Musk and Tesla, in accordance with applicable Texas law and stock exchange rules. These procedures were designed to preserve the disinterestedness of the Committee members and the integrity of its good faith process.
Over the course of the Committee’s process, the Committee reviewed various candidates for additional key advisors. Ultimately, the Committee retained Compensia to serve as its primary executive compensation advisor, which engaged Infinite Equity as its equity and valuation advisor, and the Committee authorized MWS to engage BDO as its accounting advisor and Mercer Consulting as a secondary executive compensation advisor to provide additional perspective. The Committee also engaged Dr. Shane Goodwin to advise on corporate governance matters, including satisfaction of fiduciary duties under Texas law.
B.
Guiding/Key Considerations of the Committee’s Process

The Committee rooted its approach in deliberate and thorough adherence to Texas law, including the Texas Business Organizations Code (the “TBOC”). Every aspect of the compensation recommendations, including the creation of a Special Share Reserve and the design of the 2025 CEO Performance Award, was evaluated in light of the TBOC’s requirements for disinterested director approval, as well as other applicable rules and regulations. The Committee’s process was designed to ensure compliance with these legal frameworks and to uphold its fiduciary duties to Tesla.
The disinterestedness of the Committee members was also subject to careful and ongoing evaluation in accordance with the standards prescribed by Texas law as further discussed in Part 6 of this Report. MWS conducted formal interviews with Denholm and Wilson-Thompson to confirm that no existing relationships, interests, or conditions would compromise their disinterestedness. These interviews were examples of a broader ongoing legal diligence process designed to ensure that the Committee’s members remained fully aligned with the principle of disinterestedness throughout the Committee’s process.
MWS advised the Committee as to the appropriate level of involvement with Tesla and facilitated such engagement with safeguards in accordance with Texas law. The Committee drove the process — we initiated each meeting with Musk, we negotiated directly with Musk, and we independently designed the 2025 CEO Performance Award. The Committee relied on requested input from Tesla for factual, administrative, or procedural matters, such as access to Tesla’s operational and financial data, shareholder engagement information, and information relating to disclosure matters.
In connection with its Purpose, the Committee reviewed and considered Musk’s broad strategic vision for the future as well as how and when that vision would be shared with shareholders and implemented operationally. The Committee worked at its own thorough and thoughtful pace while staying mindful of Tesla’s indicative timelines. Even so, the Committee was never required to have a work product by a fixed time and took the time it needed to thoroughly complete its process. Hence, the Committee advised the Board of key timing considerations, as appropriate, so that it had sufficient time to complete its process. For example, the Committee believed that additional time would be beneficial to fully assess the pathways it was considering to fulfill its Purpose before any proposal regarding the 2025 CEO Performance Award could be comprehensively presented to shareholders. As such, the Committee informed the Board
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that a delay of the 2025 Annual Meeting would be helpful to allow for comprehensive deliberation and shareholder education. The Committee also requested that its existence and the subject of its work be disclosed to promote informed shareholder engagement.92
In alignment with Tesla’s broader culture of radical transparency, the Committee operated under the assumption that the Committee’s Report would be available to the public in full. As such, the Committee adopted a policy of open documentation and filed this Report for public review to reflect a corporate commitment of shareholder inclusion, accountability, and the democratization of governance processes. The Committee determined that documenting its process in detail and disclosing the identity, roles, and qualifications of its advisors would enable Tesla’s shareholders to assess the integrity of the Committee’s recommendations.
C.
The Committee’s Diligence

The Committee, over the course of seven months, met with its counsel 37 times, in addition to informal meetings with its various advisors to review its process and matters related to the Purpose. The breadth of the Committee’s work and the substance of the Committee’s meetings were conscientious, meticulous, and comprehensive.
The Committee and its counsel also engaged with key members of Tesla’s management team for the purpose of supporting the Committee’s process, including for engagement with the Board, gathering information regarding Tesla’s business, discussing shareholder engagement, and coordinating on legal, accounting, and financial matters pertaining to its Purpose.
The Committee updated the Board in executive sessions, without the presence of Elon Musk or Kimbal Musk, on a regular basis and in connection with material developments to its process. The Committee also sought input from the Board as needed for administrative procedures throughout its process.
D.
Negotiations Between the Committee and Musk

The Committee met with Musk a total of ten times throughout its process and in furtherance of its Purpose to (1) discuss his vision of Tesla’s future, including Musk’s role therein, and related critical product development pathways, (2) negotiate the framework and terms for the 2025 CEO Performance Award, and (3) consider ways of addressing Musk’s previously earned but not fully paid compensation for his past services to Tesla.
The Committee’s first two meetings with Musk were exploratory in nature, with the objective of understanding Musk’s vision for, and role within, Tesla’s future and what compensation framework would best motivate him. It was through these first two meetings that the Committee stressed the importance of articulating a clear roadmap for Tesla’s future endeavors, including identifying key areas for product development, so that the Committee could develop an award that steers Tesla to achieve such goals in a manner that maximizes shareholder value. Ultimately, with Musk’s input, the Committee identified four core product lines that would drive Tesla’s future transformation: (1) expansion of Tesla’s vehicle fleet, (2) FSD, (3) Robotaxi, and (4) Bots. Consequently, the Committee structured the 2025 CEO Performance Award to include ambitious Operational Milestones directly tied to the development, adoption, and scale of these Product Goals.
For the remaining meetings between the Committee and Musk, the Committee primarily focused on negotiating the terms of the 2025 CEO Performance Award and understanding what it would take to keep Musk at Tesla and incentivized to achieve extraordinary growth and results for Tesla. During negotiations, Musk reiterated that it was crucial that he both acquire at least a 25% voting interest in Tesla and that he receives assurances that he will be fully paid for his past services under the 2018 CEO Performance Award in order to remain at Tesla. Musk also raised the possibility that he may pursue his other interests and leave Tesla if he did not receive such assurances. The Committee further discussed and tested these positions throughout its negotiations and determined that Musk’s sentiment was genuine.
As described in Section B of Part 4 above, the Committee considered and negotiated around several different structures for the 2025 CEO Performance Award, in each case subject to the same Performance Milestones outlined in Section A of Part 4. An award offering common stock options was the initial approach considered as this was the structure implemented for Musk’s previous CEO performance awards, and the Committee was well versed in its features. However, after further diligence and as its process matured, the Committee determined it was prudent that it consider

92 The Committee’s existence was disclosed in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on April 23, 2025.
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other alternative structures in light of, and among other factors, Tesla’s evolution and tremendous growth since the 2012 CEO Performance Award and 2018 CEO Performance Award were granted.
Ultimately, the Committee believed it to be critical to Tesla to (i) secure Musk’s commitment to Tesla, (ii) receive assurances that Musk’s involvement with the political sphere would wind down in a timely manner, (iii) develop Master Plan Part IV to align Tesla’s future and value to shareholders with compensation to Musk, and (iv) develop a meaningful framework for long-term succession planning led by the Board with Musk’s active participation. The Committee and Musk agreed to an award that would offer Musk up to an additional 12% of Tesla’s outstanding common stock structured in the form of restricted stock, contingent upon remaining at Tesla for at least 7.5 years and achieving mars-shot milestones set by the Committee, which include bringing Tesla’s valuation up to $8.5 trillion (a market capitalization this is approximately 2x the market capitalization of NVIDIA93, currently the most valuable company in the world) through adoption of the Product Goals at a scale that has never been accomplished by any other company to date. While the Committee recognized that a 12% award in the form of restricted stock would require Tesla to incur a significant accounting charge (as discussed in Part 4, Section F), the Committee believes the cost to Tesla and its shareholders is well worth it in light of the tremendous value that would be created, and strides in product development that would be realized, if the 2025 CEO Performance Award is fully achieved.
* * * * *

93 As of August 29, 2025, NVIDIA had a market cap of approximately $4.24 trillion.
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Part 6 — The Disinterestedness of the Committee Members
As discussed in Part 7 of this Report, the Committee engaged MWS to advise the Committee on all aspects of its Purpose. As part of its engagement, MWS conducted comprehensive live interviews of Wilson-Thompson and Denholm to reaffirm the Board’s determination that they are disinterested members of the Committee under Texas law. The initial interviews were conducted on February 11, 2025, and follow-up interviews were conducted on March 18, 2025.
Following MWS’s interviews of the Committee members and participation as an observer and advisor to the Committee throughout its process, MWS concurs with the Board and Committee’s determination that Wilson-Thompson and Denholm are disinterested directors under Section 1.003(a) (the “Statute”) of the TBOC because: (i) neither director would be a party to the potential transactions (i.e., neither is party to or due to receive a benefit in connection with the 2025 CEO Performance Award or the creation of the Special Share Reserve) and (ii) neither director has a material financial interest in the outcome of the compensation decisions under consideration by the Committee, including any shareholder vote thereon. The following discussion sets forth the facts relevant to the Texas disinterestedness test.
Disinterestedness Standard Under the Statute
The Statute provides, in relevant part, that a person is considered disinterested with respect to the consideration and approval of a contract, transaction, or other matter if the person or such person’s associate:
(1)
is not a party to the contract or transaction; and

(2)
does not have a material financial interest in the outcome of the contract or transaction or the disposition of the challenge under the TBOC.

Summary of Interviews with Wilson-Thompson
(1)
Background with Tesla

As described in Part 1 above, Wilson-Thompson joined the Board following the SEC Settlement Agreement. Wilson-Thompson was recruited by an executive search firm, Russell Reynolds Associates. She had no prior relationship with anyone at Tesla, including Musk or any of his associates or family members, and had no investments or other financial interests in any enterprise controlled by or otherwise associated with Musk or members of his family. Wilson-Thompson was appointed to the Board, effective December 27, 2018.
Wilson-Thompson currently serves on the Disclosure Controls Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Her appointment to the Disclosure Controls Committee was made pursuant to the SEC Settlement Agreement.
(2)
Considerations Under the Texas Disinterested Standards — No Material Financial Interests in the Transaction

Wilson-Thompson will not receive compensation related to the decisions under consideration of the Committee. Nonetheless, the Committee notes that during prior periods of her directorship with Tesla, Wilson-Thompson received compensation for her services as further described below. However, Wilson-Thompson’s prior receipt of compensation is not the subject of the Committee’s Purpose, as its Purpose does not involve consideration of any opportunity, or any incentive, that would serve to financially benefit Wilson-Thompson. Rather, the Committee’s Purpose is limited to the evaluation and recommendation of actions regarding the retention and compensation of Musk that are in the best interests of the Company to maximize shareholder value. The Committee’s decision is unrelated and not contingent on Wilson-Thompson’s own future compensation following the settlement of a lawsuit brought by a shareholder in June 2020 in the Delaware Court of Chancery (the “Detroit Settlement”), as all non-employee director compensation requires separate shareholder approval (such approval to exclude those named as defendants in that suit, including Musk, as well as the other members of the Board at the time of such shareholder approval).
Wilson-Thompson has received approximately $4,719,259 in pre-tax financial benefits as compensation for serving as a director of Tesla, which amount reflects the grant date fair market value (“GDFMV”) of all Company equity awards granted to Wilson-Thompson to date and does not include the cash compensation paid (such amount equal to a total of approximately $57,005), nor the GDFMV of the stock options Wilson-Thompson forfeited pursuant to the Detroit Settlement (described below). The equity awards granted to Wilson-Thompson gain or lose value based on the share price of Tesla’s common stock and do not have a preference over shares of Tesla’s common stock. In connection with the
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Detroit Settlement, Wilson-Thompson voluntarily agreed to forfeit approximately 36% of the value of her equity awards (worth approximately $2,610,474 based on GDFMV) that were granted in 2019. At this time, Wilson-Thompson does not receive compensation for her service as a director of Tesla. Wilson-Thompson has not received any cash compensation since 2020, and effective as of the beginning of 2020, Wilson-Thompson has foregone all grants of annual stock option awards in Tesla. Wilson-Thompson also confirmed that she is not being compensated for her work on the Committee. Wilson-Thompson beneficially owns less than 0.1% of Tesla’s outstanding shares of common stock.
Further, Wilson-Thompson is not financially dependent on her position as a Company director and stated she is not financially beholden to Tesla, any former or current Company director, officer or other executive, or to any affiliate of Tesla or such affiliate’s former or current directors, officers or other executives. While the equity awards Wilson-Thompson has earned to date undoubtedly constitute a meaningful portion of her net worth, those equity awards were fully disclosed and were consistent with the compensation paid to all other Company outside directors. Additionally, as of June 2022, Wilson-Thompson’s equity awards have fully vested. Accordingly, none of her equity interests (i.e., none of the majority of her personal net worth) are contingent on her continuing to serve as a Company director and none of her equity interests can be reduced or cancelled by any member of Tesla, including by other directors or the Chief Executive Officer. Wilson-Thompson also receives cash compensation on an annual basis from each of her other directorships.
Wilson-Thompson confirmed that she has no business dealings with, nor investments in, any entities affiliated with companies, funds, or other investment vehicles founded, owned, acquired, controlled or operated by Tesla, any former or current Company director, officer or executive, or any affiliate of Tesla. She stated that neither Tesla nor its directors, officers, executives, nor their affiliates have made any investments in any company, fund or other investment vehicle founded, owned or operated by Wilson-Thompson.
Wilson-Thompson noted that she utilizes Rule 10b5-1 trading plans to sell shares in Tesla on a recurring basis. Her last trading plan for the potential sale of up to 300,000 shares was adopted on August 12, 2024, and expired on February 28, 2025. Wilson-Thompson confirmed all her sales of Tesla shares are made pursuant to her trading plans, which are designed to exercise options prior to their expiration date.
Summary of Interviews with Denholm
(1)
Background with Tesla

Denholm joined the Board in August 2014 and has served as Chairperson since November 2018. Company director Bradley Buss recruited her, initially on an anonymous basis, to join the Board and serve on Tesla’s Audit Committee. At the time, Denholm was the Chief Financial Officer and Chief Operating Officer of Juniper Networks, Inc., and had no prior relationship with any director, officer, or manager at Tesla. She had no prior relationship with Musk or any of his associates or family members, nor did she have any investments or other financial interests in any enterprise controlled by or associated with Musk or the members of his family. Denholm currently serves on the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Disclosure Controls Committee.
(2)
Considerations Under the Texas Disinterested Standards — No Material Financial Interests in the Transaction

Denholm will not receive compensation related to the decisions under consideration of the Committee. Nonetheless, the Committee notes that Denholm has accumulated significant equity holdings during the nearly 11 years that she has served on the Board. During periods of her directorship for Tesla, Denholm received compensation for her services as further described below. However, Denholm’s prior receipt of compensation is not the subject of the Committee’s Purpose, as its Purpose does not involve consideration of any opportunity, or any incentive, that would serve to financially benefit Denholm. Rather, the Committee’s Purpose is limited to the evaluation and recommendation of actions regarding the retention and compensation of Musk that are in the best interests of the Company to maximize shareholder value. The Committee’s decision is unrelated and not contingent on Denholm’s own future compensation, as all non-employee director compensation requires separate shareholder approval following the Detroit Settlement (such approval to exclude those named as defendants in that suit, including Musk, as well as other members of the Board at the time of such shareholder approval).
Denholm has received approximately $24,375,748 in pre-tax financial benefits as compensation for serving as a director of Tesla, which amount reflects the GDFMV of all Company equity awards granted to Denholm to date and does not include the cash compensation paid (such amount equal to a total of approximately $472,663), nor the GDFMV
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of the stock options Denholm forfeited pursuant to the Detroit Settlement (described below). Over the last five years Denholm has not received any new grants of equity awards as Denholm agreed, in May 2022, to forgo any equity awards under Tesla Director Compensation Policy or as otherwise previously approved by the Board. Further, in connection with the Detroit Settlement, Denholm voluntarily agreed to forfeit approximately 40% of the value of her equity awards (based on GDFMV) that were granted from 2018 to 2020 (worth approximately $6,196,458 based on GDFMV). At Denholm’s request and beginning in 2020, Tesla eliminated future payment of all cash retainers for her services on the Board. Denholm also confirmed that she is not being compensated for her work on the Committee. Denholm beneficially owns less than 0.1% of Tesla’s outstanding shares of common stock.
It is undisputed that Denholm has amassed significant wealth as a result of her holding on to her equity awards, with her first equity award being granted in August 2014. The overwhelming majority of Denholm’s holdings in Tesla are from equity awards issued in connection with Denholm’s service on the Board, thus the financial benefits received by Denholm are a direct result of the success of Tesla, which is true for all shareholders of Tesla (i.e., Denholm’s equity interests gain or lose value based on the value of shares of Tesla’s common stock and do not have a preference over shares of Tesla’s common stock). Since becoming Chairperson of Tesla, all but one of Denholm’s sales of Company stock have been made pursuant to a 10b5-1 trading plan, as further described below, and in connection with the expiration of stock options, including the sales made in 2024 and 2025 for which Denholm sold approximately $257 million of Company stock (net of exercise pricing). The equity awards Denholm has earned to date from Tesla undoubtedly constitute a meaningful portion of her net worth. However, these equity awards were fully disclosed and issued consistent with the compensation of other Company outside directors. Additionally, all of Denholm’s equity awards have fully vested as of April 2022. Accordingly, none of her equity interests (i.e., none of the majority of her personal net worth) depend on her continued service as Company director and none of her equity interests can be reduced or cancelled by any member of Tesla, including other directors or the Chief Executive Officer.
The fact that Denholm’s equity-based compensation for her service as a director of Tesla has made her independently wealthy has afforded her the ultimate freedom to exercise her decision-making authority as she sees fit. In other words, Denholm’s continued commitment to her service as a disinterested director and the Chairperson of the Board is rooted in her belief in Tesla’s values and promise of a better future for shareholders and the world, as opposed to a desire for financial gain. As of the date of this Report, Denholm owns 85,000 shares of Tesla’s common stock and currently holds 49,387 stock options of Tesla.
Throughout her tenure as director, Denholm has had other sources of income. Denholm is (i) the founder and director of a family office managing certain of her family’s investments (which are not affiliated with Musk), for which she oversees the investment committee; and (ii) director of Blackbird Ventures, a venture capital firm where she is also on the board of a number of portfolio companies.
As evidenced above, Denholm is not financially dependent on her position as a Company director and stated she is not financially beholden to Tesla, any former or current Company director, officer or other executive, or to any affiliate of Tesla or such affiliate’s former or current directors, officers or other executives. Denholm confirmed that she has no business dealings with, nor investments in, any entities affiliated with companies, funds, or other investment vehicles founded, owned, acquired, controlled, or operated by Tesla, any former or current Company director, officer or executive, or any affiliate of Tesla, or any of their family members. She stated that neither Tesla, nor its directors, officers, executives, nor their affiliates or family members, have made any investments in any company, fund or other investment vehicle founded, owned or operated by Denholm.
As previously discussed, Denholm utilizes Rule 10b5-1 trading plans to sell shares in Tesla on a recurring basis. Her last trading plan for the potential sale of up to 674,345 shares (all sales resulting from stock options expiring in June 2025) was adopted on July 25, 2024, and completed on May 6, 2025. Denholm has never cancelled a Rule 10b5-1 trading plan, and each 10b5-1 trading plan for the sale of Tesla shares has been cleared with the Company prior to implementation.
Analysis Under the Statute
The facts above confirm the Board’s and Committee’s determination that Wilson-Thompson and Denholm are disinterested directors under the Statute. The recommendations under consideration by the Committee are related solely to the compensation of Musk. The Committee members will receive no compensation, stock grant, or other award as part of the compensation decisions under consideration. While each of Wilson-Thompson and Denholm currently own equity of Tesla, Texas law expressly provides that this factor alone does not disqualify an individual from being
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considered disinterested, nor do such factors support inferences of material involvement or a material financial interest in the outcome of the transaction under consideration.94
In conclusion, the Committee members’ financial interests in the outcome of the matters under its consideration, while not material, are fully aligned with the interests of Tesla in creating long-term value for the shareholders. Moreover, both Committee members have established financial holdings, receive income from other sources, and are not financially dependent on their current Board positions. Therefore, neither Wilson-Thompson nor Denholm have a material financial interest in the outcome of the transaction, which is the subject of the Committee’s Purpose.
MWS has observed that the Committee members have engaged in this process with a focus on the interests of Tesla. At all times, Denholm and Wilson-Thompson have engaged actively and asked questions on pertinent facts and issues, as well as considered and deliberated on the information available to them, with a focus on creating long and short-term value for Tesla and its shareholders. The Committee members sought input, where appropriate, from Musk, management and Tesla’s advisors to properly understand Tesla’s future business plans and Musk’s role in the creation of value to align those two critical areas. MWS also confirmed the Committee was and remained disinterested throughout its entire process, as MWS participated in and observed each of the Committee meetings and was included on or provided a copy of all material correspondence to and from the Committee. Additional details regarding the Committee’s process and the procedures implemented and maintained throughout its process to preserve its disinterestedness are set forth in Part 5 of this Report.
* * * * *

94 See TBOC Section 1.003(b).
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Part 7 — The Committee’s Advisors
To fulfill its Purpose and ensure that it was informed prior to making its recommendations and proposals, the Committee engaged (and authorized MWS to engage) certain third-party advisors to advise the Committee on various matters relating to its process and the scope of its Purpose. In addition, the Committee and the Committee’s advisors had access to Tesla’s management team as needed to supplement the Committee’s diligence, carry out an informed Committee process, and fulfill its Purpose in line with the best interests of the Company. Set forth below are descriptions of each of those third-party advisors.
1.    McDermott Will & Schulte LLP
MWS is an international law firm with offices across the country, including Texas, that represents a wide range of clients across numerous industries and areas of law. The Committee hired MWS to provide advice on (i) corporate law and governance matters, including a focus on applicable Texas law; and (ii) legal considerations related to executive compensation. MWS was also responsible for evaluating the Committee and its members for disinterest throughout the Committee’s process. MWS was retained by the Committee after the Committee interviewed multiple leading law firms.
The MWS team was led by Wilson Chu and Joanna Lin, both nationally prominent corporate partners in its Dallas office, together with Andrew Liazos, a nationally recognized leader representing boards and senior executives on executive compensation matters. Chu is a nationally recognized contributor to thought leadership in corporate law, including his service as a past Chair of the American Bar Association’s Mergers & Acquisitions Committee and as a founding co-chair of the University of Texas Mergers & Acquisitions Institute. Lin, who was recognized by Euromoney as “M&A Lawyer of the Year” in 2022, is also prominent for her contributions to the national corporate law conversation, including her leadership as co-chair of the Women in M&A Subcommittee of the ABA’s Mergers & Acquisitions Committee. Liazos is the global head of MWS’s Benefits and Compensation practice group, a past co-chair of the American Bar Association’s National Institute on Executive Compensation and American Law Institute’s Annual Symposium on Executive Compensation, and a past chair of the ABA Tax Section’s Employee Benefits Committee.
2.    Dr. Shane Goodwin
Dr. Shane Goodwin (“Dr. Goodwin”) is a nationally recognized corporate governance expert. He is the Executive Director of the SMU Corporate Governance Initiative (a collaboration between SMU’s Cox School of Business and Dedman School of Law), the Associate Dean, and a Finance Professor at SMU’s Cox School of Business. Dr. Goodwin is also an Adjunct Professor at SMU’s Dedman School of Law. His perspective is informed by corporate board service as well as 25 years in investment banking — primarily M&A — at firms including Goldman Sachs and Citigroup. He previously served as a Senior Fellow at the Harvard Law School Program on Corporate Governance and Financial Regulation and as a Director and Senior Fellow at Columbia’s Richman Center for Business, Law & Public Policy. After consideration and review of other corporate governance experts, Dr. Goodwin was engaged by the Committee to provide supplementary advice on corporate governance matters, including the fulfillment of fiduciary duties under Texas law.
3.    Compensia
Compensia is a management consulting firm specializing in executive compensation advisory services to boards of directors and compensation committees. Compensia works with its clients to attract, motivate and retain key management in a manner that aligns with company and shareholder interests and corporate and legal responsibilities. Compensia was hired to provide independent compensation consulting services to develop the 2025 CEO Performance Award, including providing market data on other public companies. The Compensia team was led by its Founder and Chairman of its Executive Committee. Compensia was hired by the Committee due to its expertise and because of its deep experience with technology companies and familiarity with Tesla and the 2018 CEO Performance Award. Compensia has previously worked with Tesla’s Compensation Committee on other compensation matters and currently advises Tesla’s Compensation Committee on compensation matters for non-CEO executives. Compensia was involved in the design of the 2018 CEO Performance Award.
4.    Infinite Equity
Infinite Equity is a service provider that specializes in quantitative analysis supporting the design of long-term incentive programs for executives at public companies. Infinite Equity assisted Compensia and MWS with their work for
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the Committee, including testing the 2018 CEO Performance Award and assisting with the evaluation, financial modeling, and accounting treatment of the 2025 CEO Performance Award. The Infinite Equity team was headed by its Chief Executive Officer. Infinite Equity’s Chief Executive Officer was involved in the design of the 2018 CEO Performance Award.
5.    BDO
BDO is a leading assurance, tax, financial advisory and consulting service firm. BDO was engaged and retained by MWS to provide accounting and reporting advisory services with respect to developing and evaluating the 2025 CEO Performance Award and awards that might be made using the Special Share Reserve. BDO was retained by the MWS after evaluating other accounting firms.
6.    Mercer
Mercer is a consulting firm that provides human resources and financial consulting services. It is the world’s largest outsourced investment advisor with over $670 billion in global assets under management and $17.5 trillion in global assets under advisement. A nationally recognized senior partner in Mercer’s Dallas office led Mercer’s engagement. Mercer was retained by MWS to assist it with evaluating the design for the 2025 CEO Performance Award and provide supplementary advisory services. Mercer was retained by MWS after evaluating other firms providing executive compensation services.
* * * * *
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Appendix A:
Summary of 2018 Performance Award Back Testing Analysis
Objective of Analysis
Examine the performance objectives included in Tesla’s 2018 CEO Performance Award, granted January 21, 2018 (“Grant Date”), across a broad group of CEOs at large cap companies.
Executive Summary
Infinite Equity assessed the performance objectives under Tesla’s 2018 CEO Performance Award, a 100% at-risk, performance-based compensation program designed with ambitious growth targets in market cap and financial metrics. Musk impressively completed all 12 tranches in less than five years, significantly faster than the allotted 10-year performance period. A comparative analysis of CEO performance at 113 large-cap companies (≥$50B market cap as of 2018) highlighted the award’s rigor:
•
79% failed to achieve even one tranche,

•
13% achieved just a single tranche,

•
7% achieved two tranches; and

•
Only one company (NVIDIA) achieved three tranches.

These findings underscore the rigorous performance demands embedded in Tesla’s 2018 CEO Performance Award structure.
Company	Market Cap Goals Achieved	Financial Goals Achieved	Tranches Earned
Tesla, Inc.	12	12	12
NVIDIA Corp	3	3	3
8 companies (7%)	>=2	>=2	2
15 Companies (13%)	>=1	>=1	1
89 Companies (79%)	—	—	0
Methodology and Process
We used S&P’s Capital IQ Pro data feed to compile the financial and stock price data (stock price, market cap, revenue, and EBITDA) for the 113 comparator companies in the analysis (“Comparator Companies”). S&P Capital IQ Pro
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is a widely utilized service that offers access to data on over 60,000 public companies, including 47,000 active companies with current financials.
The Comparator Companies consisted of members of the S&P 500 Index (as of December 31, 2022) with a market cap of at least $50 billion as of January 21, 2018. We then determined the number of tranches that each Comparator Company would have achieved over the Performance Measurement Period by examining market cap, revenue, and EBITDA growth from 2018 through the end of 2022.
The number of Market Cap goals achieved by each of the Comparator Companies was based on the Market Growth Measurement over the Performance Measurement Period (consistent with the market cap goals in Tesla’s 2018 CEO Performance Award). We normalized hurdles based on the Baseline Market Cap of each Comparator Company (i.e., the % growth required the same).
Tesla’s Baseline Market Cap was approximately $59B as of the Grant Date. The market cap goal of $100B is approximately 1.7x Tesla’s Baseline Market Cap. If a Comparator Company had a Baseline Market Cap of $75B, the initial tranche used to measure performance was assumed to be 1.7 x $75B = $127.5B.
The number of EBITDA goals achieved by each of the Comparator Companies was based on the Maximum EBITDA over the Performance Measurement Period (consistent with the adjusted EBITDA goals in Tesla’s 2018 CEO Performance Award). Because adjusted EBITDA values were not easily obtainable for all Comparator Companies, EBITDA values were used as a reasonable proxy. For Comparator Companies that did not disclose EBITDA values, Net Income was used. In all cases, we measured growth over the Performance Measurement Period. A similar normalization was applied to EBITDA goals (starting with a Comparator Company’s Baseline EBITDA or Baseline Net Income, as applicable) as illustrated above for Market Cap goals.
The number of revenue goals achieved by each of the Comparator Companies was based on the Maximum Revenue over the Performance Measurement Period (consistent with the revenue goals in Tesla’s 2018 CEO Performance Award). In all cases, we measured growth over the Performance Measurement Period. A similar normalization was applied to revenue goals (starting with a Comparator Company’s Baseline Revenue) as illustrated above for market cap goals.
The total number of tranches earned by each of the Comparator Companies is equal to the lesser of (i) the number of market cap goals achieved and (ii) the sum of the number of EBITDA and revenue goals achieved. For example, if four market cap goals were achieved and a combined total of seven revenue and EBITDA goals were achieved, a total of four tranches would be earned.
Terms and Definitions
Grant Date:   January 21, 2018
Comparator Companies:   Members of the S&P 500 as of December 31, 2022, with market cap of at least $50 billion on the Grant Date.
Performance Measurement Period:   January 21, 2018 to December 31, 2022, equal to the period over which Telsa met all market cap and revenue / adjusted EBITDA goals (12th tranche of the 2018 CEO Performance Award was earned based on financial goals disclosed for reporting period ended 12/31/2022).
Baseline Revenue:   The trailing 12-month revenue most recently published with a reporting date prior to January 21, 2018.
•
Total Revenues [28]95 is subtotal line item in the standard template with the following components: Revenues [112] Other Revenues, (Summary Subtotal) [357]

Maximum Revenue:   The highest trailing 12-month revenue with a reporting date between January 21, 2018 and December 31, 2022.
Baseline EBITDA:   The trailing 12-month EBITDA most recently published with a reporting date prior to January 21, 2018. As not all companies disclose an EBITDA value, Net Income was substituted for this analysis. Baseline Net Income is established in the same manner as Baseline EBITDA.

95 The numbers in [   ] refer to the item number within Capital IQ Pro.
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•
EBITDA [4051] is the headline EBITDA number in Capital IQ. It is a line item in the Standard, Real Estate, Insurance and Utility templates with the following components: EBIT [400] D&A for EBITDA [2206]

•
The headline Capital IQ EBIT [400] number is equal to Operating Income [21]

•
D&A for EBITDA [2206] is the D&A line item added back to EBIT to arrive at EBITDA and is a sum of the following components: Depreciation — Disclosure in Footnotes — (For D&A) [417] Amortization of Intangibles — Disclosure in Footnotes — (For D&A) [418] Impairment of Oil, Gas & Mineral Properties — (For D&A) [419] Amortization of Goodwill — Disclosure in Footnotes — (For D&A) [420] Amortization of Goodwill — (For D&A) [421] Amortization of Intangible Assets — (For D&A) [416] Depreciation & Amortization — (For D&A) [415] When none of the components of D&A for EBITDA [2206] has a value in a particular period and instance, Capital IQ will populate D&A for EBITDA [2206] by one of the following methods (sorted by priority): a) roll up a D&A value from an earlier instance of the same period b) use a D&A value from the current or the previous quarter adjusted for the length of the period in question c) use the most recently available annual D&A value adjusted for the length of the period in question d) copy the value for D&A from the Income Statement for the same instance and period If none of these options are available the data item will have no value and EBITDA will not be calculated for the particular period

•
Net Income — (IS) [15] is a subtotal line item across all templates with the following components: Standard template: Earnings From Continuing Operations [7] Earnings Of Discontinued Operations [40] Extraordinary Item & Accounting Change [42] (Standard template) Minority Interest in Earnings [83] Non-Standard templates: Earnings From Continuing Operations [7] Earnings Of Discontinued Operations [40] Extraordinary Item & Accounting Change — (Template Specific) [43] Minority Interest in Earnings [83]

Maximum EBITDA:   The highest trailing 12-month EBITDA with a reporting date between January 21, 2018 and December 31, 2022. Net income was utilized when EBITDA was not disclosed.
Baseline Market Cap:   Each company’s market cap as of January 21, 2018.
Market Growth Measurement:   For a given company, the lower of (i) the 30-calendar day average market cap and (ii) the 6-month average market cap.
A-A-3

Appendix B:
Pay-for-Performance Analysis
Executive Summary
Infinite Equity analyzed the alignment between Tesla’s CEO compensation and shareholder returns from 2018 to 2022, utilizing an adapted version of the SEC’s “Compensation Actually Paid”96 methodology. The analysis compared the increase in Tesla’s CEO compensation to the 10 largest US-based companies measure by market capitalization as of June 30, 2025 (each a “Comparison Group Company” and collectively, the “Comparison Group”) using Total Shareholder Return (“TSR”) measured from December 31, 2017, to December 31, 2022. Results showed Tesla’s CEO compensation growth ranked at the 100th percentile among the Comparison Group, directly mirroring Tesla’s exceptional TSR performance, also in the 100th percentile. This close correlation demonstrates that Tesla’s compensation structure effectively aligned CEO incentives with substantial shareholder value creation.
Compensation and TSR was measured from 2018 through 2022 to align with Tesla’s fiscal years encompassing the year the 2018 CEO Performance Award was initially granted until the year the final tranche of this award was achieved.
Methodology97
(1)   Calculate Summary Compensation Table Total
For each Comparison Group Company, sum Total Compensation from the Summary Compensation Table in proxy disclosures for fiscal years 2018 to 2022.
(2)   Calculate Grant Date Value of Equity
For each Comparison Group Company, sum Stock Awards and Option Awards from the Summary Compensation Table in proxy disclosures for fiscal years 2018 to 2022.
(3)   Calculate Value of Vested and Outstanding Equity as of 12/31/22
For each Comparison Group Company, utilize the Grants of Plan-Based Awards table in the proxy disclosures to determine each equity award granted during fiscal years 2018 to 2022. For each equity award, utilize the Outstanding Equity Awards table and Compensation Discussion and Analysis98 (“CD&A”) from the proxy disclosures to determine the number of awards vested during fiscal years 2018 to 2022, and the number of awards outstanding as of 12/31/2022. For PSUs and RSUs, the value of vested awards is calculated as the number of awards that vest multiplied by the stock price on the vest date, plus the value of accrued dividends. For options/SARs, the value of vested awards is estimated as the number of awards that vest multiplied by the estimated fair value per award using the Black-Scholes option pricing model as of the vest date. For PSUs and RSUs, the value of outstanding awards is calculated as the number of awards outstanding as of 12/31/2022 multiplied by the dividend-adjusted stock price on 12/30/2022 (the last trading day in 2022). For options/SARs, the value of outstanding awards is estimated as the number of awards outstanding as of 12/31/2022 multiplied by the estimated fair value per award using the Black-Scholes option pricing model as of 12/31/2022. The Value of Vested and Outstanding Equity as of 12/31/2022 is the sum of the value of vested and outstanding awards from above.
For PSU awards with an uncompleted performance period as of 12/31/2022, the analysis uses the reported payout of the PSU awards through 12/31/2024, either via reported vesting events or, for awards outstanding as of 12/31/2024, the most recently reported outstanding awards totals.

96 Defined by Item 402(v) of Regulation S-K.
97 Capitalized terms are references to specific table names and column headers defined in Item 402(c) of Regulation S-K.
98 Item 402(b) of Regulation S-K.
A-B-1

(4)   Calculate Compensation Actually Paid
For each Comparison Group Company, subtract the Grant Date Value of Equity (2)99 from Summary Compensation Table Total (1) and add Value of Vested and Outstanding Equity as of 12/31/2022 (3)
(5)   Calculate Percentile Rank of Comparison Group — Compensation Actually Paid
For each Comparison Group Company, calculate the percentile rank of Compensation Actually Paid (4)
(6)   Calculate TSR
For each Comparison Group Company, calculate the TSR for the period 2018 to 2022; divide the dividend-adjusted closing stock price as of 12/30/2022 (last trading day in 2022) by the closing stock price on 12/29/2017 (first trading day prior to 2018). Dividends are assumed to be reinvested on the ex-dividend date.
(7)   Calculate Percentile Rank of Comparison Group — TSR
For each Comparison Group Company, calculate the percentile rank of TSR (6)
(8)   Determine the relationship between Compensation Actually Paid Percentile and TSR Percentile
Graph a scatter plot between Compensation Actually Paid Percentile (x-axis) and Total Shareholder Return Percentile (y-axis)
[An example implementing this methodology is presented on the page that follows]
Example — Apple
(1)   Calculate Summary Compensation Table Total
Fiscal Year	Total Comp
2022	99,420,097
2021	98,734,394
2020	14,769,259
2019	11,555,466
2018	15,682,219
Total	240,161,435
Summary Compensation Table — 2022, 2021, and 2020
The following table, footnotes, and related narrative show information regarding the total compensation of each named executive officer for 2022, 2021, and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive PIan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Tim Cook Chief Executive Officer	2022	3,000,000	—	82,994,164	12,000,000	1,425,933(3)	99,420,097
	2021	3,000,000	—	82,347,835	12,000,000	1,386,559	98,734,394
	2020	3,000,000	—	—	10,731,000	1,038,259	14,769,259
Summary Compensation Table — 2019, 2018, and 2017
The following table, footnotes, and related narrative show information regarding the total compensation of each named executive officer for 2019, 2018, and 2017, except in the case of Ms. Adams and Mr. Williams who were not named executive officers in 2017, and Ms. O’Brien who was not a named executive officer in 2018 or 2017.

99 Numbers shown in “( )” refer to the steps in the calculation.
A-B-2

Name and Principal Position (a)	Year (b)	Salary(1) ($)(c)	Bonus ($)(d)	Stock Awards(2) ($)(e)	Non-Equity Incentive Plan Compensation(3) ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Tim Cook Chief Executive Officer	2019	3,000,000	—	—	7,671,000	884,466(4)	11,555,466
	2018	3,000,000	—	—	12,000,000	682,219	15,682,219
	2017	3,057,692	—	—	9,327,000	440,374	12,825,066
(2)   Calculate Grant Date Value of Equity
Fiscal Year	Stock Awards
2022	82,994,164
2021	82,347,835
2020	0
2019	0
2018	0
Total	165,341,999
Summary Compensation Table — 2022, 2021, and 2020
The following table, footnotes, and related narrative show information regarding the total compensation of each named executive officer for 2022, 2021, and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Tim Cook Chief Executive Officer	2022	3,000,000	—	82,994,164	12,000,000	1,425,933(3)	99,420,097
	2021	3,000,000	—	82,347,835	12,000,000	1,386,559	98,734,394
	2020	3,000,000	—	—	10,731,000	1,038,259	14,769,259
Summary Compensation Table — 2019, 2018, and 2017
The following table, footnotes, and related narrative show information regarding the total compensation of each named executive officer for 2019, 2018, and 2017, except in the case of Ms. Adams and Mr. Williams who were not named executive officers in 2017, and Ms. O’Brien who was not a named executive officer in 2018 or 2017.
Name and Principal Position (a)	Year (b)	Salary(1) ($)(c)	Bonus ($)(d)	Stock Awards(2) ($)(e)	Non-Equity Incentive PIan Compensation(3) ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Tim Cook Chief Executive Officer	2019	3,000,000	—	—	7,671,000	884,466(4)	11,555,466
	2018	3,000,000	—	—	12,000,000	682,219	15,682,219
	2017	3,057,692	—	—	9,327,000	440,374	12,825,066
(3)   Calculate Value of Vested and Outstanding Equity as of 12/31/22
Grant Information				Fiscal Year Assumptions		Valuation Assumptions
Ticker	Grant Date	Vest Date	Applicable Shares / Options	Vested or Outstanding	Valuation Date	Cash Dividend Equivalents Earned	Fair Value	Fair Value as % of Stock Price	Total Fair Value
AAPL	9/27/2020	10/1/2023	511,000	Outstanding	12/31/2022	$1.98	$131.91	101.52%	$67,406,010
AAPL	9/27/2020	4/1/2023	111,329	Outstanding	12/31/2022	$1.98	$131.91	101.52%	$14,685,408
AAPL	9/27/2020	4/1/2024	111,329	Outstanding	12/31/2022	$1.98	$131.91	101.52%	$14,685,408
AAPL	9/27/2020	Varies	111,329	Outstanding	12/31/2022	$1.98	$131.91	101.52%	$14,685,408
AAPL	9/26/2021	10/1/2024	477,301	Outstanding	12/31/2022	$1.13	$131.06	100.87%	$62,555,069
A-B-3

Grant Information				Fiscal Year Assumptions		Valuation Assumptions
Ticker	Grant Date	Vest Date	Applicable Shares / Options	Vested or Outstanding	Valuation Date	Cash Dividend Equivalents Earned	Fair Value	Fair Value as % of Stock Price	Total Fair Value
AAPL	9/26/2021	4/1/2024	85,080	Outstanding	12/31/2022	$1.13	$131.06	100.87%	$11,150,585
AAPL	9/26/2021	Varies	170,161	Outstanding	12/31/2022	$1.13	$131.06	100.87%	$22,301,301
AAPL	9/25/2022	Varies	199,429	Outstanding	12/31/2022	$0.23	$130.16	100.18%	$25,957,679
AAPL	9/25/2022	Varies	66,477	Outstanding	12/31/2022	$0.23	$130.16	100.18%	$8,652,646
								Total	$242,079,515

(4)   Calculate Compensation Actually Paid
(1) – (2) + (3) = $240,161,435 – $165,341,999 + $242,079,515 = $316,898,951
(5)   Calculate Percentile Rank of Comparison Group — Compensation Actually Paid
Company	Summary Compensation Table Total FY2018 – 2022 (a)	Grant Date Value of Equity FY2018 – 2022 (b)	Value of Vested and Outstanding Equity as of 12/31/22 (c)	Compensation Actually Paid FY2018 – 2022 (d) = (a) – (b) + (c)	Percentile Rank of Peers
GOOGL	$522,235,909	$494,649,756	$729,075,383	$756,661,536	80.00%
AAPL	$240,161,435	$165,341,999	$242,079,515	$316,898,951	50.00%
MSFT	$217,879,856	$152,500,057	$365,043,096	$430,422,895	60.00%
AVGO	$132,416,275	$107,970,256	$1,347,368,888	$1,371,814,907	90.00%
AMZN	$219,045,412	$211,933,520	$102,480,000	$109,591,892	10.00%
WMT	$116,759,890	$82,017,622	$173,212,707	$207,954,975	30.00%
NVDA	$81,182,712	$65,016,114	$546,989,857	$563,156,455	70.00%
JPM	$213,349,372	$178,120,000	$270,083,054	$305,312,426	40.00%
META	$125,192,260	$0	$0	$125,192,260	20.00%
BRK.A	$1,918,862	$0	$0	$1,918,862	0.00%
TSLA	$2,284,068,644	$2,283,988,504	$51,846,243,496	$51,846,323,636	100.00%
(6)   Calculate Total Shareholder Return
Growth of $100 = $546.58 / $169.23 * 100 = $322.98
A-B-4

(7)   Calculate Percentile Rank of Comparison Group — Total Shareholder Return
Company	12/29/2017 Stock Price	12/30/2022 Stock Price	Total Shareholder Return (Growth of $100, 2018 – 2022)	Percentile Rank of Peers
GOOGL	$1,053.40	$1,764.60	$167.51	50.00%
AAPL	$169.23	$546.58	$322.98	90.00%
MSFT	$85.54	$254.72	$297.78	70.00%
AVGO	$256.90	$666.20	$259.32	60.00%
AMZN	$1,169.47	$1,680.00	$143.65	10.00%
WMT	$98.75	$155.38	$157.34	30.00%
NVDA	$193.50	$590.51	$305.17	80.00%
JPM	$106.94	$155.05	$144.98	20.00%
META	$176.46	$120.34	$68.20	0.00%
BRKA	$297,600.01	$468,710.96	$157.50	40.00%
TSLA	$311.35	$1,847.70	$593.45	100.00%
(8)   Determine the relationship between Compensation Actually Paid Percentile and Total Shareholder Return Percentile
A-B-5

Annex B
A&R 2019 Equity Incentive Plan
TESLA, INC.
AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN
1.
Introduction and Purposes of the Plan.

(a)
The Plan was amended and restated by the Board on September 3, 2025 (the “Amendment Date”), subject to approval by the Company’s shareholders. The original 2019 Equity Incentive Plan was approved by the Board on April 18, 2019 and was subsequently approved by the Company’s shareholders (the “2019 Shareholder Approval”).

(b)
The purposes of the Plan are:

(i)
to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals;

(ii)
to incentivize Employees, Directors and Consultants with long-term equity-based compensation to align their interests with the Company’s shareholders;

(iii)
to promote the success of the Company’s business; and

(iv)
to provide for Elon Musk Awards.

The Plan permits the grant of Awards.
2.
Definitions.   As used herein, the following definitions will apply:

(a)
“Administrator” means the Board, the Compensation Committee of the Board or any Committee that administers the Plan (or, if applicable, an Award), in accordance with Section 4 of the Plan.

(b)
“Applicable Laws” means the requirements relating to the administration of equity-based awards under the Texas Business Organizations Code, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, any other governmental or regulatory body, and the applicable laws of any state, foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)
“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Elon Musk Awards. For clarity, “Award” includes unrestricted Shares and any other equity-based or equity-related awards that the Administrator approves.

(d)
“Award Agreement” means the written (which, for clarity, includes electronic) agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)
“Board” means the Board of Directors of the Company.

(f)
“Change in Control” means the occurrence of any of the following events:

(i)
A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control;

(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(iii)
A sale or other disposition of all or substantially all of the Company’s assets in one or more transactions, other than to any entity of which more than fifty percent (50%) of the total voting power is owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the voting power of the stock of the Company immediately prior to the transaction which results in a sale or disposition as to all or substantially all of the Company’s assets; or

(iv)
A merger, consolidation or similar transaction directly or indirectly involving the Company in which immediately after the consummation of such transaction the shareholders of the Company immediately prior to such transaction do not directly or indirectly own more than fifty percent (50%) of the total voting power of the surviving entity in such transaction (or of any applicable parent of such surviving entity), in substantially the same proportions as their ownership of the voting power of the stock of the Company immediately prior to the transaction.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, the occurrence of any event shall not be deemed a Change in Control: (i) with respect to any Award that is subject to Code Section 409A unless such event qualifies as a change in control event within the meaning of Code Section 409A, or (ii) if the sole purpose of the underlying transaction(s) is to change the jurisdiction of the Company’s incorporation or to create a holding company of which the total voting power is owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the voting power of the stock of the Company immediately prior to such transaction(s).
(g)
“Code” means the Internal Revenue Code of 1986, as amended.

(h)
“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or the Compensation Committee of the Board in accordance with Section 4 hereof.

(i)
“Common Stock” means the common stock of the Company.

(j)
“Company” means Tesla, Inc., a Texas corporation, or any successor thereto.

(k)
“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity, as to whom the registration of an offer or sale of the Company’s securities to such person pursuant to a Registration Statement on Form S-8 is available.

(l)
“Director” means a member of the Board.

(m)
“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n)
“Elon Musk Award” means, individually or collectively, a grant to Elon Musk under Section 6 of the Plan from the Elon Musk Awards Share Reserve.

(o)
“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)
“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)
In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r)
“Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s)
“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(t)
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(u)
“Option” means a stock option granted pursuant to the Plan.

(v)
“Outside Director” means a Director who is not an Employee.

(w)
“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(x)
“Participant” means the holder of an outstanding Award.

(y)
“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(z)
“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(aa)
“Period of Restriction” means the period, if any, during which (i) the transfer of Shares of Restricted Stock is subject to restrictions or (ii) the Shares are subject to a substantial risk of forfeiture, which in either case may be based on the passage of time, the achievement of performance or the occurrence of other events as determined by the Administrator.

(bb)
“Plan” means this Amended and Restated 2019 Equity Incentive Plan.

(cc)
“Repricing” means any of the following actions taken by the Administrator: (i) lowering or reducing the exercise price of an outstanding Option and/or outstanding Stock Appreciation Right; (ii) cancelling, exchanging or surrendering any outstanding Option and/or outstanding Stock Appreciation Right in exchange for cash or another award for the purpose of repricing the award; (iii) cancelling, exchanging or surrendering any outstanding Option and/or outstanding Stock Appreciation Right in exchange for an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original award; and (iv) taking any other action under the Plan that constitutes a “repricing” under Applicable Laws; provided that a Repricing shall not include any action taken with shareholder approval or any adjustment of an Option or Stock Appreciation Right pursuant to Section 14(a).
(dd)
“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan or issued pursuant to the early exercise of an Option.

(ee)
“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ff)
“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(gg)
“Service Provider” means an Employee, Director or Consultant.

(hh)
“Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ii)
“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(jj)
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

Reference to a specific section of a statute or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
3.
Stock Subject to the Plan.

(a)
Stock Subject to the Plan.   Effective as of the Amendment Date, subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and issued under the Plan is (i) 247,500,000 Shares, plus any Shares subject to stock options or similar awards granted under the Company’s 2010 Equity Incentive Plan (the “Prior Plan”) that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Prior Plan that are forfeited to, or repurchased by, the Company due to failure to vest (the “General Share Reserve”) and (ii) up to an additional 207,960,630 Shares for Elon Musk Awards (the “Elon Musk Awards Share Reserve”); provided that no more than a maximum aggregate of 455,460,630 Shares may be granted as Incentive Stock Options. The Shares may be authorized, but unissued, or reacquired Common Stock. Awards may not be granted to Elon Musk from the 60,000,000 Shares added to the General Share Reserve as of the Amendment Date, including after giving effect to the provisions of Sections 3(b) and 14 of the Plan.

(b)
Lapsed Awards.   If an Award from the General Share Reserve expires or becomes unexercisable without having been exercised in full (including, without limitation, as a result of death or a termination of employment or other service) or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares), which were subject thereto will become available for future grant under the General Share Reserve of the Plan. With respect to Stock Appreciation Rights, the total number of Shares subject to such Stock Appreciation Rights (and not the net number of Shares actually issued pursuant to such Stock Appreciation Rights) will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award (other than unvested Restricted Stock) will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant under the Plan. In addition, Shares repurchased by the Company with the proceeds of the exercise prices for any Options may not be reissued under the Plan. To the extent an Award from the General Share Reserve is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the General Share Reserve of the Plan. In addition,

Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or parent or any of its Subsidiaries shall not reduce the number of Shares available for issuance under the General Share Reserve of the Plan. For clarity, this Section 3(b) shall not apply to the Elon Musk Awards Share Reserve. Solely for purposes of the application of this Section 3(b) (including the immediately preceding sentence), in the event of a Tornetta Decision Event (as defined in the 2025 CEO Interim Award (as defined below)) that pursuant to the terms of the 2025 CEO Interim Award results in forfeiture of, or a reduction in the number of Shares subject to, the 2025 CEO Interim Restricted Stock Agreement granted to Elon Musk in August 2025 (the “2025 CEO Interim Award”), the maximum number of Shares that may again become available for issuance under the General Share Reserve of the Plan in the event of such forfeiture or reduction, as applicable, shall equal 36,000,000, and, for clarity, Awards to Elon Musk may be granted from such Shares.
(c)
Share Reserve.   The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.
Administration of the Plan.

(a)
Procedure.

(i)
Multiple Administrative Bodies.   Different Committees may administer the Plan with respect to individual Service Providers (or groups of Service Providers) and individual Awards (or groups of Awards).

(ii)
Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)
Other Administration.   Other than as provided above, the Plan will be administered by (A) the Board, (B) the Compensation Committee of the Board, or (C) a Committee, which Committee will be constituted to satisfy Applicable Laws.

(b)
Powers of the Administrator.   Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board or, as applicable, the Compensation Committee of the Board, to such Committee, the Administrator will have the authority, in its discretion:

(i)
to determine the Fair Market Value;

(ii)
to select the Service Providers to whom Awards may be granted hereunder;

(iii)
to determine the number of Shares to be covered by each Award granted hereunder;

(iv)
to approve forms of Award Agreements for use under the Plan;

(v)
to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)
to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)
to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)
to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, subject to the no-Repricing provision below;

(ix)
to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 15 of the Plan;

(x)
to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)
to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii)
to make all other determinations deemed necessary or advisable for administering the Plan.

Notwithstanding anything to the contrary herein, in no event shall the Administrator effect any Repricing of any Option or Stock Appreciation Right. For clarity, the Administrator’s determinations under the Plan and Award Agreements need not be uniform, and any such determinations may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated).
(c)
Effect of Administrator’s Decisions.   The Administrator’s decisions, determinations and interpretations will be final and binding and non-reviewable and non-appealable on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5.
Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.
Elon Musk Awards.   Notwithstanding anything in the Plan to the contrary, the Administrator may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, any other types of equity-based, equity-related or equity awards (including the grant or offer for sale of unrestricted Shares) to Elon Musk (any such Awards, “Elon Musk Awards”) in such amounts and subject to such terms and conditions, which may be evidenced by the Award Agreement, as the Administrator may determine in its sole discretion, unconstrained by the terms of the Plan (other than Sections 3(a) and 3(b), which shall apply to any Elon Musk Awards), which may include, but are not limited to, (i) an exercise price that is less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, (ii) a term exceeding ten (10) years from the date of grant, (iii) the timing, methods and terms of exercise or settlement, (iv) the payment of dividends or dividend equivalents, (v) a holding period for Shares delivered in respect of Elon Musk Awards, (vi) Elon Musk’s status as a Service Provider on the date of grant or (vii) the determination as to the Fair Market Value of a Share.

7.
Stock Options.

(a)
Grant of Options.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b)
Option Agreement.   Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms and conditions of the Plan.

(c)
Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted and calculation will be performed in accordance with Code Section 422.

(d)
Term of Option.   The term of each Option will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, provided that in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(e)
Option Exercise Price and Consideration.

(i)
Exercise Price.   The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

1.
In the case of an Incentive Stock Option:

a.
granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the date of grant; and

b.
granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

2.
In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

Notwithstanding the foregoing provisions of this Section 7(e)(i) of the Plan, Options may be granted with a per Share exercise price less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a) or as determined by the Administrator with respect to the applicable Award (which Award shall, for the avoidance of doubt, comply with Code Section 409A, to the extent applicable).
(ii)
Waiting Period and Exercise Dates.   At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)
Form of Consideration.   The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares; provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised; and provided, further, that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.

(f)
Exercise of Option.

(i)
Procedure for Exercise; Rights as a Shareholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan. No dividends or dividend equivalent rights shall be paid or accrued on Options.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)
Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.

(iii)
Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.

(iv)
Death of Participant.   If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.

8.
Restricted Stock.

(a)
Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)
Restricted Stock Agreement.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms and conditions of the Plan. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions, if any, on such Shares have lapsed.

(c)
Transferability.   Except as provided in this Section 8 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

(d)
Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)
Removal of Restrictions.   Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may reduce or waive any restrictions for such Award or accelerate the time at which any restrictions will lapse or be removed.

(f)
Voting Rights as a Shareholder.   During any Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)
Dividends and Other Distributions.   During any Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares. However, all such dividends or distributions, whether paid in Shares or cash, will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, and if such Shares of Restricted Stock are forfeited to the Company, such dividends or other distributions shall also be forfeited.

(h)
Forfeiture of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company.

9.
Restricted Stock Units.

(a)
Grant of Restricted Stock Units.   Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)
Restricted Stock Unit Agreement.   Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify any vesting period, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms and conditions of the Plan.

(c)
Vesting Criteria and Other Terms.   The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)
Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.

(e)
Form and Timing of Payment.   Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares or a combination of both.

(f)
Rights as a Shareholder.   Unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) in respect of earned Restricted Stock Units, no right to vote or receive dividends or other distributions or any other rights as a shareholder will exist with respect to the Shares that may be subject to such Restricted Stock Units. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan. Any dividend equivalents on Restricted Stock Units may be earned in Shares or cash but will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which they relate, and if the Restricted Stock Units are forfeited to the Company, such dividend equivalents shall also be forfeited.

(g)
Forfeiture of Restricted Stock Units to Company.   On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.
Stock Appreciation Rights.

(a)
Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Stock Appreciation Rights to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)
Stock Appreciation Right Agreement.   Each Award of Stock Appreciation Rights will be evidenced by an Award Agreement that will specify the number of Stock Appreciation Rights granted, the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms and conditions of the Plan.

(c)
Number of Shares.   The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(d)
Stock Appreciation Right Exercise Price and Other Terms.   The per share exercise price for the Shares that will determine the amount of the payment to be issued upon exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(e)
Expiration, Term and Exercise of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules applicable to Options set forth in Section 7(d) relating to the maximum term and Section 7(f) relating to exercise also will apply to Stock Appreciation Rights.

(f)
Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)
The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)
The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon a Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
(g)
Rights as a Shareholder.   Unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) in respect of Stock Appreciation Rights, no right to vote or receive dividends or other distributions or any other rights as a shareholder will exist with respect to the Shares that may be subject to such Stock Appreciation Rights. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan. No dividends or dividend equivalent rights shall be paid or accrued on Stock Appreciation Rights.

11.
Performance Units and Performance Shares.

(a)
Grant of Performance Units/Shares.   Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Performance Share Units and Performance Shares, as applicable, to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)
Performance Unit/Share Agreement.   Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the number of Performance Units/Shares granted, the Performance Period (as defined below), the performance objectives, and such other terms and conditions as the Administrator, in its sole discretion, will determine in accordance with the terms and conditions of the Plan.

(c)
Value of Performance Units/Shares.   Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(d)
Performance Objectives and Other Terms.   The Administrator will set any performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which any performance objectives or other vesting provisions must be met will be called the “Performance Period.” The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, without limitation, continued employment), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(e)
Earning of Performance Units/Shares.   After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share and may accelerate the time at which any restrictions will lapse or be removed.

(f)
Form and Timing of Payment of Performance Units/Shares.   Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise provided in the applicable Award Agreement. The Administrator, in its sole discretion, may pay or settle earned Performance Units/Shares in cash, Shares or a combination thereof.

(g)
Rights as a Shareholder.   Unless and until Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) in respect of earned Performance Units/Shares, no right to vote or receive dividends or other distributions or any other rights as a shareholder will exist with respect to the Shares that may be subject to such Performance Units/Shares. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan. Any dividend equivalents on Performance Units/Shares may be earned in Shares or cash but will be subject to the same restrictions on transferability and forfeitability as the Performance Units/Shares with respect to which they relate and if the Performance Units/Shares are forfeited to the Company such dividend equivalents shall also be forfeited.

(h)
Forfeiture of Performance Units/Shares to the Company.   On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company.

12.
Leaves of Absence/Transfer Between Locations.   Unless the Administrator provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.
Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will not be transferable other than for no consideration and will contain such additional terms and conditions as the Administrator deems appropriate.

14.
Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)
Adjustments.

(i)
In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award and the numerical Share limits in Section 3 of the Plan.
(ii)
Upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding clause (i) or a sale of all or substantially all of the business or assets of the Company as an entirety, unless specified otherwise in the applicable Award Agreement, the Administrator will equitably and proportionately adjust the performance objectives applicable to any then-outstanding performance-based Awards to the extent necessary to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan with respect to such Awards.

(iii)
It is intended that, if possible, any adjustments contemplated by the preceding clauses (i) and (ii) be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Code Sections 424 and 409A) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

(b)
Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)
Certain Transactions.   In the event of a merger, consolidation or similar transaction directly or indirectly involving the Company, unless otherwise set forth in an Award Agreement, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) whether with or without a Participant’s consent, including, without limitation, that: (i) such Award will be assumed, or a substantially equivalent Award will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices as set forth in Section 14(a); (ii) upon written notice to the applicable Participant, such Award will terminate upon or immediately prior to the consummation of such transaction; (iii) (1) such Award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the applicable Participant’s rights as of the date of the occurrence of such transaction (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the applicable Participant’s rights thereunder, then such Award may be terminated by the Company without payment), or (2) such Awards will be replaced with other rights or property selected by the Administrator in its sole discretion; or (iv) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of the same Award, similarly.

Notwithstanding the generality of the foregoing, unless otherwise set forth in an Award Agreement, in the event of a merger, consolidation or similar transaction directly or indirectly involving the Company that results in a Change in Control and in which the acquiring or succeeding corporation does not assume or substitute for the Award (or portion of the Award), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights (or portion thereof) that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its parents or Subsidiaries, as applicable. In addition, if an Option or Stock Appreciation

Right (or portion thereof) is not assumed or substituted for, the Administrator will notify the Participant in writing (which, for clarity, includes electronic communications) that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
For the purposes of this subsection (c), unless otherwise set forth in an Award Agreement, an Award will be considered assumed if, following the applicable transaction, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to such transaction, the consideration (whether stock, cash, or other securities or property) received in such transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in such transaction is not solely common stock of the acquiring or succeeding corporation or its parent, the Administrator may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the acquiring or succeeding corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the transaction.
Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided for in an Award Agreement or other written agreement between the Participant and the Company or any of its parents or Subsidiaries, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its acquirer or successor modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the acquiring or succeeding corporation’s corporate structure following the applicable transaction will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.
(d)
Outside Director Awards.   With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its parents or Subsidiaries, as applicable.

15.
Tax.

(a)
Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)
Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
(c)
Compliance with Code Section 409A.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A and (ii) the Participant is a specified employee as defined in Code Section 409A(a)(2)(B)(i), in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six (6) months plus one (1) day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(d)
The Company makes no representations or warranties and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.

16.
No Effect on Employment or Service.   Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any of its parents or Subsidiaries, nor will they interfere in any way with the Participant’s right or the right of the Company or any of its parents or Subsidiaries, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.
Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.
Term of Plan.   The Plan, as amended and restated, will become effective upon its approval by the shareholders of the Company at the 2025 annual meeting of shareholders of the Company in the manner and to the degree required under Applicable Laws, and will continue in effect for a term of ten (10) years from the date of the 2019 Shareholder Approval, unless terminated earlier under Section 19 of the Plan.

19.
Amendment and Termination of the Plan.

(a)
Amendment and Termination.   The Board may at any time amend, alter, suspend or terminate the Plan provided that the Board shall not amend the no-Repricing provision in Section 4(b).

(b)
Shareholder Approval.   The Company will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)
Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant (which, for clarity, will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan), unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination or expiration of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination or expiration. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date in accordance with their applicable terms.

20.
Conditions Upon Issuance of Shares.

(a)
Legal Compliance.   Shares will not be issued pursuant to the exercise or settlement of an Award unless the exercise of such Award (as applicable) and the issuance and delivery of such Shares will comply with Applicable Laws to the full satisfaction of the Administrator.

(b)
Investment Representations.   As a condition to the exercise or settlement of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being settled or issued only for investment and without any present intention to sell or distribute such Shares if such a representation is required as determined in the sole discretion of the Administrator.

21.
Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is determined by the Administrator in its sole discretion to be necessary or advisable for the issuance or sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22.
Clawback Events.   Certain Participants and any Awards held by them may be subject to any clawback policy of the Company currently in effect or that may be established and/or amended from time to time (the “Clawback Policy”) or the forfeiture or repayment of such Awards to the extent required by Applicable Laws. The Administrator may require such Participants to forfeit, return or reimburse to the Company all or a portion of their Awards and any amounts paid thereunder pursuant to the terms of the Clawback Policy or required by Applicable Laws.

ANNEX C
2025 CEO PERFORMANCE AWARD AGREEMENT
TESLA, INC.
2025 CEO PERFORMANCE-BASED
RESTRICTED STOCK AGREEMENT
Part I. NOTICE OF RESTRICTED STOCK GRANT
Participant Name:
Elon Musk

Address:
Address on file with the Company

Tesla, Inc. (the “Company”) hereby grants to Participant an award of Restricted Stock (as defined below) pursuant to the terms and conditions of this 2025 CEO Performance-Based Restricted Stock Agreement (this “Award Agreement” and the award granted hereby, this “Award”). Any capitalized term that is used but not defined in this Part I of this Award Agreement titled “Notice of Restricted Stock Grant” has the meaning assigned to such term in Part II of this Award Agreement titled “Terms and Conditions of 2025 CEO Performance-Based Restricted Stock Agreement” (hereinafter, the “Terms and Conditions”).
Date of Grant:	September 3, 2025
Number of Shares:	423,743,904 Shares
Offset Amount:	The number of Shares (if any) that vests in accordance with this Award Agreement will be reduced in accordance with Section XI consistent with Participant being compensated only on Share appreciation after the Date of Grant, subject to Participant’s right to elect to pay the Initial Offset Amount or the Final Offset Amount (each as defined below), as applicable, in cash in accordance with Section XI.
Issuance:	The Shares of Restricted Stock will be issued in accordance with this Award Agreement, automatically and without further action or approval, on the later to occur of (i) termination or expiration of the waiting period (and any extension thereof) applicable to the issuance of such Shares to Participant under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) approval of this Award by the Company’s shareholders in accordance with the applicable rules of the Primary Exchange (as defined below) (such date, the “Date of Issuance”). For the avoidance of doubt, all Shares so issued will be Restricted Stock subject to the terms, conditions and restrictions of this Award Agreement, including Section VII and Section 8 of the Terms and Conditions.
Performance Period:	The ten (10)-year period commencing on the Date of Grant.

I.
Performance Requirements

This Award is a performance-based award of Shares that are subject to forfeiture and to restrictions on transfer before vesting as set forth in this Award Agreement (the “Restricted Stock”). As detailed in Table 1 below, this Award is divided into twelve (12) tranches (each a “Tranche”). Each Tranche is numbered from 1 through 12 and represents a portion of this Award covering the number of Shares specified next to the applicable Tranche number in Table 1 below.
Each Tranche shall be earned subject to achieving both a “Market Capitalization Milestone” and the required number of “Operational Milestones,” as referred to in Table 1 and described in more detail below (collectively, the “Performance Milestones”) during the Performance Period, so long as Participant continues in Eligible Service (as defined in Section VI below) through the date of Certification (as defined below) by the Administrator. Shares earned under a Tranche in accordance with the preceding sentence (each, an “Earned Share” and collectively, “Earned Shares”) will continue to be subject to forfeiture if Participant ceases Eligible Service (“Cessation of Eligible Service”) before the applicable Post-Milestone Service Date as set forth in Section VI.

No Tranche shall become Earned Shares until the Administrator determines, approves and certifies that the requisite Performance Milestones for the applicable Tranche have been satisfied (a “Certification”), which Certification shall be effective as of the date on which the Performance Milestone is determined by the Administrator to have been achieved. Separate Certifications may be completed on different dates with respect to achieving Performance Milestones that are required to earn a particular Tranche. Notwithstanding the foregoing, the 11th and 12th Tranches shall only be earned if Participant has also developed a framework for CEO succession approved by the Administrator in good faith (the “CEO Succession Framework”). For clarity, the date that each of the 11th and 12th Tranches is eligible to become Earned Shares will be the later of (x) the date on which the last Performance Milestone applicable to such Tranche is completed and (y) the date on which the CEO Succession Framework is approved.
The Administrator shall, periodically, including upon the written request of Participant, assess whether the requisite Performance Milestones have been satisfied.
Table 1. Performance Milestones1
Tranche #	Number of Shares Subject to Tranche	Market Capitalization Milestones2	Operational Milestones2
1	35,311,992	$2.0 Trillion	Achievement of any 1 of the 12 Operational Milestones
2	35,311,992	$2.5 Trillion	Achievement of any 2 of the 12 Operational Milestones
3	35,311,992	$3.0 Trillion	Achievement of any 3 of the 12 Operational Milestones
4	35,311,992	$3.5 Trillion	Achievement of any 4 of the 12 Operational Milestones
5	35,311,992	$4.0 Trillion	Achievement of any 5 of the 12 Operational Milestones
6	35,311,992	$4.5 Trillion	Achievement of any 6 of the 12 Operational Milestones
7	35,311,992	$5.0 Trillion	Achievement of any 7 of the 12 Operational Milestones
8	35,311,992	$5.5 Trillion	Achievement of any 8 of the 12 Operational Milestones
9	35,311,992	$6.0 Trillion	Achievement of any 9 of the 12 Operational Milestones
10	35,311,992	$6.5 Trillion	Achievement of any 10 of the 12 Operational Milestones
11	35,311,992	$7.5 Trillion	Achievement of any 11 of the 12 Operational Milestones3
12	35,311,992	$8.5 Trillion	Achievement of all 12 of the 12 Operational Milestones3
Total	423,743,904

1 Subject to other terms of this Award Agreement, in order for a particular Tranche to become Earned Shares, both the Market Capitalization Milestone set forth next to such Tranche and the required number of Operational Milestones for such Tranche must be achieved during the Performance Period. Once a Market Capitalization Milestone or any particular Operational Milestone is achieved, it is forever deemed achieved for purposes of the eligibility of the Tranches to become Earned Shares. More than one (1) Tranche may become Earned Shares simultaneously upon effectiveness of a Certification, provided that the requisite Market Capitalization Milestones and Operational Milestones for each Tranche have been met. For example, assume that none of the Tranches has become Earned Shares, and upon a Certification, the Market Capitalization is determined to be $2.5 trillion ($2,500,000,000,000) and at least two (2) of the twelve (12) Operational Milestones listed in Table 2 previously were determined to have been met. As of the effective date of such Certification, and subject to Participant remaining in Eligible Service through such date, Tranches 1 and 2 will become Earned Shares.
2 The Market Capitalization and Operational Milestones based on Adjusted EBITDA are subject to adjustment pursuant to the terms of this Award Agreement relating to certain corporate transactions. See Section V of this Award Agreement.
3 Earning the 11th and 12th Tranches is subject to the Administrator’s approval of the CEO Succession Framework as provided in this Section I above.

Table 2. Operational Milestones4
1.	20 Million Tesla Vehicles Delivered
2.	10 Million Active FSD Subscriptions
3.	1 Million Bots Delivered
4.	1 Million Robotaxis in Commercial Operation
5.	$50 Billion of Adjusted EBITDA
6.	$80 Billion of Adjusted EBITDA
7.	$130 Billion of Adjusted EBITDA
8.	$210 Billion of Adjusted EBITDA
9.	$300 Billion of Adjusted EBITDA
10.	$400 Billion of Adjusted EBITDA5
11.	$400 Billion of Adjusted EBITDA5
12.	$400 Billion of Adjusted EBITDA5

II.
Determining Achievement of Market Capitalization Milestones

For purposes of this Award, “Market Capitalization” on a particular day (each, a “Determination Date”) refers to either the “Six-month Market Cap,” the “Thirty-day Market Cap” or the “One-year Market Cap” determined in accordance with the following:
1.
A trading day refers to a day on which the primary stock exchange or national market system on which the Common Stock trades (or on which it last traded if the Common Stock is no longer listed) (the “Primary Exchange”) is open for trading.

2.
The Company’s daily market capitalization for a particular trading day is equal to the product of (a) the total number of outstanding Shares as of the close of such trading day, as reported by the Company’s transfer agent, and (b) the closing price per Share as of the close of such trading day, as reported by the Primary Exchange (or other reliable source selected by the Administrator if the Primary Exchange is not reporting a closing price for that day) (such product, the “Daily Market Capitalization”).

3.
The “Six-month Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the six (6)-calendar month period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

4.
The “Thirty-day Market Cap” is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the thirty (30)-calendar day period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

5.
The “One-year Market Cap,” which applies solely for purposes of Section III(C) below, is equal to (a) the sum of the Daily Market Capitalization of the Company for each trading day during the twelve (12)-calendar-month period immediately prior to and including the Determination Date, divided by (b) the number of trading days during such period.

The Market Capitalization Milestone set forth in Table 1 for a particular Tranche is met if both the Six-month Market Cap and the Thirty-day Market Cap are equal to or exceed the value of such applicable Market Capitalization Milestone on the Determination Date.

4 Adjusted EBITDA and each of the goals noted in 1-4 above (each, a “Product Goal” and collectively, the “Product Goals”) are defined in Section III of this Award Agreement.
5 For purposes of clarity, meeting this Operational Milestone requires achieving an additional $400 Billion ($400,000,000,000) of Adjusted EBITDA over four (4) consecutive fiscal quarters (measured as a single accounting period). As such, Participant only achieves all of the Operational Milestones prior to a Change in Control only if the Company earns $400 Billion ($400,000,000,000) of Adjusted EBITDA over three separate periods each consisting of four (4) consecutive quarters that are not overlapping.

III.
Determining Achievement of Operational Milestones

For purposes of this Award, an Operational Milestone is achieved on a particular day if an Adjusted EBITDA or a Product Goal as set forth in Table 2 is achieved in accordance with the following:
A.
Adjusted EBITDA Goal

For purposes of this Award, “Adjusted EBITDA” on a Determination Date means the Company’s net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses, as reported by the Company in its financial statements on Forms 10-Q and 10-K (or other Exchange Act filing) filed with the SEC, for the four (4) consecutive fiscal quarters of the Company that immediately precede such Determination Date. For the avoidance of doubt, for purposes of this Agreement, Adjusted EBITDA shall be such amount without application of any rounding used in reporting the amount in the Company’s Form 10-Q or 10-K (or other Exchange Act filing) filed with the SEC, as applicable.
B.
Product Goals

For purposes of determining whether a Product Goal is achieved under this Award Agreement during the Performance Period, the following terms shall have the meanings set forth below.
“20 Million Tesla Vehicles Delivered” means the Company has cumulatively Delivered twenty (20) million Tesla Vehicles (from the time of the first Delivery of a Tesla Vehicle).
“10 Million Active FSD Subscriptions” means there is an average daily aggregate number of at least ten (10) million subscriptions over a consecutive three (3)-month period through accounts established with the Company that provide access to FSD by means of a single payment to the Company for an indefinite period or repeat purchase or similar transaction with the Company for any period, paid for by any individual or entity (other than the Company) or any licensee authorized to sell subscriptions on behalf of the Company. For the avoidance of doubt, the foregoing excludes free trial subscriptions and is generally intended to count a single user with two (2) subscriptions as two (2) distinct subscriptions.
“1 Million Bots Delivered” means the Company has cumulatively Delivered at least one (1) million Bots (from the Date of Grant).
“1 Million Robotaxis in Commercial Operation” means that there is an average daily aggregate number of at least one (1) million Robotaxis commercially operated by or on behalf of the Company over a consecutive three (3)-month period, as part of a transportation service.
“Bot” means any robot or other physical product with mobility using artificial intelligence manufactured by or on behalf of the Company, including Optimus, and any other successor, replacement or enhancement to such Bot that substantially performs or provides similar functionality as such robot or other product using artificial intelligence (it being understood that any vehicles shall not be considered Bots).
“Company” solely for purposes of this Section III(B), means the Company and its Subsidiaries.
“Deliver”, “Delivered” and “Delivery” mean (i) when the control of a Bot or Tesla Vehicle transfers for the first time to a third party, (ii) when a Tesla Vehicle is placed into commercial operation for the first time by the Company as a Robotaxi or (iii) such other similar measure consistent with those implemented by the Company in its financial statements from time to time to recognize such transactions.
“FSD” means an advanced driving system, regardless of the marketing name used, that is capable of performing transportation tasks that provide autonomous or similar functionality under specified driving conditions.
“Robotaxi” means a vehicle (including Cybercab), regardless of the marketing name used, that uses FSD and is used to offer transportation services without a human driver in the vehicle, or any other successor, replacement or enhancement to such Robotaxi that is intended to substantially perform or provide similar functionality.

“Tesla Vehicle” means any vehicle manufactured by or on behalf of the Company from time to time, such as Model S, Model 3, Model X, Model Y, Cybertruck, Cybercab, Semi, or any other new vehicle, including variants of existing vehicles, that is intended to substantially perform or provide similar functionality as vehicles currently manufactured by the Company (it being understood that any Bots shall not be considered Tesla Vehicles).
For purposes of clarity, a product or service may count towards one or more Product Goals. For example, a Tesla Vehicle Delivered by the Company that uses FSD by means of a subscription that is paid to the Company and is placed into commercial operation as a Robotaxi may count towards Operational Milestones 1, 2 and 4.
C.
Deemed Achievement of New Product Goals

If there is a Covered Event (as defined below), then one or more Tranches in Section I above shall be eligible to become Earned Shares despite not meeting the required number of Operational Milestones for such Tranche if, after the third (3rd) anniversary of the Date of Grant, the One-year Market Cap, the Six-month Market Cap and the Thirty-day Market Cap (as such terms are defined in Section II above) all are equal to or exceed the value of the corresponding Market Capitalization Milestone for such Tranche on the Determination Date, provided Participant is then continuing in Eligible Service.
1.
The following rules and definitions apply for purposes of this Section III:

A “Covered Event” is any event, circumstance, change, or occurrence outside of the Company’s control that, individually or in the aggregate, has a substantial adverse impact on the Company’s ability to achieve a New Product Goal (as defined below) at any time while Participant is continuing to provide Eligible Service during the Performance Period.
An “event, circumstance, change, or occurrence outside of the Company’s control” that may qualify as a Covered Event includes, but is not limited to, the following:
(i)
international, federal, state and local law, regulations or other governmental action or inaction, including enforcement policies, that prohibit or restrict the design and performance, sale (including direct-to-consumer sales), marketing, registration, manufacturing capability, supply chain and/or operation of FSD, Bots or Robotaxis, or

(ii)
natural disasters, wars, hostilities or other force majeure events (including a pandemic) that impair the Company’s operations.

A “New Product Goal” is a Product Goal other than 20 Million Tesla Vehicles Delivered.
2.
A Covered Event may, depending upon the facts and circumstances then-existing, have a substantial adverse impact on attaining more than one (1) New Product Goal.

D.
Other

The Administrator has final authority to interpret, count and calculate any and all aspects of whether the Operational Milestones under this Section III have been achieved, in good faith, consistent with the intended objectives, terms and conditions of this Award Agreement, including Section 11 of the Terms and Conditions. Any approval by the Administrator referenced herein shall not be unreasonably withheld, conditioned or delayed.
IV.
Determination of Earned Shares upon Change in Control

Notwithstanding Sections I, II and III above, in the event of a Change in Control, the Operational Milestones shall be disregarded and the Market Capitalization shall equal the product of (a) the total number of outstanding Shares immediately prior to the effective time of such Change in Control, as reported by the Company’s transfer agent, and (b) the greater of (i) the most recent closing price per Share immediately prior to the effective time of such Change in Control, as reported by the Primary Exchange (or other reliable source selected by the Administrator if the Primary Exchange is not reporting a closing price for that day), and (ii) the per Share price (plus the per Share value of any other consideration) received by the Company’s shareholders in the Change in Control. For purposes of Certification, the Administrator shall assess in accordance with the immediately preceding sentence the extent to which the Market Capitalization Milestones will be satisfied as a result of the Change in Control. To the extent that the Shares allocated to a Tranche have not become Earned Shares as of immediately before the effective time of the Change in Control and otherwise do not become eligible to become Earned Shares as a result of the Change in Control, such Tranche will be forfeited automatically as of the effective time of the Change in Control.
V.
Milestone Adjustments in the Event of Certain Corporate Transactions

A.
Milestone Adjustments for Acquisitions

1.
Upon and effective as of the closing of an Acquisition with an Acquisition Purchase Price greater than the Transaction Value Threshold, any Market Capitalization Milestone that is unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the Acquisition Purchase Price of such Acquisition.

For purposes of this Award Agreement, “Acquisition Purchase Price” means, for each Acquisition, the purchase price as determined reasonably and in good faith by the Administrator, taking into account, without limitation, the value of consideration paid or issued, future payments to be paid, assets acquired or liabilities discharged or assumed by the Company in the Acquisition.
2.
Upon and effective as of the closing of an Acquisition in which the EBITDA of Target is greater than the EBITDA Threshold, any Adjusted EBITDA-based Operational Milestone that is unachieved as of immediately before the closing of such Acquisition will be increased by the dollar amount equal to the EBITDA of Target applicable to such Acquisition.

3.
Upon and effective as of the closing of an Acquisition in which the Target manufactures any products and/or provides any services that could be credited against meeting one or more of the Product Goals, the Administrator shall equitably adjust, in its sole discretion, such Product Goals in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement to Participant.

B.
Milestone Adjustments for Spin-Offs

1.
Upon and effective as of the completion of a Spin-Off with a Spin-Off Value greater than the Transaction Value Threshold, any Market Capitalization Milestone that is unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the Spin-Off Value of such Spin-Off.

2.
Upon and effective as of the completion of a Spin-Off in which the EBITDA of Spin-Off is greater than the EBITDA Threshold, any Adjusted EBITDA-based Operational Milestone that is unachieved as of immediately before the completion of such Spin-Off will be decreased by the dollar amount equal to the EBITDA of Spin-Off applicable to such Spin-Off.

3.
Upon and effective as of the completion of a Spin-Off that results in the Company having diminished its capacity to manufacture products and/or provide services towards achieving one or more Product Goals, the Administrator shall equitably adjust, in its sole discretion, such Product Goals in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement to Participant.

VI.
Vesting and Forfeiture

A.
Vesting

Subject to Section XI and the Terms and Conditions below, Earned Shares shall vest subject to Participant continuing in Eligible Service through the earlier of the applicable Post-Milestone Service Date or a Change in Control. Except as provided under Section VI(B), if Participant ceases Eligible Service for any reason, then any portion of this Award that has not vested by the date of such Cessation of Eligible Service will be forfeited automatically as of such date and never shall become vested.

For purposes of this Award Agreement:
1.
“Eligible Service” means providing services as either of the following: (i) Chief Executive Officer of the Company or (ii) an executive officer responsible for the Company’s product development or operations, as approved by Disinterested Directors. Continuing to provide services as described in clause (ii) above after the appointment of a new Chief Executive Officer of the Company shall be deemed to satisfy the CEO Succession Framework; provided, however, that continuing to provide services as described in clause (ii) above is not the only method capable of satisfying the CEO Succession Framework.

2.
“Post-Milestone Service Date” means (i) for any Tranche that becomes Earned Shares on or prior to the fifth (5th) anniversary of the Date of Grant, the date that is seven (7) years and six (6) months following the Date of Grant (the “First Post-Milestone Service Date”) and (ii) for any Tranche that becomes Earned Shares after the fifth (5th) anniversary of the Date of Grant, the Expiration Date (the “Second Post-Milestone Service Date”).

B.
Termination Without Cause, Disability or Death

Notwithstanding Section VI(A) above, if the Company terminates Participant’s Eligible Service without Cause or Participant’s Eligible Service terminates due to Disability or death, then any Earned Shares shall immediately become Vested Shares (as defined below).
For purposes of this Award Agreement:
1.
“Cause” means the occurrence of any one of the following events: (i) Participant, in carrying out his duties, acts or fails to act in a manner that is determined, in the sole discretion of the Board, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to Participant, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was reasonably believed by Participant, in good faith, to be in the best interests of the Company; (ii) Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s reputation or business; and (iii) the continuous, willful failure by Participant to follow the reasonable directives of the Board.

2.
“Disability” means a disability as determined under the Company’s long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a “disability” as defined under Section 22(e)(3) of the Code.

C.
Expiration of the Performance Period

No later than the expiration of the Performance Period and with respect to any Shares that have not then-become Earned Shares, the Administrator shall promptly assess whether the Performance Milestones and CEO Succession Framework in Section I have been satisfied as of the Determination Date that coincides with or immediately precedes the Expiration Date and provide a Certification in respect of the same effective as of the Expiration Date as soon as reasonably practicable. Any Shares that become Earned Shares on such Certification shall become Vested Shares on the Second Post-Milestone Service Date so long as Participant is then providing Eligible Services. Any Tranches for which the Performance Milestones have not been achieved during the Performance Period will be forfeited automatically as of the Expiration Date and never shall become vested.
VII.
Rights as Holder of Restricted Stock

A.
Voting

From and after Shares becoming Earned Shares, Participant may exercise full voting rights with respect to such Shares. Participant acknowledges and agrees that, until Shares become Earned Shares, they will be subject to the Voting Agreement entered into between Participant and the Company that is attached hereto as Annex I. Voting rights on Earned Shares cease on Cessation of Eligible Service before becoming Vested Shares, after taking into account the acceleration, if any, provided by Section VI(B).

B.
Other Rights

All dividends and other distributions paid with respect to the Shares subject to the Award (whether in cash or in kind) during the period from the Date of Grant until such Shares become Vested Shares in accordance with this Award Agreement (the “Dividend Period”) will be paid to a third party designated by the Company (the “Dividend Agent”) on Participant’s behalf (subject to the same restrictions on transferability, vesting and forfeitability as the Shares with respect to which they were paid). To the extent that dividends or other distributions are paid in cash, such cash amounts will be invested on the date of payment in shares of the Company’s Common Stock (the “Dividend Shares”) purchased at the then-current Fair Market Value in a manner that is reasonably acceptable to the Administrator and the Dividend Agent and determined in their sole discretion. In addition, during the Dividend Period the Dividend Agent will purchase additional Dividend Shares at the then-current Fair Market Value with the dividends paid with respect to previously purchased Dividend Shares. The Administrator shall have the authority to select, hire and instruct the Dividend Agent in its sole discretion.
Upon vesting of the Shares to which the Dividend Shares relate, the Dividend Agent will deliver or release to Participant the Dividend Shares with respect to the Shares that vest. Any Dividend Shares that are unvested on Cessation of Eligible Service (after taking into account the acceleration, if any, provided by Section VI(B)) shall be forfeited automatically and delivered to the Company and Participant shall have no right thereto or interest therein.
VIII.
Holding Period

During Participant’s lifetime, except as required to satisfy taxes due in respect of the vesting of Earned Shares under this Award (including without limitation withholding required by Section 3 of the Terms and Conditions) or otherwise required as part of a Change in Control, Participant shall not sell or dispose of Shares issued pursuant to this Award until after the fifth (5th) anniversary of such Shares becoming Earned Shares or, if later, when such Earned Shares become Vested Shares; provided, however, that Participant may conduct transactions that involve merely a change in the form in which Participant owns such Vested Shares (e.g., transfer Shares to an inter vivos trust for which Participant is the beneficiary during Participant’s lifetime) or as may be permitted by the Administrator in its discretion consistent with the Company’s internal policies.
IX.
Limited Pledging

The Company agrees that, solely in order to satisfy taxes due in respect of Earned Shares that become Vested Shares under this Award (including, without limitation, the withholding required by Section 3 of the Terms and Conditions) or making elective payment of the Initial Offset Amount or Final Offset Amount (each as defined below), Participant may pledge any Vested Shares beneficially owned by him. Otherwise, pledging of Vested Shares is not allowed under any circumstances except as expressly permitted by the Administrator.
X.
Orderly Disposition of Shares

Subject to compliance with any applicable holding periods (including the holding period set forth in Section VIII), Participant may sell, transfer, or in any other way dispose of Vested Shares granted pursuant to this Award or acquired under any other equity incentive plan, agreement or arrangement of the Company in any manner permitted by Applicable Law, subject to coordinating any such sale, transfer or other disposition in an orderly manner with the Company. Participant shall become subject to the obligations set forth in this Section X on the Date of Grant and remain subject to these obligations after expiration of the Performance Period and Cessation of Eligible Service. Notwithstanding anything to the contrary in this Agreement, the effectiveness of this Section X is not subject to shareholder approval.
XI.
Offset Amounts

The number of Shares (if any) that vests on the First Post-Milestone Service Date will be reduced by a number of Shares having a Fair Market Value equal to (rounded up to the nearest whole Share) the Initial Offset Amount unless Participant elects to pay the Company an amount in cash equal to the Initial Offset Amount not later than the First Post-Milestone Service Date. For purposes of this Award Agreement, the “Initial Offset Amount” means an amount equal to (i) $334.09 (which is the Fair Market Value of a Share on the Date of Grant) multiplied by (ii) the number of Shares (if any) that become Vested Shares on the First Post-Milestone Service Date.

The number of Shares (if any) that vests on the Expiration Date will be reduced by a number of Shares having a Fair Market Value equal to (rounded up to the nearest whole Share) the Final Offset Amount unless Participant elects to pay the Company an amount in cash equal to the Final Offset Amount not later than the Second Post-Milestone Service Date. For purposes of this Award Agreement, the “Final Offset Amount” means an amount equal to (i) $334.09 (which is the Fair Market Value of a Share on the Date of Grant) multiplied by (ii) the number of Shares (if any) that become Vested Shares on the Expiration Date.
If Participant pays an amount in cash under this Section XI with respect to Earned Shares that do not subsequently become Vested Shares, thereby resulting in forfeiture of such Shares, the Company shall repay such paid amount to Participant as soon as reasonably practicable after such forfeiture.
[Remainder of page intentionally blank]

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms, conditions and restrictions of this Award Agreement, including the Terms and Conditions of 2025 CEO Performance-Based Restricted Stock Agreement, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges and agrees that by accepting this Award Agreement either electronically through the electronic acceptance procedure established by the Company or through written acceptance delivered to the Company in a form satisfactory to the Company, such acceptance will constitute Participant’s acceptance of and agreement with all of the terms and conditions of this Award Agreement. Participant has reviewed this Award Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Award Agreement.
PARTICIPANT:	TESLA, INC.
/s/ Elon Musk	By: /s/ Brandon Ehrhart
Elon Musk	Name: Brandon Ehrhart Title: General Counsel and Corporate Secretary

EXHIBIT A
Part II. TERMS AND CONDITIONS OF
2025 CEO PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
1.   Additional Definitions.   Any capitalized term that is used but not defined in this Part II of this Award Agreement has the meaning assigned to such term in Part I of this Award Agreement. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:
1.1.   “Acquisition” means the Company’s (a) consummation of a merger of another corporation or entity with or into the Company or (b) purchase of all or substantially all of the assets of another corporation or entity.
1.2.   “Administrator” means the Board or a committee thereof, in either case, by an action approved by a majority of its Disinterested Directors voting thereon satisfying Applicable Laws.
1.3.   “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares, including, but not limited to Texas state corporate laws, U.S. federal and state securities laws and regulations promulgated thereunder, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the laws of any non-U.S. country or jurisdiction applicable to this Award.
1.4.   “Board” means the Board of Directors of the Company.
1.5.   “CEO” means the Chief Executive Officer of the Company.
1.6.   “Change in Control” means the occurrence of any of the following events:
(a)   A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)   A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)   A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer or (ii) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
1.7.   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section, any valid regulation or other guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
1.8.   “Common Stock” means the common stock of the Company.
1.9.   “Director” means a member of the Board.
1.10.   “Disinterested Director” means a Director who is a “disinterested director” under Section 21.418 of the Texas Business Organizations Code (or its successor).
1.11.   “EBITDA of Spin-Off” means, for each Spin-Off completed following the Date of Grant, the cumulative adjusted EBITDA (net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses) of the Spun-Off Entity for the four (4) consecutive fiscal quarters completed as of immediately prior to the completion of such Spin-Off, but only to the extent that such cumulative value is greater than zero ($0). If such Spun-Off Entity does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.
1.12.   “EBITDA of Target” means, for each Acquisition completed following the Date of Grant, the cumulative adjusted EBITDA (net (loss) income attributable to common shareholders before interest expense, (benefit) provision for income taxes, depreciation, amortization and impairment, stock-based compensation and digital assets gains and losses) of the Target (or, to the extent applicable, any predecessor to Target) for the four (4) consecutive fiscal quarters completed as of immediately prior to the closing date of such Acquisition, but only to the extent that such cumulative value is greater than zero ($0). If such Target does not have four (4) fiscal quarters of operating history, the calculation will be annualized based on available quarterly financial data, as determined in good faith by the Administrator.
1.13.   “EBITDA Threshold” means a dollar amount equal to two billion dollars ($2,000,000,000).
1.14.   “Eligible Service” means providing services as either of the following: (i) Chief Executive Officer of the Company or (ii) an executive officer responsible for the Company’s product development or operations, as approved by Disinterested Directors.
1.15.   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.16.   “Expiration Date” means the tenth (10th) anniversary of the Date of Grant.
1.17.   “Fair Market Value” means, as of any date, the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the Primary Exchange on the day of determination (or if the day of determination is not a day on which the exchange or system is not open for trading, then the last day prior thereto on which the exchange or system was open for trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable.
1.18.   “Notice of Grant” means the written notice, in Part I of this Award Agreement titled “Notice of Restricted Stock Grant,” evidencing certain terms and conditions of this Award. The Notice of Grant constitutes a part of this Award Agreement.
1.19.   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
1.20.   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
1.21.   “Participant” means the person named as “Participant” in the Notice of Grant.
1.22.   “SEC” means the U.S. Securities and Exchange Commission.
1.23.   “Share” means a share of the Common Stock.
1.24.   “Spin-Off” means any split-up, spin-off or divestiture transaction by the Company.
1.25.   “Spin-Off Value” means, for each Spin-Off, the enterprise value of the split-up, spun-off or divested portion of the Company (the “Spun-Off Entity”), as determined reasonably and in good faith by the Administrator.
1.26.   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
1.27.   “Target” means any corporation or other entity acquired by the Company or merged with or into the Company, or from which all or substantially all assets of such corporation or other entity are acquired by the Company, in an Acquisition.
1.28.   “Tax Obligations” means any federal, state or local withholding taxes of any type whatsoever imposed on the Company with respect to the vesting of the Restricted Stock or any other Company tax obligations which Participant has agreed to bear with respect to the Restricted Stock. For the avoidance of doubt, “Tax Obligations” includes, without limitation, all federal, state and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be paid or withheld by the Company with respect to the Restricted Stock that are attributable to Participant’s tax obligations.
1.29.   “Transaction Value Threshold” means a dollar amount equal to twenty billion dollars ($20,000,000,000).
1.30.   “Vested Share” means an Earned Share that becomes vested under Section VI.
2.   Issuance; HSR Act Approval.   The Shares awarded by this Award Agreement will be issued in accordance with the issuance provisions set forth in the Notice of Grant. Each of Participant and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all necessary applications, notices, reports and other filings to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and other authorizations necessary and advisable to be obtained pursuant to the HSR Act for the consummation of the transactions contemplated by this Award Agreement. Without limiting the foregoing, Participant and the Company shall make their respective filings no later than the date and time the Company files its definitive proxy statement for the meeting of shareholders at which this Award is to be approved (unless a later date is mutually agreed upon between Participant and the Company in writing). Each of Participant and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) promptly supply the other with any information and documentary material that may be required in order to make such filings, (iii) promptly supply any additional information that reasonably may be required or requested by the FTC or the DOJ and (iv) cooperate and coordinate with each other regarding a response to any legal proceeding, regulatory action or order, whether temporary, preliminary or permanent, that prohibits, prevents or restricts consummation of the transactions contemplated by this Award Agreement.

3.   Tax Matters.
3.1.   Payment of Tax Withholdings.   The Company shall require the payment of any Tax Obligations arising with respect to this Award Agreement not later than the date such Tax Obligations arise. Participant may satisfy any Tax Obligations, in whole or in part (without limitation), if permissible by Applicable Laws, by electing to have the Company withhold a number of Vested Shares having a Fair Market Value equal to (rounded up to the nearest whole Share) the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations and the Company may take such steps to fund such amount as the Administrator determines appropriate. To the extent Participant does not elect to have the Company withhold Shares in accordance with the immediately preceding sentence, then Participant may satisfy any Tax Obligations by paying cash or selling a sufficient number of Vested Shares in coordination with the Company through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) and the Company may provide such support in connection with any such sale as the Administrator determines appropriate. Notwithstanding the foregoing, any required minimum tax withholding shall be paid by Participant to the Company in cash if arising due to filing of a Section 83(b) Election.
3.2.   Tax Obligations.   Participant acknowledges that, regardless of any action taken or not taken by the Company, the ultimate liability for any Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (A) makes no representations or undertakings regarding the tax treatment of any aspect of the Award, including, but not limited to, the grant, vesting or subsequent sale of Shares and the receipt of any dividends or other distributions, and (B) does not commit to and is under no obligation to structure the terms of the grant or administer any aspect of the Award to reduce or eliminate Participant’s tax liability or to achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one (1) jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Tax Obligations in more than one (1) jurisdiction.
3.3.   Exemption from Section 409A.   It is intended that the Restricted Stock shall be exempt from Section 409A of the Code pursuant to Treas. Reg. Sec. 1.409A-1(b)(6) and shall be interpreted consistent with this intention.
3.4.   Tax Consequences.   Participant has reviewed with Participant’s own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax obligations and any other tax-related liabilities that may arise as a result of the transactions contemplated by this Award Agreement.
4.   Section 83(b) Election.   Subject to prior compliance with Section 3.1 above, Participant may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to all or a portion of the Shares subject to this Award. Any such election must be made within thirty (30) days after the Date of Issuance. If Participant elects to make a Section 83(b) Election, Participant must provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. Participant agrees to assume full responsibility for ensuring that the Section 83(b) Election is timely and correctly filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.
5.   No Guarantee of Continued Eligible Service.   PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING PROVISIONS HEREOF IS EARNED ONLY BY (AMONG OTHER THINGS) CONTINUING IN ELIGIBLE SERVICE AT THE WILL OF THE COMPANY AND NOT THROUGH THE ACT OF BEING GRANTED THE RESTRICTED STOCK. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING PROVISIONS SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS THE CEO OR OTHERWISE IN ELIGIBLE SERVICE FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS THE CEO OR TO REMAIN IN ELIGIBLE SERVICE

OR AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.
6.   Clawback Policy.   Notwithstanding any provisions to the contrary under this Award Agreement, the Restricted Stock shall be subject to any clawback policy of the Company that may be established and/or amended from time to time that applies to Shares (the “Clawback Policy”), provided that the Clawback Policy does not discriminate against Participant except as required by Applicable Laws, and provided, further, that if there is a conflict between the terms of this Award Agreement and the Clawback Policy, the more stringent terms, as determined by the Administrator in good faith, shall apply. The Administrator may require Participant to forfeit, return or reimburse the Company all or a portion of the Shares and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.
7.   Address for Notices.   Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Tesla, Inc. Attention: Stock Administration, 1 Tesla Road, Austin, Texas 78725, or at such other address as the Company may hereafter designate in writing.
8.   Restricted Shares Are Not Transferable.   Except as permitted under Section VIII and Section IX of Part I of this Award Agreement, the Shares will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) other than by the laws of descent and distribution and will not be subject to sale under execution, attachment or similar process unless and until the Shares become vested pursuant to this Award Agreement. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Shares in violation of this Award Agreement, or upon any attempted sale under any execution, attachment or similar process in violation of this Award Agreement, will be null and void.
9.   Binding Agreement.   Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
10.   Successors and Assigns.   The Company may assign any of its rights under this Award Agreement to single or multiple assignees; and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives. executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Administrator.
11.   Restrictive Legend.   Each certificate, instrument, or book entry representing any Shares issued pursuant to this Award shall be notated by the Company with a legend reading substantially as follows:
“THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AWARD AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER AND ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND FOR WHICH THE SHAREHOLDER HAS GIVEN AN IRREVOCABLE PROXY AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AWARD AGREEMENT AND VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON VOTING, TRANSFER AND OWNERSHIP SET FORTH THEREIN.”
12.   Administrator Authority.   The Administrator will have the power and authority to construe and interpret this Award Agreement and to adopt such rules for the administration, interpretation and application of this Award Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to this Award Agreement have vested and whether any Change in Control has occurred). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement.
13.   Conditions to Issuance.   The issuance of Shares under the Award Agreement will not occur unless and until Legal Requirements have been completed, effected or obtained free of any conditions not acceptable to the

Company. For purposes of this Section 13, “Legal Requirements” means listing, registration, qualification or rule compliance of the Shares upon the Primary Exchange or under any state, federal or non-U.S. law, the Code and related regulations or under the rulings or regulations of the SEC or any other governmental regulatory body or the clearance, consent or approval of the SEC or any other governmental regulatory authority. The Company will make all reasonable efforts to meet the Legal Requirements. The inability of the Company to meet the Legal Requirements deemed by the Company’s counsel to be necessary or advisable hereunder will relieve the Company of any liability in respect of the failure or delay of the Shares to be issued to Participant.
14.   Electronic Delivery.   The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock awarded under this Award Agreement by electronic means or request Participant’s consent to participate in any equity-based compensation plan or program maintained by the Company by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in such plan or program through any online or electronic system established and maintained by the Company or another third party designated by the Company.
15.   Captions.   Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
16.   Agreement Severable.   If any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
17.   Modifications to This Award Agreement.   This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants he is in no way relying on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company acting on the direction of the Board by action of its Disinterested Directors and Participant.
18.   No Waiver.   Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
19.   No Advice Regarding Grant.   The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding this Award Agreement, or Participant’s acquisition or sale of the Shares. Participant is hereby advised to consult with Participant’s own tax, legal and financial advisors regarding this Award Agreement before taking any action related to this Award Agreement.
20.   Governing Law and Venue.   This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal court for the United States District Court for the Western District of Texas, Austin Division, and no other courts, where this Award is made and/or to be performed.
21.   Errors.   The Administrator at any time may take any action it deems equitable, in good faith, to correct any manifest error made under this Award Agreement without prejudice to the Company.

ANNEX I
Voting Agreement
[To be attached]

ANNEX D
VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is made as of September 3, 2025, by and between Tesla, Inc., a Texas corporation (the “Company”), and Elon Musk (“Participant”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in that certain 2025 CEO Performance-Based Restricted Stock Agreement, dated as of September 3, 2025, by and between the Company and Participant (the “Award Agreement”).
RECITALS
WHEREAS, as of the Date of Issuance, Participant will be the record holder and beneficial owner of, and will have full voting power over, the Shares of Restricted Stock issued pursuant to the Award Agreement;
WHEREAS, this Agreement is being issued in connection with the Award Agreement, and the Award Agreement is being executed and delivered in reliance on the Participant’s execution and delivery of, and agreement to be bound by, the terms of this Agreement;
WHEREAS, the Award Agreement provides that Shares other than Earned Shares (the “Unearned Shares”) will be subject to the provisions of this Agreement until such time as such Shares have become Earned Shares under the Award Agreement; and
WHEREAS, as further set forth in this Agreement the Company and Participant have agreed that, until such time as there are no more Unearned Shares (the “Expiration Time”), Participant’s Unearned Shares shall be voted, including in the case of any action taken by written consent of the Company’s shareholders, proportionately to the votes of all other shares of capital stock of the Company that are present and entitled to vote at any annual or special meeting of the Company’s shareholders on such matters or with respect to any action taken without a meeting pursuant to a written consent (the “Voting Shares”). For avoidance of doubt, all of the Participant’s Shares other than the Unearned Shares shall quality as Voting Shares.
NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.   Voting Provisions.
1.1   Voting Agreement.   Participant irrevocably and unconditionally agrees that until the Expiration Time, at any annual or special meeting of the Company’s shareholders, and at every adjournment or postponement (or similar action) thereof to vote, or cause to be voted, all then-Unearned Shares, and for every action or approval by written consent or consents of the Company’s shareholders to consent in writing to such action with respect to all then-Unearned Shares, proportionately to the votes of all Voting Shares. The voting of the Unearned Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.
2.
Remedies.

2.1   Irrevocable Proxy and Power of Attorney.   Participant hereby irrevocably appoints and authorizes the Corporate Secretary of the Company (the “Corporate Secretary”), until the Expiration Time (at which time this proxy shall automatically terminate and thereafter be of no force or effect), his proxy and attorney-in-fact, with full power of substitution and resubstitution, to represent and vote or execute a written consent with respect to Unearned Shares in accordance with Section 1. The Corporate Secretary or his duly authorized designee shall make a good faith estimate to determine the proportion to be voted to the maximum extent reasonably practicable to effectuate the provisions of Section 1 hereof (including without limitation, assessment of the impact of abstentions, non-votes, broker non-votes or similar voting classifications that may occur from time to time), and his or her determination shall be dispositive absent manifest error. The power of attorney granted hereunder shall authorize the Corporate Secretary to execute and deliver any documentation required by this Agreement to carry out and effectuate the provisions of this Agreement and the foregoing proxy on behalf of Participant. Each party to this Agreement acknowledges and agrees that each of the proxy and power of attorney granted pursuant to this Section 2.1 is coupled with an interest sufficient in law to support an irrevocable proxy and is irrevocable until the Expiration Time (at which time this proxy shall automatically terminate and thereafter be of no force or effect). Participant hereby revokes any and all previous proxies or powers of attorney with respect to the Unearned Shares and shall not hereafter, until the Expiration Time, purport to grant any other proxy or power of attorney with respect to any of the Unearned Shares, deposit any of the Unearned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of or written consent provided with respect to any of the Unearned Shares. The proxy and power will survive the death, incompetency and disability of Participant or any other individual holder of the Unearned Shares.
2.2   Specific Enforcement.   Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by any of the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and Participant shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction and that no bond shall be required in connection with such an injunction (or, if non-waivable provisions of applicable law require post a bond, the bond required in connection with such an injunction shall not exceed $500).
2.3   Remedies Cumulative.   All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
3.   Effectiveness; Term.   This Agreement and the related proxies granted hereunder shall be effective as of the date hereof and shall continue in effect until the Expiration Time.
4.   Miscellaneous.
4.1   Transfers.   Until the Expiration Time, each transferee or assignee (including any inter vivos trust) of any Unearned Shares shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement, agreeing to be bound by and subject to the terms of this Agreement in the same capacity as Participant. Except as otherwise contemplated by the Award Agreement, any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Unearned Shares in violation of this Voting Agreement, or upon any attempted sale under any execution, attachment or similar process in violation of this Award Agreement, will be null and void. As of the date of execution of this Agreement, the Corporate Secretary is Brandon Ehrhart, who shall have full power and authority as attorney-in-fact and proxy holder in accordance with the voting direction set forth in this Agreement, including Section 1. Upon the execution and delivery of a counterpart signature page to this Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were Participant and such transferee’s signature appeared on the signature pages of this Agreement. Except as otherwise contemplated by the Award Agreement, the Company shall not permit the transfer, whether direct or indirect, of the Unearned Shares on its books or issue a new certificate representing any such Unearned Shares unless and until such transferee shall have complied with the terms of this Section 4.1, and Participant shall not transfer or purport to transfer any Unearned Shares except to a transferee who complies with this Section 4.1. Each certificate instrument, or book entry representing the Unearned Shares if issued on or after the date of this Agreement shall be notated by the Company with the legend described in Section 4.10.
4.2   Voting.   Except as otherwise required by law and provided that the Company and the Corporate Secretary have complied with this Agreement, the Company and the Corporate Secretary shall have no further duty or obligation to Participant with respect to the Corporate Secretary’s representation and vote of the Unearned Shares in accordance with Section 1.
4.3   Assignment; Successors and Assigns.   The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Award Agreement, this Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives. executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Administrator.
4.4   Governing Law; WAIVER OF RIGHT OF JURY TRIAL.   This Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal court for the United States District Court for the Western District of Texas, Austin Division, and no other courts, where this Agreement is made and/or to be performed. THE COMPANY AND PARTICIPANT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY, CLAIM OR COUNTERCLAIM ARISING OUT OF, CONCERNING OR RELATING TO THIS AGREEMENT OR ANY OF THE MATTERS RELATING HERETO OR OBLIGATIONS DESCRIBED HEREIN.
4.5   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.6   Captions; Interpretation.   Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The words “include” or “including” shall mean “include, without limitation,” or “including, without limitation,” as applicable. The word “or” shall mean “and/or” unless the context requires otherwise.
4.7   Consent Required to Amend, Modify, Terminate or Waive.   This Agreement may be amended, modified or terminated (other than pursuant to Section 3) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) a duly authorized officer of the Company acting on the direction of (i) the Board by action of its Disinterested Directors or (ii) the Administrator and (b) Participant. Nothing in this Agreement shall be interpreted to modify or amend the terms of any provision of the Award Agreement.
4.8   Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
4.9   Agreement Severable.   If any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
4.10   Share Certificate Legend.   Each certificate, instrument, or book entry representing any Unearned Shares issued after the date hereof shall be notated by the Company with a legend as set forth in the Award Agreement. The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Unearned Shares issued after the date hereof to be notated with the legend required by this Section 4.10 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 4.10 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.
4.11   Stock Splits, Dividends and Recapitalizations.   In the event of any transfer or issuance of Unearned Shares or the voting securities of the Company hereafter to Participant (including in connection with any purchase, stock split, stock dividend, recapitalization, reorganization, conversion, or the like), such Unearned Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 4.10.

4.12   Further Assurances.   At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
COMPANY:	TESLA, INC.
/s/ Brandon Ehrhart Name: Brandon Ehrhart
Title: General Counsel and Corporate Secretary
ELON MUSK
/s/ Elon Musk

Annex E
FIRST AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TESLA, INC.
a Texas corporation
Tesla, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:
A.   The name of the Corporation is Tesla, Inc. ~~(formerly known as~~, and the Corporation was initially incorporated under the name “Tesla Motors~~,~~ Inc.~~),~~” as a Delaware corporation (the “Delaware Corporation”)~~, with its principal place of business at 1 Tesla Road, Austin, Texas 78725, was originally incorporated~~ on July 1, 2003.
B.   The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Tesla, Inc.” on June 13, 2024 pursuant to a plan of conversion, under which the Delaware Corporation converted to the Corporation.
C.   The Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the certificate of formation of the Corporation (the “Certificate of Formation”) and authorizing the appropriate officers of the Corporation to solicit the vote of the shareholders on the proposed amendment and restatement of the Certificate of Formation and setting forth each amendment to be made therein.
D.   This First Amended and Restated Certificate of Formation (this “First Amended and Restated Certificate of Formation”) restates and integrates and further amends the provisions of the Certificate of Formation, and has been duly adopted in accordance with the applicable provisions of the Texas Business Organizations Code (“TBOC”) and the governing documents of the Corporation. As used herein, the term “First Amended and Restated Certificate of Formation” shall include the terms of any certificate of designations of any series of Preferred Stock (as defined below)). This First Amended and Restated Certificate of Formation does not contain any other change to the Certificate of Formation being restated except for the information permitted to be omitted by the provisions of the TBOC applicable to the Corporation. Each new amendment has been made in accordance with the provisions of the TBOC.
E.   The undersigned affirms that the person designated as registered agent in this First Amended and Restated Certificate of Formation has consented to the appointment. The undersigned signs this First Amended and Restated Certificate of Formation subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.
ARTICLE I
The name of the Corporation is Tesla, Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201-3136. The name of its registered agent at such address is CT Corporation System. ~~The initial mailing address of the Corporation is 1 Tesla Road, Austin, Texas 78725.~~
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the ~~Texas Business Organizations Code (the “~~TBOC~~”)~~.

ARTICLE IV
4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 6,100,000,000 shares, consisting of 6,000,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
4.2   Increase or Decrease in Authorized Capital Stock.   The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Article IV.
4.3   Common Stock.
(a)   The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this ~~certificate of formation (this “~~First Amended and Restated Certificate of Formation~~” which term, as used herein, shall mean the certificate of formation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock)~~, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this First Amended and Restated Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this First Amended and Restated Certificate of Formation (including, without limitation, by any certificate of designations relating to any series of Preferred Stock) or pursuant to the TBOC. To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of Preferred Stock as specified in this First Amended and Restated Certificate of Formation or in any certificate of designation, and further subject to the Bylaws of the Corporation (as may be amended and restated or otherwise modified from time to time, the “Bylaws”) and the provisions of Article IX of this First Amended and Restated Certificate of Formation, the vote of shareholders holding a majority of the shares of stock entitled to vote on the matter then outstanding shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action, including any “fundamental business transaction” as defined in the TBOC.
(b)   Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.
4.4   Preferred Stock.
(a)   The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
(b)   The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in ~~the~~ this First Amended and Restated Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
5.1   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.2   Number of ~~Directors; Initial~~ Directors; Election; Term.
~~(a) The number of directors constituting the initial Board of Directors is eight (8) and their names and addresses are as follows:~~
~~Name~~	~~Address~~
~~1. Elon Musk~~	~~1 Tesla Road, Austin, Texas 78725~~
~~2. Robyn M. Denholm~~	~~1 Tesla Road, Austin, Texas 78725~~
~~3. Ira Ehrenpreis~~	~~1 Tesla Road, Austin, Texas 78725~~
~~4. Joe Gebbia~~	~~1 Tesla Road, Austin, Texas 78725~~
~~5. James Murdoch~~	~~1 Tesla Road, Austin, Texas 78725~~
~~6. Kimbal Musk~~	~~1 Tesla Road, Austin, Texas 78725~~
~~7. JB Straubel~~	~~1 Tesla Road, Austin, Texas 78725~~
~~8. Kathleen Wilson-Thompson~~	~~1 Tesla Road, Austin, Texas 78725~~
(a)   ~~(b)~~ Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors ~~of the Corporation~~ shall be fixed solely by the manner provided in the Bylaws.
(b)   ~~(c)~~ Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, effective upon the closing date (the “Effective Date”) of the initial sale of shares of common stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the shareholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the shareholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the shareholders following the Effective Date. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(c)   ~~(d)~~ Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.
(d)   ~~(e)~~ Elections of directors need not be by written ballot unless the Bylaws ~~of the Corporation~~ shall so provide.
5.3   Removal.   Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the shareholders of the Corporation only for cause.
5.4   Vacancies and Newly Created Directorships.   Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC. A person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.
ARTICLE VI
The Bylaws may be adopted, amended or repealed by shareholders in the manner now or hereafter prescribed by this First Amended and Restated Certificate of Formation, the Bylaws or the TBOC. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors ~~of the Corporation~~ is expressly authorized to adopt, amend or repeal the Bylaws ~~of the Corporation~~.
ARTICLE VII
7.1   Action by Written Consent of Shareholders.   Any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.
7.2   Special Meetings.   Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, (to the extent required by the TBOC ) the president, or by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
7.3   Advance Notice.   Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws ~~of the Corporation~~.
ARTICLE VIII
8.1   Limitation of Personal Liability.   To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 8.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this First Amended and Restated Certificate of Formation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.
8.2   Indemnification.   To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.
ARTICLE IX
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this First Amended and Restated Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this First Amended and Restated Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this First Amended and Restated Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. ~~Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Formation inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).~~
IN WITNESS WHEREOF, Tesla, Inc. has caused this First Amended and Restated Certificate of Formation to be signed by a duly authorized officer of the Corporation on this ~~13th~~[•] day of ~~June, 2024~~[•], 2025.
By:
/s/ ~~Vaibhav Taneja~~[•]

~~Vaibhav Taneja, Chief Financial Officer~~[•]

ANNEX F

SECOND AMENDED AND RESTATED BYLAWS OF TESLA, INC.
(initially in effect pursuant to the plan of conversion adopted on June 13, 2024)
(as first amended and restated on May 15, 2025)

AMENDED AND RESTATED BYLAWS OF TESLA, INC.
ARTICLE I — CORPORATE OFFICES
1.1   REGISTERED OFFICE
The registered office of Tesla, Inc. shall be fixed in the corporation’s certificate of formation. References in these bylaws to the certificate of formation shall mean the certificate of formation of the corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock.
1.2   OTHER OFFICES
The corporation’s board of directors may at any time establish other offices at any place or places where the corporation is qualified to do business.
ARTICLE II — MEETINGS OF SHAREHOLDERS
2.1   PLACE OF MEETINGS
Meetings of shareholders shall be held at any place, within or outside the State of Texas, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of shareholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 6.002(a) of the Texas Business Organizations Code (the “TBOC”). In the absence of any such designation or determination, shareholders’ meetings shall be held at the corporation’s principal executive office.
2.2   ANNUAL MEETING
The annual meeting of shareholders shall be held on such date, at such time, and at such place (if any) within or without the State of Texas as shall be designated from time to time by the board of directors and stated in the corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business may be transacted.
2.3   SPECIAL MEETING
(i)   A special meeting of the shareholders, other than those required by statute, may be called at any time only by (A) the board of directors, (B) the chairperson of the board of directors, (C) the chief executive officer, (D) (to the extent required by the TBOC) the president or (E) as otherwise provided in the certificate of formation. A special meeting of the shareholders may not be called by any other person or persons. The board of directors may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
(ii)   The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer, the president or the shareholders holding at least 50% of the corporation’s then outstanding shares of capital stock entitled to vote at such special meeting who have called such special meeting. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the board of directors may be held.
2.4   ADVANCE NOTICE PROCEDURES
(i)   Advance Notice of Shareholder Business.   At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a shareholder of the corporation who (1) is a shareholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of shareholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a shareholder, such business must be a proper matter for shareholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the

Securities Exchange Act of 1934 (as amended, and including any successor thereto, the “1934 Act”), and the rules and regulations thereunder, and included in the notice of meeting given by or at the direction of the board of directors, for the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to bring business before an annual meeting of shareholders.
(a)   To comply with clause (C) of Section 2.4(i) above, a shareholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the corporation. To be timely, a shareholder’s notice must be received by the secretary at the principal executive offices of the corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the shareholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the 1934 Act.
(b)   To be in proper written form, a shareholder’s notice to the secretary must set forth as to each matter of business the shareholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business and any Shareholder Associated Person (as defined below), (3) the class and number of shares of the corporation that are held of record or are beneficially owned by the shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any securities of the corporation, (5) any material interest of the shareholder or a Shareholder Associated Person in such business, and (6) a statement whether either such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a shareholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).
(c)   Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a shareholder may not be brought before the annual meeting if such shareholder or a Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.
(ii)   Advance Notice of Director Nominations at Annual Meetings.   Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of shareholders. Nominations of persons for election or re-election to the board of directors of the corporation shall be made at an annual meeting of shareholders only (A) by or at the direction of the board of directors, (B) by a shareholder of the corporation who (1) was a shareholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of shareholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii) and the applicable requirements of Rule 14a-19 under the 1934 Act, or (C) by an Eligible Shareholder (as defined in Section 2.15 of these bylaws) who complies with the procedures set forth in Section 2.15 of these bylaws. In addition to any other applicable requirements, for a nomination to be made by a shareholder in accordance with clause (B) of this Section 2.4(ii), the shareholder must have given timely notice thereof in proper written form to the secretary of the corporation.
(a)   To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a shareholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the corporation at the principal executive offices of the corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above.
(b)   To be in proper written form, such shareholder’s notice to the secretary must set forth:
(1)   as to each person (a “nominee”) whom the shareholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) the information required by Section 2.15(vi)(g) below, (E) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the corporation, and a description of any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (F) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, (G) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe a fiduciary duty under Texas law with respect to the corporation and its shareholders, and (H) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation the nominee’s written consent to being named as a nominee in any proxy statement relating to the applicable meeting of shareholders and to serving as a director if elected or re-elected, as the case may be); and
(2)   as to such shareholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), (B) a statement that either such shareholder or Shareholder Associated Person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote in the election of directors, and (C) all other information required by Rule 14a-19 under the 1934 Act (such information provided and statements made as required by clauses (A), (B) and (C) above, a “Nominee Solicitation Statement”).
(c)   To comply with clause (B) of Section 2.4(ii) above, a shareholder providing notice of any nomination proposed to be made at a meeting of shareholders shall further update and supplement such notice (1) if necessary so that the information provided or required to be provided in such notice pursuant to this Section 2.4(ii) shall be true and correct as of the record date for determining the shareholders entitled to receive notice of and to vote at such meeting of shareholders, and such update and supplement must be received by the secretary of the corporation at the principal executive offices of the corporation not later than five business days following the later of the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting of shareholders and the date notice of the record date is first publicly disclosed and (2) to provide evidence that the shareholder providing the notice has solicited proxies from holders representing at least 67% of the voting power of the shares of capital stock entitled to vote in the election of directors, and such update and supplement must be received by the secretary of the corporation at the principal executive offices of the corporation not later than five business days after the shareholder files a definitive proxy statement in connection with the meeting of shareholders.
(d)   At the request of the board of directors, any person nominated by a shareholder for election or re-election as a director must furnish to the secretary of the corporation (1) that information required to be set forth in the shareholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the corporation and (3) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such shareholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).
(e)   Without exception, no person shall be eligible for election or re-election as a director of the corporation at an annual meeting of shareholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a shareholder or Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.
(iii)   Advance Notice of Director Nominations for Special Meetings.
(a)   For a special meeting of shareholders at which directors are to be elected or re-elected, nominations of persons for election or re-election to the board of directors shall be made only (1) by or at the direction of the board of directors or (2) by any shareholder of the corporation who (A) is a shareholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the record date for the determination of shareholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the corporation that includes the information set forth in Sections 2.4(ii)(b), (ii)(c) and (ii)(d) above. To be timely, such notice must be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or re-elected at such meeting. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a shareholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or re-election if a shareholder or Shareholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.
(b)   The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.
(iv)   Other Requirements and Rights.   In addition to the foregoing provisions of this Section 2.4, a shareholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a)   a shareholder to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or
(b)   the corporation to omit a proposal from the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.
2.5   NOTICE OF SHAREHOLDERS’ MEETINGS
Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the TBOC, the certificate of formation or these bylaws, the written notice of any meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting.
2.6   QUORUM
The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of formation or these bylaws
If a quorum is not present or represented at any meeting of the shareholders, then either (i) the chairperson of the meeting, or (ii) the shareholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.7   ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 6.101 of the TBOC and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.8   CONDUCT OF BUSINESS
The chairperson of any meeting of shareholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of shareholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the corporation, shall serve as chairperson of the shareholder meeting.
2.9   VOTING
The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Sections 6.251 and 6.252 (relating to voting rights of fiduciaries, pledgors and joint owners of stock), and Subchapter D of Chapter 6 (relating to voting of ownership interests), of the TBOC.

Except as may be otherwise provided in the certificate of formation or these bylaws, each shareholder shall be entitled to one vote for each share of capital stock held by such shareholder.
Except as otherwise required by law, the certificate of formation or these bylaws, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, provided, however, that the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors and cast in the election of directors at any meeting of shareholders for which (i) the secretary of the corporation receives a notice that a shareholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for shareholder nominees for director set forth in Section 2.4 of these bylaws and (ii) such nomination has not been withdrawn by such shareholder on or prior to the tenth (10th) day preceding the date the corporation first mails its notice of meeting for such meeting to the shareholders. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of formation or these bylaws.
2.10   SHAREHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, any action required or permitted to be taken by the shareholders of the corporation by written consent, and not at a duly called annual or special meeting of shareholders of the corporation, may only be taken if such written consent is signed by all holders of shares entitled to vote on such action.
2.11   RECORD DATES
In order that the corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the board of directors, the record date for determining shareholders entitled to notice of and to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the provisions of Section 6.101 of the TBOC and this Section 2.11 at the adjourned meeting.
In order that the corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
2.12   PROXIES
Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 21.368 and 21.369 of the TBOC. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person and as provided in Section 21.367 of the TBOC. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the board of directors.
2.13   LIST OF SHAREHOLDERS ENTITLED TO VOTE
The officer who has charge of the stock ledger of the corporation shall prepare and make, not later than the 11th day before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting. The shareholder list shall be arranged in alphabetical order and show the address of each shareholder and the number of shares of each class registered in the name of each shareholder and such other information as required by the TBOC. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be kept on file at the registered office or principal executive office of the corporation for at least 10 days prior to the date of the applicable meeting, and shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to shareholders of the corporation. Such list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them.
2.14   INSPECTORS OF ELECTION
Before any meeting of shareholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any shareholder or a shareholder’s proxy shall, appoint a person to fill that vacancy.
Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.
In determining the validity and counting of proxies and ballots cast at any meeting of shareholders of the corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.
2.15   PROXY ACCESS
(i)   Whenever the board of directors solicits proxies with respect to the election of directors at an annual meeting, subject to the provisions of this Section 2.15, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the board of directors (or any duly authorized committee thereof), the name, together with the Required Information (as defined below), of any person nominated for election (the “Shareholder Nominee”) to the board of directors by an Eligible Shareholder (as defined in Section 2.15(iv)) that expressly elects at the time of providing the notice required by this Section 2.15 to have such nominee included in the corporation’s proxy materials pursuant to this Section 2.15. For purposes of this Section 2.15, the “Required Information” that the corporation will include in its proxy statement is (A) the information provided to the secretary of the corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder and (B) if the Eligible Shareholder so elects, a Supporting Statement (as defined in Section 2.15(viii)). For the avoidance of doubt, nothing in this Section 2.15 shall limit the corporation’s ability to solicit against any Shareholder Nominee or include in its proxy materials the corporation’s own statements or other information relating to any Eligible Shareholder or Shareholder Nominee, including any information provided to the corporation pursuant to this Section 2.15. Subject to the provisions of this Section 2.15, the name of any Shareholder Nominee included in the corporation’s proxy statement for an annual meeting shall also be set forth on the form of proxy distributed by the corporation in connection with such annual meeting.
(ii)   In addition to any other applicable requirements, for a nomination to be made by an Eligible Shareholder pursuant to this Section 2.15, the Eligible Shareholder must have given timely notice of such nomination (the “Notice of Proxy Access Nomination”) in proper written form to the secretary of the corporation. To be timely, the Notice of Proxy Access Nomination must be delivered to or be mailed and received by the secretary at the principal executive offices of the corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date that the corporation first distributed its proxy statement to shareholders for the immediately preceding annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 2.15.
(iii)   The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the corporation’s proxy materials with respect to an annual meeting shall not exceed the greater of (A) two or (B) 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.15 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (such greater number, as it may be adjusted pursuant to this Section 2.15, the “Permitted Number”). In the event that one or more vacancies for any reason occurs on the board of directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. For purposes of determining when the Permitted Number has been reached, each of the following persons shall be counted as one of the Shareholder Nominees: (A) any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.15 whose nomination is subsequently withdrawn, (B) any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.15 whom the board of directors decides to nominate for election to the board of directors and (C) any director in office as of the Final Proxy Access Nomination Date who was included in the corporation’s proxy materials as a Shareholder Nominee for either of the two preceding annual meetings (including any individual counted as a Shareholder Nominee pursuant to the immediately preceding clause (B)) and whom the board of directors decides to nominate for re-election to the board of directors. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 2.15 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy materials in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.15 exceeds the Permitted Number. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.15 exceeds the Permitted Number, the highest ranking Shareholder Nominee who meets the requirements of this Section 2.15 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of capital stock of the corporation each Eligible Shareholder disclosed as owned in its Notice of Proxy Access Nomination. If the Permitted Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 2.15 from each Eligible Shareholder has been selected, then the next highest ranking Shareholder Nominee who meets the requirements of this Section 2.15 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Notwithstanding anything to the contrary contained in this Section 2.15, the corporation shall not be required to include any Shareholder Nominees in its proxy materials pursuant to this Section 2.15 for any meeting of shareholders for which the secretary of the corporation receives notice (whether or not subsequently withdrawn) that a shareholder intends to nominate one or more persons for election to the board of directors pursuant to the advance notice requirements for shareholder nominees set forth in Section 2.4.

(iv)   An “Eligible Shareholder” is a shareholder or group of no more than 20 shareholders (counting as one shareholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that (A) has owned (as defined in Section 2.15(v)) continuously for at least three years (the “Minimum Holding Period”) a number of shares of capital stock of the corporation that represents at least 3% of the corporation’s outstanding capital stock as of the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the secretary of the corporation in accordance with this Section 2.15 (the “Required Shares”), (B) continues to own the Required Shares through the date of the annual meeting and (C) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 2.15. A “Qualifying Fund Group” is a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies” as such term is defined in Section 13(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. Whenever the Eligible Shareholder consists of a group of shareholders (including a group of funds that are part of the same Qualifying Fund Group), (A) each provision in this Section 2.15 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the shares that each member has owned continuously for the Minimum Holding Period in order to meet the 3% ownership requirement of the “Required Shares” definition) and (B) a breach of any obligation, agreement or representation under this Section 2.15 by any member of such group shall be deemed a breach by the Eligible Shareholder. No person may be a member of more than one group of shareholders constituting an Eligible Shareholder with respect to any annual meeting.
(v)   For purposes of this Section 2.15, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of capital stock of the corporation as to which the shareholder possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. For purposes of this Section 2.15, a shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (A) the shareholder has loaned such shares; provided that the shareholder has the power to recall such loaned shares on five business days’ notice and includes in its Notice of Proxy Access Nomination an agreement that it (1) will promptly recall such loaned shares upon being notified that any of its Shareholder Nominees will be included in the corporation’s proxy materials and (2) will continue to hold such recalled shares through the date of the annual meeting or (B) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the capital stock of the corporation are “owned” for these purposes shall be determined by the board of directors (or any duly authorized committee thereof). For purposes of this Section 2.15, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the 1934 Act.
(vi)   To be in proper written form for purposes of this Section 2.15, the Notice of Proxy Access Nomination must include or be accompanied by the following:
(a)   a written statement by the Eligible Shareholder certifying as to the number of shares it owns and has owned continuously for the Minimum Holding Period, and the Eligible Shareholder’s agreement to provide (1) within five business days following the later of the record date for the determination of shareholders entitled to vote at the annual meeting or the date notice of the record date is first publicly disclosed, a written statement by the Eligible Shareholder certifying as to the number of shares it owns and has owned continuously through the record date and (2) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the annual meeting;
(b)   one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the secretary of the corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days following the later of the record date for the determination of shareholders entitled to vote at the annual meeting or the date notice of the record date is first publicly disclosed, one or more written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;
(c)   a copy of the Schedule 14N that has been or is concurrently being filed with the SEC as required by Rule 14a-18 under the 1934 Act;
(d)   the information and representations that would be required to be set forth in a shareholder’s notice of a nomination pursuant to Section 2.4, together with the written consent of each Shareholder Nominee to being named as a nominee in any proxy statement relating to the annual meeting and to serving as a director if elected;
(e)   a representation that the Eligible Shareholder (1) will continue to hold the Required Shares through the date of the annual meeting, (2) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent, (3) has not nominated and will not nominate for election to the board of directors at the annual meeting any person other than the Shareholder Nominee(s) it is nominating pursuant to this Section 2.15, (4) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) under the 1934 Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the board of directors, (5) has not distributed and will not distribute to any shareholder of the corporation any form of proxy for the annual meeting other than the form distributed by the corporation, (6) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, and (7) has provided and will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(f)   an undertaking that the Eligible Shareholder agrees to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, (2) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 2.15 or any solicitation or other activity in connection therewith and (3) file with the SEC any solicitation or other communication with the shareholders of the corporation relating to the meeting at which its Shareholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the 1934 Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the 1934 Act;
(g)   the written representation and agreement from each Shareholder Nominee that such person (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in such representation and agreement or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law; (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation in such representation and agreement; (3) would be in compliance, if elected as a director of the corporation, and will comply with the corporation’s code of business ethics, corporate governance guidelines and any other policies or guidelines of the corporation applicable to directors; and (4) will make such other acknowledgments, enter into such agreements and provide such information as the board of directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the corporation’s directors;
(h)   in the case of a nomination by a group of shareholders together constituting an Eligible Shareholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 2.15 (including withdrawal of the nomination); and
(i)   in the case of a nomination by a group of shareholders together constituting an Eligible Shareholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one shareholder for purposes of qualifying as an Eligible Shareholder, documentation reasonably satisfactory to the corporation that demonstrates that the funds are part of the same Qualifying Fund Group.
(vii)   In addition to the information required pursuant to Section 2.15(vi) or any other provision of these bylaws, (A) the corporation may require any proposed Shareholder Nominee to furnish any other information (1) that may reasonably be requested by the corporation to determine whether the Shareholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the capital stock of the corporation is listed or traded, any applicable rules of the SEC or any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors (collectively, the “Independence Standards”), (2) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Shareholder Nominee or (3) that may reasonably be requested by the corporation to determine the eligibility of such Shareholder Nominee to be included in the corporation’s proxy materials pursuant to this Section 2.15 or to serve as a director of the corporation, and (B) the corporation may require the Eligible Shareholder to furnish any other information that may reasonably be requested by the corporation to verify the Eligible Shareholder’s continuous ownership of the Required Shares for the Minimum Holding Period.
(viii)   The Eligible Shareholder may, at its option, provide to the secretary of the corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the candidacy of the Shareholder Nominee(s) (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Shareholder (including any group of shareholders together constituting an Eligible Shareholder) in support of its Shareholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 2.15, the corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.
(ix)   In the event that any information or communications provided by an Eligible Shareholder or a Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the secretary of the corporation of any such defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the corporation relating to any such defect (including the right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 2.15). In addition, any person providing any information to the corporation pursuant to this Section 2.15 shall further update and supplement such information, if necessary, so that all such information shall be true and correct as of the record date for the determination of shareholders entitled to vote at the annual meeting, and such update and supplement shall be delivered to or be mailed and received by the secretary at the principal executive offices of the corporation not later than five business days following the later of the record date for the determination of shareholders entitled to vote at the annual meeting or the date notice of the record date is first publicly disclosed.
(x)   Notwithstanding anything to the contrary contained in this Section 2.15, the corporation shall not be required to include in its proxy materials, pursuant to this Section 2.15, any Shareholder Nominee (A) who would not be an independent director under the Independence Standards, (B) whose election as a member of the board of directors would cause the corporation to be in violation of these bylaws, the certificate of formation, the rules and listing standards of the principal United States securities exchanges upon which the capital stock of the corporation is listed or traded, or any applicable law, rule or regulation, (C) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years, (E) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or (F) who shall have provided any information to the corporation or its shareholders that was untrue in any material respect or that omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
(xi)   Notwithstanding anything to the contrary set forth herein, if (A) a Shareholder Nominee and/or the applicable Eligible Shareholder breaches any of its agreements or representations or fails to comply with any of its obligations under this Section 2.15 or (B) a Shareholder Nominee otherwise becomes ineligible for inclusion in the corporation’s proxy materials pursuant to this Section 2.15 or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, in each case as determined by the board of directors (or any duly authorized committee thereof) or the chairman of the annual meeting, (1) the corporation may omit or, to the extent feasible, remove the information concerning such Shareholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting, (2) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder and (3) the board of directors (or any duly authorized committee thereof) or the chairman of the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. In addition, if the Eligible Shareholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 2.15, such nomination shall be declared invalid and disregarded as provided in clause (3) above.
(xii)   Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting but either (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (B) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 2.15 for the next two annual meetings. For the avoidance of doubt, the immediately preceding sentence shall not prevent any shareholder from nominating any person to the board of directors pursuant to and in accordance with Section 2.4.
Other than Rule 14a-19 under the 1934 Act, this Section 2.15 provides the exclusive method for a shareholder to include nominees for election to the board of directors in the corporation’s proxy statement.
ARTICLE III — DIRECTORS
3.1   POWERS
The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the TBOC or the certificate of formation.
3.2   NUMBER OF DIRECTORS
The board of directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of formation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the board of directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3   ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be shareholders unless so required by the certificate of formation or these bylaws. The certificate of formation or these bylaws may prescribe other qualifications for directors.
3.4   RESIGNATION AND VACANCIES
Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is received by the corporation unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of formation or these bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Unless otherwise provided in the certificate of formation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (1) the board of directors at any meeting of the board of directors by vote of a majority of the remaining members of the board of directors, although less than a quorum, or (2) a sole remaining director, in each case to the extent permitted by the TBOC; provided, that the term of any director appointed by the majority of the directors then in office to fill a vacancy shall last only until the next annual meeting of shareholders or special meeting of shareholders called to vote on the election of directors. If the directors are divided into classes, a person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.
3.5   PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The board of directors may hold meetings, both regular and special, either within or outside the State of Texas.
Unless otherwise restricted by the certificate of formation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6   REGULAR MEETINGS
Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.
3.7   SPECIAL MEETINGS; NOTICE
Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile; or
(iv)   sent by electronic mail,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.
3.8   QUORUM; VOTING
At all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of formation or these bylaws. To the maximum extent permitted by the TBOC, in the event a director or directors abstain or are disqualified from a vote, the majority vote of the director or the directors thereof not abstaining or disqualified from voting, whether or not such director or directors constitute a quorum, shall be the act of the board of directors.
If the certificate of formation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
3.9   BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of formation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.10   FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of formation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.
3.11   REMOVAL OF DIRECTORS
A director may be removed from office by the shareholders of the corporation only for cause.
No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE IV — COMMITTEES
4.1   COMMITTEES OF DIRECTORS
The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. In the event a member or members of a committee abstain or are disqualified from a vote, the majority vote of the member or members thereof not abstaining or disqualified from voting, whether or not such member or members constitute a quorum, shall be the act of such committee. Any such committee, to the extent provided in the resolution of the board of directors or in these bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the shareholders, any action or matter (other than the election or removal of directors) expressly required by the TBOC to be submitted to shareholders for approval or which otherwise may not be delegated to a committee, or (ii) adopt, amend or repeal any bylaw of the corporation.
4.2   COMMITTEE MINUTES
Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
4.3   MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings and meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.8 (quorum; voting);
(v)   Section 3.9 (action without a meeting); and
(vi)   Section 7.5 (waiver of notice)
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members. However:
(vii)   the time of regular meetings of committees may be determined by resolution of the committee;
(viii)   special meetings of committees may also be called by resolution of the committee; and
(ix)   notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.
Any provision in the certificate of formation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of formation or these bylaws.
4.4   SUBCOMMITTEES
Unless otherwise provided in the certificate of formation, these bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE V — OFFICERS
5.1   OFFICERS
The officers of the corporation shall be a president and a secretary. The corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2   APPOINTMENT OF OFFICERS
The board of directors shall appoint the officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular appointment to such office.
5.3   SUBORDINATE OFFICERS
The board of directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.
5.4   REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board of directors or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.
Any officer may resign at any time by giving written or electronic notice to the corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.
5.5   VACANCIES IN OFFICES
Any vacancy occurring in any office of the corporation shall be filled by the board of directors or as provided in Section 5.3.
5.6   REPRESENTATION OF SHARES OF OTHER CORPORATIONS
The chairperson of the board of directors, the president, any vice president, the treasurer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7   AUTHORITY AND DUTIES OF OFFICERS
All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.
5.8   THE CHAIRPERSON OF THE BOARD
The chairperson of the board shall have the powers and duties customarily and usually associated with the office of the chairperson of the board. The chairperson of the board shall preside at meetings of the shareholders and of the board of directors.
5.9   THE VICE CHAIRPERSON OF THE BOARD
The vice chairperson of the board shall have the powers and duties customarily and usually associated with the office of the vice chairperson of the board. In the case of absence or disability of the chairperson of the board, the vice chairperson of the board shall perform the duties and exercise the powers of the chairperson of the board.

5.10   THE CHIEF EXECUTIVE OFFICER
The chief executive officer shall have, subject to the supervision, direction and control of the board of directors, ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the corporation customarily and usually associated with the position of chief executive officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the corporation. If at any time the office of the chairperson and vice chairperson of the board shall not be filled, or in the event of the temporary absence or disability of the chairperson of the board and the vice chairperson of the board, the chief executive officer shall perform the duties and exercise the powers of the chairperson of the board unless otherwise determined by the board of directors.
5.11   THE PRESIDENT
The president shall have, subject to the supervision, direction and control of the board of directors, the general powers and duties of supervision, direction and management of the affairs and business of the corporation customarily and usually associated with the position of president. The president shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board or the chief executive officer. In the event of the absence or disability of the chief executive officer, the president shall perform the duties and exercise the powers of the chief executive officer unless otherwise determined by the board of directors.
5.12   THE VICE PRESIDENTS AND ASSISTANT VICE PRESIDENTS
Each vice president and assistant vice president shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer or the president.
5.13   THE SECRETARY AND ASSISTANT SECRETARIES
(i)   The secretary shall attend meetings of the board of directors and meetings of the shareholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The secretary shall have all such further powers and duties as are customarily and usually associated with the position of secretary or as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer or the president.
(ii)   Each assistant secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chairperson of the board, the chief executive officer, the president or the secretary. In the event of the absence, inability or refusal to act of the secretary, the assistant secretary (or if there shall be more than one, the assistant secretaries in the order determined by the board of directors) shall perform the duties and exercise the powers of the secretary.
5.14   THE CHIEF FINANCIAL OFFICER AND ASSISTANT TREASURERS
(i)   The chief financial officer shall be the treasurer of the corporation. The chief financial officer shall have custody of the corporation’s funds and securities, shall be responsible for maintaining the corporation’s accounting records and statements, shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation, and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. The chief financial officer shall also maintain adequate records of all assets, liabilities and transactions of the corporation and shall assure that adequate audits thereof are currently and regularly made. The chief financial officer shall have all such further powers and duties as are customarily and usually associated with the position of chief financial officer, or as may from time to time be assigned to him or her by the board of directors, the chairperson, the chief executive officer or the president.
(ii)   Each assistant treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the board of directors, the chief executive officer, the president or the chief financial officer. In the event of the absence, inability or refusal to act of the chief financial officer, the assistant treasurer (or if there shall be more than one, the assistant treasurers in the order determined by the board of directors) shall perform the duties and exercise the powers of the chief financial officer.

ARTICLE VI — STOCK
6.1   STOCK CERTIFICATES
The shares of the corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by the chairperson of the board of directors or vice chairperson of the board of directors, or the president or a vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The corporation shall not have the power to issue a certificate in bearer form.
6.2   SPECIAL DESIGNATION ON CERTIFICATES
If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 3.202 of the TBOC, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Section 3.205 of the TBOC or with respect to this Section 6.2 a statement that the corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3   LOST, STOLEN OR DESTROYED CERTIFICATES
Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4   DIVIDENDS
The board of directors, subject to any restrictions contained in the certificate of formation or applicable law, may declare and pay dividends upon the shares of the corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the certificate of formation.
The board of directors may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

6.5   TRANSFER OF STOCK
Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the certificate of formation, these bylaws, applicable law or contract.
6.6   STOCK TRANSFER AGREEMENTS
The corporation shall have the power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such shareholders in any manner not prohibited by the TBOC.
6.7   REGISTERED SHAREHOLDERS
The corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;
(ii)   shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and
(iii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Texas.
ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER
7.1   NOTICE OF SHAREHOLDERS’ MEETINGS
Notice of any meeting of shareholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the corporation’s records. An affidavit of the secretary or an assistant secretary of the corporation or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
7.2   NOTICE BY ELECTRONIC TRANSMISSION
Without limiting the manner by which notice otherwise may be given effectively to shareholders pursuant to the TBOC, the certificate of formation or these bylaws, any notice to shareholders given by the corporation under any provision of the TBOC, the certificate of formation or these bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Any such consent shall be deemed revoked if:
(i)   the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and
(ii)   such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when transmitted to a number at which the shareholder has consented to receive notice;
(ii)   if by electronic mail, when transmitted to an electronic mail address at which the shareholder has consented to receive notice;

(iii)   if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iv)   if by any other form of electronic transmission, when communicated to the shareholder.
An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
7.3   NOTICE TO SHAREHOLDERS SHARING AN ADDRESS
To the extent permitted under the TBOC, without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by the corporation under the provisions of the TBOC, the certificate of formation or these bylaws shall be effective if given by a single written notice to shareholders who share an address if consented to by the shareholders at that address to whom such notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Any shareholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.
7.4   WAIVER OF NOTICE
Whenever notice is required to be given to shareholders, directors or other persons under any provision of the TBOC, the certificate of formation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person participates in or attends a meeting solely to object to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders or the board of directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of formation or these bylaws.
ARTICLE VIII — INDEMNIFICATION
8.1   INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS
Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the TBOC, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director of the corporation or an officer of the corporation, or while a director of the corporation or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2   INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION
Subject to the other provisions of this Article VIII, the corporation shall indemnify, to the fullest extent permitted by the TBOC, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
8.3   SUCCESSFUL DEFENSE
To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
8.4   INDEMNIFICATION OF OTHERS
Subject to the other provisions of this Article VIII, the corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the TBOC or other applicable law. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the board of directors determines.
8.5   ADVANCED PAYMENT OF EXPENSES
Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses and any documentation as may be required by the TBOC) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the TBOC. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems reasonably appropriate and shall be subject to the corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the corporation.
8.6   LIMITATION ON INDEMNIFICATION
Subject to the requirements in Section 8.3 and the TBOC, the corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(i)   for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(ii)   for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(iii)   for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv)   initiated by such person against the corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or
(v)   if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
8.7   DETERMINATION; CLAIM
If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
8.8   NON-EXCLUSIVITY OF RIGHTS
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of formation or any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the TBOC or other applicable law.
8.9   INSURANCE
The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the TBOC.
8.10   SURVIVAL
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.11   EFFECT OF REPEAL OR MODIFICATION
Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.
8.12   CERTAIN DEFINITIONS
For purposes of this Article VIII, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VIII.
ARTICLE IX — GENERAL MATTERS
9.1   EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
Except as otherwise provided by law, the certificate of formation or these bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
9.2   FISCAL YEAR
The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.
9.3   SEAL
The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
9.4   CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the TBOC shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.
ARTICLE X — ~~AMENDMENTS~~
~~These bylaws may be adopted, amended or repealed by the shareholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 662∕3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the shareholders of the corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The board of directors shall also have the power to adopt, amend or repeal these bylaws; provided, however, that a bylaw amendment adopted by shareholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.~~
~~ARTICLE XI —~~ EXCLUSIVE FORUM; JURY TRIAL WAIVER; OWNERSHIP THRESHOLD FOR DERIVATIVE PROCEEDINGS
~~11.1~~ 10.1   EXCLUSIVE FORUM
Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the filing, adjudication and trial of (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the corporation to the corporation or the corporation’s shareholders, including any claim alleging a conspiracy to breach a fiduciary duty, knowing participation in a breach of a fiduciary duty or aiding and abetting a breach of fiduciary duty, (iii) any action asserting a claim against the corporation or any current or former director or officer or other employee of the corporation arising pursuant to any provision of the TBOC or the certificate of formation or these bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim related to or involving the corporation that is governed by the internal affairs doctrine, (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, or (vi) any other action or proceeding in which the Business Court of the State of Texas has jurisdiction, shall be the Business Court in the Third Business Court Division (“Business Court”) of the State of Texas (provided that if the Business Court determines that it lacks jurisdiction, the United States District Court for the Western District of Texas, Austin Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Travis County, Texas). For the avoidance of doubt, this Section shall not apply to any direct claims under the Securities Act of 1933, as amended, or the 1934 Act.
~~11.2~~ 10.2   JURY TRIAL WAIVER
UNLESS THE CORPORATION CONSENTS IN WRITING TO A JURY TRIAL, THE CORPORATION AND EACH SHAREHOLDER, DIRECTOR, AND OFFICER OF THE CORPORATION HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THAT THE CORPORATION OR SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, COUNTERCLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM ARISING OUT OF OR RELATING TO ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND EACH SHAREHOLDER AGREES THAT SUCH SHAREHOLDER’S HOLDING OR ACQUISITION OF SHARES OF STOCK OF THE CORPORATION OR, TO THE EXTENT PERMITTED BY LAW, OPTIONS OR RIGHTS TO ACQUIRE SHARES OF STOCK OF THE CORPORATION FOLLOWING THE ADOPTION OF THESE BYLAWS CONSTITUTES SUCH SHAREHOLDER’S INTENTIONAL AND KNOWING WAIVER OF ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH CLAIMS.
~~11.3~~ 10.3   OWNERSHIP THRESHOLD FOR DERIVATIVE PROCEEDINGS
No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the corporation against any director and/or officer of the corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the corporation.

TESLA, INC. 1 TESLA ROAD AUSTIN, TX 78725 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 5, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TSLA2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 5, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V79349-P38540 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TESLA, INC. The Board of Directors recommends you vote “FOR“ the following Proposals One, Two, Three, Four and Five: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY 1. A Tesla proposal to elect three Class III directors to serve for a term of three years, or until their respective successors are duly elected and qualified. Nominees: For Against Abstain The Board of Directors recommends you vote “AGAINST“ the 1a. Ira Ehrenpreis !!! following Proposals Eight, Nine, Ten, Eleven, Twelve, Thirteen and Fourteen: For Against Abstain 1b. 1c. Joe Gebbia Kathleen Wilson-Thompson !!! !!! 8. 9. A shareholder proposal regarding adopting targets and reporting on metrics to assess the feasibility of integrating sustainability metrics into senior executive compensation plans. A shareholder proposal requesting a child labor audit. !!! !!! 2. 3. 4. 5. A Tesla proposal for a non-binding advisory vote approving 2024 executive compensation. A Tesla proposal for approval of the A&R 2019 Equity Incentive Plan. A Tesla proposal for approval of the 2025 CEO Performance Award. A Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla's independent registered public accounting firm for the fiscal year ending December 31, 2025. !!! !!! !!! !!! 10. 11. 12. 13. 14. A shareholder proposal to amend the bylaws to repeal 3% derivative suit ownership threshold. A shareholder proposal to amend Article X of the bylaws. A shareholder proposal to elect each director annually. A shareholder proposal regarding proposal that won 54% support at 2024 Tesla annual meeting. A shareholder proposal to seek shareholder approval before adopting an amendment to the bylaws pursuant to Section 21.373 of the TBOC. !!! !!! !!! !!! !!! The Board of Directors makes no recommendation with respect to the following Proposals Six and Seven: For Against Abstain 6. 7. A Tesla proposal for adoption of amendments to certificate of formation and bylaws to eliminate applicable supermajority voting requirements. A shareholder proposal regarding Board authorization of an investment in xAI. !!! !!! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. V79350-P38540 TESLA, INC. 2025 ANNUAL MEETING OF SHAREHOLDERS NOVEMBER 6, 2025 3:00 P.M. CENTRAL TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Vaibhav Taneja and Brandon Ehrhart, or any of them, each with the power of substitution, as proxies, and hereby authorizes each of them to represent and to vote all shares of stock of Tesla, Inc. that the undersigned is entitled to vote at the 2025 Annual Meeting of Shareholders to be held virtually via the Internet at www.virtualshareholdermeeting.com/TSLA2025, and in person for a limited number of shareholders at Gigafactory Texas, 1 Tesla Road, Austin, TX 78725, at 3:00 p.m. Central Time on November 6, 2025, or any adjournment or postponement thereof, with respect to the proposals set forth on the reverse side and in their discretion on all other matters that may be properly presented for action to the extent permitted by Rule 14a-4(c) of the Exchange Act. Shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no such direction is made, this proxy will be voted “FOR“ each of the nominees listed in Proposal One; “FOR“ Proposals Two, Three, Four and Five; “AGAINST“ Proposals Eight, Nine, Ten, Eleven, Twelve, Thirteen and Fourteen; and “UNCAST“ on Proposals Six and Seven. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2025 Annual Meeting of Shareholders to the extent permitted by Rule 14a-4(c) of the Exchange Act. Continued and to be signed on reverse side